CAPLEASE CDO 2005-1, LTD.
Issuer,

CAPLEASE CDO 2005-1 CORP.
Co-Issuer,

CAPLEASE INVESTMENT MANAGEMENT, LLC
Advancing Agent

AND

LASALLE BANK NATIONAL ASSOCIATION
Trustee, Paying Agent, Calculation Agent, Transfer Agent,
Custodial Securities Intermediary and Notes Registrar

INDENTURE

Dated as of March 10, 2005

COLLATERALIZED DEBT OBLIGATIONS

Table of Contents

i

ARTICLE 11 APPLICATION OF MONIES		108
Section 11.1.	Disbursements of Monies from Payment Account.	108
Section 11.2.	Trust Accounts.	113
ARTICLE 12 SALE OF COLLATERAL SECURITIES; REPURCHASE OF COLLATERAL SECURITIES		114
Section 12.1.	Sales of Collateral Securities.	114
Section 12.2.	Reinvestment Criteria and Trading Restrictions.	115
Section 12.3.	Conditions Applicable to all Transactions Involving Sale or Grant.	116
Section 12.4.	Purchase and Sale of Collateral Securities.	116
Section 12.5.	Sale of Collateral Securities with respect to an Auction Call Redemption.	117
ARTICLE 13 NOTEHOLDERS’ RELATIONS		119
Section 13.1.	Subordination.	119
Section 13.2.	Standard of Conduct.	120
ARTICLE 14 MISCELLANEOUS		121
Section 14.1.	Form of Documents Delivered to the Trustee.	121
Section 14.2.	Acts of Noteholders.	121
Section 14.3.	Notices, etc., to the Trustee, the Issuer, the Co-Issuer, the Collateral Manager, the Preferred Share Paying and Transfer Agent, the Initial Purchaser, each Hedge Counterparty and each Rating Agency.	121
Section 14.4.	Notices to Noteholders; Waiver.	123
Section 14.5.	Effect of Headings and Table of Contents.	123
Section 14.6.	Successors and Assigns.	123
Section 14.7.	Separability.	123
Section 14.8.	Benefits of Indenture.	123
Section 14.9.	Governing Law.	124
Section 14.10.	Submission to Jurisdiction.	124
Section 14.11.	Counterparts.	124
Section 14.12.	Liability of Co-Issuers.	124
ARTICLE 15 ASSIGNMENT OF CERTAIN AGREEMENTS		125
Section 15.1.	Assignment of Certain Agreements.	125
ARTICLE 16 HEDGE AGREEMENT		127
Section 16.1.	Issuer’s Obligations under Hedge Agreement.	127
ARTICLE 17 REPRESENTATIONS AND WARRANTIES		130
Section 17.1.	Collateral Purchase Agreements.	130
Section 17.2.	Cure Rights.	130
Section 17.3.	Purchase Right; Majority Shareholders.	130
Section 17.4.	Representations and Warranties Related to Loans.	130
Section 17.5.	Opinions Related to Certain Sales by the Collateral Manager and any Affiliates.	131
Section 17.6.	Operating Advisor; Additional Debt.	131
ARTICLE 18 ADVANCING AGENT		133
Section 18.1.	Liability of the Advancing Agent.	133
Section 18.2.	Merger or Consolidation of the Advancing Agent.	133
Section 18.3.	Limitation on Liability of the Advancing Agent and Others.	133
Section 18.4.	Representations and Warranties of the Advancing Agent.	133
Section 18.5.	Resignation and Removal; Appointment of Successor.	134
Section 18.6.	Acceptance of Appointment by Successor Advancing Agent.	134

SCHEDULES

Schedule 1 - Collateral Securities

Schedule 2 - LIBOR

Schedule 3 - List of Authorized Officers of Collateral Manager

Schedule 4  - List of Initial Loans

Schedule 5 - Scheduled Principal Payments

Schedule 6 - Moody’s Recovery Rate Assumptions

Schedule 7 - S&P Recovery Matrix

Schedule 8 - S&P Non-Eligible Notching Asset Types

Schedule 9 - S&P Eligible Notching Asset Types

Schedule 10 -  Closing Date Advance Collateral Securities

EXHIBITS

Exhibit A - Form of Class A Fixed Rate Note

Exhibit B - Form of Class B Fixed Rate Note

Exhibit C  Form of Class C Fixed Rate Note

Exhibit D - Form of Class D Fixed Rate Note

Exhibit E - Form of Class E Fixed Rate Note

Exhibit F -  Form of Transfer Certificate for (1) Transfer at the Closing to a
Regulation S Global Secured Note or (2) Subsequent Transfer from a Rule 1
44A Global Secured Note to a Regulation S Global Secured Note

Exhibit G -  Form of Transfer Certificate for (1) Transfer at the Closing to a Rule
144A Global Secured Note or (2) Subsequent Transfer from a Regulation S
Global Secured Note to a Rule 144A Global Secured Note

Exhibit H - Form of Opinions of Sidley Austin Brown & Wood llp

Exhibit I - Form of Opinion of Maples and Calder

Exhibit J -    Forms of Opinion of Counsel to Hedge Counterparty, Collateral Manager,
Advancing Agent and Trustee and Preferred Share Paying and Transfer Agent

v

INDENTURE, dated as of March 10, 2005, by and among CapLease CDO 2005-1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), CapLease CDO 2005-1 Corp., a corporation formed under the laws of Delaware (the “Co-Issuer”), CapLease Investment Management, LLC, a Delaware limited liability company, as advancing agent (herein, together with its permitted successors and assigns in the trusts hereunder, called the “Advancing Agent”), and LaSalle Bank National Association, a national banking association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary and notes registrar (herein, together with its permitted successors and assigns in the trusts hereunder, called the “Trustee”).

PRELIMINARY STATEMENT

Each of the Issuer and the Co-Issuer is duly authorized to execute and deliver this Indenture to provide for the Secured Notes issuable as provided in this Indenture. All covenants and agreements made by the Issuer and Co-Issuer herein are for the benefit and security of the Noteholders, each Hedge Counterparty and the Trustee, as applicable. The Issuer, Co-Issuer, LaSalle Bank National Association (in its capacity other than as trustee) and Advancing Agent are entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer and Co-Issuer in accordance with this Indenture’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Trustee, for the benefit and security of the Noteholders and each Hedge Counterparty, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising (other than Excepted Assets), (a) the Collateral Securities listed in the Schedule of Closing Date Collateral Securities which the Issuer purchases on the Closing Date and causes to be delivered to the Trustee (directly or through an agent or bailee) herewith all payments thereon or with respect thereto and all Collateral Securities which are delivered to the Trustee (directly or through an agent or bailee) after the Closing Date pursuant to the terms hereof (including the Collateral Securities purchased pursuant to Article 12) and all payments thereon or with respect thereto, (b) the rights of the Issuer under each Hedge Agreement, (c) the Payment Account, the Interest Collection Account, the Principal Collection Account, the Expense Account, each Hedge Collateral Account, each Hedge Termination Account and Eligible Investments purchased with funds on deposit therein, the Securities Account and all related securities entitlements and all income from the investment of funds in any of the foregoing, (d) the rights of the Issuer under the Collateral Purchase Agreement, any Substitute Collateral Securities Purchase Agreements, the Servicing Agreement, the Custodial Agreement and the Collateral Management Agreement, (e) all Cash or Money delivered to the Trustee (or its bailee) in respect of the Secured Notes or the Assets, (f) all other investment property, accounts, instruments and general intangibles in which the Issuer has an interest and (g) all proceeds with respect to the foregoing clauses (a)-(f). Such Grants are made, however, in trust, to secure the Secured Notes and each Hedge Agreement, subject to the Priority of Payments, equally and ratably without prejudice, priority or distinction between any Secured Note and any other Secured Note by reason of difference in time of issuance or otherwise, except as expressly provided in this Indenture, and to secure (i) the payment of all amounts due on and in respect of the Secured Notes and each Hedge Agreement in accordance with their terms, (ii) the payment of all other sums payable under this Indenture and (iii) compliance with the provisions of this Indenture, all as provided in this Indenture. For the avoidance of doubt, the Assets shall not include the Excepted Assets. The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture (but not for the purpose of determining compliance with any of the Coverage Tests or compliance by the Issuer with any of the other provisions hereof), be deemed to include any securities and any investments granted by or on behalf of the Issuer to the Trustee for the benefit of the Noteholders and each Hedge Counterparty, whether or not such securities or such investments satisfy the criteria set forth in the definitions of “Collateral Security” or “Eligible Investment,” as the case may be.

Except to the extent otherwise provided in this Indenture, this Indenture shall constitute a security agreement under the laws of the State of New York applicable to agreements made and to be performed therein, for the benefit of the Noteholders and each Hedge Counterparty. Upon the occurrence and during the continuation of any Event of Default hereunder, and in addition to any other rights available under this Indenture or any other Assets held for the benefit and security of the Noteholders and each Hedge Counterparty or otherwise available at law or in equity but subject to the terms hereof, the Trustee shall have all rights and remedies of a secured party on default under the laws of the State of New York and other applicable law to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law and the terms of this Indenture, to sell or apply any rights and other interests assigned or pledged hereby in accordance with the terms hereof at public and private sales.

The Trustee acknowledges such Grants, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with, and subject to, the terms hereof, in order that the interests of the Noteholders and each Hedge Counterparty, as applicable, may be adequately and effectively protected in accordance with this Indenture.

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.

Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. The word “including” and its variations shall mean “including without limitation.” Whenever any reference is made to an amount the determination of which is governed by Section 1.2, the provisions of Section 1.2 shall be applicable to such determination or calculation, whether or not reference is specifically made to Section 1.2, unless some other method of calculation or determination is expressly specified in the particular provision. All references in this instrument to designated “Articles,” “Sections,” “Subsections” and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of this instrument as originally executed. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, Subsection or other subdivision.

“Accountants’ Report”: A report of a firm of Independent certified public accountants of recognized national reputation appointed by the Issuer pursuant to Section 10.9(a), which may be the firm of independent accountants that reviews or performs procedures with respect to the financial reports prepared by the Issuer or the Collateral Manager in respect of the Collateral Manager.

“Account”: Any of the Interest Collection Account, the Principal Collection Account, the Payment Account, the Expense Account, the Securities Account, each Hedge Termination Account and each Hedge Collateral Account, and any subaccount thereof that the Trustee deems necessary or appropriate.

“Act” or “Act of Noteholders”: The meaning specified in Section 14.2 hereof.

“Additional Termination or Abatement Rights”: Provisions in a Credit Tenant Lease that allow the tenant to terminate such lease or abate rent under such lease if the borrower defaults in the performance of various other obligations under such lease.

“Advance Collateral Securities”: Any Corporate Credit Note or B-Note (other than those that have the benefit of interest advancing which complies with S&P’s advancing criteria by any Person other than the Advancing Agent or the Trustee in the capacity of back-up advancing agent hereunder), which as of the Closing Date are set forth on Schedule 10, and thereafter, upon the acquisition of a Collateral Security that is an Advance Collateral Security, the Collateral Manager shall provide the Trustee and the Advancing Agent notice of such acquisition.

“Advancing Agent”: CapLease LLC, unless a successor Person shall have become the Advancing Agent pursuant to the applicable provisions of this Indenture, and thereafter “Advancing Agent” shall mean such successor Person.

“Advancing Agent Fee”: The fee payable quarterly in arrears on each Payment Date to the Advancing Agent in accordance with the Priority of Payments, equal to 0.03% per annum on the Aggregate Principal Balance of the Advance Collateral Securities as of the related Determination Date.

“Affiliate” or “Affiliated”: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer or employee (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Persons, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent Members”: Members of, or participants in, the Depository, Clearstream, Luxembourg or Euroclear.

“Aggregate Amortized Cost”: With respect to any Interest-Only Security or Principal Only Security as of any date of determination, (a) on the date of acquisition thereof by the Issuer, the cost of purchase thereof and (b) on any date thereafter, the present value of all remaining payments on such security discounted to such date of determination as of each subsequent due date for such security at a discount rate per annum equal to the internal rate of return on such security as calculated in good faith by the Collateral Manager at the time of purchase thereof by the Issuer.

“Aggregate Collateral Balance”: The Aggregate Principal Balance of (i) Collateral Securities and (ii) Eligible Investments purchased with Principal Proceeds and cash held as Principal Proceeds.

“Aggregate Outstanding Amount”: With respect to any Class or Classes of the Secured Notes, the aggregate principal balance (excluding any Class C Capitalized Interest, any Class D Capitalized Interest and any Class E Capitalized Interest, as the case may be) of such Class or Classes Outstanding at the date of determination, and with respect to the Preferred Shares, the excess of the Initial Issued Amount over prior distributions on the Preferred Shares.

“Aggregate Principal Balance”: When used with respect to any Pledged Collateral Security as of any date of determination, the sum of the Principal Balances on such date of determination of all such Pledged Collateral Securities.

“A-Note”: Any senior debt secured by the same Underlying Mortgage Property as a B-Note.

“Applicable Recovery Rate”: The lowest of the Moody’s Recovery Rate and the S&P Recovery Rate, as applicable.

“Approved Servicer”: A servicer that is on the S&P list of approved master servicers and special servicers.

“Article 15 Agreement”: The meaning specified in Section 15.1(a) hereof.

“Assets”: All Money, instruments and other property and rights subject or intended to be subject to the lien of this Indenture for the benefit of the Noteholders and each Hedge Counterparty as of any particular time, including all property, rights, interests and assets described in clauses (a) through (g) inclusive of the first paragraph of the Granting Clause of this Indenture (other than Excepted Assets).

“Assumed Portfolio”: The portfolio with characteristics developed in accordance with the Eligibility Criteria and Collateral Quality Tests for purposes of determining the Class A Break-Even Loss Rate, the Class B Break-Even Loss Rate, the Class C Break-Even Loss Rate, the Class D Break-Even Loss Rate and the Class E Break-Even Loss Rate.

“Assumed Weighted Average Life”: With respect to the Secured Notes or a Class of Secured Notes, is the average amount of time that will elapse from the date of determination until each dollar of the principal of such Secured Note will be paid to the investor assuming that (i) there will be no delinquencies or defaults on any Collateral Securities, (ii) there will be no prepayments on any Collateral Securities and (iii) a Successful Auction occurs in January 2015.

“Auction”: Any auction conducted in connection with an Auction Call Redemption.

“Auction Agent”: The Collateral Manager in its capacity as Auction Agent hereunder and under the Collateral Management Agreement any successor Person that shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement and thereafter “Auction Agent ” shall mean such successor Person.

“Auction Bid Date”: The meaning specified in Section 12.5(b)(ii) hereof.

“Auction Call Period”: The meaning specified in Section 9.2(a) hereof.

“Auction Call Redemption”: The meaning specified in Section 9.2(a) hereof.

“Auction Call Redemption Date”: The meaning specified in Section 9.2(a) hereof.

“Auction Date”: The meaning specified in Section 12.5(a)(i) hereof.

“Auction Procedures”: The required procedures with respect to an Auction set forth in Section 12.5.

“Auction Purchase Agreement”: The meaning specified in Section 12.5(a)(iii) hereof.

“Auction Purchase Closing Date”: The meaning specified in Section 12.5(b)(v) hereof.

“Authenticating Agent”: With respect to the Secured Notes or a Class of the Secured Notes, the Person designated by the Trustee to authenticate such Secured Notes on behalf of the Trustee pursuant to Section 2.12 hereof.

“Authorized Officer”: With respect to the Issuer or Co-Issuer, any Officer (or attorney-in-fact appointed by the Issuer or the Co-Issuer) who is authorized to act for the Issuer or Co-Issuer in matters relating to, and binding upon, the Issuer or Co-Issuer. With respect to the Collateral Manager, the persons listed on Schedule 3 hereto. With respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Average Life”: On any Measurement Date with respect to any Collateral Security (other than Defaulted Securities), the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one tenth thereof) from such Measurement Date to the respective dates of each successive expected distribution of principal of such Collateral Security and (b) the respective amounts of such expected distributions of principal by (ii) the sum of all successive expected distributions of principal on such Collateral Security, calculated by the Collateral Manager.

“Bailee Letter”: The meaning specified in Section 12.5(b)(v) hereof.

“Bank”: LaSalle Bank National Association, a national banking association, in its individual capacity and not as Trustee and, if any Person is appointed as a successor Trustee, such Person in its individual capacity and not as Trustee.

“Bankruptcy Code”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended.

“Benefit Plan”: The meaning specified in Section 2.5(g)(vi) hereof.

“B-Note”: A promissory note or a certificated interest in a promissory note secured by a first mortgage on real property, which is subordinate to the related A-Note secured by a direct or beneficial interest in the same mortgaged property.

“Board of Directors”: With respect to the Issuer, the directors of the Issuer duly appointed and, with respect to the Co-Issuer, the directors of the Co-Issuer duly appointed by the shareholders of the Co-Issuer or otherwise.

“Board Resolution”: With respect to the Issuer, a resolution of the Board of Directors of the Issuer and, with respect to the Co-Issuer, a resolution of the Board of Directors of the Co-Issuer.

“Bond-Type Lease”: A Credit Tenant Lease that has neither Maintenance Termination or Abatement Rights nor Additional Termination or Abatement Rights, and if it has Casualty or Condemnation Termination or Abatement Rights, a rejectable offer is required to be made by the tenant such that the remaining unpaid principal balance is paid off.

“Business Day”: Any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or the location of the Corporate Trust Office.

“Calculation Agent”: The meaning specified in Section 7.17(a) hereof.

“Calculation Amount”: With respect to any Defaulted Security, the lesser of (i) the Market Value of such Defaulted Security determined by the Collateral Manager at any date of determination and (ii) the Applicable Recovery Rate multiplied by the Principal Balance of such Defaulted Security.

“CapLease LLC”: CapLease Investment Management, LLC, a Delaware limited liability company, or its successors and assigns.

“Caplease, LP”: Caplease, LP, a Delaware limited partnership, or its successors and assigns.

“Cash”: Such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Cash Flow Swap Agreement”: One or more Hedge Agreements for the purpose of offsetting potential liquidity shortfalls in the amount available to pay interest on the Secured Notes due to the difference in payment frequency between any Collateral Securities which pay interest less frequently than quarterly and the Secured Notes.

“Cash Flow Swap Counterparty”: Any Hedge Counterparty with whom the Issuer enters into a Cash Flow Swap Agreement.

“Casualty or Condemnation Termination or Abatement Rights”: Provisions in a Credit Tenant Lease that allow the tenant to terminate such lease or abate rent due to a casualty and/or a condemnation of all or a portion of the property.

“Certificate of Authentication”: The meaning specified in Section 2.1 hereof.

“Certificated Security”: A “certificated security” as defined in Section 8-102(a)(4) of the UCC.

“Class”: The Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, or the Class E Notes, as applicable.

“Class A Break-Even Loss Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the timely payment of interest and the ultimate payment of principal of the Class A Notes.

“Class A Defaulted Interest Amount”: As of each Payment Date, the accrued and unpaid amount due to holders of the Class A Notes on account of any shortfalls in the payment of the Class A Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class A Rate.

“Class A Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class A Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class A Notes with respect to the related Interest Accrual Period, (ii) 90 (or, with respect to the initial Payment Date, 49) divided by 360 and (iii) the Class A Rate.

“Class A Loss Differential”: At any time, the rate calculated by subtracting the Class A Scenario Loss Rate from the Class A Break-Even Loss Rate at such time.

“Class A Notes”: Each of the Class A Senior Secured Fixed Rate Term Notes, Due 2040, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class A Rate”: With respect to any Class A Note, the per annum fixed rate at which interest accrues on such Secured Note for any Interest Accrual Period, which shall be equal to 4.926% per annum.

“Class A Redemption Price”: The Redemption Price for the Class A Notes as specified under the definition of “Redemption Price.”

“Class A Scenario Loss Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with a rating of “AAA” of the Class A Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class A/B Coverage Tests”: The Class A/B Overcollateralization Test and the Class A/B Interest Coverage Test.

“Class A/B Interest Coverage Ratio”: As specified under the definition of “Interest Coverage Ratio.”

“Class A/B Interest Coverage Test”: The test that is met on any Measurement Date on which any Class A Notes or Class B Notes remain Outstanding, if the Class A/B Interest Coverage Ratio as of such Measurement Date is equal to or greater than 126.0%.

“Class A/B Overcollateralization Ratio”: As of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the Net Outstanding Portfolio Balance on such Measurement Date by (b) the sum of the Aggregate Outstanding Amount of the Class A Notes and the Class B Notes and any unreimbursed Interest Advances.

“Class A/B Overcollateralization Test”: The test that is met on any Measurement Date on which any Class A Notes or Class B Notes remain Outstanding if the Class A/B Overcollateralization Ratio on such Measurement Date is equal to or greater than 104.90%.

“Class B Break-Even Loss Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the timely payment of interest and the ultimate payment of principal of the Class B Notes.

“Class B Defaulted Interest Amount”: As of each Payment Date, the accrued and unpaid amount due to holders of the Class B Notes on account of any shortfalls in the payment of the Class B Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class B Rate.

“Class B Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class B Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class B Notes with respect to the related Interest Accrual Period, (ii) 90 (or, with respect to the initial Payment Date, 49) divided by 360 and (iii) the Class B Rate.

“Class B Loss Differential”: At any time, the rate calculated by subtracting the Class B Scenario Loss Rate from the Class B Break-Even Loss Rate at such time.

“Class B Notes”: Each of the Class B Second Priority Fixed Rate Term Notes, Due 2040, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class B Rate”: With respect to any Class B Note, the per annum fixed rate at which interest accrues on such Secured Note for any Interest Accrual Period, which shall be equal to 5.036% per annum.

“Class B Redemption Price”: The Redemption Price for the Class B Notes as specified under the definition of “Redemption Price.”

“Class B Scenario Loss Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with a rating of “AA” of the Class B Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class C Break-Even Loss Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class C Notes.

“Class C Capitalized Interest”: The meaning specified in Section 2.7(c) hereof.

“Class C Coverage Tests”: The Class C Overcollateralization Test and the Class C Interest Coverage Test.

“Class C Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes or Class B Notes are Outstanding, any interest on the Class C Notes (other than Class C Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful) at the Class C Rate.

“Class C Interest Coverage Ratio”: As specified in the definition of “Interest Coverage Ratio.”

“Class C Interest Coverage Test”: The test that is met on any Measurement Date on which any Class C Notes remain Outstanding if the Class C Interest Coverage Ratio as of such Measurement Date is equal to or greater than 122.0%.

“Class C Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class C Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (plus any Class C Capitalized Interest) of the Class C Notes with respect to the related Interest Accrual Period, (ii) 90 (or, with respect to the initial Payment Date, 49) divided by 360 and (iii) the Class C Rate.

“Class C Loss Differential”: At any time, the rate calculated by subtracting the Class C Scenario Loss Rate from the Class C Break-Even Loss Rate at such time.

“Class C Notes”: Each of the Class C Third Priority Fixed Rate Term Notes, Due 2040, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class C Overcollateralization Ratio”: As of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the Net Outstanding Portfolio Balance on such Measurement Date by (b) the sum of the Aggregate Outstanding Amount (plus any Class C Capitalized Interest) of the Class A Notes, the Class B Notes and the Class C Notes and any unreimbursed Interest Advances.

“Class C Overcollateralization Test”: The test that is met on any Measurement Date on which any Class C Notes remain Outstanding if the Class C Overcollateralization Ratio on such Measurement Date is equal to or greater than 104.30%.

“Class C Rate”: With respect to any Class C Note, the per annum fixed rate at which interest accrues on such Secured Note for any Interest Accrual Period, which shall be equal to 5.406% per annum.

“Class C Redemption Price”: The Redemption Price for the Class C Notes as specified under the definition of “Redemption Price.”

“Class C Scenario Loss Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with a rating of “A-” of the Class C Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class D Break-Even Loss Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class D Notes.

“Class D Capitalized Interest”: The meaning specified in Section 2.7(d) hereof.

“Class D Coverage Tests”: The Class D Overcollateralization Test and the Class D Interest Coverage Test.

“Class D Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes, Class B Notes or Class C Notes are Outstanding, any interest on the Class D Notes (other than Class D Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful) at the Class D Rate.

“Class D Interest Coverage Ratio”: As specified in the definition of “Interest Coverage Ratio.”

“Class D Interest Coverage Test”: The test that is met on any Measurement Date on which any Class D Notes remain outstanding, if the Class D Interest Coverage Ratio as of such Measurement Date is equal to or greater than 120.0%.

“Class D Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class D Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (plus any Class D Capitalized Interest) of the Class D Notes with respect to the related Interest Accrual Period, (ii) 90 (or, with respect to the initial Payment Date, 49) divided by 360 and (iii) the Class D Rate.

“Class D Loss Differential”: At any time, the rate calculated by subtracting the Class D Scenario Loss Rate from the Class D Break-Even Loss Rate at such time.

“Class D Notes”: Each of the Class D Fourth Priority Fixed Rate Term Notes, Due 2040, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class D Overcollateralization Ratio”: As of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the Net Outstanding Portfolio Balance on such Measurement Date by (b) the sum of the Aggregate Outstanding Amount (plus any Class C Capitalized Interest or Class D Capitalized Interest) of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes and any unreimbursed Interest Advances.

“Class D Overcollateralization Test”: The test that is met on any Measurement Date on which any Class D Notes remain outstanding if the Class D Overcollateralization Ratio on such Measurement Date is equal to or greater than 103.60%.

“Class D Rate”: With respect to any Class D Note, the per annum fixed rate at which interest accrues on such Secured Note for any Interest Accrual Period, which shall be equal to 6.206% per annum.

“Class D Redemption Price”: The Redemption Price for the Class D Notes as specified under the definition of “Redemption Price.”

“Class D Scenario Loss Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with a rating of “BBB” of the Class D Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class E Break-Even Loss Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class E Notes.

“Class E Capitalized Interest”: The meaning specified in Section 2.7(e) hereof.

“Class E Coverage Tests”: The Class E Overcollateralization Test and the Class E Interest Coverage Test.

“Class E Defaulted Interest Amount”: On or after any Payment Date on which no Secured Notes are Outstanding, any interest on the Class E Notes (other than Class E Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful) at the Class E Rate.

“Class E Interest Coverage Ratio”: As specified in the definition of “Interest Coverage Ratio.”

“Class E Interest Coverage Test”: The test that is met on any Measurement Date on which any Class E Notes remain outstanding, if the Class E Interest Coverage Ratio on such Measurement Date is equal to or greater than 118.0%.

“Class E Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class E Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (plus any Class E Capitalized Interest) of the Class E Notes with respect to the related Interest Accrual Period, (ii) 90 (or, with respect to the initial Payment Date, 49) divided by 360 and (iii) the Class E Rate.

“Class E Loss Differential”: At any time, the rate calculated by subtracting the Class E Scenario Loss Rate from the Class E Break-Even Loss Rate at such time.

“Class E Notes”: Each of the Class E Fifth Priority Fixed Rate Term Notes, Due 2040, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class E Overcollateralization Ratio”: As of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the Net Outstanding Portfolio Balance on such Measurement Date by (b) the sum of the Aggregate Outstanding Amount (plus any Class C Capitalized Interest, Class D Capitalized Interest or Class E Capitalized Interest) of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes and any unreimbursed Interest Advances.

“Class E Overcollateralization Test”: The test that is met on any Measurement Date on which any Class E Notes remain outstanding if the Class E Overcollateralization Ratio on such Measurement Date is equal to or greater than 103.50%.

“Class E Rate”: With respect to any Class E Note, the per annum fixed rate at which interest accrues on such Secured Note for any Interest Accrual Period, which shall be equal to 6.606% per annum.

“Class E Redemption Price”: The Redemption Price for the Class E Notes as specified under the definition of “Redemption Price.”

“Class E Scenario Loss Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with a rating of “BBB-” of the Class E Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Clean-up Call”: The meaning specified in Section 9.1(a) hereof.

“Clean-up Call Date”: The meaning specified in Section 9.1(a) hereof.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation Security”: A security subject to book-entry transfers and pledges deposited with the Clearing Agency.

“Clearstream, Luxembourg”: Clearstream Banking, société anonyme, a limited liability company organized under the laws of the Grand Duchy of Luxembourg.

“Closing”: The transfer of any Security to the initial registered Holder of such Security.

“Closing Date”: March 10, 2005.

“Closing Date Swap Agreement”: The ISDA Master Agreement (together with related schedules, confirmations and related credit support documents) entered into between the Issuer and Wachovia Bank, National Association, a national banking association, as amended, modified or terminated (in whole or in part) from time to time.

“Closing Date Swap Counterparty:” Wachovia Bank, National Association, a national banking association, together with any permitted assignee(s) or successor(s) under the Closing Date Swap Agreement.

“CMBS Conduit Securities”: Commercial Mortgage Backed Securities (A) issued by a single-seller or multi-seller conduit under which the holders of such Commercial Mortgage Backed Securities have recourse to a specified pool of assets (but not other assets originated by the conduit that support payments on other series of securities) and (B) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Commercial Mortgage Backed Securities) on the cash flow from a pool of commercial mortgage loans.

“CMBS Large Loan Securities”: Commercial Mortgage Backed Securities (other than CMBS Conduit Securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Commercial Mortgage Backed Securities) on the cash flow from a commercial mortgage loan or a small pool of commercial mortgage loans made to finance the acquisition or improvement of real properties.

“CMBS Security”: CMBS Conduit Security or a CMBS Large Loan Security, as the case may be.

“Co-Issuer”: CapLease CDO 2005-1 Corp., a corporation formed under the laws of Delaware, until a successor Person shall have become the Co-Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Co-Issuer” shall mean such successor Person.

“Co-Issuers”: The Issuer and the Co-Issuer.

“Code”: The United States Internal Revenue Code of 1986, as amended.

“Collateral Management Agreement”: The Collateral Management Agreement, dated as of the Closing Date, by and between the Issuer and the Collateral Manager, as amended from time to time in accordance with the terms thereof.

“Collateral Manager”: CapLease LLC, each of its permitted successors and assigns or any successor Person that shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Servicing Standard”: With respect to the Collateral Manager, the higher of the following standards of care: (A) the same manner in which, and with the same care, skill, prudence and diligence with which, the Collateral Manager manages securities comparable to the Pledged Collateral Securities, with similar borrowers and comparable underlying properties for other third-party portfolios (giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties), and (B) the same manner in which, and with the same care, skill, prudence and diligence with which, the Collateral Manager manages comparable securities owned by the Collateral Manager in either case exercising reasonable business judgment and acting in accordance with applicable law, the terms of this Indenture, the Collateral Management Agreement and the terms of the related Collateral Security and Underlying Instruments. The foregoing shall be without regard to (A) any relationship, other than as Collateral Manager, that the Collateral Manager or any Affiliate of the Collateral Manager, may have with the underlying borrower, or any Affiliate of the borrower, or any other party to this Indenture (or any agreements relating to this Indenture); (B) the ability of the Collateral Manager to make Cure Advances; (C) the right of the Collateral Manager or any Affiliate thereof, to receive compensation or reimbursement of costs hereunder generally or with respect to any particular transaction (including, without limitation, any transaction related to the Collateral Management Agreement); and (D) the ownership, servicing or management for others of any security not subject to this Indenture by the Collateral Manager or any Affiliate thereof or the obligation of any Affiliate of the Collateral Manager to repurchase the Collateral Security.

“Collateral Purchase Agreement”: The Collateral Purchase Agreement, dated as of the Closing Date, by and between the Issuer and Caplease, LP, as amended from time to time in accordance with the terms thereof.

“Collateral Quality Test”: The test that is satisfied if, as of any Measurement Date, in the aggregate, the Collateral Securities purchased or irrevocably committed to be purchased (and not sold) comply with all of the requirements set forth below:

(i) (a) the Aggregate Principal Balance of Collateral Securities with a Moody’s Rating lower than “Ba3” does not exceed the greater of (x) an amount equal to 10% of the Aggregate Collateral Balance and (y) $30,000,000, and (b) no Collateral Security has a Moody’s Rating below “B2”;

(ii) (A) the Aggregate Principal Balance of CMBS Securities, CRE CDO Securities or REIT Debt Securities that are not rated or shadowed by Moody’s does not exceed the greater of (x) an amount equal to 20% of the Aggregate Collateral Balance and (y) $60,000,000; and (B) the Aggregate Principal Balance of CMBS Securities, CRE CDO Securities or REIT Debt Securities that are not rated or shadowed by S&P does not exceed the greater of (x) an amount equal to 20% of the Aggregate Collateral Balance and (y) $60,000,000;

(iii) the Aggregate Principal Balance (on a look-through basis to the underlying loans backing the Collateral Securities, weighted on the basis of the par amount of the Collateral Securities) of Collateral Securities (other than CMBS Securities, CRE CDO Securities and REIT Debt Securities) backed or otherwise invested in properties located in any single U.S. state, does not exceed the greater of (x) an amount equal to 20% of the Aggregate Collateral Balance and (y) $60,000,000, except that the greater of (x) an amount equal to 35% of the Aggregate Collateral Balance and (y) $105,000,000, may consist of Collateral Securities (other than CMBS Securities, CRE CDO Securities and REIT Debt Securities) backed or otherwise invested in properties located in Illinois;

(iv) the Aggregate Principal Balance of Collateral Securities issued by a single issuer or tenant or which is guaranteed by any single guarantor does not exceed the greater of (x) an amount equal to 15% of the Aggregate Collateral Balance and (y) $45,000,000; provided that at any given time there must be a minimum of at least 15 distinct issuers, tenants and/or guarantors;

(v) the Aggregate Principal Balance (on a look-through basis to the underlying loans backing the Collateral Securities, weighted on the basis of the par amount of the Collateral Securities) of Collateral Securities (other than CMBS Securities, CRE CDO Securities and REIT Debt Securities) that are collateralized or backed by interests on any Hospitality Properties or Healthcare Properties does not exceed the greater of (x) 5% of the Aggregate Collateral Balance or (y) $15,000,000;

(vi) (a) the Aggregate Principal Balance of Floating Rate Securities does not exceed the greater of (x) an amount equal to 5% of the Aggregate Collateral Balance and (y) $15,000,000 and (b) the aggregate Principal Balance of Covered Floating Rate Securities does not exceed the greater of (x) an amount equal to 10% of the Aggregate Collateral Balance and (y) $30,000,000;

(vii) the Aggregate Principal Balance of CMBS Securities does not exceed the greater of (x) an amount equal to 25% of the Aggregate Collateral Balance and (y) $75,000,000;

(viii) the Aggregate Principal Balance of CMBS Securities issued, originated or entered into in any single calendar year does not exceed an amount equal to 80% of the CMBS Securities that are Collateral Securities unless the Rating Agency Condition with respect to Moody’s has been satisfied;

(ix) (a) the aggregate Principal Balance of CRE CDO Securities does not exceed the greater of (x) an amount equal to 2% of the Aggregate Collateral Balance and (y) $6,000,000, (b) the aggregate principal balance of REIT Debt Securities does not exceed the greater of (x) an amount equal to 5% of the Aggregate Collateral Balance and (y) $15,000,000 and (c) the aggregate Principal Balance of CRE CDO Securities and REIT Debt Securities combined does not exceed the greater of (x) an amount equal to 5% of the Aggregate Collateral Balance and (y) $15,000,000; provided, that such CRE CDO Securities and REIT Debt Securities be assigned a rating by Moody’s and S&P of at least “Baa3” and “BBB-,” respectively;

(x) the aggregate Principal Balance of B-Notes does not exceed the greater of (x) an amount equal to 10% of the Aggregate Collateral Balance and (y) $30,000,000;

(xi) the aggregate Principal Balance of Corporate Credit Notes does not exceed the greater of (x) an amount equal to 30% of the Aggregate Collateral Balance and (y) $90,000,000;

(xii) if the Collateral Security is a Principal Only Security or a Interest Only Security, the Aggregate Amortized Cost (which accreted cost shall not exceed par) of all such Principal Only Securities or Interest Only Securities does not exceed the greater of (x) an amount equal to 5% of the Aggregate Collateral Balance and (y) $15,000,000, respectively; provided, that such Principal Only Security or Interest Only Security must have a shadow rating from Moody’s;

(xiii) the Maximum Moody’s Rating Factor Test is satisfied;

(xiv) the Diversity Test is satisfied;

(xv) the Minimum Weighted Average Coupon Test is satisfied;

(xvi) the Minimum Weighted Average Spread Test is satisfied;

(xvii) the Weighted Average Life Test is satisfied;

(xviii) the S&P CDO Monitor Test is satisfied;

(xix) the Moody’s Recovery Test is satisfied; and

(xx) the S&P Recovery Test is satisfied.

During the Reinvestment Period, the dollar amount limitation set forth in each Collateral Quality Test will be disregarded both for the purposes of any reports to be prepared under the Indenture and for the purposes of the Reinvestment Criteria and, after the Reinvestment Period, such dollar amount limitation will be considered only for the purposes of any reports to be issued under the Indenture.

“Collateral Security” and “Collateral Securities”: Any Specified Type of asset owned by the Issuer that complies with the Eligibility Criteria (other than Eligible Investments) on the date of acquisition.

“Collection Accounts”: The trust accounts so designated and established pursuant to Section 10.2(a) hereto.

“Collection Period”: With respect to any Payment Date, the period commencing on the day immediately succeeding the second preceding Determination Date (or in the case of the Collection Period relating to the first Payment Date, on the Closing Date) and ending on and including the Determination Date immediately preceding such Payment Date.

“Commercial Mortgage-Backed Security” or “CMBS”: Any securities (other than Loans) backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a commercial use, such as regional malls, retail space, office buildings, warehouse or industrial properties, nursing homes and senior living centers.

“Company Administrative Expenses”: Amounts due or accrued with respect to any Payment Date and payable by the Issuer or the Co-Issuer to (i) the Trustee pursuant to this Indenture (or the Trustee Fee Proposal) and the Custodial Agreement (as Custodian) or any co-trustee appointed pursuant to this Indenture (including amounts payable by the Issuer as indemnification pursuant to this Indenture), (ii)  to provide for the costs of liquidating the Issuer following redemption of the Securities, (iii) the Independent accountants, agents and counsel of the Issuer for reasonable fees and expenses (including amounts payable in connection with the preparation of tax forms on behalf of the Issuer and the Co-Issuer) and any registered office fees, (iv) the Rating Agencies for fees and expenses in connection with any rating (including the annual fee payable with respect to the monitoring of any rating) of the Secured Notes, including fees and expenses due or accrued in connection with any credit estimate or rating of the Collateral Securities, (v) the Collateral Manager under this Indenture and the Collateral Management Agreement (including amounts payable by the Issuer as indemnification pursuant to the Collateral Management Agreement), (vi) the Preferred Share Paying and Transfer Agent pursuant to the Paying and Transfer Agency Agreement (including amounts payable by the Issuer as indemnification pursuant to the Paying and Transfer Agency Agreement), (vii) any other person in respect of any governmental fee, charge or tax in relation to the Issuer or the Co-Issuer (in each case as certified by an Authorized Officer of the Issuer or the Co-Issuer to the Trustee) and (viii) any other person in respect of any other fees or expenses (including indemnifications) permitted under this Indenture, the Paying and Transfer Agency Agreement and the documents delivered pursuant to or in connection with this Indenture, the Paying and Transfer Agency Agreement and the Securities; provided, that Company Administrative Expenses shall not include (a) amounts payable in respect of the Securities, (b) amounts payable under any Hedge Agreement and (c) any Collateral Management Fee payable pursuant to the Collateral Management Agreement.

“Controlling Class”: The Class A Notes, so long as any Class A Notes are Outstanding (provided that, in the case of an Event of Default specified in Section 5.1(a), the Class  A Notes and the Class  B Notes together will be the Controlling Class so long as any Class  A Notes or Class  B Notes are Outstanding), then the Class B Notes, so long as Class B Notes are Outstanding, then the Class C Notes, so long as any Class C Notes are Outstanding, then the Class D Notes, so long as any Class D Notes are Outstanding, and then the Class E Notes, so long as any Class E Notes are Outstanding.

“Corporate Credit Note”: One of two promissory notes that are secured by a single assignment of the related Credit Tenant Lease and a single first mortgage on related real property. Pursuant to the related Intercreditor Agreement, the right of the holder of a Corporate Credit Note to receive payment of interest, principal and other expenses with respect to such Corporate Credit Note (other than in respect of Defaulted Lease Claims) is subordinated to the right of the holder of the related Real Estate Note to receive payment of interest, principal and other expenses with respect to such Real Estate Note; provided, that upon the occurrence and during a continuation of a default under the related Credit Tenant Lease, the holder of the Corporate Credit Note will have a right to receive payment of interest, principal and other expenses with respect to Defaulted Lease Claims that is senior to the right of the holder of the related Real Estate Note. The Corporate Credit Note is secured by the same single first mortgage and single assignment of the related Credit Tenant Lease as the Real Estate Note.

“Corporate Trust Office”: The principal corporate trust office of the Trustee, currently located at 135 South LaSalle Street, Suite 1511, Chicago, IL 60603, Attention: CDO Trust Services Group, CapLease CDO 2005-1, Ltd., or such other address as the Trustee may designate from time to time by notice to the Noteholders, the Collateral Manager, the Rating Agencies, the Issuer and each Hedge Counterparty or the principal corporate trust office of any successor Trustee.

“Coverage Tests”: The Class A/B Coverage Tests, the Class C Coverage Tests, the Class D Coverage Tests and the Class E Coverage Tests.

“Covered Floating Rate Security”: Any Floating Rate Security for which the Issuer has entered into one or more Form-Approved Interest Rate Swap Agreements (either individually or together with other Collateral Securities), which is a market rate swap that does not require the related Hedge Counterparty to make any upfront payments the term of which is at least as long as the expected maturity of such Floating Rate Security, pursuant to which the related counterparty is obligated to make fixed rate payments to the Issuer and the Issuer is obligated to make floating rate payments based on the related notional amount based on the London interbank offered rate (plus a spread, if applicable) for U.S. Dollar deposits in Europe to the counterparty; provided, that any Floating Rate Security that is included in the pool as of the Closing Date may not be a Covered Floating Rate Security.

“CRE CDO Securities”: Collateralized debt obligations, collateralized bond obligations or collateralized loan obligations (including, without limitation, any synthetic collateralized debt obligations or synthetic collateralized loan obligations) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such CRE CDO Securities) on the cash flow from (and not the market value of) a portfolio of commercial mortgage loans, CMBS Securities, REIT Debt Securities or CRE CDO Securities related to commercial mortgage property.

“Credit Improved Security”: Any Collateral Security which, in the Collateral Manager’s reasonable business judgment, has significantly improved in credit quality.

“Credit Risk Security”: Any Collateral Security which in the Collateral Manager’s reasonable business judgment has a significant risk of declining in credit quality or, with a lapse of time, becoming a Defaulted Security.

“Credit Tenant”: A tenant under a Credit Tenant Lease.

“Credit Tenant Lease”: A lease related to and securing a commercial mortgage loan that is dependent principally on the payment by the related tenant or guarantor, if any, of lease or rental payments and other payments due under the terms of such lease and therefore the performance of the related tenant.

“Credit Tenant Lease Loan”: A commercial loan that is secured by a first lien on commercial real estate and an assignment of lease or rental payments and other payments due from tenants under the terms of the related Credit Tenant Lease.

“Cure Advance”: An advance by the Collateral Manager, in connection with the exercise of a cure right by the Issuer, as controlling holder or directing holder or other similar function, with respect to a Collateral Security.

“Cure Collateral Security”: The meaning specified in Section 17.2(a) hereof.

“Current Portfolio”: The portfolio of Collateral Securities and Eligible Investments prior to giving effect to a proposed reinvestment in a Substitute Collateral Security.

“Custodial Agreement”: The Custodial Agreement, dated as of the Closing Date, by and between the Issuer and the Custodian, as amended from time to time in accordance with the terms thereof.

“Custodial Securities Intermediary”: The meaning specified in Section 3.3(a) hereof.

“Custodian”: LaSalle Bank National Association, as custodian under the Custodial Agreement, and each of its permitted successors and assigns or any successor Person that shall have become the Custodian pursuant to the provisions of the Custodial Agreement and thereafter “Custodian” shall mean such successor Person.

“Default”: With respect to the Secured Notes, any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Default Exception”: Any Loan for which a default exists as a result of any bankruptcy, insolvency or receivership proceeding being initiated against the related obligor or, in the case of a Corporate Credit Note, B-Note or Participation the underlying obligor with respect to the underlying mortgage loan, (i) the obligor is current on all payments of interest and principal pursuant to such Loan, (ii) an order issued by a court of appropriate jurisdiction in such proceeding has approved all prior payments, all current payments and all scheduled future payments under the terms of such Loan or with respect to a Participation, Corporate Credit Note or B-Note, the underlying term loan, (iii) the Collateral Manager provides the Trustee and each Rating Agency, with an officer’s certificate stating that the Collateral Manager reasonably believes there will be a full recovery of amounts outstanding on such Loan and (iv) the Collateral Manager receives an Appraisal (as defined in the related Servicing Agreement or the related Underlying Instrument) conducted since the initiation of the proceeding indicating that the fair market value of the underlying mortgage property is not less than 125% of the outstanding balance of the Loan, or in the case of a Participation, B-Note or Corporate Credit Note, not less than 125% of the outstanding balance of such Loan; provided, that such Loans to which such exception shall apply shall not individually exceed 5% of the Collateral Securities or in the aggregate 15% of the of the Collateral Securities as of the date of determination.

“Defaulted Lease Claim”: Any claim for accelerated future rent under a Credit Tenant Lease following a default thereunder, after taking into account any reduction thereof resulting from (a) mitigation of damages after a re-leasing of the related mortgaged property or (b) any limitation thereof arising under Section 502(b)(6) of the U.S. Bankruptcy Code, as amended from time to time, in any bankruptcy proceeding involving the tenant under such Credit Tenant Lease.

“Defaulted Security”: Any Collateral Security or any other security included in the Assets:

(1) other than a Loan (i) as to which there has occurred and is continuing a default in the payment of principal or interest (without giving effect to any applicable grace period or waiver) or (ii) with respect to which there is known to the Issuer or the Collateral Manager a default (other than any payment default) which default entitles the holders thereof to accelerate the maturity of all or a portion of the principal amount of such obligation; provided, however, in each case, if such default is cured or waived then such asset shall no longer be a Defaulted Security or (iii) with respect to which there is known to the Collateral Manager (A) any bankruptcy, insolvency or receivership proceeding has been initiated in connection with the issuer of such Collateral Security, or (B) there has been proposed or effected any distressed exchange or other debt re-structuring where the issuer of such Collateral Security has offered the debt holders a new security or package of securities that either (x) amounts to a diminished financial obligation or (y) has the purpose of helping the issuer to avoid default, or (iv) that has been rated “CC”, “D” or “SD” or below by S&P (or to which S&P has withdrawn its rating) or “Ca” or “C” by Moody’s or with respect to REIT Debt Securities, the issuer of which has a credit rating of “D” or “SD” or to which S&P has withdrawn its rating or (v) there is known to the Collateral Manager that the issuer thereof is in default (without giving effect to any applicable grace period or waiver) as to payment of principal and/or interest on another obligation (and such default has not been cured or waived) which is senior or pari passu in right of payment to such Collateral Security, except that a Collateral Security will not constitute a “Defaulted Security” under this clause (v) if each of the Rating Agencies has confirmed in writing that such event shall not result in the reduction, qualification or withdrawal of any rating of the Secured Notes or (vi) with respect to a CRE CDO Security, if interest on a CRE CDO Security has been capitalized for a period of one year; or

(2) with respect to a Loan, (i) if a foreclosure or default (whether or not declared) (other than a default in a payment of interest) with respect to the related commercial mortgage loan has occurred, provided, that a Loan will not be a “Defaulted Security” under this clause (2) if the Default Exception is met, (ii)(a) in respect of which there has been a failure to pay interest in whole or in part for the lesser of (A) six months or (B) three payment periods (if such Collateral Security is rated (or privately rated) below “Baa3” by Moody’s); provided, however, that if the Rating Agency Condition for such Collateral Security is satisfied with respect to Moody’s, the Collateral Manager may choose not to treat such a Collateral Security as a Defaulted Security, or (b) in respect of which there has been a failure to pay interest in whole or in part for the lesser of (A) one year or (B) six consecutive payment periods (if such Collateral Security is rated (or privately rated) “Baa3” or higher by Moody’s), in each case even if by its terms the Collateral Security provides for the deferral and capitalization of interest thereon or (iii) that has been rated “CC”, “D” or “SD” or below by S&P (or to which S&P has withdrawn its rating) or “Ca” or “C” by Moody’s; provided, however, that with respect to clause (iii) above, if a Tenant Bankruptcy occurs with respect any such Loan that is a Credit Tenant Lease Loan or Corporate Credit Note and the related borrower protects such Loan, then the Collateral Manager may request that the rating assigned by each Rating Agency to such Loan be revised to reflect the protection provided by such borrower;

provided, that any Collateral Security which has sustained a write-down of principal balance in accordance with its terms will not necessarily be considered a Defaulted Security solely due to such writedown; provided, further, that for purposes of the Overcollateralization Ratios, any Collateral Security that has sustained an implied reduction of principal balance due to an appraisal reduction will not necessarily be considered a Defaulted Security solely due to such implied reduction.

“Definitive Securities”: The meaning specified in Section 2.2(d) hereof.

“Deposit Accounts”: The meaning specified in Section 3.3(f)(xii) hereof.

“Depository”: The Depository Trust Company, its nominees, and their respective successors.

“Determination Date”: With respect to each Payment Date, the fourth Business Day prior to such Payment Date.

“Discount Rate”: The rate which, when compounded monthly, is equivalent to the Treasury Rate for the related Class when compounded semiannually.

“Disqualified Transferee”: The meaning specified in Section 2.5(l) hereof.

“Diversity Test”: A test that will be satisfied if on any Measurement Date the Diversity Score for the Collateral Securities is greater than 17.

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration based on asset classification.

“Dollar,” “U.S. $” or “$”: A U.S. dollar or other equivalent unit in Cash.

“Due Date”: Each date on which a Scheduled Distribution is due on a Pledged Obligation.

“Eligibility Criteria”: The criteria set forth below, which if satisfied by a Collateral Security at the time it is purchased, as evidenced by an Officer’s Certificate of the Collateral Manager delivered to the Trustee as of the date of such acquisition, will make such Collateral Security eligible for purchase by the Issuer:

(i) the borrower thereon, or issuer thereof (other than a Credit Tenant or guarantor of the obligation of a Credit Tenant under a Credit Tenant Lease), is incorporated or organized under the laws of the United States or a commonwealth, territory or possession of the United States, except that issuers of CRE CDO Securities may be incorporated or organized under the laws of the Cayman Islands, Bahamas, Bermuda, the Channel Islands, Ireland or Netherland Antilles;

(ii) with respect to each CMBS Security, substantially all the loans backing such Collateral Security are secured by collateral substantially all of which is located in the United States or a commonwealth, territory or possession of the United States; with respect to each Loan, the whole loan or underlying term loan is secured by collateral located in the United States or a commonwealth, territory or possession of the United States; and, with respect to each REIT Debt Security, the issuer of such Collateral Security is incorporated or organized under the laws of the United States or a commonwealth, territory or possession of the United States;

(iii) it provides for periodic payments of interest no less frequently than semi-annually;

(iv) it has an S&P Rating and, unless otherwise agreed by S&P, the S&P Rating of such security does not include the subscript “p”, “pi”, “q”, “r” or “t”;

(v) it has a Moody’s Rating;

(vi) any of (I) the ownership of such security will not subject the Issuer to net income tax or cause the Issuer to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes, (II) the Issuer has received advice of counsel to the effect that such security will or should be treated as debt for U.S. federal income tax purposes, (III) the Issuer has been provided a copy of a tax opinion rendered at the time of issuance of such security to the effect that such security will or should be treated as debt for U.S. federal income tax purposes, (IV) the Issuer has received documents pursuant to which such security was offered, if any, that include or refer to an opinion of counsel to the effect that such security will or should be treated as debt for U.S. federal income tax purposes or (V) the security is a certificate of beneficial interest in a trust treated as a grantor trust for purposes of the Code, all the assets of which (a) satisfy any of clauses (I) through (IV) or are regular interests in an entity that is a REMIC or FASIT within the meaning of the Code (as evidenced by an opinion of counsel or reference to an opinion of counsel in offering documents) or (b) are interest rate swaps, caps or other notional principal contracts (within the meaning of Treasury Regulations) designed to hedge interest rate risk with respect to such assets of or the regular interests in such REMIC or FASIT; provided that (x) in the case of subclause (III) and (IV) of this clause (vi), there has been no change in the terms of such security prior to the date of its acquisition by the Issuer, (y) this clause (vi) will not apply to any Interest-Only Security and (z) for purposes of this clause (vi), an opinion of counsel that the issuer of such security will be treated as a REMIC or FASIT within the meaning of the Code will be treated as an opinion of counsel that such security will be treated as debt for U.S. federal income tax purposes (unless such security is the residual interest in the REMIC or the ownership interest in the FASIT within the meaning of the Code);

(vii) the payments on such security are not subject to withholding tax unless the issuer thereof or the obligor thereon is required to make additional payments sufficient to cover any withholding tax imposed at any time on payments made to the Issuer with respect thereto;

(viii) if a REIT or one or more of its affiliates that are qualified REIT subsidiaries (within the meaning of Section 856(i)(2) of the Code) no longer is the registered holder of 100% of the Preferred Shares or 100% of the ordinary shares of the Issuer, it is Registered for U.S. federal income tax purposes and was issued after July 18, 1984; provided that a certificate of interest in a trust that is treated as a grantor trust for U.S. federal income tax purposes shall not satisfy this clause (viii) unless each of the obligations or securities held by the trust was issued after that date;

(ix) its acquisition would not cause the Issuer, the Co-Issuer or the pool of Pledged Obligations to be required to register as an investment company under the 1940 Act; and if the issuer of such Collateral Security is excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the 1940 Act, then either (x) such Collateral Security does not constitute a “voting security” for purposes of the 1940 Act or (y) the aggregate amount of such Collateral Security held by the Issuer is less than 10% of the entire issue of such Collateral Security;

(x) (A) if it is a Loan (other than a B-Note) with an initial principal balance less than $25,000,000, it does not have a maturity date (including any extension option) later than 3 years prior to the Stated Maturity of the Class A Notes; (B) if it is a Loan (other than a B-Note) with an initial principal balance equal to or greater than $25,000,000, it does not have a maturity date (including any extension option) later than 5 years prior to the Stated Maturity of the Class A Notes; (C) if it is a B-Note, it does not have a maturity date (including any extension option) later than 8 years prior to the Stated Maturity of the Class A Notes; (D) if it is a CMBS Security with a rated final maturity past the Stated Maturity of the Class A Notes, no commercial mortgage loan underlying, securing or constituting such Collateral Security has a maturity date (including any extension option) that is later than 5 years prior to the Stated Maturity of the Class A Notes; (E) if it is a REIT Debt Security, it does not have a stated final maturity later than 8 years prior to the Stated Maturity of the Class A Notes; and (F) if it is a CRE CDO Security, it does not have a stated maturity later than the Stated Maturity of the Class A Notes; provided, that up to greater of (x) 2% of the Aggregate Collateral Balance and (y) $6,000,000 may consist of CRE CDO Securities with a stated maturity no more than 5 years after the Stated Maturity of the Class A Notes;

(xi) it is eligible under its Underlying Instruments to be purchased by the Issuer and pledged to the Trustee;

(xii) it is not, and does not provide for conversion or exchange into, “margin stock” (as defined under Regulations T, U or X by the Board of Governors of the Federal Reserve System) at any time over its life;

(xiii) it is not the subject of any Offer and has not been called for redemption;

(xiv) it is not an Equity Security, Market Value Collateralized Debt Obligation security or any security the repayment of which is subject to substantial non-credit related risk, as determined by the Collateral Manager in its reasonable business judgment;

(xv) it is not a security that by the terms of its Underlying Instruments provides for conversion or exchange (whether mandatory or at the option of the issuer or the holder thereof) into equity capital at any time prior to its maturity;

(xvi) it is not a financing by a debtor-in-possession in any insolvency proceeding;

(xvii) after the acquisition of such Collateral Security, it will not require the Issuer to make any future payments or advances to the issuer thereof;

(xviii) (a) it is not a Defaulted Security (as determined by the Collateral Manager after reasonable inquiry) and (b) it is not a security that, in the Collateral Manager's reasonable business judgment, is a Credit Risk Security;

(xix) if it is a Corporate Credit Note, (a) it is a real estate related Corporate Credit Note, (b) either (i) the related Real Estate Note has been included in a transaction that would be classified as a CMBS Conduit Security or a CMBS Large Loan Security or (ii) the Corporate Credit Note is serviced by an Approved Servicer pursuant to a commercial mortgage servicing arrangement, which includes the servicing provisions generally found in CMBS Securities transactions, (c) the requirements set forth in the Indenture regarding the representations and warranties with respect to the underlying term loan, the underlying mortgaged property and the Corporate Credit Note have been met and (d) the terms of the Underlying Instruments are generally consistent with the terms of similar Underlying Instruments in the CMBS Securities industry;

(xx) if it is a Participation, (a) it is a real estate related Participation, (b) either (i) the Underlying Term Loan or the related Pari Passu Interest has been included in a transaction that would be classified as a CMBS Conduit Security or a CMBS Large Loan Security and the Underlying Instrument requires that if the Underlying Term Loan or related Pari Passu Interest ceases to be included in such transaction, the Underlying Term Loan must be serviced by an Approved Servicer pursuant to a commercial mortgage servicing arrangement, which includes the servicing provisions generally found in CMBS Securities transactions, or (ii) the Underlying Term Loan is serviced by an Approved Servicer pursuant to a commercial mortgage servicing arrangement, which includes the servicing provisions generally found in CMBS Securities transactions, (c) the requirements regarding the representations and warranties with respect to the Underlying Term Loan, the Underlying Mortgage Property and the Participation set forth in Section 17.4 have been met, (d) the terms of the Underlying Instruments are generally consistent with the terms of similar Underlying Instruments in the CMBS Securities industry (including, but not limited to, customary terms providing for current payment of interest and pro rata payment of principal prior to an event of default on the Underlying Term Loan as well as cure rights) and (e) the Participating Institution is either a special purpose vehicle or qualifies as a qualified institutional lender as typically defined in the Underlying Instruments related to Participations;

(xxi) if it is a B-Note, (a) it is a real estate related B-Note, (b) either (i) the related A-Note has been included in a transaction that would be classified as a CMBS Conduit Security or a CMBS Large Loan Security and the Underlying Instruments require that if the A-Note ceases to be included in such a transaction, the Underlying Term Loan must be serviced by an Approved Servicer pursuant to a commercial mortgage servicing arrangement which includes the standard servicing provisions found in CMBS Securities transactions or (ii) the B-Note is serviced pursuant to a commercial mortgage servicing arrangement, which includes the servicing provisions generally found in CMBS Securities transactions, (c) the requirements regarding the representations and warranties with respect to the Underlying Term Loan, the Underlying Mortgage Property and the B-Note set forth in Section 17.4 have been met and (d) the terms of the Underlying Instruments are generally consistent with the terms of similar Underlying Instruments in the CMBS Securities industry (including, but not limited to, customary terms providing for current payment of interest and pro rata payment of principal to the holder of such B-Note prior to an event of default on the Underlying Term Loan as well as cure rights);

(xxii) if it is a Credit Tenant Lease Loan, (a) it is serviced by an Approved Servicer pursuant to a commercial mortgage servicing arrangement, which includes the servicing provisions generally found in CMBS Securities transactions, or it is serviced pursuant to the Servicing Agreement and (b) the requirements set forth in the Indenture regarding the representations and warranties with respect to the Credit Tenant Lease Loan and the underlying mortgaged property have been met; provided, that Fully Bondable Lease Loans shall not require servicing;

(xxiii) it is U.S. Dollar denominated and may not be converted into a security payable in any other currencies;

(xxiv) it does not include, as one of its rights or components, the right to distributions from excess proceeds after required fixed payments are made on other classes of securities;

(xxv) it is one of the Specified Types;

(xxvi) if it is a Loan, the principal balance of the Loan has not been reduced by a realized loss, appraisal event, or similar item since initial issuance;

(xxvii) if it is a Loan that is a Floating Rate Security or has a corresponding interest rate swap agreement, such Loan or swap agreement bears interest based upon the London interbank offered rate for U.S. Dollar deposits in Europe;

(xxviii) the requirements relating to opinions set forth in Section 17.5 have been satisfied, to the extent applicable to such Collateral Security;

(xxix) if it is a Collateral Security with payments less frequently than quarterly, it is covered by a Cash Flow Swap Agreement obtained by the Collateral Manager for the Issuer;

(xxx) if such Collateral Security is an Interest-Only Security, the Rating Agency Condition has been satisfied with respect to the acquisition of such Interest-Only Security;

(xxxi) if the Collateral Security is a Principal Only Security, the Rating Agency Condition has been satisfied with respect to the acquisition of such Principal Only Security; and

(xxxii) is not a PIK Bond that is currently deferring payments of interest or as to which any payment due has been deferred and not paid in full.

In addition, the Issuer will not purchase, acquire or hold (whether as part of a “unit” with a Collateral Security, in exchange for a Collateral Security or otherwise) (i) any asset that is or could be treated for U.S. federal income tax purposes as an equity interest in an entity that is treated as a “resident partnership” under Treasury Regulation Section 301.7701-5 unless the Issuer has received advice from a nationally recognized law firm to the effect that the ownership of such assets will not subject the Issuer to net income tax or cause the Issuer to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes, (ii) any asset the ownership of which could reasonably be expected to cause the Issuer to be subject to net income tax in any jurisdiction outside the United States, unless the Issuer has received an opinion of counsel to the effect that ownership of such asset will not subject the Issuer to net income tax in such jurisdiction or (iii) any asset the gain from the disposition of which will be subject to U.S. federal income or withholding tax under Section 897 or Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

“Eligible Investments”: Any Dollar-denominated investment that, at the time it is Granted to the Trustee (directly or through a Securities Intermediary or bailee), is Registered and is one or more of the following obligations or securities:

(a) direct obligations of, and obligations the timely payment of principal of and interest on which is fully and expressly guaranteed by, the United States of America, or any agency or instrumentality of the United States of America, the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b) demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by, or federal funds sold by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia (including the Trustee or the commercial department of any successor Trustee, as the case may be; provided, that such successor otherwise meets the criteria specified herein) and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have a credit rating not less than “A1” by Moody’s and “A+” by S&P, in the case of long-term debt obligations, and “P-1” by Moody’s and “A-1” by S&P or “A-1” by S&P for Eligible Investments which have a maturity of 30 days or less;

(c) unleveraged repurchase or forward purchase obligations with respect to (i) any security described in clause (a) above or (ii) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b) above (including LaSalle Bank National Association or the commercial department of any successor Trustee, as the case may be; provided, that such person otherwise meets the criteria specified herein) or entered into with a corporation (acting as principal) whose long-term rating is not less than “Aa2” by Moody’s and whose short-term credit rating is “P-1” by Moody’s, and whose long-term rating is not less than “AAA” by S&P (for so long as any Secured Notes rated by S&P are Outstanding) or whose short-term credit rating is “A-1+” by S&P for Eligible Investments which have a maturity of 30 days or less (for so long as any Secured Notes rated by S&P are Outstanding); provided, that the issuer thereof must also have at the time of such investment a long-term credit rating of not less than “Aa2” by Moody’s and “AAA” by S&P (for so long as any Secured Notes rated by S&P are Outstanding);

(d) registered securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof or the District of Columbia that has a credit rating of not less than “Aa2” by Moody’s and “AAA” by S&P (for so long as any Secured Notes rated by S&P are Outstanding) at the time of such investment or contractual commitment providing for such investment;

(e) commercial paper or other similar short-term obligations (including that of the Trustee or the commercial department of any successor Trustee, as the case may be, or any affiliate thereof; provided, that such person otherwise meets the criteria specified herein) having at the time of such investment a credit rating of “P-1” by Moody’s and “A-1+” by S&P or “A-1” by S&P for Eligible Investments which have a maturity of 30 days or less (for so long as any Secured Notes rated by S&P are Outstanding); provided, that the issuer thereof must also have at the time of such investment a senior long-term debt rating of not less than “Aa3” by Moody’s and “AA” by S&P (for so long as any Secured Notes rated by S&P are Outstanding);

(f) a reinvestment agreement issued by any bank (if treated as a deposit by such bank), or a Registered guaranteed investment or reinvestment agreement issued by an insurance company or other corporation or entity, in each case that has a credit rating of not less than “P-1” by Moody’s and “A-1+” by S&P or “A-1” by S&P for Eligible Investments which have a maturity of 30 days or less (for so long as any Secured Notes rated by S&P are Outstanding); provided, that the issuer thereof must also have at the time of such investment a long-term credit rating of not less than “Aa2” by Moody’s and “AAA” by S&P (for so long as any Secured Notes rated by S&P are Outstanding);

(g) any other investment similar to those described in clauses (a) through (f) above that (1) each Rating Agency has confirmed may be included in the portfolio of Pledged Obligations as an Eligible Investment without adversely affecting its then-current ratings on the Secured Notes and (2) has a long-term credit rating of not less than “Aa2” by Moody’s and “AAA” by S&P (for so long as any Secured Notes rated by S&P are Outstanding) or a credit rating of not less than “P-1” by Moody’s and “A-1+” by S&P or “A-1” by S&P for Eligible Investments which have a maturity of 30 days or less (for so long as any Secured Notes rated by S&P are Outstanding);

provided, that mortgage-backed securities and Interest-Only Securities shall not constitute Eligible Investments; and provided, further, that (i) Eligible Investments acquired with funds in the Collection Accounts shall include only such obligations or securities as mature no later than the Business Day prior to the next Payment Date succeeding the acquisition of such obligations or securities, (ii) Eligible Investments shall not include obligations bearing interest at inverse floating rates, (iii) Eligible Investments shall not include obligations the purchase of which would cause the Issuer to be engaged in a trade or business within the United States, shall not have payments subject to foreign or United States withholding tax, shall not be purchased for a price in excess of par, shall not have an S&P rating which contains a subscript “r”, “t”, “p”, “pi” or “q” and (iv) Eligible Investments shall not include Margin Stock.

“Eligible Substitute Collateral Securities”: The meaning specified in Section 12.2(a).

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“Equity Security”: Any equity security or any other security which is not eligible for purchase by the Issuer as a Collateral Security; provided, that the term “Equity Security” will not include any asset-backed security structured as a certificate or other form of beneficial interest.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended.

“Euroclear”: Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default”: The meaning specified in Section 5.1 hereof.

“Excepted Assets”: The U.S. $250 of capital contributed by the holder of the ordinary shares of the Issuer, U.S. $250 representing a profit fee to the Issuer, and the bank account in which such monies are held and the Preferred Shares Collection Account and all funds and other property from time to time deposited in or credited to such account.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Expense Account”: The account established pursuant to Section 10.4(a) hereof.

“Expense Cap Amount”: The meaning specified in Section 11.1(a)(i)(3).

“EVA LLC”: EVA LLC, a Delaware limited liability company, or its successors and assigns.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: Financing statements relating to the Assets naming the Issuer as debtor and the Trustee on behalf of the Noteholders and each Hedge Counterparty as secured party.

“Fitch”: Fitch, Inc.

“Fixed Rate Excess”: As of any Measurement Date, a fraction (expressed as a percentage) the numerator of which is equal to the product of (a) the greater of zero and the excess, if any, of the Weighted Average Coupon for such Measurement Date over 6.30% and (b) the Aggregate Principal Balance of all Collateral Securities that are Fixed Rate Securities (excluding all Defaulted Securities and Written Down Securities) and the denominator of which is the Aggregate Principal Balance of all Collateral Securities that are Floating Rate Securities (excluding all Defaulted Securities and Written Down Securities), multiplying the resulting figure by 360 and then dividing by 365.

“Fixed Rate Securities”: Any Collateral Security (other than a Floating Rate Security) and any Covered Floating Rate Security.

“Floating Rate Securities”: Any Collateral Security which bears interest based upon a floating rate index, other than a Covered Floating Rate Security.

“Form-Approved Cash Flow Swap Agreement”: A Cash Flow Swap Agreement entered into with respect to a Floating Rate Security (a) the documentation of which conforms (but for the amount and timing of periodic payments, the notional amount, the effective date, the termination date and other similarly necessary changes) to a form for which satisfaction of the Rating Agency Condition was previously received hereunder (as certified to the Trustee and the applicable Hedge Counterparty by the Collateral Manager); provided, that any Rating Agency may withdraw its approval of a form at any time; provided, further, that such withdrawal will not affect existing Hedge Agreements which prior to such withdrawal were Form-Approved Cash Flow Swap Agreements, which were in effect as of the Closing Date or as to which the Rating Agency Condition had previously been satisfied, and (b) for which the Issuer has provided each Rating Agency with written notice of the purchase of the related Collateral Security within five Business Days after such purchase.

“Form-Approved Interest Rate Swap Agreement”: An Interest Rate Swap Agreement entered into with respect to a Floating Rate Security (a) the documentation of which conforms (but for the amount and timing of periodic payments, the notional amount, the effective date, the termination date and other similarly necessary changes) to a form for which satisfaction of the Rating Agency Condition was previously received hereunder (as certified to the Trustee and the applicable Hedge Counterparty by the Collateral Manager); provided, that any Rating Agency may withdraw its approval of a form at any time; provided, further, that such withdrawal will not affect existing Hedge Agreements which prior to such withdrawal were Form-Approved Interest Rate Swap Agreements, which were in effect as of the Closing Date or as to which the Rating Agency Condition had previously been satisfied, and (b) for which the Issuer has provided each Rating Agency with written notice of the purchase of the related Collateral Security within five Business Days after such purchase.

“Fully Bondable Lease Loan”: A type of Credit Tenant Lease Loan with respect to which (i) the related Credit Tenant Lease is a Bond-Type Lease, (ii) is fully amortizing or it has a balloon balance covered by a Residual Value Insurance Policy from an insurance provider with a rating at least as high as that of the tenant on the related Credit Tenant Lease, (iii) the tenant on the related Credit Tenant Lease has a long-term unsecured debt rating by both Moody’s and S&P, (iv) the term of the related Credit Tenant Lease is at least co-terminus the maturity of such Loan and (v) the tenant on the related Credit Tenant Lease has no rights to offset or abate rent or terminate the lease whatsoever, except upon the payment of a stipulated loss amount sufficient to repay such Loan in full.

“Global Secured Notes”: The Rule 144A Global Secured Notes and the Regulation S Global Secured Notes.

“Governing Documents”: With respect to (i) the Issuer, the memorandum and articles of association and certificate of incorporation and (ii) all other Persons, the articles of incorporation, certificate of incorporation, by-laws certificate of limited partnership, limited partnership agreement, limited liability company agreement, certificate of formation, articles of association and similar charter documents, as applicable to any such Person.

“Government Items”: A security (other than a security issued by the Government National Mortgage Association) issued or guaranteed by the United States of America or an agency or instrumentality thereof representing a full faith and credit obligation of the United States of America and, with respect to each of the foregoing, that is maintained in book-entry on the records of a Federal Reserve Bank.

“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Pledged Obligations or of any other security or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim, collect, receive and take receipt for principal and interest payments in respect of the Pledged Obligations (or any other security or instrument), and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hedge Agreement”: Any of the Closing Date Swap Agreements and one or more interest rate cap agreements, interest rate floor agreements, Interest Rate Swap Agreements, Cash Flow Swap Agreements or similar agreements entered into between the Issuer and one or more Hedge Counterparties from time to time and any additional or replacement swap agreements or other agreements that address interest rate exposure, basis risk or payment frequency exposure entered into from time to time between the Issuer and each Hedge Counterparty in accordance with the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Hedge Collateral Account”: The trust account established pursuant to Section 16.1(e) hereof.

“Hedge Counterparty”: Any institution or institutions with whom the Issuer enters into interest rate cap agreements, interest rate floor agreements, Cash Flow Swap Agreements, Interest Rate Swap Agreements (including the Closing Date Swap Agreement), or other similar agreements that address interest rate exposure, basis risk or payment frequency exposure or any permitted assignees or successors of such institutions under any Hedge Agreements.

“Hedge Counterparty Credit Support”: With respect to each Hedge Agreement, the agreement to provide collateral, if necessary, substantially in the form of the ISDA Credit Support Annex attached to such Hedge Agreement.

“Hedge Counterparty Credit Support Provider”: The meaning specified in Section 16.1(a) hereof.

“Hedge Counterparty Required Rating”: (a) with respect to a Person as an issuer or with respect to long-term senior unsecured debt of such Person, (x) “A1” by Moody’s to the extent such Person has a long-term rating only (for so long as any Class of Secured Notes are Outstanding under this Indenture and are rated by Moody’s); or (y) “A2” by Moody’s to the extent such Person has both a long-term and short-term rating and the short-term rating is “P-1” (for so long as any Class of Secured Notes are Outstanding under this Indenture and are rated by Moody’s ); and (b) with respect to a Person as an issuer or with respect to long-term senior unsecured debt of such Person, “BBB-” by S&P or a short-term debt rating of “A-3” by S&P (for so long as any Class of Secured Notes are Outstanding under this Indenture and are rated by S&P); provided that should a Rating Agency effect an overall downward adjustment of its short-term or long-term ratings, then the applicable Hedge Counterparty Required Rating shall be downwardly adjusted accordingly; provided further, that any adjustment to a rating shall be subject to the prior written consent of the applicable Rating Agency.

“Hedge Counterparty Threshold Rating”: (a) with respect to a Person as an issuer or with respect to the long-term senior unsecured debt of such Person, “A1” and not on “Watch For Downgrade” (and the short-term debt of such Person is rated “P-1” and not on “Watch For Downgrade”) or “Aa3” and not on “Watch For Downgrade” (if only the long-term debt obligations of such Person are rated by Moody’s) or such Person or such debt has such ratings but is on “Watch for Downgrade” with respect to any of such ratings by Moody’s (for so long as any Class of Secured Notes is outstanding hereunder and rated by Moody’s); and (b) a short-term debt rating of “A-1” by S&P, or, if such person does not have a short-term debt rating, with respect to such Person or as an issuer with respect to the long-term senior unsecured debt of such Person, “A+” by S&P (for so long as any Class of Secured Notes is Outstanding hereunder and is rated by S&P); provided that should a Rating Agency effect an overall downward adjustment of its short-term or long-term ratings, then the applicable Hedge Counterparty Threshold Rating shall be downwardly adjusted accordingly; provided further, that any adjustment to a rating shall be subject to the prior written consent of the applicable Rating Agency.

“Hedge Due Amount”: With respect to each Hedge Agreement, the amount of any payment then due and payable thereunder by the Issuer to each Hedge Counterparty, including without limitation any payments due and payable upon a termination of such Hedge Agreement.

“Hedge Termination Account”: The trust account established pursuant to Section 16.1(g) hereof.

“Highest Auction Price”: The meaning specified in Section 12.5(b)(iv) hereof.

“Holder” or “Noteholder”: With respect to any Secured Note, the Person in whose name such Secured Note is registered in the Notes Register.

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”: As to any Person, any other Person (including, in the case of an accountant, or lawyer, a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Ethics of the American Institute of Certified Public Accountants.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Trustee such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

“Initial Issued Amount”: The initial issued amount of $15,000,000 of the Preferred Shares.

“Initial Loan”: Any Loan set forth on Schedule 4 hereto.

“Initial Purchaser”: Wachovia Capital Markets, LLC, as initial purchaser of the Class A Notes and the Class B Notes.

“Instrument”: The meaning specified in Section 9-102(47) of the UCC.

“Intercreditor Agreement”: The underlying instrument, with respect to each Corporate Credit Note, consisting of a master intercreditor agreement and the related supplements entered into between Caplease, LP or its predecessors in interest and the purchaser of the related Real Estate Note.

“Interest Accrual Period”: With respect to the first Payment Date, the period from and including the Closing Date to but excluding the Payment Date in April 2005, and with respect to each successive Payment Date, the period from and including the immediately preceding Payment Date to but excluding such Payment Date.

“Interest Advance”: The meaning specified in Section 10.5(a).

“Interest Collection Account”: The trust account established pursuant to Section 10.2(a) hereof.

“Interest Coverage Ratio”: With respect to the Class A Notes and the Class B Notes (the “Class A/B Interest Coverage Ratio”), the Class C Notes (the “Class C Interest Coverage Ratio”), the Class D Notes (the “Class D Interest Coverage Ratio”) and the Class E Notes (the “Class E Interest Coverage Ratio”) as of any Measurement Date, the ratio calculated by dividing:

(1)
(i) the sum of (A) the Scheduled Distributions of interest due (in each case regardless of whether the due date for any such interest payment has yet occurred) in the Collection Period in which such Measurement Date occurs on (x) the Collateral Securities (excluding accrued and unpaid interest on Defaulted Securities); provided, that no interest will be included with respect to any Collateral Security to the extent that such Collateral Security, although not a Defaulted Security, does not provide for the scheduled payment of interest in Cash and (y) the Eligible Investments held in the Payment Account, the Collection Accounts and the Expense Account (whether purchased with Interest Proceeds or Principal Proceeds) plus (B) any amount (other than any termination payments) scheduled to be received by the Issuer from each Hedge Counterparty under the related Hedge Agreement on or before the following Payment Date, plus (C) Interest Advances, if any, advanced by the Advancing Agent or the Trustee with respect to the related Payment Date, minus (ii) all amounts required to be distributed by the Trustee pursuant to Section 11.1(a)(i)(1) through (5); by

(2)
(i) in the case of the Class A/B Interest Coverage Ratio, the sum of (a) the Class A Interest Distribution Amount (plus any Class A Defaulted Interest Amount thereon and any accrued interest on such Class A Defaulted Interest Amount) payable on the Payment Date immediately following such Measurement Date and (b) the Class B Interest Distribution Amount (plus any Class B Defaulted Interest Amount and any accrued interest on such Class B Defaulted Interest Amount) payable on the Payment Date immediately following such Measurement Date, (ii) in the case of the Class C Interest Coverage Ratio, the amount determined by the foregoing clause (i) plus the Class C Interest Distribution Amount (plus any Class C Defaulted Interest Amount and any accrued interest on such Class C Defaulted Interest Amount) payable on the Payment Date immediately following such Measurement Date plus, without duplication, interest on the Class C Capitalized Interest, if any, payable on the Payment Date immediately following such Measurement Date, (iii) in the case of the Class D Interest Coverage Ratio, the amount determined by the foregoing clause (ii) plus the Class D Interest Distribution Amount (plus any Class D Defaulted Interest Amount and any accrued interest on such Class D Defaulted Interest Amount) payable on the Payment Date immediately following such Measurement Date plus, without duplication, interest on the Class D Capitalized Interest, if any, payable on the Payment Date immediately following such Measurement Date or (iv) in the case of the Class E Interest Coverage Ratio, the amount determined by the foregoing clause (iii) plus the sum of the Class E Interest Distribution Amount (plus any Class E Defaulted Interest Amount and any accrued interest on such Class E Defaulted Interest Amount) payable on the Payment Date immediately following such Measurement Date plus, without duplication, interest on the Class E Capitalized Interest, if any, payable on the Payment Date immediately following such Measurement Date.

“Interest Distribution Amount”: Each of the Class A Interest Distribution Amount, Class B Interest Distribution Amount, Class C Interest Distribution Amount, Class D Interest Distribution Amount and Class E Interest Distribution Amount.

“Interest-Only Security”: Any security that by its terms provides for periodic payments of interest on a notional amount and does not provide for the repayment of a principal.

“Interest Proceeds”: With respect to any Payment Date, the sum (without duplication) of (1) all Cash payments of interest (including any amount representing the accreted portion of a discount from the face amount of an Eligible Investment) or dividends received in cash during the related Collection Period on the Collateral Securities (excluding Defaulted Securities) and Eligible Investments, including, in the Collateral Manager’s commercially reasonable discretion (exercised as of the trade date), the accrued interest received in connection with a sale of such Collateral Securities or Eligible Investments (to the extent such accrued interest was not applied to the purchase of Substitute Collateral Securities), in each case, excluding any accrued interest included in Principal Proceeds pursuant to clause (3), (4) or (6) of the definition of Principal Proceeds, (2) all make whole premiums or any interest amount paid in excess of the stated interest amount of a Collateral Security received in cash during the related Collection Period, (3) all amendment and waiver fees, all late payment fees, all commitment fees and all other fees and commissions received in cash during such Collection Period in connection with such Collateral Securities and Eligible Investments (other than fees and commissions received in connection with the restructuring or default of Collateral Securities and Eligible Investments), (4) all payments pursuant to each Hedge Agreement for the Payment Date immediately following such Collection Period (excluding any amounts payable upon a termination under any Hedge Agreement during such Collection Period), (5) at the Collateral Manager’s sole discretion all payments described in item (9) of the definition of “Principal Proceeds,” (6) funds remaining on deposit in the Expense Account upon redemption of the Secured Notes in whole or as designated by the Collateral Manager as Interest Proceeds, pursuant to Section 10.4(a), (7) all payments of principal on Eligible Investments purchased with proceeds of items (1), (2), (3), (4) and (5) of this definition and (8) any Interest Advances received for the related Payment Date; provided, that Interest Proceeds will in no event include (a) any payment or proceeds specifically defined as “Principal Proceeds” in the definition thereof, (b) any proceeds from the Excepted Assets, (c) any amounts reimbursed to the Collateral Manager pursuant to Section 17.2, or (d) amounts otherwise constituting Interest Proceeds retained by the Servicer to pay its fees, to reimburse itself and with respect to other amounts, each as permitted under Section 3.12 of the Servicing Agreement.

“Interest Rate Swap Agreement”: An interest rate swap agreement, including any related ISDA Master Agreement (together with related schedules, confirmations and related credit support documents), for purposes of managing the Issuer’s interest rate exposure related to the variable rate of interest applicable to any Collateral Securities that are Floating Rate Securities.

“Interest Shortfall”: The meaning set forth in Section 10.5(a).

“Investment Company Act”: The Investment Company Act of 1940, as amended.

“Irish Exchange Fees”: The fees that will be payable to The Irish Stock Exchange Limited if the listing of the Secured Notes on the Irish Stock Exchange is obtained.

“Irish Paying Agency Agreement”: The agreement between the Issuer and J&E Davy that will be entered into in the event that the listing of the Secured Notes on the Irish Stock Exchange is obtained.

“Irish Paying Agent”: J&E Davy, or any successor Irish Paying Agent under the Irish Paying Agency Agreement.

“ISDA”: The International Swaps and Derivatives Association, Inc.

“Issuer”: CapLease CDO 2005-1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order” and “Issuer Request”: A written order or request (which may be in the form of a standing order or request) dated and signed in the name of the Issuer and the Co-Issuer by an Authorized Officer of each of the Issuer and the Co-Issuer, or by an Authorized Officer of the Collateral Manager.

“LIBOR”: The meaning set forth in Schedule 2 attached hereto.

“LIBOR Determination Date”: The meaning set forth in Schedule 2 attached hereto.

“List”: The meaning specified in Section 12.5(a)(ii) hereof.

“Listed Bidders”: The meaning specified in Section 12.5(a)(ii) hereof.

“Loan”: Any U.S. Dollar-denominated interest in a Credit Tenant Lease Loan, a Corporate Credit Note, a Participation or a B-Note which is acquired by way of assignment; provided, that no such loan requires any future advances to be made by the Issuer.

“London Banking Day”: The meaning set forth in Schedule 2 attached hereto.

“Maintenance Termination or Abatement Rights”: Provisions in a Credit Tenant Lease that allow the tenant to exercise certain remedies provided for under the Credit Tenant Lease, including self-help and offset, if a borrower defaults in the performance of its obligations under the Credit Tenant Lease to maintain, repair or replace the related mortgaged property or the related common areas, if any.

“Majority”: With respect to any Class of Secured Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Secured Notes of such Class. With respect to the Preferred Shares, the holders of more than 50% of the par value of the Preferred Shares.

“Majority Shareholder”: Holder of a Majority of the Preferred Shares.

“Mandatory Redemption”: The meaning specified in Section 9.6 hereof.

“Margin Stock”: As defined under Regulation U issued by the Board of Governors of the Federal Reserve System.

“Market Value”: The value of a Collateral Security determined by the Collateral Manager, which shall be the lowest of the bids obtained from at least two recognized dealers in the related asset type (Independent of the Collateral Manager and its Affiliates).

“Market Value Collateralized Debt Obligation”: Any collateralized debt obligation that is valued on the basis of the market value of the underlying debt obligations rather than the cash flow related to the underlying debt obligations.

“Master Agreement”: The 1992 International Swaps and Derivatives Association, Inc. Master Agreement (Multicurrency-Cross Border) and related schedule and credit support annex thereto by and the among the Issuer and the applicable Hedge Counterparty.

“Maturity”: With respect to any Secured Note, the date on which the unpaid principal of such Secured Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration or otherwise.

“Maximum Moody’s Rating Factor Test”: The test that will be satisfied if on any Measurement Date the Weighted Average Moody’s Rating Factor does not exceed 625.

“Measurement Date”: Any of the following: (i) the Closing Date; (ii) the date of acquisition or disposition of any Collateral Security; (iii) any date on which a Collateral Security becomes a Defaulted Security; (iv) each Determination Date; (v) the last Business Day of each calendar month (other than any calendar month in which a Determination Date occurs); and (vi) with reasonable notice to the Issuer and the Trustee, any other Business Day that any Rating Agency or the Holders of at least 66-2/3% of the Aggregate Outstanding Amount of any Class of Secured Notes requests be a “Measurement Date”; provided, that if any such date would otherwise fall on a day that is not a Business Day, the relevant Measurement Date will be the immediately preceding Business Day.

“Minimum Weighted Average Coupon Test”: A test that will be satisfied on any Measurement Date if the Weighted Average Coupon for Collateral Securities is greater than or equal to 6.30% per annum.

“Minimum Weighted Average Spread Test”: A test that will be satisfied as of any Measurement Date if the Weighted Average Spread as of such Measurement Date for Collateral Securities is greater than or equal to the per annum spread indicated below for the applicable year in which the Measurement Date occurs:

Year	Spread
2005	2.50%
2006	2.25%
2007 and thereafter	2.00%

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Monthly Report”: The meaning specified in Section 10.7(c) hereof.

“Moody’s”: Moody’s Investors Service, Inc., and its successors in interest.

“Moody’s Rating”: Of any Collateral Security will be determined as follows:

(i) (x) if such Collateral Security is publicly rated by Moody’s, the Moody’s Rating will be such rating or (y) if such Collateral Security is not publicly rated by Moody’s, but the Issuer has requested that Moody’s assign a rating to such Collateral Security, the Moody’s Rating will be the rating so assigned by Moody’s;

(ii) with respect to a CMBS Security or REIT Debt Security, if such CMBS Security or REIT Debt Security is not rated by Moody’s, then the Moody’s Rating of such CMBS Security or REIT Debt Security may be determined using any one of the methods below:

(A)
with respect to any REIT Debt Security not publicly rated by Moody’s that is publicly rated by S&P, then the Moody’s Rating thereof will be (1) one subcategory below the Moody’s equivalent rating assigned by S&P if the rating assigned by S&P is “BBB-” or greater and (2) two rating subcategories below the Moody’s equivalent rating assigned by S&P if the rating assigned by S&P is below “BBB-;”

(B)
with respect to any CMBS Conduit Security not publicly rated by Moody’s, (x) if Moody’s has rated a tranche or class of CMBS Conduit Security senior to the relevant issue, then the Moody’s Rating thereof will be one and one-half rating subcategories below the Moody’s equivalent of the lower of the rating assigned by S&P and Fitch for purposes of determining the Moody’s Rating Factor and (y) if Moody’s has not rated any such tranche or class and S&P and Fitch have rated the subject CMBS Conduit Security, then the Moody’s Rating thereof will be two rating subcategories below the Moody’s equivalent of the lower of the rating assigned by S&P and Fitch; and

(C)
with respect to any other type of CMBS Security or REIT Debt Securities of a Specified Type not referred to in clauses (A) through (B) above will be determined pursuant to subclause (y) of clause (i) above;

(iii) with respect to corporate guarantees on REIT Debt Securities, if such corporate guarantees are not publicly rated by Moody’s but another security or obligation of the guarantor or obligor (an “other security”) is publicly rated by Moody’s, and no rating has been assigned in accordance with clause (i) above, the Moody’s Rating of such Collateral Security will be determined as follows:

(A)
if the corporate guarantee is a senior secured obligation of the guarantor or obligor and the other security is also a senior secured obligation, the Moody’s Rating of such Collateral Security will be the rating of the other security;

(B)
if the corporate guarantee is a senior unsecured obligation of the guarantor or obligor and the other security is a senior secured obligation, the Moody’s Rating of such Collateral Security will be one rating subcategory below the rating of the other security;

(C)
if the corporate guarantee is a subordinated obligation of the guarantor or obligor and the other security is a senior secured obligation that is: (1) rated “Ba3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be three rating subcategories below the rating of the other security; or (2) rated “B1” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will be two rating subcategories below the rating of the other security;

(D)
if the corporate guarantee is a senior secured obligation of the guarantor or obligor and the other security is a senior unsecured obligation that is: (1) rated “Baa3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be the rating of the other security; or (2) rated “Ba1” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory above the rating of the other security;

(E)
if the corporate guarantee is a senior unsecured obligation of the guarantor or obligor and the other security is also a senior unsecured obligation, the Moody’s Rating of such corporate guarantee will be the rating of the other security;

(F)
if the corporate guarantee is a subordinated obligation of the guarantor or obligor and the other security is a senior unsecured obligation that is: (1) rated “B1” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be two rating subcategories below the rating of the other security; or (2) rated “B2” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory below the rating of the other security;

(G)
if the corporate guarantee is a senior secured obligation of the guarantor or obligor and the other security is a subordinated obligation that is: (1) rated “Baa3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory above the rating of the other security; (2) rated below “Baa3” but not rated “B3” by Moody’s, the Moody’s Rating of such corporate guarantee will be two rating subcategories above the rating of the other security; or (3) rated “B3” by Moody’s, the Moody’s Rating of such corporate guarantee will be “B2;”

(H)
if the corporate guarantee is a senior unsecured obligation of the guarantor or obligor and the other security is a subordinated obligation that is: (1) rated “Baa3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory above the rating of the other security; or (2) rated “Ba1” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will also be one rating subcategory above the rating of the other security; and

(I)
if the REIT Debt Security is a subordinated obligation of the guarantor or obligor and the other security is also a subordinated obligation, the Moody’s Rating of such corporate guarantee will be the rating of the other security; or

(iv) if such Collateral Security is a Loan or a CRE CDO Security, no notching is permitted and the Moody’s Rating will be the rating so assigned by Moody’s;

provided, that (x) the rating of either Rating Agency used to determine the Moody’s Rating pursuant to any of clauses (ii) or (iii) above will be (a) a public rating that addresses the obligation of the obligor (or guarantor, where applicable) to pay principal of and interest on the relevant Collateral Security in full and is monitored on an ongoing basis by the relevant Rating Agency or (b) if no such public rating is available, a rating determined pursuant to a method determined by Moody’s on a case-by-case basis and (y) the Aggregate Principal Balance of Collateral Securities the Moody’s Rating of which is based on an S&P rating or a Fitch rating may not exceed 20% of the Aggregate Principal Balance of all Collateral Securities; provided, further, that for the Moody’s Rating of any Collateral Security will be reduced one subcategory to the extent it is on credit watch with negative implications and increased one subcategory to the extent it is on credit watch with positive implications; provided, further, that, with respect to any Collateral Security that is a Credit Tenant Lease Loan or Corporate Credit Note, if the senior unsecured or other applicable public rating assigned by Moody’s to the related Credit Tenant has changed, then the rating assigned by Moody’s may be revised by Moody’s at any time or upon the request of the Collateral Manager.

“Moody’s Rating Factor”: Relating to any Collateral Security is the number set forth in the table below opposite the Moody’s Rating of such Collateral Security:

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“Moody’s Recovery Rate”: With respect to any Collateral Security on any Measurement Date, an amount equal to (A) if the Specified Type of Collateral Security is included in the table set forth in Schedule 6 (the Moody’s Loss Scenario Matrix) hereto, the percentage for such Collateral Security set forth in Schedule 6 (the Moody’s Loss Scenario Matrix) hereto in (x) the table corresponding to the relevant Specified Type of Collateral Security, (y) the column in such table setting forth the Moody’s Rating of such Collateral Security on the date such Collateral Security was acquired by the Issuer and (z) the row in such table opposite the percentage of the issue of which such Collateral Security is a part relative to the total capitalization of (including both debt and equity securities issued by) the relevant issuer of or obligor on such Collateral Security determined on the date on which such Collateral Security was originally issued or (B) if the Specified Type of Collateral Security is not included in the table set forth in Schedule 6 (the Moody’s Loss Scenario Matrix) hereto, the Recovery Rate set forth following such table with respect to the applicable Specified Type.

“Moody’s Recovery Test”: A test that will be satisfied as of any Measurement Date, if the Moody’s Weighted Average Recovery Rate is greater than or equal to 40.5%.

“Moody’s Weighted Average Recovery Rate”: The number obtained by summing the products obtained by multiplying the Principal Balance of each Collateral Security (other than a Defaulted Security) by its Moody’s Recovery Rate, dividing such sum by the Aggregate Principal Balance of all such Collateral Securities.

“Net Outstanding Portfolio Balance”: On any Measurement Date, the sum of:

(i) the Aggregate Principal Balance on such Measurement Date of the Collateral Securities (other than Defaulted Securities);

(ii) the aggregate principal balance of all Principal Proceeds held as Cash and Eligible Investments; and

(iii) with respect to each Defaulted Security, the Calculation Amount of such Defaulted Security;

provided, that for purposes of calculating the Overcollateralization Ratio, if Collateral Securities with an S&P Rating of “CCC+” or below collectively represent more than 5% of the Aggregate Principal Balance, the Net Outstanding Portfolio Collateral Balance shall be reduced by an amount equal to the product of (i) the Aggregate Principal Balance of the Collateral Securities in excess of 5% of the Aggregate Principal Balance with an S&P Rating of “CCC+” or below and (ii) 0.30.

“Non-Permitted Holder”: The meaning specified in Section 2.13(b) hereof.

“Nonrecoverable Interest Advance”: Any Interest Advance made, or proposed to be made, that the Advancing Agent or the Trustee, as applicable, determines in its sole discretion, exercised in good faith, that the amount so advanced or to be advanced, plus interest accrued or expected to accrue thereon, may not be recoverable from subsequent payments or collections with respect to the Assets, including all Collateral Securities and Eligible Investments.

“Nonrecoverable Cure Advance”: Any advance previously made or proposed to be made pursuant to Section 17.2 hereof with respect to any Collateral Security that is a B-Note, which the Collateral Manager determines in its sole discretion, exercised in good faith and in accordance with the Collateral Manager Servicing Standard, that the amount so advanced or to be advanced, plus interest accrued or expected to accrue thereon, may not be ultimately recoverable from collections from such Collateral Security.

“Note”: See the definition of “Secured Note.”

“Noteholder”: See the definition of “Holder.”

“Note Interest Rate”: With respect to the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes, the Class A Rate, Class B Rate, Class C Rate, Class D Rate and Class E Rate, respectively.

“Notes Register” and “Notes Registrar”: The respective meanings specified in Section 2.5(a) hereof.

“Notes Valuation Report”: The meaning specified in Section 10.7(e) hereof.

“Offer”: With respect to any security, (i) any offer by the issuer of such security or by any other person or entity made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the related Underlying Instruments) or to convert or exchange such security into or for cash, securities or any other type of consideration or (ii) any solicitation by the issuer of such security or any other person or entity to amend, modify or waive any provision of such security or any related Underlying Instrument.

“Officer”: With respect to any corporation or limited liability company, including the Issuer, the Co-Issuer and the Collateral Manager, any Director, the Chairman of the Board of Directors, the President, any Senior Vice President any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity; and with respect to the Trustee, any Trust Officer.

“Officer’s Certificate”: With respect to the Issuer, the Co-Issuer and the Collateral Manager any certificate executed by an Officer thereof, which in the case of a certification related to the purchase of a Collateral Security may take the form of a trade ticket, executed by any Officer of the Collateral Manager.

“Opinion of Counsel”: A written opinion addressed to the Trustee and each Rating Agency in form and substance reasonably satisfactory to the Trustee, each Rating Agency (and each Hedge Counterparty, if applicable, pursuant to the provisions below) of an attorney at law admitted to practice before the highest court of any state of the United States or the District of Columbia (or the Cayman Islands, in the case of an opinion relating to the laws of the Cayman Islands), which attorney may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer, and which attorney shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the Trustee and each Rating Agency or shall state that the Trustee and each Rating Agency shall be entitled to rely thereon; provided, however, that such Opinion of Counsel shall be addressed to each Hedge Counterparty (or each Hedge Counterparty may rely on such Opinion of Counsel) to the extent that such Opinion of Counsel relates to or affects the interests of each Hedge Counterparty.

“Optional Redemption”: The meaning specified in Section 9.1(c).

“Outstanding”: With respect to the Secured Notes, as of any date of determination, all of the Secured Notes or any Class of Secured Notes, as the case may be, theretofore authenticated and delivered under this Indenture except:

(1)	Secured Notes theretofore canceled by the Notes Registrar or delivered to the Notes Registrar for cancellation;

(2)
Secured Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or the Paying Agent in trust for the Holders of such Secured Notes pursuant to Section 4.1(a)(ii); provided, that, if such Secured Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(3)
Secured Notes in exchange for or in lieu of which other Secured Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Secured Notes are held by a holder in due course; and

(4)	Secured Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Secured Notes have been issued as provided in Section 2.6;

provided, that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, (i) Secured Notes owned by the Issuer, the Co-Issuer or any Affiliate thereof shall be disregarded and deemed not to be Outstanding and (ii) in relation to any amendment or other modification of, or assignment or termination of, any of the express rights or obligations of the Collateral Manager under the Collateral Management Agreement or this Indenture (including the exercise of any rights to remove the Collateral Manager or terminate the Collateral Management Agreement or approve or object to a replacement for the Collateral Manager) or any request, demand, authorization, direction, notice, consent or waiver pursuant to Article 5 hereunder, Secured Notes owned by the Collateral Manager or any of its Affiliates, or by any accounts managed by them, shall be disregarded and deemed not to be Outstanding. In determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Secured Notes that the Trustee knows to be so owned shall be so disregarded. Secured Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Secured Notes and that the pledgee is not the Issuer, the Collateral Manager or any other obligor upon the Secured Notes or any Affiliate of the Issuer, the Collateral Manager or such other obligor.

“Overcollateralization Ratio”: Each of the Class A/B Overcollateralization Ratio, the Class C Overcollateralization Ratio, the Class D Overcollateralization Ratio and the Class E Overcollateralization Ratio.

“Pari Passu Interest”: One or more interests in part of a Credit Tenant Lease Loan representing an economic interest of the holder of such Pari Passu Interest, as set forth in the related Participation Agreement.

“Participating Institution”: An entity that creates a Participation.

“Participation”: One or more interests in part of a Credit Tenant Lease Loan representing legal ownership of such Credit Tenant Lease Loan and the net economic interest of the holder of such Participation after giving effect to the related Pari Passu Interest in such Credit Tenant Lease Loan, as set forth in the related Participation Agreement.

“Participation Agreement”: Any participation agreement that is the Underlying Instrument with respect to a Participation and the related Pari Passu Interest.

“Paying Agent”: Any Person authorized by the Issuer and the Co-Issuer to pay the principal of or interest on any Secured Notes on behalf of the Issuer and the Co-Issuer as specified in Section 7.2 hereof.

“Paying and Transfer Agency Agreement”: The Paying and Transfer Agency Agreement, dated as of the Closing Date, by and between the Issuer and LaSalle Bank National Association, in its capacity as Preferred Share Paying and Transfer Agent and Share Registrar, as amended from time to time in accordance with the terms thereof.

“Payment Account”: The payment account of the Trustee in respect of the Secured Notes established pursuant to Section 10.3 hereof.

“Payment Date”: With respect to each Class of Secured Notes and the Preferred Shares, April 29, 2005, and thereafter quarterly on each July 29, October 29, January 29 and April 29 (or if such day is not a Business Day, the next succeeding Business Day) to and including the Stated Maturity related to such Class or the Preferred Redemption Date, as applicable, unless redeemed or repaid prior thereto.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“PIK Bond”: Any Collateral Security that pursuant to the terms of the related Underlying Instruments permits the payment of interest thereon to be deferred and capitalized as additional principal thereof or that issues identical securities in place of payments of interest in Cash.

“Plan Assets”: The meaning specified in Section 2.5(h)(vi).

“Pledged Collateral Security”: On any date of determination, any Collateral Security that has been Granted to the Trustee and not been released from the lien of this Indenture pursuant to Section 10.8 hereof. Pledged Collateral Securities are also referred to in this Indenture as Collateral Securities.

“Pledged Obligations”: On any date of determination, any Pledged Collateral Securities and the Eligible Investments that have been Granted to the Trustee for the benefit of the Noteholders and each Hedge Counterparty and which form part of the Assets.

“Preferred Redemption Date”: The meaning set forth under the Paying and Transfer Agency Agreement.

“Preferred Share Paying and Transfer Agent”: LaSalle Bank National Association, a national banking association organized and existing under the laws of the United States of America, as paying and transfer agent with respect to the Preferred Shares unless a successor Person shall have become the Preferred Share Paying and Transfer Agent pursuant to the applicable provisions of the Paying and Transfer Agency Agreement, and thereafter “Preferred Share Paying and Transfer Agent” shall mean such successor Person.

“Preferred Shareholder”: Means a Preferred Shareholder as defined in the Paying and Transfer Agency Agreement.

“Preferred Shares”: Each of the preferred shares with a par value of U.S. $0.001 per share issued on the Closing Date by the Issuer pursuant to the Issuer’s Governing Documents, the Paying and Transfer Agency Agreement and certain board resolutions of the Issuer passed prior to the issue of the Preferred Shares.

“Preferred Shares Collection Account”: The account established pursuant to Section 2(b) of the Paying and Transfer Agency Agreement.

“Principal Balance” or “par”: With respect to any Collateral Security or Eligible Investment, as of any date of determination, the outstanding principal amount of such Collateral Security or Eligible Investment; provided, that

(1) the Principal Balance of a Collateral Security received upon acceptance of an Offer for another Collateral Security, which Offer expressly states that failure to accept such Offer may result in a default under the Underlying Instruments, will be deemed to be the Calculation Amount of such other Collateral Security until such time as Interest Proceeds and Principal Proceeds, as applicable, are received when due with respect to such other Collateral Security;

(2) the Principal Balance of any PIK Bond (including any Collateral Security which by its terms it provides for the deferral and capitalization of interest) will be equal to the outstanding principal amount thereof (exclusive of any principal thereof representing deferred or capitalized interest);

(3) the Principal Balance of any Eligible Investment that does not pay Cash interest on a current basis will be the accreted value thereof;

(4) the Principal Balance of any Written Down Security will exclude any portion of the principal balance of such security that (i) has been written down as a result of a “realized loss,” “collateral support deficit,” “additional trust fund expense” or other event that under the terms of such security results in a write-down of principal balance or (ii) would be affected by an appraisal reduction;

(5) the Principal Balance of a Step-Up Security will be the accreted value thereof;

(6) the Principal Balance of a Principal Only Security will be the Aggregate Amortized Cost; and

(7)  the Principal Balance of an Interest-Only Security will be deemed to be zero.

“Principal Collection Account”: The trust account established pursuant to Section 10.2(a) hereof.

“Principal Only Security”: Any Collateral Security (other than a Step-Up Security) that does not provide for payment of interest or provides that all payments of interest will be deferred until the final maturity thereof.

“Principal Proceeds”: With respect to any Payment Date, the sum (without duplication) of (1) all principal payments (including prepayments and Unscheduled Principal Payments) received in cash during the related Collection Period (excluding those previously reinvested or designated by the Collateral Manager for reinvestment in Collateral Securities) on (a) Eligible Investments (other than Eligible Investments purchased with Interest Proceeds, Eligible Investments in the Expense Account and any amount representing the accreted portion of a discount from the face amount of an Eligible Investment) and (b) Collateral Securities as a result of (i) a maturity, scheduled amortization, mandatory prepayment or mandatory sinking fund payment on a Collateral Security, (ii) optional redemptions, prepayments, exchange offers or tender offers made at the option of the issuer thereof, (iii) recoveries on Defaulted Securities or (iv) any other principal payments with respect to Collateral Securities (not included in Sale Proceeds), (2) all fees and commissions received during such Collection Period in connection with Defaulted Securities and Eligible Investments and the restructuring or default of such Collateral Securities and Eligible Investments, (3) any interest received in cash during such Collection Period on such Collateral Securities or Eligible Investments to the extent such interest constitutes proceeds from accrued interest purchased with Principal Proceeds other than accrued interest purchased by the Issuer on or prior to the Closing Date and interest included in clause (1) of the definition of Interest Proceeds, (4) Sale Proceeds received during such Collection Period in respect of sales (excluding those previously reinvested or currently being reinvested in Collateral Securities in accordance with the Transaction Documents and excluding accrued interest included in Sale Proceeds (unless such accrued interest was purchased with Principal Proceeds) that are designated by the Collateral Manager as Interest Proceeds in accordance with clause (1) of the definition of Interest Proceeds), (5) all Cash payments of interest or dividends received during such Collection Period on Defaulted Securities, (6) any interest received in cash during such Collection Period on a Written Down Security to the extent such interest constitutes accrued interest on the excess of the principal amount of such Written Down Security over the Principal Balance of such Written Down Security, (7) any proceeds resulting from (a) the termination (in whole or in part) of any Hedge Agreement during such Collection Period to the extent such proceeds are received in cash from the related Hedge Counterparty and, to the extent such proceeds exceed the cost of entering into a replacement Hedge Agreement in accordance with the requirements set forth in Section 16.1(a) hereof, (b) payments received from a replacement Hedge Counterparty to the extent such proceeds exceed the amount owed to a previous Hedge Counterparty in connection with the termination of the related Hedge Agreement and (c) all amounts transferred from each Hedge Termination Account pursuant to Section 16.1(g) hereof; (8) during the Reinvestment Period, the Special Amortization Amount, if any; (9) unless at the Collateral Manager’s sole discretion such amounts are designated Interest Proceeds, all payments received in cash by the Issuer during such Collection Period that represent call, prepayment or redemption premiums; and (10) all other payments received in connection with the Collateral Securities and Eligible Investments that are not included in Interest Proceeds; provided, that in no event will Principal Proceeds include (a) any proceeds from the Excepted Assets, (b) any amounts reimbursed to the Collateral Manager pursuant to Section 17.2(b) or (c) amounts otherwise constituting Principal Proceeds retained by the Servicer to pay its fees, to reimburse itself for and with respect to other amounts, each as permitted under Section 3.12 of the Servicing Agreement.

“Priority of Payments”: The meaning specified in Section 11.1(a) hereof.

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Prohibited Obligation”: Means (i) any asset that is treated for U.S. Federal income tax purposes as an equity interest in a partnership or the ownership of which would otherwise cause the Issuer to be subject to income tax on a net income basis in any jurisdiction or (ii) any asset the gain from the disposition of which would be subject to U.S. Federal income or withholding tax under Section 897 or Section 1445, respectively, of the Code and the Treasury Regulations promulgated thereunder or the income in respect of which would be subject to withholding under Section 1441 or 1446 of the Code and the Treasury Regulations promulgated thereunder.

“Property Type”: Each of the following types of property:

(i)	“Diversified Properties” means properties used by businesses for diverse purposes and other similar property interests;

(ii)
“Healthcare Properties” means hospitals, clinics, sports clubs, spas and other health care facilities and other similar real property interests used in one or more similar businesses (but not including medical offices used primarily as doctors offices);

(iii)	“Hospitality Properties” means hotels, motels, youth hostels, bed and breakfasts and other similar real property interests used in one or more similar businesses;

(iv)	“Industrial Properties” means factories, refinery plants, breweries and other similar real property interests used in one or more similar businesses;

(v)	“Mixed Use Properties” means real estate property used by businesses for diverse business purposes and any similar property interests;

(vi)	“Retail Properties” means retail stores, restaurants, bookstores, clothing stores and other similar real property interests used in one or more similar businesses;

(vii)	“Self-Storage Properties” means self-storage facilities and other similar real property interests used in one or more similar businesses;

(viii)	“Suburban Office Properties” means office buildings, conference facilities and other similar real property interests used in the commercial real estate business in suburban areas;

(ix)	“Urban Office Properties” means office buildings, conference facilities and other similar real property interests used in the commercial real estate business in urban areas;

(x)	“Warehouse Properties” means warehouse facilities and other similar real property interests; and

(xi)
“Other Properties” means any other property other than Diversified Properties, Hospitality Properties, Industrial Properties, Urban Office Properties, Suburban Office Properties, Retail Properties, Self-Storage Properties, Healthcare Properties, Mixed Use Properties or Warehouse Properties.

“Proposed Portfolio”: The portfolio of Collateral Securities and Eligible Investments resulting from the disposition of a Collateral Security or a proposed reinvestment of Principal Proceeds in a Substitute Collateral Security, as the case may be.

“Purchase Agreement”: The purchase agreement relating to the Class A Notes and the Class B Notes dated on or about the Closing Date by and among the Issuer, the Co-Issuer and the Initial Purchaser, as amended from time to time in accordance with the terms thereof.

“PTCE”: The meaning specified in Section 2.5(h)(vi).

“QIB”: A qualified institutional buyer within the meaning of Rule 144A.

“Qualified Financial Institution”: A financial institution whose long-term rating is at least equal to, “Baa2” by Moody’s and “BBB+” by S&P, or a short-term debt rating at least equal to “A-1” or “P-1,” as applicable, and which has capital and surplus of at least $200,000,000.

“Qualified Hedge Party”: A party that:

(a) (i) at the time it becomes a Hedge Counterparty, will have ratings with respect to itself as an issuer or with respect to its debt obligations by Moody’s and S&P of at least equal to the requirements set forth in the definition of “Hedge Counterparty Threshold Rating” for each of Moody’s and S&P and thereafter will maintain ratings with respect to itself as an issuer or with respect to its debt obligations;

(ii) legally and effectively accepts the rights and obligations of a Hedge Counterparty in respect of the Hedge Agreement pursuant to a written agreement reasonably acceptable to the Issuer and the Trustee; and

(iii) is a recognized dealer in interest rate swaps organized under the laws of the United States of America or a jurisdiction located in the United States of America (or another jurisdiction reasonably acceptable to the Issuer and the Trustee); or

(b) has, with respect to becoming a Hedge Counterparty, satisfied the Rating Agency Condition.

“Qualified Purchaser”: The meaning specified in Section 2(a)(51) of the Investment Company Act.

“Quarterly Asset Amount”: With respect to any Payment Date, an amount equal to the sum of (a) the Aggregate Principal Balance of all Collateral Securities plus (b) all amounts in the Principal Collection Account on the day immediately following the preceding Payment Date.

“Rating Agency”: Each of Moody’s and S&P and any successor thereto, or, with respect to Pledged Obligations generally, if at any time Moody’s or S&P or any such successor ceases to provide rating services with respect to the Secured Notes or certificates similar to the Secured Notes any other nationally recognized investment rating agency selected by the Issuer and reasonably satisfactory to each Hedge Counterparty and a Majority of the Secured Notes voting as a single Class.

“Rating Agency Condition”: With respect to any proposed action or matter, the receipt by the Trustee (and receipt by the Servicer of a copy thereof with respect to any proposed action or matter under or in connection with the Servicing Agreement) of confirmation in writing from the applicable Rating Agencies that the then current ratings on the Secured Notes, as applicable, shall not be reduced, qualified or withdrawn as a result of such action or matter.

“Real Estate Note”: One of two promissory notes that are secured by a single assignment of the related Credit Tenant Lease and a single first mortgage on related real property. Pursuant to the related Intercreditor Agreement, the right of the holder of a Real Estate Note to receive payment of interest, principal and other expenses with respect to such Corporate Credit Note (other than in respect of Defaulted Lease Claims) is senior to the right of the holder of the related Corporate Credit Note to receive payment of interest, principal and other expenses with respect to such Corporate Credit Note; provided, that upon the occurrence and during a continuation of a default under the related Credit Tenant Lease, the holder of the Real Estate Note will have a right to receive payment of interest, principal and other expenses with respect to Defaulted Lease Claims that is subordinate to the right of the holder of the related Corporate Credit Note. The Real Estate Note is secured by the same single first mortgage and single assignment of the related Credit Tenant Lease as the Corporate Credit Note.

“Record Date”: The date on which the Holders of Secured Notes entitled to receive a payment in respect of principal or interest on the succeeding Payment Date are determined, such date as to any Payment Date being the 15th day (whether or not a Business Day) prior to the applicable Payment Date.

“Redemption Date”: Any Payment Date specified for a redemption of the Secured Notes pursuant to Sections 9.1 or 9.2 hereof.

“Redemption Date Statement”: The meaning specified in Section 10.7(j) hereof.

“Redemption Price”: The Redemption Price of the Securities will be calculated as follows:

Class A Notes. The redemption price of the Class A Notes will be calculated on the related Determination Date and will be equal to (A) the Aggregate Outstanding Amount of the Class A Notes, plus any Class A Defaulted Interest Amount plus the Class A Interest Distribution Amount for the related Redemption Date or (B) only in the case of an Optional Redemption, the greater of (i) the Aggregate Outstanding Amount of the Class A Notes, plus any Class A Defaulted Interest Amount plus the Class A Interest Distribution Amount for the related Redemption Date and (ii) the present value of the remaining payments of principal and interest (including, without limitation, any Class A Defaulted Interest Amount) on the Class A Notes for the Assumed Weighted Average Life of the Class A Notes, discounted quarterly at a rate equal to the Discount Rate for such Class;

Class B Notes. The redemption price of the Class B Notes will be calculated on the related Determination Date and will be equal to (A) the Aggregate Outstanding Amount of the Class B Notes, plus any Class B Defaulted Interest Amount plus the Class B Interest Distribution Amount for the related Redemption Date or (B) only in the case of an Optional Redemption, the greater of (i) the Aggregate Outstanding Amount of the Class B Notes, plus any Class B Defaulted Interest Amount plus the Class B Interest Distribution Amount for the related Redemption Date and (ii) the present value of the remaining payments of principal and interest (including, without limitation, any Class B Defaulted Interest Amount) on the Class B Notes for the Assumed Weighted Average Life of the Class B Notes, discounted quarterly at a rate equal to the Discount Rate for such Class;

Class C Notes. The redemption price of the Class C Notes will be calculated on the related Determination Date and will be equal to (A) the Aggregate Outstanding Amount of the Class C Notes, plus any Class C Capitalized Interest and any Class C Defaulted Interest Amount plus the Class C Interest Distribution Amount for the related Redemption Date or (B) only in the case of an Optional Redemption, the greater of (i) the Aggregate Outstanding Amount of the Class C Notes, plus any Class C Capitalized Interest and any Class C Defaulted Interest Amount plus the Class C Interest Distribution Amount for the related Redemption Date and (ii) the present value of the remaining payments of principal and interest (including, without limitation, any Class C Capitalized Interest and Class C Defaulted Interest Amount) on the Class C Notes for the Assumed Weighted Average Life of the Class C Notes, discounted quarterly at a rate equal to the Discount Rate for such Class;

Class D Notes. The redemption price of the Class D Notes will be calculated on the related Determination Date and will be equal to (A) the Aggregate Outstanding Amount of the Class D Notes, plus any Class D Capitalized Interest and any Class D Defaulted Interest Amount plus the Class D Interest Distribution Amount for the related Redemption Date or (B) only in the case of an Optional Redemption, the greater of (i) the Aggregate Outstanding Amount of the Class D Notes, plus any Class D Capitalized Interest and any Class D Defaulted Interest Amount plus the Class D Interest Distribution Amount for the related Redemption Date and (ii) the present value of the remaining payments of principal and interest (including, without limitation, any Class D Capitalized Interest and Class D Defaulted Interest Amount) on the Class D Notes for the Assumed Weighted Average Life of the Class D Notes, discounted quarterly at a rate equal to the Discount Rate for such Class;

Class E Notes. The redemption price of the Class E Notes will be calculated on the related Determination Date and will be equal to (A) the Aggregate Outstanding Amount of the Class E Notes, plus any Class E Capitalized Interest and any Class E Defaulted Interest Amount plus the Class E Interest Distribution Amount for the related Redemption Date or (B) only in the case of an Optional Redemption, the greater of (i) the Aggregate Outstanding Amount of the Class E Notes, plus any Class E Capitalized Interest and any Class E Defaulted Interest Amount plus the Class E Interest Distribution Amount for the related Redemption Date and (ii) the present value of the remaining payments of principal and interest (including, without limitation, any Class E Capitalized Interest and Class E Defaulted Interest Amount) on the Class E Notes for the Assumed Weighted Average Life of the Class E Notes, discounted quarterly at a rate equal to the Discount Rate for such Class;

Preferred Shares. The redemption price for the Preferred Shares with respect to (A) an Optional Redemption or a Tax Redemption or on a Preferred Redemption Date, will be equal to any available amounts remaining after redemption of the Secured Notes and payments of all amounts and expenses described under clauses (1) through (5), (18), (19)(b), (20) and (21) of Section 11.1(a)(i) hereunder; and (B) a Clean-up Call or an Auction Call Redemption, will be such amount that will provide the Preferred Shares with an internal rate of return of at least 16% (after giving effect to all other distributions made in respect of the Preferred Shares).

For purposes of calculating the redemption price for the Secured Notes, the remaining payments of principal and interest on such Secured Notes will be calculated based on the assumptions that (i) there will be no delinquencies or defaults on any Collateral Security and (ii) there will be no prepayments on any Collateral Security.

“Reference Banks”: The meaning set forth in Schedule 2 attached hereto.

“Registered”: With respect to any debt obligation, a debt obligation that is issued after July 18, 1984, and that is in registered form for purposes of the Code.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Secured Note”: The meaning specified in Section 2.2(b)(ii) hereof.

“Reimbursement Interest”: Interest accrued on the amount of any Interest Advance made by the Advancing Agent or the Trustee, as applicable, for so long as it is outstanding, at a rate per annum equal to the “prime rate” as published in the “Money Rates” section of the Wall Street Journal, as such “prime rate” may change from time to time. If the Wall Street Journal ceases to publish the prime rate, then the Advancing Agent shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Advancing Agent shall select a comparable interest rate index. In either case, such selection shall be made by the Advancing Agent or the Trustee, as applicable, in its sole discretion.

“Reinvestment Period”: The period beginning on the Closing Date and ending on and including the earlier to occur of: (i) the Determination Date related to the Payment Date in October 2009; (ii) the Determination Date related to the Payment Date on which all of the Secured Notes are redeemed as described herein under Sections 9.1(a) and 9.1(b); and (iii) the occurrence of an Event of Default which is neither cured nor waived.

“REIT”: A real estate investment trust, as defined in Section 856 of the Code or any successor provision.

“REIT Debt Securities”: Any unsecured debt securities issued by real estate investment trusts (as defined in Section 856 of the Code or any successor provision).

“Repository”: The internet-based password protected electronic repository of transaction documents relating to privately offered and sold collateralized debt obligation securities located at “www.cdolibrary.com.”

“Repurchase Price”: The meaning specified in the Collateral Purchase Agreement or a Substitute Collateral Securities Purchase Agreement, as applicable.

“Rule 144A”: Rule 144A under the Securities Act.

“Rule 144A Global Secured Note”: The meaning specified in Section 2.2(b)(i) hereof.

“Rule 144A Information”: The meaning specified in Section 7.13 hereof.

“Sale”: The meaning specified in Section 5.17(a) hereof.

“Sale Proceeds”: On any date, the balance of (a) all proceeds (excluding accrued interest) which are not otherwise included in the definition of Interest Proceeds received during the related Collection Period in U.S. dollars with respect to the Assets as a result of sales or other dispositions of the Assets less (b) any reasonable amounts expended by the Collateral Manager or the Trustee (other than amounts payable as Company Administrative Expenses) in connection with such sales or other dispositions.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

“S&P CDO Monitor”: A dynamic, analytical computer model provided prior to the Closing Date by S&P to the Collateral Manager and the Trustee, with written instructions and assumptions to be applied when running such computer model, for the purpose of estimating the default risk of a pool of Collateral Securities.

“S&P CDO Monitor Test”: A test that will (a) be deemed satisfied on any date prior to receipt by the Collateral Manager of an S&P CDO Monitor from S&P and (b) thereafter will be satisfied if, after giving effect to the sale of a Collateral Security or the purchase of a Substitute Collateral Security, as the case may be (or both), the Class A Loss Differential, the Class B Loss Differential, the Class C Loss Differential, the Class D Loss Differential and the Class E Loss Differential of the Proposed Portfolio are each greater than or equal to zero. The S&P CDO Monitor Test will be considered to be improved if (a) the Class A Loss Differential of the Proposed Portfolio is greater than the Class A Loss Differential of the Current Portfolio, (b) the Class B Loss Differential of the Proposed Portfolio is greater than the Class B Loss Differential of the Current Portfolio, (c) the Class C Loss Differential of the Proposed Portfolio is greater than the Class C Loss Differential of the Current Portfolio, (d) the Class D Loss Differential of the Proposed Portfolio is greater than the Class D Loss Differential of the Current Portfolio or (e) the Class E Loss Differential of the Proposed Portfolio is greater than the Class E Loss Differential of the Current Portfolio.

“S&P Rating”: Of any Collateral Security will be determined as follows:

(a) if S&P has assigned a rating to such Collateral Security either publicly or privately (in the case of a private rating, with the appropriate consents for the use of such private rating), the S&P Rating shall be the rating assigned thereto by S&P (or, in the case of a REIT Debt Security, the issuer credit rating assigned by S&P), provided, that, notwithstanding the foregoing, if any Collateral Security shall, at the time of its purchase by the Issuer, be listed for a possible upgrade or downgrade on S&P’s then current credit rating watch list, then the S&P Rating of such Collateral Security shall be one subcategory above or below, respectively, the rating then assigned to such item by S&P, as applicable; provided, that if such Collateral Security is removed from such list at any time, it shall be deemed to have its actual rating by S&P;

(b) if such Collateral Security is not rated by S&P but the Issuer or the Collateral Manager on behalf of the Issuer has requested that S&P assign a rating to such Collateral Security, the S&P Rating shall be the rating so assigned by S&P; provided, that pending receipt from S&P of such rating, if such Collateral Security is of a type listed on Schedule 8 hereto or is not eligible for notching in accordance with Schedule 9 hereto, such Collateral Security shall have an S&P Rating of “CCC-”, otherwise such S&P Rating shall be the rating assigned according to Schedule D hereto until such time as S&P shall have assigned a rating thereto; or

(c) if any Collateral Security is a Collateral Security that has not been assigned a rating by S&P and is not a Collateral Security listed in Schedule 8 hereto, as identified by the Collateral Manager, the S&P Rating shall be the rating assigned according to Schedule 9 hereto; provided, that if any Collateral Security shall, at the time of its purchase by the Issuer, be listed for a possible upgrade or downgrade on either Moody’s or Fitch’s then current credit rating watch list, then the S&P Rating of such Collateral Security shall be one subcategory above or below, respectively, the rating then assigned to such item in accordance with Schedule 9 hereto; provided, further, that the Aggregate Principal Balance that may be given a rating based on this paragraph (c) may not exceed 20% of the Aggregate Principal Balance of all Collateral Securities;

provided, however, that, with respect to any Collateral Security that is a Credit Tenant Lease Loan or Corporate Credit Note, if the senior unsecured or other applicable public rating assigned by S&P to the related Credit Tenant has changed, then the rating assigned by S&P may be revised by S&P at any time or upon the request of the Collateral Manager.

“S&P Recovery Rate”: With respect to any Collateral Security on any Measurement Date, an amount equal to the percentage for such Collateral Security set forth in Schedule 7 (the S&P Recovery Matrix) hereto based on the S&P Rating at the time of origination of such Collateral Security and the rating of the most senior Class of Secured Notes outstanding on such Measurement Date.

“S&P Recovery Test”: Means a test that will be satisfied on any Measurement Date, if the S&P Weighted Average Recovery Rate based upon the Principal Balance of the Collateral Securities is equal or greater than (a) 41.6%, with respect to the Class A Notes, (b) 42.0%, with respect to the Class B Notes, (c) 42.3%, with respect to the Class C Notes, (d) 43.4%, with respect to the Class D Notes and (e) 43.4%, with respect to the Class E Notes.

“S&P Weighted Average Recovery Rate”: With respect to the Collateral Securities, as of any Measurement Date, the number obtained by summing the products obtained by multiplying the Principal Balance of each Collateral Security, other than a Defaulted Security, by its S&P Recovery Rate, dividing such sum by the Aggregate Principal Balance of all such Collateral Securities and rounding up to the first decimal place.

“Schedule of Collateral Securities”: The Collateral Securities listed on Schedule 1 hereto, which shall include the following items for each Collateral Security:

(a)	the issuer and the class of securities;

(b)	the Bloomberg identification or the CUSIP number, if applicable;

(c)	the Principal Balance or notional balance (as of the Closing Date);

(d)	the coupon rate or spread and relevant floating reference rate;

(e)	the legal maturity; and

(f)	the Moody’s Rating and the S&P Rating (provided, that if such S&P Rating is not a public rating, such S&P Rating shall not be included);

as amended from time to time to reflect the release of Collateral Securities pursuant to Article 10 hereof.

“Scheduled Distribution”: With respect to any Pledged Obligation, for each Due Date, the scheduled payment of principal, interest or fee or any dividend or premium payment due on such Due Date or any other distribution with respect to such Pledged Obligation, determined in accordance with the assumptions specified in Section 1.2.

“Secured Notes” or “Notes”: The Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes, collectively, authorized by, and authenticated and delivered under, this Indenture or any supplemental indenture.

“Secured Note Liquidation Event”: The meaning specified in Section 12.1(e).

“Securities”: The Secured Notes and the Preferred Shares, collectively.

“Securities Account”: The meaning specified in Section 3.3(a) herein.

“Securities Act”: The Securities Act of 1933, as amended.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Securityholder”: A holder of Secured Notes under the Indenture or Preferred Shares under the Paying and Transfer Agency Agreement, as the case may be.

“Seller”: Caplease, LP, as the seller under the Collateral Purchase Agreement.

“Senior Collateral Management Fee”: The fee payable quarterly in arrears on each Payment Date to the Collateral Manager pursuant to this Indenture and the Collateral Management Agreement, equal to 0.10% per annum of the Quarterly Asset Amount for such Payment Date, to the extent funds are available for such purpose in accordance with the Priority of Payments.

“Senior Securitization”: The securitization transaction, if any, in which the Senior Interest related to Collateral Securities that are Loans have been included.

“Senior Interest”: With respect to a Corporate Credit Note, the related Real Estate Note and, with respect to a B-Note, the related A-Note.

“Servicer”: Wachovia Bank, National Association, as servicer under the Servicing Agreement, and each of its permitted successors and assigns, or any successor Person that shall have become the Servicer pursuant to the provisions of the Servicing Agreement and thereafter “Servicer ” shall mean such successor Person.

“Servicing Agreement”: The Servicing Agreement, dated as of the Closing Date, between the Issuer and Wachovia Bank, as servicer, as amended from time to time in accordance with the terms thereof.

“Similar Law”: The meaning specified in Section 2.5(h)(vi).

“Special Amortization”: The meaning specified in Section 9.7.

“Special Amortization Amount”: The meaning specified in Section 9.7.

“Special Amortization Pro Rata Condition”: Means with respect to any Payment Date that either:

(A) (I)(x) the Aggregate Principal Balance of the Collateral Securities as of the related Determination Date is at least equal to 50% of the Aggregate Principal Balance of the Collateral Securities on the Closing Date and (y) the S&P CDO Monitor Test has been satisfied and (II) the Collateral Quality Test (except the items specified in clauses (xv), (xvi) and (xviii) of the definition thereof) is satisfied, or

(B) (I) if clause (A)(I) above is not satisfied, the Rating Agency Condition has been satisfied with respect to S&P and (II) if clause (A)(II) above is not satisfied, the Rating Agency Condition has been satisfied with respect to Moody’s, in each case, with respect to the pro rata payment of principal of the Secured Notes.

“Specified Person”: The meaning specified in Section 2.6 hereof.

“Specified Type”: A Loan, CMBS Security, REIT Debt Security or CRE CDO Security.

“Spread Excess”: As of any Measurement Date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (a) the greater of zero and the excess, if any, of the Weighted Average Spread for such Measurement Date over the percentage indicated below for the applicable year in which the Measurement Date occurs and (b) the Aggregate Principal Balance of all Collateral Securities that are Floating Rate Securities (excluding all Defaulted Securities and Written Down Securities) and the denominator of which is the Aggregate Principal Balance of all Collateral Securities that are Fixed Rate Securities (excluding all Defaulted Securities and Written Down Securities), multiplying the resulting figure by 365 and then dividing by 360:

Year	Percentage
2005	2.50%
2006	2.25%
2007 and thereafter	2.00%

“Stated Maturity”: With respect to any Collateral Security, the maturity date specified in such security or applicable Underlying Instrument; with respect to the Secured Notes, the Payment Date in January 2040.

“Step-Down Bond”: A security which by the terms of the related Underlying Instruments provides for a decrease, in the case of a Fixed Rate Security, in the per annum interest rate on such security or, in the case of a Floating Rate Security, in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided, that a Step-Down Bond shall not include any such security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer. In calculating any Collateral Quality Test by reference to the spread (in the case of a floating rate Step-Down Bond) or coupon (in the case of a fixed rate Step-Down Bond) of a Step-Down Bond, the spread or coupon on any date shall be deemed to be the lowest spread or coupon, respectively, scheduled to apply to such Step-Down Bond on or after such date.

“Step-Up Security”: A security with a current interest rate of zero percent per annum at the time of purchase but which increases to predetermined levels on specific dates.

“Subordinate Collateral Management Fee”: The fee payable quarterly in arrears on each Payment Date, to the Collateral Manager pursuant to this Indenture and the Collateral Management Agreement, equal to 0.10% per annum of the Quarterly Asset Amount for such Payment Date, to the extent funds are available for such purpose in accordance with the Priority of Payments.

“Subordinate Interests”: Each of the Class B Subordinate Interests, the Class C Subordinate Interests, the Class D Subordinate Interests and the Class E Subordinate Interests, as specified in Section 13.1(a), (b), (c) or (d) hereof, respectively.

“Subpool”: The meaning specified in Section 12.5(a)(ii) hereof.

“Subscription Agreement”: The subscription agreement relating to the Class C Notes, the Class D Notes, the Class E Notes and the Preferred Shares dated on or about the Closing Date by and among the Issuer, the Co-Issuer and EVA LLC, a Delaware limited liability company, as amended from time to time in accordance with the terms thereof.

“Subsequent Loan”: Any Loan that is not an Initial Loan.

“Substitute Collateral Securities”: A Collateral Security that is acquired in substitution for Collateral Securities previously pledged to the Trustee in accordance herewith.

“Substitute Collateral Securities Purchase Agreement”: Any purchase agreement entered into between the Issuer and a seller from time to time during the Reinvestment Period with respect to the purchase of Eligible Substitute Collateral Securities by the Issuer from such seller, as amended from time to time in accordance with the terms thereof, which terms are substantially similar to the terms of the Collateral Purchase Agreement with respect to representations, warranties and covenants, remedies and Rating Agency Condition requirements.

“Successful Auction”: An Auction which is conducted in accordance with Section 9.2(b).

“Tax Materiality Condition”: The condition that will be satisfied if the aggregate amount deducted or withheld by all obligors from any payment under any Collateral Securities during any 12-month period (net of any gross-up payment made by such obligor to the Issuer) exceeds U.S. $1,000,000.

“Tax Redemption”: The meaning specified in Section 9.1(b) hereof.

“Tenant Bankruptcy”: Either (i) the entry of a decree or order by a court having competent jurisdiction adjudging a tenant with respect to a Credit Tenant Lease as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such person under the Bankruptcy Code or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of such person or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days or (ii) the institution by such person of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of such person or of any substantial part of its property, respectively, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by such person in furtherance of any such action.

“Total Redemption Price”: The amount equal to funds sufficient pay all amounts and expenses described under clauses (1) through (5), (18), (19)(b), (20) and (21) of Section 11.1(a)(i) and to redeem all Secured Notes and the Preferred Shares at their applicable Redemption Prices.

“Transaction Documents”: This Indenture, the Collateral Management Agreement, the Collateral Purchase Agreement, the Servicing Agreement, the Custodial Agreement, the Purchase Agreement, the Subscription Agreement, the Paying and Transfer Agency Agreement, the Substitute Collateral Securities Purchase Agreements (if any) and the Hedge Agreements.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Secured Notes.

“Treasury Rate”: With respect to a Class of Secured Notes, a yield per annum equal to the sum of (i) the yield to maturity of the comparable treasury security based on the remaining Assumed Weighted Average Life of such Class plus (ii) the Treasury Spread for such Class.

“Treasury Regulations”: Temporary or final regulations promulgated under the Code by the United States Treasury Department.

“Treasury Security”: A U.S. Treasury security, which may or may not bear interest.

“Treasury Spread”: With respect to each Class of Secured Notes, 0.25%.

“Trust Officer”: When used with respect to the Trustee, any officer within the CDO Trust Services Group of the Corporate Trust Office (or any successor group of the Trustee) including any vice president, assistant vice president or officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the CDO Trust Services Group of the Corporate Trust Office because of his knowledge of and familiarity with the particular subject.

“Trustee”: LaSalle Bank National Association, a national banking association organized and existing under the laws of the United States of America, unless a successor Person shall have become the Trustee pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Person.

“Trustee Fee Proposal”: The letter dated as of January 3, 2005, from the Trustee and the Preferred Share Paying and Transfer Agent to Wachovia Securities.

“UCC”: The applicable Uniform Commercial Code.

“Uncertificated Security”: An “uncertificated security” as defined in Section 8-102(a)(18) of the UCC.

“Underlying Instruments”: The indenture, pooling and servicing agreement, intercreditor agreement, participation agreement or other agreement pursuant to which a Collateral Security or Eligible Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Security or Eligible Investment or of which holders of such Collateral Security or Eligible Investment are the beneficiaries.

“Underlying Mortgage Property”: The commercial mortgage property or properties securing a Loan or the commercial mortgage property or properties securing the Underlying Term Loan, as applicable.

“Underlying Series”: With respect to each Collateral Security that is a CMBS, the related series of commercial mortgage-backed certificates of which the CMBS is a part.

“Underlying Term Loan”: A Loan or an underlying commercial mortgage loan, as applicable.

“United States”: The United States of America, including any state and any territory or possession administered thereby.

“Unregistered Securities”: The meaning specified in Section 5.17(c) hereof.

“Unscheduled Principal Payments”: Any proceeds received in cash by the Issuer from an unscheduled prepayment or redemption (in whole but not in part) by the obligor of a Loan or REIT Debt Security prior to the stated maturity date of such Collateral Security.

“U.S. Person”: A “U.S. person” as defined in Rule 902 of Regulation S.

“Wachovia Bank”: Wachovia Bank, National Association or its successors and assigns.

“Wachovia Securities”: Wachovia Capital Markets, LLC or its successors and assigns.

“Weighted Average Coupon”: As of any Measurement Date, (a) the number obtained (rounded up to the next 0.01%) by (i) summing the products obtained by multiplying (x) the current interest rate on each Collateral Security that is a Fixed Rate Security (excluding all Defaulted Securities and Written Down Securities) by (y) the Principal Balance of each such Collateral Security and (ii) dividing such sum by the Aggregate Principal Balance of all Collateral Securities that are Fixed Rate Securities (excluding all Defaulted Securities and Written Down Securities) plus (b) if the amount obtained pursuant to clause (a) is less than 6.30%, the Spread Excess, if any, as of such Measurement Date.

“Weighted Average Life”: As of any Measurement Date with respect to the Collateral Securities (other than Defaulted Securities), the number obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each Collateral Security (other than Defaulted Securities) by (b) the outstanding Principal Balance of such Collateral Security and (ii) dividing such sum by the Aggregate Principal Balance at such time of all Collateral Securities (other than Defaulted Securities).

“Weighted Average Life Test”: With respect to the Collateral Securities, a test that will be satisfied as of any Measurement Date (a) during any period during the Reinvestment Period if the Weighted Average Life of such Collateral Securities as of such Measurement Date is less than or equal to an amount, starting in the first year of the Reinvestment Period, equal to 14 years and decreasing by 0.6 years for each subsequent year of the Reinvestment Period and (b) during the period after the Reinvestment Period, if the Weighted Average Life of such Collateral Securities as of such Measurement Date is less than or equal to 11 years.

“Weighted Average Moody’s Rating Factor”: The amount determined by summing the products obtained by multiplying the Principal Balance of each Collateral Security (excluding Defaulted Securities) by its Moody’s Rating Factor, dividing such sum by the Aggregate Principal Balance of all such obligations and rounding the result up to the nearest whole number.

“Weighted Average Spread”: As of any Measurement Date, (a) the number obtained (rounded up to the next 0.01%), by (i) summing the products obtained by multiplying (x) the stated spread above LIBOR at which interest accrues on each Collateral Security that is a Floating Rate Security (other than a Defaulted Security or Written Down Security) as of such date by (y) the Principal Balance of such Collateral Security as of such date, and (ii) dividing such sum by the Aggregate Principal Balance of all Collateral Securities that are Floating Rate Securities (excluding all Defaulted Securities and Written Down Securities) plus (b) if the amount obtained pursuant to clause (a) is less than the percentage indicated below for the applicable year in which the Measurement Date occurs, the Fixed Rate Excess, if any, as of such Measurement Date:

Year	Percentage
2005	2.50%
2006	2.25%
2007 and thereafter	2.00%

“Withholding Tax Event”: A new, or a change in any, U.S. or foreign tax statute, treaty, regulation, rule, ruling, practice, procedure or judicial decision or interpretation which results in any portion of any payment due from any issuer under any Collateral Security becoming properly subject to the imposition of U.S. or foreign withholding tax, which withholding tax is not compensated for by a “gross-up” provision under the terms of the related Collateral Securities, and such a tax or taxes amount, in the aggregate, to three percent or more of the aggregate interest payments received on all of the Collateral Securities during the related Collection Period.

“Written Down Security”: As of any date of determination, any Collateral Security as to which the aggregate par amount of the entire issue of such Collateral Security and all other securities secured by the same pool of collateral and that rank senior in priority of payment to such issue exceeds the aggregate par amount of all collateral (giving effect to any appraisal reductions) securing such issue (excluding defaulted collateral).

Section 1.2. Assumptions as to Pledged Obligations.

(a) In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Pledged Obligation, or any payments on any other assets included in the Assets, and with respect to the income that can be earned on Scheduled Distributions on such Pledged Obligations and on any other amounts that may be received for deposit in the applicable Collection Account, the provisions set forth in this Section 1.2 shall be applied.

(b) All calculations with respect to Scheduled Distributions on the Pledged Obligations securing the Secured Notes shall be made on the basis of information as to the terms of each such Pledged Obligation and upon report of payments, if any, received on such Pledged Obligation that are furnished by or on behalf of the issuer of such Pledged Obligation and, to the extent they are not manifestly in error, such information or report may be conclusively relied upon in making such calculations.

(c) For each Collection Period, the Scheduled Distribution on any Pledged Obligation (other than a Defaulted Security, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections in respect of such Pledged Obligation (including all Sales Proceeds received during the Collection Period and not reinvested in Substitute Collateral Securities or retained in the Principal Collection Account for subsequent reinvestment) that, if paid as scheduled, will be available in the Collection Accounts at the end of such Collection Period for payment on the Secured Notes and of expenses of the Issuer and the Co-Issuer pursuant to the Priority of Payments and (ii) any such amounts received in prior Collection Periods that were not disbursed on a previous Payment Date and do not constitute amounts which have been used as reimbursement with respect to a prior Interest Advance pursuant to the terms of this Indenture.

(d) With respect to any Collateral Security as to which any interest or other payment thereon is subject to withholding tax of any relevant jurisdiction, each Scheduled Distribution thereon shall, for purposes of the Coverage Tests and the Collateral Quality Tests, be deemed to be payable net of such withholding tax unless the issuer thereof or obligor thereon is required to make additional payments to fully compensate the Issuer for such withholding taxes (including in respect of any such additional payments). On any date of determination, the amount of any scheduled distribution due on any future date shall be assumed to be made net of any such uncompensated withholding tax based upon withholding tax rates in effect on such date of determination.

(e) For purposes of calculating any Interest Coverage Ratio, the expected interest income on floating rate Collateral Securities and Eligible Investments and under each Hedge Agreement and the expected interest payable on the Secured Notes shall be calculated using the (i) interest rates applicable thereto on the applicable Measurement Date and (ii) accrued original issue discount on Eligible Investments shall be deemed to be Scheduled Distributions of interest due on the date such original issue discount is scheduled to be paid. Notwithstanding the foregoing, for the purposes of calculating any Interest Coverage Ratio, there shall be excluded all scheduled or deferred payments of interest on or principal of Collateral Securities and any payment, including any amount payable to the Issuer by each Hedge Counterparty, as to which the Collateral Manager has determined in its reasonable judgment shall not be made in cash or received when due.

(f) Each Scheduled Distribution receivable with respect to a Pledged Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the applicable Collection Account except to the extent the Collateral Manager has a reasonable expectation that such Scheduled Distribution will not be received on the applicable Due Date. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the applicable Collection Account for transfer to the Payment Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Secured Notes or other amounts payable pursuant to this Indenture.

(g) All calculations required to be made and all reports which are to be prepared pursuant to this Indenture with respect to the Pledged Obligations, shall be made on the basis of the date on which the Issuer makes a commitment to purchase or sell an asset (the “trade date”), not the settlement date.

(h) For the purpose of determining any payment to be made on any Payment Date pursuant to any applicable paragraph of Section 11.1(a), any Coverage Test referred to in such paragraph shall be calculated as of the relevant Payment Date after giving effect to all payments to be made on such Payment Date prior to such payment in accordance with Section 11.1(a). In addition, for purposes of determining whether any Interest Coverage Test is satisfied pursuant to Section 11.1(a)(i), if a payment of principal on any Class of Secured Notes is to be made at the same level or at a more senior level in the priority of payments set forth in Section 11.1(a)(ii), then the related Interest Coverage Ratio shall be calculated on a pro forma basis on the assumption that (i) such payment of principal had been made on the immediately preceding Payment Date and (ii) the Interest Distributable Amount for such Class of Secured Notes for the current Payment Date was correspondingly reduced to reflect the lower Aggregate Outstanding Amount of such Class of Secured Notes.

(i) For purposes of calculating the Overcollateralization Ratio, an appraisal reduction of a Collateral Security will be assumed to result in an implied reduction of principal balance for such Collateral Security only if such appraisal reduction is intended to reduce the interest payable on such Collateral Security and only in proportion to such interest reduction. For purposes of the Overcollateralization Ratio, any Collateral Security that has sustained an implied reduction of principal balance due to an appraisal reduction will not be considered a Defaulted Security solely due to such implied reduction. The Collateral Manager will notify the Trustee and S&P of any appraisal reductions of Collateral Securities if the Collateral Manager has actual knowledge thereof.

Section 1.3. Interest Calculation Convention.

All calculations of interest hereunder that are made with respect to the Secured Notes shall be made on the basis of a 360-day year of twelve 30-day months.

Section 1.4. Rounding Convention.

Unless otherwise specified herein, test calculations that evaluate to a percentage will be rounded to the nearest hundredth of a percentage point  and test calculations that evaluate to a number or decimal will be rounded to the nearest one hundredth of a percentage point.

ARTICLE 2

THE SECURED NOTES

Section 2.1. Forms Generally.

The Secured Notes and the Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Issuer and the Co-Issuer executing such Secured Notes as evidenced by their execution of such Secured Notes. Any portion of the text of any Secured Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Secured Note.

Section 2.2. Forms of Secured Notes and Certificate of Authentication.

(a) Form. The form of each of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes, including the Certificate of Authentication, shall be substantially as set forth in Exhibits A, B, C, D and E hereto.

(b) Global Securities.

(i) Rule 144A Global Secured Notes. The Secured Notes offered and sold to U.S. Persons (that are QIBs and Qualified Purchasers) in reliance on the exemption from registration under Rule 144A under the Securities Act (except for any sale directly from the Issuer) shall be issued initially in the form of one or more permanent global notes in definitive, fully registered form without interest coupons with the applicable legends set forth in Exhibits A, B, C, D and E hereto, as applicable, added to the form of such Secured Notes (each, a “Rule 144A Global Secured Note”), which shall be registered in the name of the nominee of the Depository and deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depository, duly executed by the Issuer and the Co-Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Rule 144A Global Secured Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or the Depository or its nominee, as the case may be, as hereinafter provided.

(ii) Regulation S Global Secured Notes. The Secured Notes sold in offshore transactions in reliance on Regulation S under the Securities Act shall be issued initially in the form of one or more permanent global notes in definitive, fully registered form without interest coupons with the applicable legends set forth in Exhibits A, B, C, D and E hereto, as applicable, added to the form of such Secured Notes (each, a “Regulation S Global Secured Note”), which shall be deposited on behalf of the subscribers for such Secured Notes represented thereby with the Trustee as custodian for the Depository and registered in the name of a nominee of the Depository for the respective accounts of Euroclear and Clearstream, Luxembourg or their respective depositories, duly executed by the Issuer and the Co-Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Regulation S Global Secured Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or the Depository or its nominee, as the case may be, as hereinafter provided.

(c) Book-Entry Provisions. This Section 2.2(c) shall apply only to Global Securities deposited with or on behalf of the Depository.

Each of the Issuer and Co-Issuer shall execute and the Trustee shall, in accordance with this Section 2.2(c), authenticate and deliver initially one or more Global Securities that (i) shall be registered in the name of the nominee of the Depository for such Global Security or Global Securities and (ii) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee’s agent as custodian for the Depository.

Agent Members shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Trustee, as custodian for the Depository or under the Global Security, and the Depository may be treated by the Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee as the absolute owner of such Global Secured Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Co-Issuer, the Trustee, or any agent of the Issuer, the Co-Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Global Security.

(d) Delivery of Secured Notes in the form of a Definitive Security in lieu of Global Securities. Except as provided in Section 2.10 hereof, owners of beneficial interests in a Class of Global Securities shall not be entitled to receive physical delivery of a Secured Note in the form of a definitive, fully registered security in physical form without interest coupons (“Definitive Securities”) representing such Class of Global Securities.

Section 2.3. Authorized Amount; Stated Maturity; and Denominations.

The aggregate principal amount of Secured Notes that may be authenticated and delivered under this Indenture is limited to $285,000,000, except for Secured Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Secured Notes pursuant to Sections 2.5, 2.6 or 8.5 hereof.

Such Secured Notes shall be divided into 5 Classes having designations and original principal amounts as follows:

Designation	Original Principal Amount
Class A Senior Secured Fixed Rate Term Notes, Due 2040	$252,000,000
Class B Second Priority Fixed Rate Term Notes, Due 2040	$16,500,000
Class C Third Priority Fixed Rate Term Notes, Due 2040	$9,000,000
Class D Fourth Priority Fixed Rate Term Notes, Due 2040	$4,500,000
Class E Fifth Priority Fixed Rate Term Notes, Due 2040	$3,000,000

The Secured Notes shall be issuable in minimum denominations of $150,000 and integral multiples of $1,000 in excess thereof (plus any residual amount).

Section 2.4. Execution, Authentication, Delivery and Dating.

The Secured Notes shall be executed on behalf of the Issuer and the Co-Issuer by an Authorized Officer of the Issuer and the Co-Issuer, respectively. The signature of such Authorized Officers on the Secured Notes may be manual or facsimile.

Secured Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer or the Co-Issuer shall bind the Issuer or the Co-Issuer, as the case may be, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Secured Notes or did not hold such offices at the date of issuance of such Secured Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer and the Co-Issuer may deliver Secured Notes executed by the Issuer and the Co-Issuer to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Secured Notes as provided in this Indenture and not otherwise.

Each Secured Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Secured Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Secured Notes issued upon transfer, exchange or replacement of other Secured Notes shall be issued in authorized denominations reflecting the original aggregate principal amount of the Secured Notes so transferred, exchanged or replaced, but shall represent only the current outstanding principal amount of the Secured Notes so transferred, exchanged or replaced. In the event that any Secured Note is divided into more than one Secured Note in accordance with this Article 2, the original principal amount of such Secured Note shall be proportionately divided among the Secured Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Secured Notes.

No Secured Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Secured Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of their Authorized Officers, and such certificate upon any Secured Note shall be conclusive evidence, and the only evidence, that such Secured Note has been duly authenticated and delivered hereunder.

Section 2.5. Registration, Registration of Transfer and Exchange.

(a) The Issuer and the Co-Issuer shall cause to be kept a register (the “Notes Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer and the Co-Issuer shall provide for the registration of Secured Notes and the registration of transfers of Secured Notes. The Trustee is hereby initially appointed “Notes Registrar” for the purpose of registering Secured Notes and transfers of such Secured Notes with respect to any duplicate copy of the Notes Register kept in the United States as herein provided. Upon any resignation or removal of the Notes Registrar, the Issuer and the Co-Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Notes Registrar.

If a Person other than the Trustee is appointed by the Issuer and the Co-Issuer as Notes Registrar, the Issuer and the Co-Issuer shall give the Trustee prompt written notice of the appointment of a Notes Registrar and of the location, and any change in the location, of the Notes Registrar, and the Trustee shall have the right to inspect the Notes Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Notes Registrar by an Officer thereof as to the names and addresses of the Holders of the Secured Notes and the principal amounts and numbers of such Secured Notes.

Subject to this Section 2.5, upon surrender for registration of transfer of any Secured Notes at the office or agency of the Issuer to be maintained as provided in Section 7.2, the Issuer and the Co-Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Secured Notes of any authorized denomination and of a like aggregate principal amount.

At the option of the Holder, Secured Notes may be exchanged for Secured Notes of like terms, in any authorized denominations and of like aggregate principal amount, upon surrender of the Secured Notes to be exchanged at such office or agency. Whenever any Secured Note is surrendered for exchange, the Issuer and the Co-Issuer shall execute, and the Trustee shall authenticate and deliver, the Secured Notes that the Noteholder making the exchange is entitled to receive.

All Secured Notes issued and authenticated upon any registration of transfer or exchange of Secured Notes shall be the valid obligations of the Issuer and the Co-Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Secured Notes surrendered upon such registration of transfer or exchange.

Every Secured Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Notes Registrar duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer or exchange of Secured Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

None of the Notes Registrar, the Issuer or the Co-Issuer shall be required (i) to issue, register the transfer of or exchange any Secured Note during a period beginning at the opening of business 15 days before any selection of Secured Notes to be redeemed and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Secured Note so selected for redemption.

(b) No Secured Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act and is exempt from the registration requirements under applicable state securities laws.

(c) No Secured Note may be offered, sold, resold or delivered, within the United States or to, or for the benefit of, U.S. Persons except in accordance with Section 2.5(f) below and in accordance with Rule 144A to QIBs who are Qualified Purchasers purchasing for their own account or for the accounts of one or more QIBs who are Qualified Purchasers, for which the purchaser is acting as fiduciary or agent. The Secured Notes may be offered, sold, resold or delivered, as the case may be, in offshore transactions to non-U.S. Persons in reliance on Regulation S under the Securities Act. None of the Issuer, the Co-Issuer, the Trustee or any other Person may register the Secured Notes under the Securities Act or any state securities laws.

(d) [Reserved].

(e) Upon final payment due on the Stated Maturity of a Secured Note, the Holder thereof shall present and surrender such Secured Note at the Corporate Trust Office of the Trustee or at the office of the Paying Agent (outside the United States if then required by applicable law in the case of a note in definitive form issued in exchange for a beneficial interest in a Regulation S Global Secured Note pursuant to Sections 2.5 and 2.10).

(f) Transfers of Global Secured Notes. Notwithstanding any provision to the contrary herein, so long as a Global Secured Note remains outstanding and is held by or on behalf of the Depository, transfers of a Global Secured Note, in whole or in part, shall only be made in accordance with Section 2.2(c) and this Section 2.5(f) and the other applicable provisions of Section 2.5.

(i) Subject to clauses (ii) through (iv) of this Section 2.5(f), transfers of a Global Secured Note shall be limited to transfers of such Global Secured Note in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(ii) Regulation S Global Secured Note to Rule 144A Global Secured Note. If a holder of a beneficial interest in a Regulation S Global Secured Note wishes to transfer all or a part of its interest in such Regulation S Global Secured Note to a Person who wishes to take delivery thereof in the form of a Rule 144A Global Secured Note, such holder may, subject to the terms hereof and the rules and procedures of Euroclear, Clearstream, Luxembourg or the Depository, as the case may be, exchange or cause the exchange of such interest for an equivalent beneficial interest in a Rule 144A Global Secured Note of the same Class. Upon receipt by the Trustee, as Notes Registrar, of (A) instructions from Euroclear, Clearstream, Luxembourg or the Depository, as the case may be, directing the Trustee, as Notes Registrar, to cause such Rule 144A Global Secured Note to be increased by an amount equal to such beneficial interest in such Regulation S Global Secured Note but not less than the minimum denomination applicable to the related Class of Secured Notes, and (B) a certificate substantially in the form of Exhibit G hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee acquiring such interest in a Rule 144A Global Secured Note is a QIB and a Qualified Purchaser, is obtaining such beneficial interest in a transaction pursuant to Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction, then Euroclear, Clearstream, Luxembourg or the Trustee, as Notes Registrar, as the case may be, shall approve the instruction at the Depository to reduce such Regulation S Global Secured Note by the aggregate principal amount of the interest in such Regulation S Global Secured Note to be transferred and increase the Rule 144A Global Secured Note specified in such instructions by an Aggregate Outstanding Amount equal to such reduction in such principal amount of the Regulation S Global Secured Note.

(iii) Rule 144A Global Secured Note to Regulation S Global Secured Note. If a holder of a beneficial interest in a Rule 144A Global Secured Note wishes to transfer all or a part of its interest in such Rule 144A Global Secured Note to a Person who wishes to take delivery thereof in the form of a Regulation S Global Secured Note, such holder may, subject to the terms hereof and the rules and procedures of Euroclear, Clearstream, Luxembourg or the Depository, as the case may be, exchange or cause the exchange of such interest for an equivalent beneficial interest in a Regulation S Global Secured Note of the same Class. Upon receipt by the Trustee, as Notes Registrar, of (A) instructions from Euroclear, Clearstream, Luxembourg or the Depository, as the case may be, directing the Trustee, as Notes Registrar, to cause such Regulation S Global Secured Note to be increased by an amount equal to the beneficial interest in such Rule 144A Global Secured Note but not less than the minimum denomination applicable to the related Class of Secured Notes to be exchanged, and (B) a certificate substantially in the form of Exhibit F hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee acquiring such interest in a Regulation S Global Secured Note is a not a U.S. Person and that such transfer is being made pursuant to Rule 903 or 904 under Regulation S of the Securities Act, then Euroclear, Clearstream, Luxembourg or the Trustee, as Notes Registrar, as the case may be, shall approve the instruction at the Depository to reduce such Rule 144A Global Secured Note by the aggregate principal amount of the interest in such Rule 144A Global Secured Note to be transferred and increase the Regulation S Global Secured Note specified in such instructions by an Aggregate Outstanding Amount equal to such reduction in the principal amount of the Rule 144A Global Secured Note.

(iv) Other Exchanges. In the event that, pursuant to Section 2.10 hereof, a Global Secured Note is exchanged for Secured Notes in definitive form, such Secured Notes may be exchanged for one another only in accordance with such procedures as are substantially consistent with the provisions above (including certification requirements intended to ensure that such transfers are to a QIB who is also a Qualified Purchaser or are to a non-U.S. Person, or otherwise comply with Rule 144A or Regulation S or Regulation D under the Securities Act, as the case may be) and as may be from time to time adopted by the Issuer, the Co-Issuer and the Trustee.

(g) If Secured Notes are issued upon the transfer, exchange or replacement of Secured Notes bearing the applicable legends set forth in Exhibits A, B, C, D and E hereto, and if a request is made to remove such applicable legend on such Secured Notes, the Secured Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Issuer and the Co-Issuer such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York (and addressed to the Issuer and the Trustee), as may be reasonably required by the Issuer and the Co-Issuer to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S under the Securities Act, as applicable, the Investment Company Act or ERISA. So long as the Issuer or the Co-Issuer is relying on an exemption under or promulgated pursuant to the Investment Company Act, the Issuer or the Co-Issuer shall not remove that portion of the legend required to maintain an exemption under or promulgated pursuant to the Investment Company Act. Upon provision of such satisfactory evidence, as confirmed in writing by the Issuer and the Co-Issuer, to the Trustee, the Trustee, at the directions of the Issuer and the Co-Issuer, shall authenticate and deliver Secured Notes that do not bear such applicable legend.

(h) Each beneficial owner of Rule 144A Global Secured Notes shall be deemed to represent and agree as follows (terms used in this paragraph that are defined in Rule 144A under the Securities Act are used herein as defined therein):

(i) In the case of a Rule 144A Global Secured Note, the owner is (1) a QIB and a Qualified Purchaser, (2) is aware that the sale of the Secured Notes to it (other than the initial sale by the Issuer and the Co-Issuer) is being made in reliance on the exemption from registration provided by Rule 144A under the Securities Act, and (3) is acquiring the Secured Notes for its own account or for one or more accounts, each of which is a QIB and a Qualified Purchaser, and as to each of which the owner exercises sole investment discretion, (4) in a principal amount of not less than $100,000, for each such account.

(ii) The owner understands that the Secured Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, the Secured Notes have not been and shall not be registered under the Securities Act, and, if in the future the owner decides to offer, resell, pledge or otherwise transfer the Secured Notes, such Secured Notes may only be offered, resold, pledged or otherwise transferred in accordance with this Indenture and the applicable legend on such Secured Notes set forth in Exhibits A, B, C, D and E, as applicable. The owner acknowledges that no representation is made by the Issuer, the Co-Issuer, or the Initial Purchaser, as the case may be, as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Secured Notes.

(iii) The owner is not purchasing the Secured Notes with a view to the resale, distribution or other disposition thereof in violation of the Securities Act. The owner understands that an investment in the Secured Notes involves certain risks, including the risk of loss of all or a substantial part of its investment under certain circumstances. The owner has had access to such financial and other information concerning the Issuer, the Co-Issuer and the Secured Notes as it deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Secured Notes, including an opportunity to ask questions of and request information from the Collateral Manager, the Issuer and the Co-Issuer.

(iv) In connection with the purchase of the Secured Notes (A) none of the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee is acting as a fiduciary or financial or investment adviser for the owner; (B) the owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee other than in a current offering memorandum for such Secured Notes and any representations expressly set forth in a written agreement with such party; (C) none of the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee has given to the owner (directly or indirectly through any other person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (including legal, regulatory, tax, financial, accounting, or otherwise) of its purchase, (D) the owner has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and it has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee; and (E) the owner is purchasing the Secured Notes with a full understanding of all of the terms, conditions and risks thereof (economic and otherwise), and is capable of assuming and willing to assume (financially and otherwise) these risks.

(v) The owner understands that the Secured Notes shall bear the applicable legend set forth in Exhibits A, B, C, D and E, as applicable. The Rule 144A Global Secured Notes may not at any time be held by or on behalf of any U.S. Person that is not a QIB who is a Qualified Purchaser. The owner must inform a prospective transferee of the transfer restrictions.

(vi) Unless a prospective Holder of a Secured Note otherwise provides another representation acceptable to the Trustee, the Collateral Manager, the Issuer and the Co-Issuer, each Holder of a Global Secured Note, by its acquisition thereof, shall be deemed to have represented to the Issuer, the Co-Issuer, the Collateral Manager and the Trustee that either (a) no part of the funds being used to pay the purchase price for such Secured Notes constitutes an asset of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to ERISA or “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code or any other plan which is subject to any federal, state or local law (“Similar Law”) that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (each a “Benefit Plan” and funds of such a Benefit Plan, “Plan Assets”), or an entity whose underlying assets include Plan Assets of any such Benefit Plan, or (b) if the funds being used to pay the purchase price for such Secured Notes include Plan Assets of any Benefit Plan, its purchase and holding of the Secured Notes are eligible for the exemptive relief from the prohibited transaction rules granted by Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, or a similar exemption; or in the case of any Benefit Plan subject to Similar Law, do not result in an non-exempt violation of Similar Law.

(vii) The owner shall not, at any time, offer to buy or offer to sell the Secured Notes by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or at a seminar or meeting whose attendees have been invited by general solicitations or advertising.

(viii) The owner shall not, at any time, make an offer or invitation to subscribe to the public in the Cayman Islands, within the meaning of Section 194 of the Cayman Islands Companies Law (2004 Revision), unless the Secured Notes have been listed on the Cayman Islands Stock Exchange.

(i) Each beneficial owner of Regulation S Global Secured Notes shall be deemed to have made the representations set forth in clauses (ii), (iii), (iv), (vi), (vii) and (viii) of Section 2.5(h) and shall be deemed to have further represented and agreed as follows:

(i) The owner is aware that the sale of such Secured Notes to it is being made in reliance on the exemption from registration provided by Regulation S and understands that the Secured Notes offered in reliance on Regulation S under the Securities Act will bear the appropriate legend set forth in Exhibits A, B, C, D and E, as applicable, and be represented by one or more Regulation S Global Secured Notes. The Secured Notes so represented may not at any time be held by or on behalf of U.S. Persons. Each of the owner and the related Holder is not, and shall not be, a U.S. Person. Before any interest in a Regulation S Global Secured Note may be offered, resold, pledged or otherwise transferred to a person who takes delivery in the form of a Rule 144A Global Secured Note, the transferee shall be required to provide the Trustee with a written certification substantially in the form of Exhibit G hereto as to compliance with the transfer restrictions. The owner must inform a prospective transferee of the transfer restrictions.

(j) Any purported transfer of a Secured Note not in accordance with this Section 2.5 shall be null and void and shall not be given effect for any purpose hereunder.

(k) Notwithstanding anything contained in this Indenture to the contrary, neither the Trustee nor the Notes Registrar (nor any other Transfer Agent) shall be responsible or liable for compliance with applicable federal or state securities laws (including, without limitation, the Securities Act or Rule 144A or Regulation S promulgated thereunder), the Investment Company Act, ERISA or the Code (or any applicable regulations thereunder); provided, however, that if a specified transfer certificate or Opinion of Counsel is required by the express terms of this Section 2.5 to be delivered to the Trustee or Notes Registrar prior to registration of transfer of a Secured Note, the Trustee and/or Notes Registrar, as applicable, is required to request, as a condition for registering the transfer of the Secured Note, such certificate or Opinion of Counsel and to examine the same to determine whether it conforms on its face to the requirements hereof (and the Trustee or Notes Registrar, as the case may be, shall promptly notify the party delivering the same if it determines that such certificate or Opinion of Counsel does not so conform).

(l) If the Trustee determines or is notified by the Issuer, Co-Issuer or the Collateral Manager that (i) a transfer or attempted or purported transfer of any interest in any Secured Note was consummated in compliance with the provisions of this Section 2.5 on the basis of a materially incorrect certification from the transferee or purported transferee, (ii) a transferee failed to deliver to the Trustee any certification required to be delivered hereunder or (iii) the holder of any interest in a Secured Note is in breach of any representation or agreement set forth in any certification or any deemed representation or agreement of such holder, the Trustee shall not register such attempted or purported transfer and if a transfer has been registered, such transfer shall be absolutely null and void ab initio and shall vest no rights in the purported transferee (such purported transferee, a “Disqualified Transferee”) and the last preceding holder of such interest in such Secured Note that was not a Disqualified Transferee shall be restored to all rights as a Holder thereof retroactively to the date of transfer of such Secured Note by such Holder.

In addition, the Trustee may require that the interest in the Secured Note referred to in (i), (ii) or (iii) in the preceding paragraph be transferred to any person designated by the Issuer or the Collateral Manager at a price determined by the Issuer or the Collateral Manager, as applicable, based upon its estimation of the prevailing price of such interest and each Holder, by acceptance of an interest in a Secured Note, authorizes the Trustee to take such action. In any case, the Trustee shall not be held responsible for any losses that may be incurred as a result of any required transfer under this Section 2.5(l).

Section 2.6. Mutilated, Defaced, Destroyed, Lost or Stolen Secured Note.

If (a) any mutilated or defaced Secured Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Co-Issuer, the Trustee and the relevant Transfer Agent (each a “Specified Person”) evidence to their reasonable satisfaction of the destruction, loss or theft of any Secured Note, and (b) there is delivered to the Specified Person such security or indemnity as may be required by each Specified Person to save each of them and any agent of any of them harmless (an unsecured indemnity agreement delivered to the Trustee by an institutional investor with a net worth of at least $200,000,000 being deemed sufficient to satisfy such security or indemnity requirement), then, in the absence of notice to the Specified Persons that such Secured Note has been acquired by a bona fide purchaser, the Issuer and the Co-Issuer shall execute and, upon Issuer Request, the Trustee shall authenticate and deliver, in lieu of any such mutilated, defaced, destroyed, lost or stolen Secured Note, a new Secured Note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Secured Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Secured Note, a bona fide purchaser of the predecessor Secured Note presents for payment, transfer or exchange such predecessor Secured Note, any Specified Person shall be entitled to recover such new Secured Note from the Person to whom it was delivered or any Person taking therefrom, and each Specified Person shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by such Specified Person in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Secured Note has become due and payable, the Issuer and the Co-Issuer in their discretion may, instead of issuing a new Secured Note, pay such Secured Note without requiring surrender thereof except that any mutilated or defaced Secured Note shall be surrendered.

Upon the issuance of any new Secured Note under this Section 2.6, the Issuer and the Co-Issuer may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Secured Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Secured Note shall constitute an original additional contractual obligation of the Issuer and the Co-Issuer, and such new Secured Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Secured Notes duly issued hereunder.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Secured Notes.

Section 2.7. Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved.

(a) The Class A Notes shall accrue interest during each Interest Accrual Period at the applicable Class A Rate. Interest on each Class A Note shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class A Note bears to the Aggregate Outstanding Amount of all Class A Notes.

(b) The Class B Notes shall accrue interest during each Interest Accrual Period at the applicable Class B Rate. Interest on each Class B Note shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class B Note bears to the Aggregate Outstanding Amount of all Class B Notes; provided, however, that payment of interest on the Class B Notes is subordinated to the payment on each Payment Date of the Class A Defaulted Interest Amount, if any, and the Class A Interest Distribution Amount and other amounts in accordance with the Priority of Payments.

(c) The Class C Notes shall accrue interest during each Interest Accrual Period at the applicable Class C Rate. Interest on each Class C Note shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class C Note bears to the Aggregate Outstanding Amount of all Class C Notes; provided, however, that payment of interest on the Class C Notes is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes and the Class B Notes (including any Class A Defaulted Interest Amount and Class B Defaulted Interest Amount) and other amounts in accordance with the Priority of Payments.

For so long as any Class B Notes are Outstanding, any payment of interest due on the Class C Notes which is not available to be paid (the “Class C Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class C Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class C Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class C Capitalized Interest for which funds are available shall be considered “due and payable” and the failure to pay such portion of Class C Capitalized Interest shall be an Event of Default. Class C Capitalized Interest shall be added to the principal amount of the Class C Notes, shall bear interest thereafter at the Class C Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class B Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class C Capitalized Interest) but not paid on the Class C Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(d) The Class D Notes shall accrue interest during each Interest Accrual Period at the applicable Class D Rate. Interest on each Class D Note shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class D Note bears to the Aggregate Outstanding Amount of all Class D Notes; provided, however, that payment of interest on the Class D Notes is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes and the Class C Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount and Class C Capitalized Interest) and other amounts in accordance with the Priority of Payments.

For so long as any Class C Notes are Outstanding, any payment of interest due on the Class D Notes which is not available to be paid (the “Class D Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class D Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class D Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class D Capitalized Interest for which funds are available shall be considered “due and payable” and the failure to pay such portion of Class D Capitalized Interest shall be an Event of Default. Class D Capitalized Interest shall be added to the principal amount of the Class D Notes, shall bear interest thereafter at the Class D Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class C Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class D Capitalized Interest) but not paid on the Class D Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(e) The Class E Notes shall accrue interest during each Interest Accrual Period at the applicable Class E Rate. Interest on each Class E Note shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class E Note bears to the Aggregate Outstanding Amount of all Class E Notes; provided, however, that payment of interest on the Class E Notes is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount, Class C Capitalized Interest, Class D Defaulted Interest Amount and Class D Capitalized Interest) and other amounts in accordance with the Priority of Payments.

For so long as any Class D Notes are Outstanding, any payment of interest due on the Class E Notes which is not available to be paid (the “Class E Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class E Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class E Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class E Capitalized Interest for which funds are available shall be considered “due and payable” and the failure to pay such portion of Class E Capitalized Interest shall be an Event of Default. Class E Capitalized Interest shall be added to the principal amount of the Class E Notes, shall bear interest thereafter at the Class E Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Secured Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class E Capitalized Interest) but not paid on the Class E Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(f) Interest shall cease to accrue on each Class of Secured Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a Default has occurred with respect to such payments of principal.

(g) The principal of each Class of Secured Notes matures at par and is due and payable on the Stated Maturity, unless the unpaid principal of such Class of Secured Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise; provided, however, that the payment of principal of the Class B Notes (other than the payment of principal pursuant to Section 9.7 and Section 11.1(a)(ii)(9)) may only occur after the principal of the Class A Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes and other amounts in accordance with the Priority of Payments and any payment of principal of the Class B Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes have been paid in full; provided further, that the payment of principal of the Class C Notes (other than payment of the amounts constituting Class C Capitalized Interest, notwithstanding that such Class C Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.7 and Section 11.1(a)(ii)(9)) may only occur after the principal of the Class A Notes and the Class B Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes and other amounts in accordance with the Priority of Payments and any payment of principal of the Class C Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes and the Class B Notes have been paid in full; provided further, that the payment of principal of the Class D Notes (other than payment of the amounts constituting Class D Capitalized Interest, notwithstanding that such Class D Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.7 and Section 11.1(a)(ii)(9)) may only occur after the principal of the Class A Notes, the Class B Notes and the Class C Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, Class C Notes and other amounts in accordance with the Priority of Payments and any payment of principal of the Class D Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes and the Class C Notes have been paid in full; provided further, that the payment of principal of the Class E Notes (other than payment of the amounts constituting Class E Capitalized Interest, notwithstanding that such Class E Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.7 and Section 11.1(a)(ii)(9)) may only occur after the principal of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, Class C Notes, Class D Notes and other amounts in accordance with the Priority of Payments and any payment of principal of the Class E Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes have been paid in full.

(h) As a condition to the payment of principal of and interest on any Secured Note without the imposition of U.S. withholding tax, the Issuer shall require certification acceptable to it to enable the Issuer, the Co-Issuer, the Trustee, and the Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Secured Note under any present or future law or regulation of the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(i) Payments in respect of interest on and principal of the Secured Notes shall be payable by wire transfer in immediately available funds to a Dollar account maintained by the Holder or its nominee; provided, that the Holder has provided wiring instructions to the Trustee on or before the related Record Date or, if wire transfer cannot be effected, by a Dollar check drawn on a bank in the United States of America, or by a Dollar check mailed to the Holder at its address in the Notes Register. The Issuer expects that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of a Global Secured Note held by the Depository or its nominee, shall immediately credit the applicable Agent Members’ accounts with payments in amounts proportionate to the respective beneficial interests in such Global Secured Note as shown on the records of the Depository or its nominee. The Issuer also expects that payments by Agent Members to owners of beneficial interests in such Global Secured Note held through Agent Members will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of the Agent Members. Upon final payment due on the Maturity of a Secured Note, the Holder thereof shall present and surrender such Secured Note at the Corporate Trust Office of the Trustee or at the office of the Paying Agent (outside of the United States if then required by applicable law in the case of a Definitive Security issued in exchange for a beneficial interest in the Regulation S Global Secured Note) on or prior to such Maturity. None of the Issuer, the Co-Issuer, the Trustee or the Paying Agent will have any responsibility or liability with respect to any records maintained by the Holder of any Secured Note with respect to the beneficial holders thereof or payments made thereby on account of beneficial interests held therein. In the case where any final payment of principal and interest is to be made on any Secured Note (other than on the Stated Maturity thereof) the Issuer or, upon Issuer Request, the Trustee, in the name and at the expense of the Issuer shall, not more than 30 nor fewer than five (5) Business Days prior to the date on which such payment is to be made, mail to the Persons entitled thereto at their addresses appearing on the Notes Register, a notice which shall state the date on which such payment will be made and the amount of such payment per $1,000 initial principal amount of Secured Notes and shall specify the place where such Secured Notes may be presented and surrendered for such payment.

(j) Subject to the provisions of Sections 2.7(a) through (h) hereof, Holders of Secured Notes as of the Record Date in respect of a Payment Date shall be entitled to the interest accrued and payable in accordance with the Priority of Payments and principal payable in accordance with the Priority of Payments on such Payment Date. All such payments that are mailed or wired and returned to the Paying Agent shall be held for payment as herein provided at the office or agency of the Issuer and the Co-Issuer to be maintained as provided in Section 7.2 (or returned to the Trustee).

(k) Interest on any Secured Note which is payable, and is punctually paid or duly provided for, on any Payment Date shall be paid to the Person in whose name that Secured Note (or one or more predecessor Secured Notes) is registered at the close of business on the Record Date for such interest.

(l) Payments of principal to Holders of the Secured Notes of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Secured Notes of such Class registered in the name of each such Holder on such Record Date bears to the Aggregate Outstanding Amount of all Secured Notes of such Class on such Record Date.

(m) Interest accrued with respect to the Secured Notes shall be calculated as described in the applicable form of Secured Note attached hereto.

(n) All reductions in the principal amount of a Secured Note (or one or more predecessor Secured Notes) effected by payments of installments of principal made on any Payment Date, Redemption Date or upon Maturity shall be binding upon all future Holders of such Secured Note and of any Secured Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Secured Note.

(o) Notwithstanding anything contained in this Indenture to the contrary, the obligations of the Issuer and the Co-Issuer under the Secured Notes and this Indenture are non-recourse obligations of the Issuer and the Co-Issuer payable solely from the Assets and following realization of the Assets, any claims of the Noteholders or the Trustee shall be extinguished. No recourse shall be had for the payment of any amount owing in respect of the Secured Notes against any Officer, director, employee, shareholder, limited partner or incorporator of the Issuer, the Co-Issuer or any of their respective successors or assigns for any amounts payable under the Secured Notes or this Indenture. It is understood that the foregoing provisions of this paragraph shall not (i) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Secured Notes or secured by this Indenture (to the extent it relates to the obligation to make payments on the Secured Notes) until such Assets have been realized, whereupon any outstanding indebtedness or obligation in respect of the Secured Notes shall be extinguished. It is further understood that the foregoing provisions of this paragraph shall not limit the right of any Person to name the Issuer or the Co-Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Secured Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such person or entity.

(p) Subject to the foregoing provisions of this Section 2.7, each Secured Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Secured Note shall carry the rights of unpaid interest and principal that were carried by such other Secured Note.

(q) Notwithstanding any of the foregoing provisions with respect to payments of principal of and interest on the Secured Notes (but subject to Section 2.7(o)), if the Secured Notes have become or been declared due and payable following an Event of Default and such acceleration of Maturity and its consequences have not been rescinded and annulled and the provisions of Section 5.5 are not applicable, then payments of principal of and interest on such Secured Notes shall be made in accordance with Section 5.7 hereof.

Section 2.8. Persons Deemed Owners.

The Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee may treat as the owner of a Secured Note the Person in whose name such Secured Note is registered on the Notes Register on the applicable Record Date for the purpose of receiving payments of principal of and interest and other amounts on such Secured Note and on any other date for all other purposes whatsoever (whether or not such Secured Note is overdue), and none of the Issuer, the Co-Issuer or the Trustee nor any agent of the Issuer, the Co-Issuer or the Trustee shall be affected by notice to the contrary; provided, however, that the Depository, or its nominee, shall be deemed the owner of the Global Secured Notes, and owners of beneficial interests in Global Secured Notes will not be considered the owners of any Secured Notes for the purpose of receiving notices.

Section 2.9. Cancellation.

All Secured Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed lost or stolen, shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee, and shall be promptly canceled by the Trustee and may not be reissued or resold. No Secured Notes shall be authenticated in lieu of or in exchange for any Secured Notes canceled as provided in this Section 2.9, except as expressly permitted by this Indenture. All canceled Secured Notes held by the Trustee shall be destroyed or held by the Trustee in accordance with its standard retention policy unless the Issuer and the Co-Issuer shall direct by an Issuer Order that they be returned to them.

Section 2.10. Global Secured Notes; Temporary Notes.

(a) In the event that the Depository notifies the Issuer and the Co-Issuer that it is unwilling or unable to continue as Depository for a Global Secured Note or if at any time such Depository ceases to be a “Clearing Agency” registered under the Exchange Act and a successor depository is not appointed by the Issuer within 90 days of such notice, the Global Secured Notes deposited with the Depository pursuant to Section 2.2 hereof shall be transferred to the beneficial owners thereof subject to the procedures and conditions set forth in this Section 2.10.

(b) Any Global Secured Note that is transferable to the beneficial owners thereof pursuant to Section 2.10(a) above shall be surrendered by the Depository to the Trustee’s Corporate Trust Office together with necessary instruction for the registration and delivery of Secured Notes in definitive registered form without interest coupons to the beneficial owners (or such owner’s nominee) holding the ownership interests in such Global Secured Note. Any such transfer shall be made, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Secured Note, an equal aggregate principal amount of Definitive Securities of the same Class and authorized denominations. Any Definitive Securities delivered in exchange for an interest in a Global Secured Note shall, except as otherwise provided by Section 2.5, bear the applicable legend set forth in Exhibits A, B, C, D and E, as applicable, and shall be subject to the transfer restrictions referred to in such applicable legends. The holder of such a registered individual Global Secured Note may transfer such Global Secured Note by surrendering it at the Corporate Trust Office of the Trustee, or at the office of the Paying Agent or Irish Paying Agent.

(c) Subject to the provisions of Section 2.10(b) above, the registered Holder of a Global Secured Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Secured Notes.

(d) In the event of the occurrence of either of the events specified in Section 2.10(a) above, the Issuer and the Co-Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Securities.

Pending the preparation of Definitive Securities pursuant to this Section 2.10, the Issuer and the Co-Issuer may execute and, upon Issuer Order, the Trustee shall authenticate and deliver, temporary Secured Notes that are printed, lithographed, typewritten, mimeographed or otherwise reproduced, in any authorized denomination, substantially of the tenor of the Definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Officers executing such Definitive Securities may determine, as conclusively evidenced by their execution of such Definitive Securities.

If temporary Definitive Securities are issued, the Issuer and the Co-Issuer shall cause permanent Definitive Securities to be prepared without unreasonable delay. The Definitive Securities shall be printed, lithographed, typewritten or otherwise reproduced, or provided by any combination thereof, or in any other manner permitted by the rules and regulations of any applicable notes exchange, all as determined by the Officers executing such Definitive Securities. After the preparation of Definitive Securities, the temporary Secured Notes shall be exchangeable for Definitive Securities upon surrender of the applicable temporary Secured Notes at the office or agency maintained by the Issuer and the Co-Issuer for such purpose, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Secured Notes, the Issuer and the Co-Issuer shall execute, and the Trustee shall authenticate and deliver, in exchange therefor the same aggregate principal amount of Definitive Securities of authorized denominations. Until so exchanged, the temporary Secured Notes shall in all respects be entitled to the same benefits under this Indenture as Definitive Securities.

Section 2.11. US Tax Treatment of Secured Notes.

(a) Each of the Issuer and the Co-Issuer intends that, for U.S. federal income tax purposes, the Secured Notes be treated as debt. Each prospective purchaser and any subsequent transferee of a Secured Note or any interest therein shall, by virtue of its purchase or other acquisition of such Secured Note or interest therein, be deemed to have agreed to treat such Secured Note as debt for U.S. federal income tax purposes.

(b) If any Secured Notes are deemed equity for U.S. federal income tax purposes by the Internal Revenue Service (the “IRS”), and the Holder of such Secured Note so requests, the Issuer agrees to provide each Holder of such a Secured Note with a PFIC Annual Information Statement, signed by the Issuer or its authorized representative, on an annual basis that contains the following information as required under Treasury Regulation Section 1.1295-1(g)(i):

(i) the first and last days of the taxable year of the Issuer to which the PFIC Annual Information Statement applies;

(ii) sufficient information to enable each Holder of such Secured Notes to calculate its pro rata share of the Issuer’s ordinary earnings and net capital gain for that taxable year;

(iii) the amount of cash and the fair market value of other property distributed or deemed distributed to such Holder to such Secured Notes during the taxable year of the Issuer to which the PFIC Annual Information Statement pertains; and

(iv) a statement that the Issuer shall permit the Holder of any such Secured Notes to inspect and copy the Issuer’s permanent books of account, records and such other documents as may be maintained by the Issuer to establish that the Issuer’s ordinary earnings and net capital gain are computed in accordance with U.S. federal income tax principles and to verify these amounts and the Holder’s pro rata interest thereof.

Notwithstanding the foregoing, if the Holder of such Secured Note so requests within 30 days of the end of the Issuer’s taxable year, and such Holder informs the Issuer or its authorized representative of the par value of each Class of Notes held by such Holder during such taxable year (including, if any Notes were acquired or sold during such taxable year, the date such Notes were acquired or sold, and par value of such Notes), the Issuer or its authorized representative will inform such Holder of its pro rata share of the Issuer’s ordinary earnings and net capital gain.

(c) The Issuer and the Co-Issuer shall account for the aforementioned Secured Notes and prepare any reports to Noteholders and tax authorities, including without limitation the report specified in Section 2.11(b) above, consistent with the intentions expressed in Section 2.11(a) above.

(d) Each Holder shall timely furnish to the Issuer, the Co-Issuer or its agents any U.S. federal income tax form or certification (such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner) (with Part III marked), Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms that the Issuer, the Co-Issuer or its agents may reasonably request and shall update or replace such forms or certification in accordance with its terms or its subsequent amendments.

Section 2.12. Authenticating Agents.

Upon the request of the Issuer and the Co-Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may pursuant to this Indenture, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Secured Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.5 hereof, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Secured Notes. For all purposes of this Indenture, the authentication of Secured Notes by an Authenticating Agent pursuant to this Section 2.12 shall be deemed to be the authentication of Secured Notes by the Trustee.

Any corporation or banking association into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation. Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee, the Issuer and the Co-Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent, the Issuer and the Co-Issuer. Upon receiving such notice of resignation or upon such a termination, the Trustee shall promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

The Trustee agrees to pay to each Authenticating Agent appointed by it from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto and the Trustee shall be entitled to be reimbursed for such payments, subject to Section 6.7 hereof. The provisions of Sections 2.9, 6.4 and 6.5 hereof shall be applicable to any Authenticating Agent.

Section 2.13. Forced Sale on Failure to Comply with Restrictions.

(a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a Secured Note or interest therein to a U.S. Person who is determined not to have been both a QIB and a Qualified Purchaser at the time of acquisition of the Secured Note or interest therein shall be null and void and any such proposed transfer of which the Issuer, the Co-Issuer or the Trustee shall have notice may be disregarded by the Issuer, the Co-Issuer and the Trustee for all purposes.

(b) If the Issuer determines that any Holder of a Secured Note has not satisfied the applicable requirement described in Section 2.13(a) above (any such person a “Non-Permitted Holder”), then the Issuer shall promptly after discovery that such Person is a Non-Permitted Holder by the Issuer, the Co-Issuer or the Trustee (and notice by the Trustee or the Co-Issuer to the Issuer, if either of them makes the discovery), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest to a Person that is not a Non-Permitted Holder within 30 days of the date of such notice. If such Non-Permitted Holder fails to so transfer its Secured Note or interest therein, the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Secured Note or interest therein to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Trustee acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Secured Note, and selling such Secured Note to the highest such bidder. However, the Issuer or the Trustee may select a purchaser by any other means determined by it in its sole discretion. The Holder of such Secured Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Secured Note, agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this Section 2.13(b) shall be determined in the sole discretion of the Issuer, and the Issuer shall not be liable to any Person having an interest in the Secured Note sold as a result of any such sale of exercise of such discretion.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1. General Provisions.

The Secured Notes to be issued on the Closing Date shall be executed by the Issuer and the Co-Issuer upon compliance with Section 3.2 and shall be delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Request and upon receipt by the Trustee of the items described below:

(a) an Officer’s Certificate of the Issuer (A) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture, the Collateral Purchase Agreement, the Collateral Management Agreement, each Hedge Agreement, the Paying and Transfer Agency Agreement, the Servicing Agreement, the Custodial Agreement and related documents, the execution, authentication and delivery of the Secured Notes and the authorization and issuance of the Preferred Shares and specifying the Stated Maturity of each Class of Secured Notes, the principal amount of each Class of Secured Notes and the applicable Note Interest Rate of each Class of Secured Notes to be authenticated and delivered, and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Directors authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon;

(b) an Officer’s Certificate of the Co-Issuer (A) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture and related documents, the execution, authentication and delivery of the Secured Notes and specifying the Stated Maturity of each Class of Secured Notes, the principal amount of each Class of Secured Notes and the applicable Note Interest Rate of each Class of Secured Notes to be authenticated and delivered, and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon;

(c) (A) either (1) certificates of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of such Securities or (2) an Opinion of Counsel of the Issuer reasonably satisfactory in form and substance to the Trustee that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Securities except as may have been given;

(B) either (1) certificates of the Co-Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Co-Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of such Securities or (2) an Opinion of Counsel of the Co-Issuer reasonably satisfactory in form and substance to the Trustee that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Securities except as may have been given;

(d) opinions of Sidley Austin Brown & Wood llp, special U.S. counsel to the Issuer and the Co-Issuer (which opinions may be limited to the laws of the State of New York and the federal law of the United States and may assume, among other things, the correctness of the representations and warranties made or deemed made by the owners of Secured Notes pursuant to Sections 2.5(j) and (k)) dated the Closing Date, substantially in the form of Exhibit H attached hereto;

(e) an opinion of Maples and Calder, Cayman Islands counsel to the Issuer (which opinion shall be limited to the laws of the Cayman Islands), dated the Closing Date, substantially in the form of Exhibit I attached hereto;

(f) an Officer’s Certificate, given on behalf of the Issuer and without personal liability, stating that the Issuer is not in Default under this Indenture and that the issuance of the Securities will not result in a breach of any of the terms, conditions or provisions of, or constitute a Default under, the Governing Documents of the Issuer, any indenture or other agreement or instrument to which the Issuer is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which the Issuer is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Secured Notes applied for have been complied with;

(g) an Officer’s Certificate stating that the Co-Issuer is not in Default under this Indenture and that the issuance of the Secured Notes will not result in a breach of any of the terms, conditions or provisions of, or constitute a Default under, the Governing Documents of the Co-Issuer, any indenture or other agreement or instrument to which the Co-Issuer is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which the Co-Issuer is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Secured Notes applied for have been complied with; and that all expenses due or accrued with respect to the offering or relating to actions taken on or in connection with the Closing Date have been paid;

(h) an executed counterpart of the Collateral Purchase Agreement, the Collateral Management Agreement, the Paying and Transfer Agency Agreement, the Servicing Agreement and the Custodial Agreement;

(i) an executed copy of each Hedge Agreement;

(j) an opinion of counsel to (i) each Hedge Counterparty, (ii) the Collateral Manager and the Advancing Agent, (iii) the Trustee and the Preferred Share Paying and Transfer Agent, and (iv) the Seller, each dated the Closing Date, and each substantially in the form attached hereto as Exhibit J;

(k) an Accountants’ Report confirming the following information as of the Closing Date: (i) the information (other than the Principal Balance and the Purchase Price) with respect to each Collateral Security set forth on the Schedule of Closing Date Collateral Securities attached hereto as Schedule 1 by reference to such sources as shall be specified therein; (ii) compliance as of the Closing Date with each of the Collateral Quality Tests; and (iii) specifying the procedures undertaken by the accountants to review data and computations relating to the foregoing;

(l) an Officer’s Certificate from the Collateral Manager (i) confirming that, based on information available to the Collateral Manager, each Collateral Security set forth on the Schedule 1 attached hereto meets the Eligibility Criteria and that Schedule 1 correctly lists the Collateral Securities to be Granted to the Trustee on the Closing Date and (ii) stating the Aggregate Principal Amount of the Collateral Securities;

(m) evidence of preparation for filing at the appropriate filing office in the District of Columbia of a financing statement executed on behalf of the Issuer relating to the perfection of the lien of this Indenture;

(n) an Issuer Order executed by the Issuer and the Co-Issuer directing the Trustee to (i) authenticate the Secured Notes specified therein, in the amounts set forth therein and registered in the name(s) set forth therein and (ii) deliver the authenticated Secured Notes as directed by the Issuer and the Co-Issuer; and

(o) such other documents as the Trustee may reasonably require.

Section 3.2. Security for Secured Notes.

Prior to the issuance of the Secured Notes on the Closing Date, the Issuer shall cause the following conditions to be satisfied:

(a) Grant of Security Interest; Delivery of Collateral Securities. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Assets and the transfer of all Collateral Securities acquired in connection therewith and purchased by the Issuer on the Closing Date (as set forth in the Schedule of Closing Date Collateral Securities) to the Trustee in the manner provided in Section 3.3(b).

(b) Certificate of the Issuer. A certificate of an Authorized Officer of the Issuer given on behalf of the Issuer and without personal liability, dated as of the Closing Date, delivered to the Trustee, to the effect that, in the case of each Collateral Security pledged to the Trustee for inclusion in the Assets on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i) the Issuer is the owner of such Collateral Security free and clear of any liens, claims or encumbrances of any nature whatsoever except for those which are being released on the Closing Date;

(ii) the Issuer has acquired its ownership in such Collateral Security in good faith without notice of any adverse claim, except as described in paragraph (i) above;

(iii) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Security (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to this Indenture;

(iv) the Underlying Instrument with respect to such Collateral Security does not prohibit the Issuer from Granting a security interest in and assigning and pledging such Collateral Security to the Trustee;

(v) the information set forth with respect to such Collateral Security in the Schedule of Collateral Securities is correct;

(vi) the Collateral Securities included in the Assets satisfy the requirements of the definition of Eligibility Criteria and the requirements of Section 3.2(a); and

(vii) the Grant pursuant to the Granting Clauses of this Indenture shall result in a first priority security interest in favor of the Trustee for the benefit of the Holders of the Secured Notes and each Hedge Counterparty in all of the Issuer’s right, title and interest in and to the Collateral Securities pledged to the Trustee for inclusion in the Assets on the Closing Date.

(c) Rating Letters. The Trustee’s receipt of a letter signed by each Rating Agency and confirming that (i) the Class A Notes have been rated “Aaa” by Moody’s and “AAA” by S&P, (ii) the Class B Notes have been rated at least “Aa2” by Moody’s and “AA” by S&P, (iii) the Class C Notes have been rated at least “A2” by Moody’s and “A-” by S&P, (iv) the Class D Notes have been rated at least “Baa2” by Moody’s and “BBB” by S&P and (v) the Class E Notes have been rated at least “Baa3” by Moody’s and “BBB-” by S&P and that such ratings are in full force and effect on the Closing Date.

(d) Accounts. Evidence of the establishment of the Payment Account, the Collection Account, the Interest Collection Account, the Principal Collection Account, the Expense Account, each Hedge Collateral Account, each Hedge Termination Account and the Securities Account (which may be a subaccount of the Collection Account).

(e) Purchases. The delivery to the Trustee of evidence that the Issuer shall have entered into one or more agreements to purchase, for settlement on or following the Closing Date in accordance with customary settlement procedures in the relevant markets, Collateral Securities having an Aggregate Principal Balance of not less than $300,000,000.

(f) Deposit to Accounts.

(i) On the Closing Date, the Issuer shall deposit into the Expense Account from the gross proceeds of the offering of the Securities an initial amount which shall be sufficient to pay any outstanding initial fees and expenses of the Issuer and the Co-Issuer with respect to the offering of the Securities which are not paid on the Closing Date; provided, however, in the event that any amounts remain in the Expense Account after the payment of all such expenses, such amounts shall be transferred to the Interest Collection Account.

(ii) On the Closing Date, the Issuer shall deposit into the Principal Collection Account, the proceeds (other than the organizational and structuring fees and expenses of the Issuer and the Co-Issuer (including the legal fees and expenses of counsel to the Issuers, the Initial Purchaser and the Collateral Manager)) received by the Issuer on the Closing Date from the issuance of the Securities, to the extent such proceeds have not been deposited in the Expense Account in accordance with Section 3.2(f)(i) or used to purchase Collateral Securities on or prior to the Closing Date.

Section 3.3. Transfer of Collateral Securities and Eligible Investments.

(a) The Issuer hereby appoints LaSalle Bank National Association as Securities Intermediary (the “Custodial Securities Intermediary”). Any successor Custodial Securities Intermediary shall be a U.S. state or national bank or trust company which is not an Affiliate of the Issuer and is a Qualified Financial Institution. On or before the Closing Date, the Custodial Securities Intermediary shall create a “securities account” within the meaning specified in Section 8-501(a) of the UCC to which Financial Assets may be credited (the “Securities Account”) as to which the Trustee is the sole Entitlement Holder. The Custodial Securities Intermediary hereby agrees that each item of property (whether investment property, financial asset, security, instrument or Cash) credited to the Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC being maintained on behalf of the Trustee. The securities intermediary jurisdiction, as defined in Section 8-110(e) of the UCC, shall be New York. If at any time the Custodial Securities Intermediary shall receive any “entitlement order” (as defined in Section 8-102(a)(8) of the UCC) from the Trustee directing the transfer or redemption of any financial asset relating to the Securities Account, the Custodial Securities Intermediary shall comply with such entitlement order without further consent by the Issuer or any other person.

(b) Each Collateral Security and each Eligible Investment relating thereto or made with funds of the Issuer shall be delivered to the Trustee by causing the Custodial Securities Intermediary to create a Security Entitlement in the Securities Account in favor of the Trustee with respect to such Collateral Security or Eligible Investment by indicating by book-entry that such Collateral Security or Eligible Investment has been credited to the Securities Account.

(c) The Issuer shall cause each Collateral Security or Eligible Investment to be delivered to the Trustee or to the Custodial Securities Intermediary for the benefit of the Trustee as described below and the Issuer shall cause the Trustee to take any and all other actions necessary to create in favor of the Trustee a valid, perfected, first-priority security interest in each Collateral Security or Eligible Investment Granted in accordance with this Indenture under laws and regulations, including Articles 8 and 9 of the UCC and regulations of the U.S. Department of the Treasury governing transfers of interests in Government Items in effect at the time of such delivery:

(i) in the case of each Certificated Security or Instrument (other than a Certificated Security or Instrument which is to be credited to the Securities Account), (A) causing the delivery to the Custodial Securities Intermediary (for the benefit of the Trustee) in the State of Illinois of the original executed certificate or other writing that constitutes or evidences such Certificated Security or Instrument, registered in the name of the Custodial Securities Intermediary (for the benefit of the Trustee) or its affiliated nominee or endorsed to the Custodial Securities Intermediary (for the benefit of the Trustee) or in blank by an effective endorsement (unless such Certificated Security or Instrument is in bearer form in which case delivery alone shall suffice), (B) causing the Custodial Securities Intermediary to acknowledge in writing that it is holding such Certificated Security or Instrument solely as agent of the Trustee and (C) causing the Custodial Securities Intermediary (on behalf of the Trustee) to maintain continuous possession of such Certificated Security or Instrument in the State of Illinois;

(ii) in the case of each Uncertificated Security (other than an Uncertificated Security covered by clause (iii) below or which is to be credited to the Securities Account), (A) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodial Securities Intermediary (for the benefit of the Trustee) and (B) causing the Custodial Securities Intermediary to continuously identify on its books and records that such Uncertificated Security is credited to the Securities Account (for the benefit of the Trustee);

(iii) in the case of an Uncertificated Security registered in the name of the Issuer, causing the issuer of such Uncertificated Security to agree that it will comply with all instructions originated by the Trustee without further consent by the Issuer;

(iv) in the case of each general intangible (other than a general intangible which is to be credited to the Securities Account), (A) causing a UCC financing statement describing the Assets and naming the Issuer as debtor and the Trustee as secured party to be filed by or on behalf of the Issuer in the District of Columbia within 10 Business Days of the Closing Date and (B) causing the registration of this Indenture in the Register of Mortgages and Charges of the Issuer at the Issuer’s registered office in the Cayman Islands;

(v) in the case of each Collateral Security, Eligible Investment or other financial asset not covered by the foregoing clauses (i) through (iv), (A) causing the transfer of such financial asset to the Custodial Securities Intermediary in accordance with the terms of the Underlying Instrument and applicable law and regulation and (B) causing the Custodial Securities Intermediary to create a Security Entitlement with respect to such financial asset by crediting such financial asset to the Securities Account for the benefit of the Trustee; and

(vi) in the case of any “deposit account” within the meaning of the UCC (A) establishing such deposit account in the name of, and under the sole dominion and control of, the Trustee and (B) causing the bank maintaining such deposit account to agree in writing that it will comply with instructions from the Trustee directing the disposition of funds in such deposit account without further consent by the Issuer.

(d) Without limiting the foregoing, the Issuer and the Trustee on behalf of the Bank agree, and the Bank shall cause the Custodial Securities Intermediary, to take such different or additional action as the Trustee may reasonably request in order to maintain the perfection and priority of the security interest of the Trustee in the event of any change in applicable law or regulation, including Articles 8 and 9 of the UCC and regulations of the U.S. Department of the Treasury governing transfers of interests in Government Items (it being understood that the Trustee shall be entitled to rely upon an Opinion of Counsel, including an Opinion of Counsel delivered in accordance with Section 3.1(d), as to the need to file any financing statements or continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(e) In addition to the foregoing, the Issuer shall cause a copy of the Underlying Instruments with respect to each Collateral Security, to the extent in the possession of the Issuer, to be delivered to the Trustee promptly after the Grant thereof.

(f) As of the Closing Date (with respect to the Assets) and each date on which an Asset is acquired (only with respect to the Asset so acquired) the Issuer represents and warrants as follows, which representations and warranties shall not be waived:

(i) this Indenture creates a valid and continuing security interest (as defined in the UCC) in the Assets in favor of the Trustee, which security interest is prior to all other liens, and is enforceable as such against creditors of and purchasers from the Issuer;

(ii) the Issuer owns and has good and marketable title to such Assets free and clear of any lien, claim or encumbrance of any person;

(iii) in the case of each Asset, the Issuer has acquired its ownership in such Asset in good faith without notice of any adverse claim as defined in Section 8-102(a)(1) of the UCC as in effect on the date hereof;

(iv) other than the security interest granted to the Trustee pursuant to this Indenture, the Issuer has not, pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets;

(v) the Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the Assets other than any financing statement relating to the security interest granted to the Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment or Pension Benefit Guarantee Corporation lien and tax lien filings against the Issuer;

(vi) the Issuer has received all consents and approvals required by the terms of each Asset and the Underlying Instruments to grant to the Trustee its interest and rights in such Asset hereunder;

(vii) the Issuer has caused or will have caused, within 10 days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Trustee hereunder;

(viii) each Asset is an “instrument” within the meaning of the UCC, a “general intangible” within the meaning of the UCC or a “deposit account” within the meaning of the UCC or has been and will have been credited to the Securities Account;

(ix) the Custodial Securities Intermediary has agreed to treat all assets credited to the Securities Account as “financial assets” within the UCC;

(x) the Issuer has delivered a fully executed agreement pursuant to which the Custodial Securities Intermediary has agreed to comply with all instructions originated by the Trustee relating to the Securities Account without further consent of the Issuer; the Securities Account is not in the name of any person other than the Issuer or the Trustee; the Issuer has not consented to the securities intermediary of the Securities Account to comply with entitlement orders of any person other than the Trustee;

(xi) (A) all original executed copies of each promissory note or other writings that constitute or evidence any pledged obligation that constitutes “instruments” within the meaning of the UCC have been delivered to the Custodial Securities Intermediary for the benefit of the Trustee, (B) the Issuer has received a written acknowledgement from the Custodial Securities Intermediary that the Custodial Securities Intermediary is acting solely as agent of the Trustee and (C) none of the promissory notes or other writings that constitute or evidence such collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any person other than the Trustee;

(xii) (A) the Collection Accounts, each Hedge Termination Account, each Hedge Collateral Account, the Expense Account and the Payment Account (collectively, the “Deposit Accounts”) constitute “deposit accounts” within the meaning of the UCC, (B) the Issuer has taken all steps necessary to cause the Trustee to become the account holder of the Deposit Accounts, (C) other than the security interest granted to the Trustee pursuant to this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Deposit Accounts, and (D) the Deposit Accounts are not in the name of any person other than the Issuer or the Trustee. The Issuer has not consented to the bank maintaining the Deposit Accounts to comply with the instructions of any person other than the Trustee; and

(xiii) The Issuer has established procedures such that any Eligible Investments purchased with funds withdrawn from the Deposit Accounts will be either (i) credited to a “securities account” (within the meaning of the UCC) over which the Trustee will have a first priority perfected security interest, (ii) purchased in the name of the Trustee or (iii) held in another manner sufficient to establish the Trustee’s first priority perfected security interest over such Eligible Investments.

(g) The Trustee shall only invest in Eligible Investments which the applicable Custodial Securities Intermediary agrees to credit to the applicable account. To the extent any Eligible Investment shall not be delivered to the Trustee by causing the Custodial Securities Intermediary to create a Security Entitlement in the Securities Account in favor of the Trustee, the Issuer shall deliver an Opinion of Counsel to the Trustee to the effect that any other delivery will effect a first priority security interest in favor of the Trustee in such Eligible Instrument.

(h) The Issuer hereby authorizes the filing of UCC financing statements naming the Issuer as debtor and the Trustee as secured party and describing as collateral covered thereby “all property and assets in which the debtor has an interest, wherever located and whether now owned or existing or hereafter acquired or arising” or words to that effect, including any applicable limitations on that collateral description, notwithstanding that such collateral description may be broader in scope that the Assets described in this Indenture.

ARTICLE 4

SATISFACTION AND DISCHARGE

Section 4.1. Satisfaction and Discharge of Indenture.

This Indenture shall be discharged and shall cease to be of further effect with respect to the Assets securing the Secured Notes and the Issuer’s obligations under each Hedge Agreement except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Secured Notes, (iii) rights of Noteholders to receive payments of principal thereof and interest thereon as provided herein, (iv) the rights, obligations and immunities of the Trustee on their behalf hereunder, (v) the rights of Noteholders as beneficiaries hereof with respect to the property deposited with the Trustee on their behalf and payable to all or any of them; and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(a) either:

(i) all Secured Notes theretofore authenticated and delivered (other than (A) Secured Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 and (B) Secured Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3) have been delivered to the Trustee for cancellation; or

(ii) all Secured Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Section 9.1 or Section 9.2 under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Issuer and the Co-Issuer pursuant to Section 9.4 and the Issuer or the Co-Issuer, in the case of clauses (A), (B) or (C) of this subsection (ii), has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided, that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “Aaa” by Moody’s and “AAA” by S&P in an amount sufficient, as verified by a firm of certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness (including, in the case of a redemption pursuant to Section 9.1 or Section 9.2, the Redemption Price) on such Secured Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Secured Notes which have become due and payable), or to the Stated Maturity or the Redemption Date, as the case may be (and in each case in respect of the Secured Notes, subject to the Priority of Payments); provided, further, that any such deposit of funds with the Trustee in satisfaction of this Indenture shall be subject to the Rating Agency Condition; provided, however, that in the case of the Secured Notes, this subsection (ii) shall not apply if an election to act in accordance with the provisions of Section 5.5(a) shall have been made and not rescinded;

(b) the Issuer has paid or caused to be paid or provided for (to the satisfaction of the Person entitled thereto) all other sums payable hereunder and under the Collateral Management Agreement, the Servicing Agreement and all Hedge Agreements then in effect have been terminated and Issuer has paid all amounts, including payments due and payable in connection with such termination and has paid all other outstanding amounts, including any outstanding payments due and payable for any previously terminated Hedge Agreement; and

(c) Each of the Issuer and the Co-Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Co-Issuer, the Trustee, and, if applicable, the Noteholders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.7, 7.1 and 7.3 hereof shall survive.

Section 4.2. Application of Trust Money.

All Monies deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Secured Notes and this Indenture to the payment of the principal and interest, either directly or through the Paying Agent, as the Trustee may determine, to the Person entitled thereto of the principal and interest for whose payment such Money has been deposited with the Trustee; but such Money need not be segregated from other funds except to the extent required herein or when commingling of funds is prohibited by law.

Section 4.3. Repayment of Monies Held by Paying Agent.

In connection with the satisfaction and discharge of this Indenture with respect to the Secured Notes, all Monies then held by the Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Issuer and the Co-Issuer, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and, in the case of Monies payable on the Secured Notes, in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

ARTICLE 5
REMEDIES

Section 5.1. Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment of any interest on any Class A Note or Class B Note, or if there are no Class A Notes or Class B Notes Outstanding, on any Class C Note, or if there are no Class C Notes Outstanding, on any Class D Note, or if there are no Class D Notes Outstanding, on any Class E Note when the same becomes due and payable, which default continues for a period of three Business Days or, in the case of a default in payment due to an administrative error or omission by the Trustee or Paying Agent, which default continues for five Business Days;

(b) a default in the payment of principal (or the related Redemption Price, if applicable) of any Class A Note when the same becomes due and payable, at its Stated Maturity or any Redemption Date, or if there are no Class A Notes Outstanding, a default in the payment of principal (or the related Redemption Price, if applicable) of any Class B Note when the same becomes due and payable at its Stated Maturity or any Redemption Date, or if there are no Class B Notes Outstanding, a default in the payment of principal (or the related Redemption Price, if applicable) of any Class C Note (including any Class C Capitalized Interest) when the same becomes due and payable at its Stated Maturity or any Redemption Date, or if there are no Class C Notes Outstanding, a default in the payment of principal (or the related Redemption Price, if applicable) of any Class D Note (including any Class D Capitalized Interest) when the same becomes due and payable at its Stated Maturity or any Redemption Date, or if there are no Class D Notes Outstanding, a default in the payment of principal (or the related Redemption Price, if applicable) of any Class E Note (including any Class E Capitalized Interest) when the same becomes due and payable at its Stated Maturity or any Redemption Date;

(c) the failure on any Payment Date to disburse amounts available in the Payment Account in accordance with the Priority of Payments set forth under Section 11.1(a) (other than a default in payment described in clause (a) or (b) above), which failure continues for a period of three Business Days or, in the case of a failure to disburse such amounts due to an administrative error or omission by the Trustee or Paying Agent, which failure continues for five Business Days;

(d) either the Issuer, the Co-Issuer or the pool of Assets becomes an investment company required to be registered under the Investment Company Act;

(e) a default in the performance, or breach, of any other covenant or other agreement (other than the covenant to meet the Coverage Tests or the Collateral Quality Test) of the Issuer or the Co-Issuer hereunder or any representation or warranty of the Issuer or the Co-Issuer hereunder or in any certificate or other writing delivered pursuant hereto or in connection therewith proves to be incorrect in any material respect when made, and the continuation of such default or breach continues for a period of 30 days (or, if such default, breach or failure has an adverse effect on the validity, perfection or priority of the security interest granted hereunder, 15 days) after either the Issuer, the Co-Issuer or the Collateral Manager has actual knowledge thereof or after notice thereof to the Issuer, the Co-Issuer and the Collateral Manager by the Trustee or to the Issuer, the Co-Issuer, the Collateral Manager and the Trustee by Holders of at least 25% in Aggregate Outstanding Amount of Secured Notes of the Controlling Class; provided that a default in the performance by the Issuer of the obligations imposed on it by this Indenture in connection with the entry into a replacement Hedge Agreement upon the early termination of a Hedge Agreement shall not be an Event of Default if the Rating Agency Condition has been satisfied;

(f) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer or the Co-Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the Co-Issuer under the Bankruptcy Code or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or the Co-Issuer or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(g) the institution by the Issuer or the Co-Issuer of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or the Co-Issuer or of any substantial part of its property, respectively, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer in furtherance of any such action; or

(h) one or more final judgments being rendered against the Issuer or the Co-Issuer which exceed, in the aggregate, U.S. $1,000,000 (or such lesser amount as any Rating Agency may specify) and which remain unstayed, undischarged and unsatisfied for 30 days after such judgment(s) becomes nonappealable, unless adequate funds have been reserved or set aside for the payment thereof, and unless (except as otherwise specified in writing by each Rating Agency) the Rating Agency Condition shall have been satisfied.

Upon the occurrence of an Event of Default, the Issuer shall promptly notify the Trustee, the Collateral Manager, the Preferred Share Paying and Transfer Agent, the Noteholders, each holder of the Preferred Shares, each Rating Agency, each Hedge Counterparty and, for so long as any Secured Notes are listed on the Irish Stock Exchange, the Irish Paying Agent in writing. If the Collateral Manager has actual knowledge of the occurrence of an Event of Default, the Issuer shall cause the Collateral Manager to promptly notify, in writing, the Trustee, the Preferred Share Paying and Transfer Agent, the Noteholders, each holder of the Preferred Shares, each Rating Agency and each Hedge Counterparty of the occurrence of such Event of Default.

Section 5.2. Acceleration of Maturity; Rescission and Annulment.

(a) If an Event of Default shall occur and be continuing (other than the Events of Default specified in Section 5.1(f) or 5.1(g)), the Trustee may (and shall at the direction of a Majority of each Class of Secured Notes, voting as a separate Class) declare the principal of and accrued and unpaid interest on all the Secured Notes to be immediately due and payable. If an Event of Default described in Section 5.1(f) or (g) above occurs, such an acceleration shall occur automatically and without any further action. Upon any such acceleration, the Trustee shall promptly notify each Hedge Counterparty of such acceleration upon Trustee’s knowledge of such acceleration. If the Secured Notes are accelerated, payments shall be made in the order and priority set forth in Section 11.1(a)(i) and Section 11.1(a)(ii) hereof following the termination of each Hedge Agreement; except that prior to any payments on the Class B Notes, the Class A Notes shall be paid in full.

(b) At any time after such a declaration of acceleration of Maturity of the Secured Notes has been made and before a judgment or decree for payment of the Money due has been obtained by the Trustee as hereinafter provided in this Article 5, a Majority of each Class of Secured Notes, voting as a separate Class, by written notice to the Issuer and the Co-Issuer and the Trustee (and the Trustee shall notify each Hedge Counterparty), may rescind and annul such declaration and its consequences if:

(i) the Issuer or the Co-Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all unpaid installments of interest on and principal of the Secured Notes that would be due and payable hereunder if the Event of Default giving rise to such acceleration had not occurred;

(B) to the extent that payment of such interest is lawful, interest on the Class C Capitalized Interest at the Class C Rate, interest on the Class D Capitalized Interest at the Class D Rate, and interest on the Class E Capitalized Interest at the Class E Rate;

(C) all unpaid taxes of the Issuer and the Co-Issuer, Company Administrative Expenses and other sums paid or advanced by or otherwise due and payable to the Trustee and the Preferred Share Paying and Transfer Agent hereunder and under the Paying and Transfer Agency Agreement;

(D) with respect to each Hedge Agreement, any Hedge Due Amount then due;

(E) any amounts due and payable to the Advancing Agent or the Trustee in respect of unreimbursed Nonrecoverable Interest Advances, the Advancing Agent Fee (or any fees accrued and unpaid to the Trustee as back-up advancing agent) or Reimbursement Interest;

(F) any fees due and payable to the Servicer under the Servicing Agreement; and

(G) with respect to the Collateral Management Agreement, any Senior Collateral Management Fee then due and any Company Administrative Expense due and payable to the Collateral Manager thereunder;

(ii) if any Hedge Agreement has been reduced or terminated, the Rating Agency Condition has been satisfied with respect to such reduction or termination; and

(iii) the Trustee has determined that all Events of Default of which it has actual knowledge, other than the non-payment of the interest and principal on the Secured Notes that have become due solely by such acceleration, have been cured and a Majority of each Class of Secured Notes, voting as a separate Class, by written notice to the Trustee has agreed with such determination (which agreement shall not be unreasonably withheld) or waived as provided in Section 5.14.

At any such time the Trustee shall rescind and annul such declaration and its consequences if the Trustee is required to preserve the Assets in accordance with the provisions of Section 5.5 with respect to the Event of Default that gave rise to such declaration; provided, however, that if such preservation of the Assets is rescinded pursuant to Section 5.5, the Secured Notes may be accelerated pursuant to the first paragraph of this Section 5.2, notwithstanding any such previous rescission and annulment of a declaration of acceleration pursuant to this paragraph.

No such rescission shall affect any subsequent Default or impair any right consequent thereon. In addition, no such rescission shall affect any Hedge Agreement if it has been terminated in accordance with its terms.

(c) Subject to Sections 5.4 and 5.5, a Majority of the Controlling Class shall have the right to direct the Trustee in the conduct of any proceedings for any remedy available to the Trustee; provided, that (i) such direction will not conflict with any rule of law or this Indenture; (ii) the Trustee may take any other action not inconsistent with such direction; (iii) the Trustee has been provided with an indemnity satisfactory to it (and the Trustee need not take any action that it determines might involve it in liability unless it has received such indemnity against such liability); and (iv) any direction to undertake a sale of the Asset may be made only as described in Section 5.17.

(d) As security for the payment by the Issuer of the compensation and expenses of the Trustee and any sums the Trustee may be entitled to receive as indemnification by the Issuer, the Issuer hereby grants the Trustee a lien on the Assets, which lien is senior to the lien of the Noteholders. The Trustee’s lien shall be subject to the Priority of Payments and exercisable by the Trustee only if the Secured Notes have been declared due and payable following an Event of Default and such acceleration has not been rescinded or annulled.

(e) A Majority of each Class of Secured Notes, voting as a separate Class, may, prior to the time a judgment or decree for the payment of money due has been obtained by the Trustee, waive any past Default on behalf of the holders of all the Secured Notes and its consequences in accordance with Section 5.14.

(f) In determining whether the holders of the requisite percentage of Secured Notes have given any direction, notice or consent hereunder, (i) Secured Notes owned by the Issuer, the Co-Issuer, the Seller or any Affiliate thereof shall be disregarded and deemed not to be outstanding and (ii) in relation to any amendment or other modification of, or assignment or termination of, any of the express rights or obligations of the Collateral Manager under the Collateral Management Agreement or this Indenture (including the exercise of any rights to remove the Collateral Manager or terminate the Collateral Management Agreement or approve or object to a replacement for the Collateral Manager) or in relation to any request, demand, authorization, direction, notice, consent or waiver pursuant to Article 5 hereunder, Secured Notes owned by the Collateral Manager or any of its Affiliates, or by any accounts managed by them, shall be disregarded and deemed not to be outstanding. The Collateral Manager and its Affiliates shall be entitled to vote Secured Notes held by them, and by accounts managed by them, with respect to all other matters other than those described in clause (ii).

Section 5.3. Collection of Indebtedness and Suits for Enforcement by Trustee.

The Issuer covenants that if a Default shall occur in respect of the payment of any interest on any Class A Note, the payment of principal on any Class A Note (but only after interest with respect to the Class A Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class B Note (but only after interest with respect to the Class A Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class B Note (but only after interest and principal with respect to the Class A Notes and interest with respect to the Class B Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class C Note (but only after interest with respect to the Class A Notes and the Class B Notes and any amounts payable pursuant to Section 11.1(a) hereof having a higher priority have been paid in full), the payment of principal on any Class C Note (but only after interest and principal with respect to the Class A Notes and the Class B Notes and interest with respect to the Class C Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class D Note (but only after interest with respect to the Class A Notes, the Class B Notes and the Class C Notes and any amounts payable pursuant to Section 11.1(a) hereof having a higher priority have been paid in full) or the payment of principal on any Class D Note (but only after interest and principal with respect to the Class A Notes, the Class B Notes and the Class C Notes and interest with respect to the Class D Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class E Note (but only after interest with respect to the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes and any amounts payable pursuant to Section 11.1(a) hereof having a higher priority have been paid in full) or the payment of principal on any Class E Note (but only after interest and principal with respect to the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes and interest with respect to the Class E Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full)), the Issuer and Co-Issuer shall, upon demand of the Trustee or any affected Noteholder, pay to the Trustee, for the benefit of the Holder of such Secured Note, the whole amount, if any, then due and payable on such Secured Note for principal and interest or other payment with interest on the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable interest rate and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and such Noteholder and their respective agents and counsel.

If the Issuer or the Co-Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as Trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer and the Co-Issuer or any other obligor upon the Secured Notes and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Noteholders by such appropriate Proceedings as the Trustee shall deem most effectual (if no direction by a Majority of the Controlling Class is received by the Trustee), or the Trustee shall proceed to protect and enforce its rights and the rights of the Noteholders by such Proceedings as the Trustee may be directed by Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or the Co-Issuer under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or the Co-Issuer, or their respective property, or in case of any other comparable Proceedings relative to the Issuer or the Co-Issuer, or the creditors or property of the Issuer or the Co-Issuer, the Trustee, regardless of whether the principal of any Secured Notes shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Secured Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Noteholders allowed in any Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Secured Notes or to the creditors or property of the Issuer, the Co-Issuer or such other obligor;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders of the Secured Notes in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable Proceedings; and

(c) to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Noteholders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Noteholders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Noteholders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of its own negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

All rights of action and of asserting claims under this Indenture, or under any of the Secured Notes, may be enforced by the Trustee without the possession of any of the Secured Notes or the production thereof in any trial or other Proceedings relative thereto, and any action or Proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, shall be applied as set forth in Section 5.7.

In any Proceedings brought by the Trustee on behalf of the Holders, the Trustee shall be held to represent all the Holders of the Secured Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 unless the conditions specified in Section 5.5(a) are met and such sale is in accordance with Section 5.17.

Section 5.4. Remedies.

(a) If an Event of Default shall have occurred and be continuing, and the Secured Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer and the Co-Issuer agree that the Trustee may, after notice to the Noteholders, with notice to each Hedge Counterparty, and shall, upon direction by a Majority of the Controlling Class, with notice to each Hedge Counterparty, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i) institute Proceedings for the collection of all amounts then payable on the Secured Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii) sell all or a portion of the Assets or rights of interest therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Secured Notes hereunder; and

(v) exercise any other rights and remedies that may be available at law or in equity;

provided, however, that the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 unless either of the conditions specified in Section 5.5(a) is met and any such sale is in accordance with Section 5.17.

The Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking firm of national reputation with demonstrated capabilities in structuring and distributing notes or certificates similar to the Secured Notes as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Secured Notes and other amounts payable hereunder, which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b) If an Event of Default as described in Section 5.1(e) hereof shall have occurred and be continuing, the Trustee may, and at the request of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class shall, institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c) Upon any Sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, any Noteholder or Noteholders may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of Sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability; and any purchaser at any such Sale may, in paying the purchase Money, turn in any of the Secured Notes in lieu of Cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Secured Notes so turned in by such Holder (taking into account the Class of such Secured Notes). Such Secured Notes, in case the amounts so payable thereon shall be less than the amount due thereon, shall be returned to the Holders thereof after proper notation has been made thereon to show partial payment.

Upon any Sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, the receipt of the Trustee or of the Officer making a sale under judicial proceedings shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such Sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall bind the Issuer, the Co-Issuer, the Trustee and the Noteholders, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) Notwithstanding any other provision of this Indenture, the Trustee may not, prior to the date which is one year and one day, or, if longer, the applicable preference period then in effect after the payment in full of all Secured Notes, institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under federal or State bankruptcy or similar laws. Nothing in this Section 5.4 shall preclude, or be deemed to stop, the Trustee (i) from taking any action prior to the expiration of the aforementioned one year and one day (or, if longer, the applicable preference period then in effect) period in (A) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Trustee or (ii) from commencing against the Issuer or the Co-Issuer or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

Section 5.5. Preservation of Assets.

(a) Notwithstanding anything to the contrary herein, if an Event of Default and an acceleration of the Secured Notes shall have occurred and be continuing when any of the Secured Notes are Outstanding, the Trustee shall retain the Assets securing the Secured Notes, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Secured Notes in accordance with the Priority of Payments and the provisions of Articles 10, 11, 12 and 13 (except that prior to any payments of interest on the Class B Notes, payments in respect of interest of and, to the extent required in Section 11(a)(i)(8)(A) or 11(a)(i)(8)(C) hereof and Section 11.1(a)(ii)(2)(A) or 11(a)(ii)(2)(C) hereof, principal on the Class A Notes will be paid in full) unless either:

(i) the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of the Assets (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due and unpaid on the Secured Notes, Company Administrative Expenses due and payable pursuant to sub-clauses (2)(d), (2)(e), (3)(a) and (18) of Section 11.1(a)(i) and sub-clauses (1) and (11) of Section 11.1(a)(ii), the Senior Collateral Management Fees due and payable pursuant to subclause (5) of Section 11.1(a)(i), the Subordinate Collateral Management Fees due and payable pursuant to subclauses (19)(b) and (20) of Section 11.1(a)(i), any amounts due and payable to each Hedge Counterparty, including without limitation, any payments (however described) due and payable (or that will become due and payable) by the Issuer under each Hedge Agreement upon a termination of such Hedge Agreement (including any interest that may accrue thereon), and any amounts due and payable to the Advancing Agent or the Trustee in respect of unreimbursed Interest Advances, the Advancing Agent Fee (or any fee accrued and unpaid to the Trustee as back-up advancing agent) or Reimbursement Interest pursuant to subclauses (2)(a), (2)(b) and (2)(c) of Section 11.1(a)(i), and a Majority of the Controlling Class agrees with such determination; or

(ii) the Holders of not less than 66-2/3% in Aggregate Outstanding Amount of each Class of the Secured Notes (each voting as a separate Class) (and each Hedge Counterparty, unless each shall be paid in full the amounts due and unpaid, including, without limitation, any payments (however described) due and payable (or that will become due and payable) by the Issuer under each Hedge Agreement upon a termination of such Hedge Agreement (including any interest that may accrue thereon)), or if no Secured Notes are Outstanding, 100% of the Preferred Shares, direct, subject to the provisions of this Indenture, the sale and liquidation of the Assets.

For the purposes of this Section 5.5, in determining whether holders of the requisite percentage of Secured Notes and Preferred Shares have given direction hereunder, Secured Notes owned by the Seller, the Collateral Manager or any of their respective Affiliates shall be disregarded. In making such determination, the Trustee shall be entitled to receive and may conclusively rely upon a certification from the Seller as to whether any Secured Notes are owned by the Seller or any of its Affiliates.

The Trustee shall give written notice of the retention of the Assets to the Issuer, the Co-Issuer, the Collateral Manager, each Hedge Counterparty, the Rating Agencies and the holders of Preferred Shares. So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i) or (ii) above exist.

(b) Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Assets securing the Secured Notes if the conditions set forth in Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Assets securing the Secured Notes if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall obtain a bid price from two or more dealers (Independent of the Collateral Manager and any of its Affiliates) for each Pledged Collateral Security contained in the Assets. Such dealers with respect to each Pledged Collateral Security shall be specified by the Collateral Manager in writing, to be making a market in such Pledged Collateral Security. The Trustee shall compute the anticipated proceeds of sale or liquidation on the basis of the lowest of such bid prices for each such Pledged Collateral Security. In addition, for the purposes of determining issues relating to the Market Value of the Pledged Collateral Security and the execution of a sale or other liquidation thereof, the Trustee may, but need not, retain at the expense of the Issuer and rely on an opinion of an Independent investment banking firm of national reputation in connection with a determination (notwithstanding that such opinion will not be the basis for such determination) as to whether the condition specified in Section 5.5(a)(i) exists.

The Trustee shall promptly deliver to the Noteholders and each Hedge Counterparty a report stating the results of any determination required to be made pursuant to Section 5.5(a)(i). The Trustee shall make the determinations required by Section 5.5(a)(i) within 30 days after an Event of Default if requested by a Majority of the Controlling Class.

Section 5.6. Trustee May Enforce Claims Without Possession of Secured Notes.

All rights of action and claims under this Indenture or under any of the Secured Notes may be prosecuted and enforced by the Trustee without the possession of any of the Secured Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust. Any recovery of judgment in respect of the Secured Notes shall be applied as set forth in Section 5.7 hereof.

In any Proceedings brought by the Trustee (and any Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), in respect of the Secured Notes, the Trustee shall be held to represent all the Holders of the Secured Notes.

Section 5.7. Application of Money Collected.

Any Money collected by the Trustee with respect to the Secured Notes pursuant to this Article 5 and any Money that may then be held or thereafter received by the Trustee with respect to the Secured Notes hereunder shall be applied subject to Section 13.1 hereof and in accordance with the Priority of Payments set forth in Section 11.1 hereof, at the date or dates fixed by the Trustee (except that prior to any payments of interest on the Class B Notes, payments in respect of interest of and, to the extent required in Section 11.1(a)(i)(8)(A) or 11.1(a)(i)(8)(C) hereof and Section 11.1(a)(ii)(2)(A) or 11.1(a)(ii)(2)(C) hereof, principal on the Class A Notes will be paid in full); provided, however, that in no event shall the Trustee fix any such date or dates until after each Hedge Agreement has been terminated in accordance with its terms.

Section 5.8. Limitation on Suits.

No Holder of any Secured Notes shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given to the Trustee written notice of an Event of Default;

(b) except as otherwise provided in Section 5.9 hereof, the Holders of at least 25% of the then Aggregate Outstanding Amount of the Secured Notes of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(c) the Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such Proceeding; and

(d) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders of Secured Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Secured Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Secured Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Secured Notes of the same Class subject to and in accordance with Section 13.1 hereof and the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Trustee in its sole discretion may determine what action, if any, shall be taken, notwithstanding any other provisions of this Indenture.

Section 5.9. Unconditional Rights of Noteholders to Receive Principal and Interest.

Notwithstanding any other provision in this Indenture (except for Section 2.7(n)), the Holder of any Class of Secured Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Class of Secured Note as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1, and, subject to the provisions of Section 5.8 to institute Proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder; provided, however, that the right of such Holder to institute proceedings for the enforcement of any such payment shall not be subject to the 25% threshold requirement set forth in Section 5.8(b).

Section 5.10. Restoration of Rights and Remedies.

If the Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, or to such Noteholder, then and in every such case the Issuer, the Co-Issuer, the Trustee, and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee, and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 5.11. Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee, or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12. Delay or Omission Not Waiver.

No delay or omission of the Trustee, or of any Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or a waiver of a subsequent Event of Default. Every right and remedy given by this Article 5 or by law to the Trustee, or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, or by the Noteholders, as the case may be.

Section 5.13. Control by the Controlling Class.

Notwithstanding any other provision of this Indenture, if an Event of Default shall have occurred and be continuing when any of the Secured Notes are Outstanding, a Majority of the Controlling Class shall have the right to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee for exercising any trust, right, remedy or power conferred on the Trustee in respect of the Secured Notes; provided, that:

(a) such direction shall not conflict with any rule of law or with this Indenture;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided, however, that, subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability (unless the Trustee has received satisfactory indemnity against such liability as set forth below);

(c) the Trustee shall have been provided with indemnity satisfactory to it; and

(d) any direction to the Trustee to undertake a Sale of the Assets shall be by the Holders of Secured Notes secured thereby representing the percentage of the Aggregate Outstanding Amount of Secured Notes specified in Section 5.5(a).

Section 5.14. Waiver of Past Defaults.

Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee, as provided in this Article 5, a Majority of each Class of Secured Notes, voting as a separate Class, may on behalf of the Holders of all the Secured Notes waive any past Default in respect of the Secured Notes and its consequences, so long as any such waiver does not waive a material adverse effect on any Hedge Agreement or any Hedge Counterparty’s rights thereunder, except a Default:

(a) in the payment of interest on or principal of any Secured Note;

(b) in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Secured Note adversely affected thereby; or

(c) in respect of any covenant or provision hereof for the individual protection or benefit of the Trustee (without the Trustee’s express written consent thereto).

In the case of any such waiver, the Issuer, the Co-Issuer, the Trustee, and the Holders of the Secured Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to the Collateral Manager, each Hedge Counterparty and each Noteholder.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 5.15. Undertaking for Costs.

All parties to this Indenture agree, and each Holder of any Secured Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate more than 10% in Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest on any Secured Note or any other amount payable hereunder on or after the Stated Maturity (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.16. Waiver of Stay or Extension Laws.

Each of the Issuer and the Co-Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and each of the Issuer and the Co-Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.17. Sale of Assets.

(a) The power to effect any sale (a “Sale”) of any portion of the Assets pursuant to Sections 5.4 and 5.5 hereof shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until all amounts secured by the Assets shall have been paid or if there are insufficient proceeds to pay such amount until the entire Assets shall have been sold. The Trustee may upon notice to the Noteholders, each Hedge Counterparty, and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale; provided, however, that if the Sale is rescheduled for a date more than three Business Days after the date of the determination by the Trustee pursuant to Section 5.5 hereof, such Sale shall not occur unless and until the Trustee has again made the determination required by Section 5.5 hereof. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided, that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 hereof.

(b) The Trustee may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Secured Notes or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 hereof. The Secured Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Secured Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Assets consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no-action position from the Securities and Exchange Commission or any other relevant federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities. In no event shall the Trustee be required to register Unregistered Securities under the Securities Act.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof. In addition, the Trustee is hereby irrevocably appointed the agent and attorney-in-fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a Sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(e) In the event of any Sale of the Assets pursuant to Section 5.4 or Section 5.5, payments shall be made in accordance with Section 5.7 and in the order and priority set forth in Section 11.1(a)(i) and Section 11.1(a)(ii) in the same manner as if the Secured Notes had been accelerated, except that prior to any payments on the Class B Notes, the Class A Notes shall be paid in full.

Section 5.18. Action on the Secured Notes.

The Trustee’s right to seek and recover judgment on the Secured Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee, or the Noteholders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or the Co-Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer or the Co-Issuer.

ARTICLE 6

THE TRUSTEE

Section 6.1. Certain Duties and Responsibilities.

(a) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of manifest error, or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s Certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Noteholders and the holders of the Preferred Shares.

(b) In case an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class (or other Noteholders to the extent provided in Article 5 hereof), exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) If, in performing its duties under this Agreement, the Trustee is required to decide between alternative courses of action, the Trustee may request written instructions from the Collateral Manager as to courses of action desired by it. If the Trustee does not receive such instructions within two Business Days after it has requested them, it may, but shall be under no duty to, take or refrain from taking such action. The Trustee shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Trustee shall be entitled to rely on the advice of legal counsel and Independent accountants in performing its duties hereunder and be deemed to have acted in good faith if it acts in accordance with such advice.

(d) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section 6.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer in accordance with this Indenture and/or the Controlling Class relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee in respect of any Secured Note or exercising any trust or power conferred upon the Trustee under this Indenture;

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it (if the amount of such funds or risk or liability does not exceed the amount payable to the Trustee pursuant to Section 11.1(a)(i)(2) and Section 11.1(a)(i)(3) net of the amounts specified in Section 6.7(a)(i), the Trustee shall be deemed to be reasonably assured of such repayment) unless such risk or liability relates to its ordinary services, under this Indenture, except where this Indenture provides otherwise; and

(v) the Trustee shall not be liable to the Noteholders for any action taken or omitted by it at the direction of the Issuer, the Co-Issuer, the Collateral Manager, the Controlling Class and/or a Noteholder under circumstances in which such direction is required or permitted by the terms of this Indenture.

(e) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Event of Default described in Section 5.1(d), 5.1(f), 5.1(g) or 5.1(h) or any Default described in Section 5.1(e) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Trustee at the Corporate Trust Office, and such notice references, as applicable, the Secured Notes generally, the Issuer, the Assets or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of Section 6.1(a), (b), (c), (d) and (e).

(g) The Trustee shall, upon reasonable prior written notice to the Trustee, permit the Issuer, the Co-Issuer, the Collateral Manager or the Rating Agencies, during the Trustee’s normal business hours, to examine all books of account, records, reports and other papers of the Trustee relating to the Secured Notes, to make copies and extracts therefrom (the reasonable out-of-pocket expenses incurred in making any such copies or extracts to be reimbursed to the Trustee by such Person) and to discuss the Trustee’s actions, as such actions relate to the Trustee’s duties with respect to the Secured Notes, with the Trustee’s officers and employees responsible for carrying out the Trustee’s duties with respect to the Secured Notes.

(h) The Trustee shall notify (in writing) the Preferred Share Paying and Transfer Agent immediately upon the payment in full or redemption of all the Secured Notes and the payment in full or discharge of all the other liabilities of the Issuer and the Co-Issuer hereunder.

Section 6.2. Notice of Default.

Promptly (and in no event later than three Business Days) after the occurrence of any Default known to the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall transmit by mail to the Collateral Manager, the Irish Paying Agent (for so long as any Secured Notes are listed on the Irish Stock Exchange), the Preferred Share Paying and Transfer Agent, each Hedge Counterparty and each Rating Agency (for so long as any Class of Secured Notes is Outstanding and rated by such Rating Agency), to all Holders of Secured Notes as their names and addresses appear on the Notes Register and to all holders of the Preferred Shares, notice of all Defaults hereunder known to the Trustee, unless such Default shall have been cured or waived.

Section 6.3. Certain Rights of Trustee.

Except as otherwise provided in Section 6.1:

(a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Issuer or the Co-Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c) whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants, investment bankers or other persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d) as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Noteholders pursuant to this Indenture, unless such Noteholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper documents, but the Trustee, in its discretion, may and, upon the written direction of a Majority of the Controlling Class or of a Rating Agency, shall make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed and shall have received indemnification reasonably acceptable to the Trustee, and, the Trustee shall be entitled, on reasonable prior notice to the Issuer, the Co-Issuer and the Collateral Manager, to examine the books and records relating to the Secured Notes and the Assets, as applicable, at the premises of the Issuer, the Co-Issuer and the Collateral Manager, personally or by agent or attorney during the Issuer’s, the Co-Issuer’s or the Collateral Manager’s normal business hours upon not less than three Business Days’ prior written notice; provided, that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law by any regulatory authority and (ii) except to the extent that the Trustee, in its sole judgment, may determine that such disclosure is consistent with its obligations hereunder;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, that the Trustee shall remain primarily responsible for the actions or omissions of any agent appointed and supervised, or attorney appointed, by it hereunder;

(h) the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably and prudently believes to be authorized or within its rights or powers hereunder;

(i) the Trustee shall not be responsible for the accuracy of the books or records of, or for any acts or omissions of, the Depository, any Transfer Agent (other than the Trustee itself acting in that capacity), Clearstream, Luxembourg, Euroclear, any Calculation Agent (other than the Trustee itself acting in that capacity) or any Paying Agent (other than the Trustee itself acting in that capacity); and

(j) the Trustee shall not be liable for the actions or omissions of the Collateral Manager; and without limiting the foregoing, the Trustee shall not (except to the extent, if at all, otherwise expressly stated in this Indenture) be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by it from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral Securities.

Section 6.4. Not Responsible for Recitals or Issuance of Secured Notes.

The recitals contained herein and in the Secured Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer and the Co-Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), the Assets or the Secured Notes. The Trustee shall not be accountable for the use or application by the Issuer or the Co-Issuer of the Secured Notes or the proceeds thereof or any Money paid to the Issuer or the Co-Issuer pursuant to the provisions hereof.

Section 6.5. May Hold Secured Notes.

The Trustee, the Paying Agent, the Notes Registrar or any other agent of the Issuer or the Co-Issuer, in its individual or any other capacity, may become the owner or pledgee of Secured Notes and may otherwise deal with the Issuer and the Co-Issuer with the same rights it would have if it were not Trustee, Paying Agent, Notes Registrar or such other agent.

Section 6.6. Money Held in Trust.

Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Money received by it hereunder except as otherwise agreed upon with the Issuer and except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Trustee in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

Section 6.7. Compensation and Reimbursement.

(a) The Issuer agrees:

(i) to pay the Trustee on each Payment Date the fee specified in the Trustee Fee Proposal as compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to reimburse the Trustee (subject to any written agreement between the Issuer and the Trustee) in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including securities transaction charges to the extent not waived due to the Trustee’s receipt of payments from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Section 5.4, 5.5 or 10.7 hereof, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith);

(iii) to indemnify the Trustee and its Officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder; and

(iv) to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection action taken pursuant to Section 6.13 hereof.

(b) The Issuer may remit payment for such fees and expenses to the Trustee or, in the absence thereof, the Trustee may from time to time deduct payment of its fees and expenses hereunder from Monies on deposit in the Payment Account in accordance with the Priority of Payments.

(c) The Trustee in its capacity as Trustee, Paying Agent, Calculation Agent, Transfer Agent, Custodial Securities Intermediary and Notes Registrar, hereby agrees not to cause the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for the non-payment to the Trustee, in any such capacity, of any amounts provided by this Section 6.7 until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Secured Notes issued under this Indenture.

(d) The Trustee agrees that the payment of all amounts to which it is entitled pursuant to sub-sections 6.7(a)(i), (a)(ii), (a)(iii) and (a)(iv) shall be subject to the Priority of Payments, shall be payable only to the extent funds are available in accordance with such Priority of Payments, shall be payable solely from the Assets and following realization of the Assets, any such claims of the Trustee against the Issuer shall be extinguished. The Trustee will have a lien upon the Assets to secure the payment of such payments to it in accordance with the Priority of Payments; provided, that the Trustee shall not institute any proceeding for enforcement of such lien except in connection with an action taken pursuant to Section 5.3 hereof for enforcement of the lien of this Indenture for the benefit of the Noteholders.

Fees shall be accrued on the actual number of days in the related Interest Accrual Period. The Trustee shall receive amounts pursuant to this Section 6.7 and Sections 11.1(a)(i) and (ii) only to the extent that such payment is made in accordance with the Priority of Payments and the failure to pay such amounts to the Trustee will not, by itself, constitute an Event of Default. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder. No direction by a Majority of the Controlling Class shall affect the right of the Trustee to collect amounts owed to it under this Indenture.

If on any Payment Date when any amount shall be payable to the Trustee pursuant to this Indenture is not paid because there are insufficient funds available for the payment thereof, all or any portion of such amount not so paid shall be deferred and payable on any later Payment Date on which a fee shall be payable and sufficient funds are available therefor in accordance with the Priority of Payments.

Section 6.8. Corporate Trustee Required; Eligibility.

There shall at all times be a Trustee hereunder which shall be a corporation or banking association organized and doing business under the laws of the United States of America or of any State thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $200,000,000, subject to supervision or examination by federal or State authority, having a rating of at least “Baa2” by Moody’s or “BBB+” by S&P and having an office within the United States. If such corporation or banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 6.

Section 6.9. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 6 shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.

(b) The Trustee may resign at any time by giving written notice thereof to the Issuer, the Co-Issuer, the Collateral Manager, the Preferred Share Paying and Transfer Agent, each Hedge Counterparty, the Noteholders, the holders of the Preferred Shares and each Rating Agency. Upon receiving such notice of resignation, the Issuer and the Co-Issuer shall promptly appoint a successor trustee or trustees by written instrument, in duplicate, executed by an Authorized Officer of the Issuer and an Authorized Officer of the Co-Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Noteholder, each holder of the Preferred Shares, each Hedge Counterparty, the Preferred Share Paying and Transfer Agent and the Collateral Manager; provided, that such successor Trustee shall be appointed only upon the written consent of a Majority of the Secured Notes or, at any time when an Event of Default shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.10, by Act of the Controlling Class. If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee, the Controlling Class of Secured Notes or any Holder of a Secured Note, on behalf of himself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by Act of Holders of 66-2/3% of the Aggregate Outstanding Amount of the Secured Notes or at any time when an Event of Default shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.10 by Act of a Majority of the Controlling Class, upon written notice delivered to the Trustee and to the Issuer and the Co-Issuer.

(d) If at any time:

(i) the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Issuer, the Co-Issuer, or by any Holder; or

(ii) the Trustee shall become incapable of acting or there shall be instituted any proceeding pursuant to which it could be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (a) the Issuer or the Co-Issuer, by Issuer Order, subject to the written consent of each Hedge Counterparty, may remove the Trustee or (b) subject to Section 5.15, a Majority of the Controlling Class or any Holder may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason, the Issuer and the Co-Issuer, by Issuer Order, subject to the written consent of each Hedge Counterparty and the Collateral Manager, shall promptly appoint a successor Trustee. If the Issuer and the Co-Issuer shall fail to appoint a successor Trustee within 60 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by Act of a Majority of the Controlling Class delivered to the Issuer, the Co-Issuer, the Collateral Manager and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer and the Co-Issuer. If no successor Trustee shall have been so appointed by the Issuer and the Co-Issuer or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, each Hedge Counterparty, the Controlling Class or any Holder may, on behalf of itself or himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Issuer and the Co-Issuer shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first class mail, postage prepaid, to each Rating Agency, each Hedge Counterparty and to the Holders of the Secured Notes as their names and addresses appear in the Notes Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Issuer or the Co-Issuer fail to mail such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Issuer or the Co-Issuer, as the case may be.

(g) No resignation or removal of the Trustee and no appointment of a Successor Trustee shall become effective until the acceptance of appointment by the Successor Trustee.

Section 6.10. Acceptance of Appointment by Successor.

Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuer, the Co-Issuer, each Hedge Counterparty, the Collateral Manager and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Issuer and the Co-Issuer or a Majority of the Controlling Class or the Collateral Manager or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Money held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 6.7(d). Upon request of any such successor Trustee, the Issuer and the Co-Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor shall be qualified and eligible under this Article 6 and (a) such successor shall have long term debt rated within the four highest rating categories by each Rating Agency and (b) each Rating Agency has confirmed in writing that the employment of such successor would not adversely affect the rating on the Secured Notes.

Section 6.11. Merger, Conversion, Consolidation or Succession to Business of Trustee.

Any corporation or banking association into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article 6, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Secured Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Secured Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Secured Notes.

Section 6.12. Co-Trustees and Separate Trustee.

At any time or times, including for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Assets may at the time be located, the Issuer, the Co-Issuer and the Trustee shall have power to appoint, one or more Persons to act as co-trustee jointly with the Trustee of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders of the Secured Notes as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Issuer and the Co-Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Issuer and the Co-Issuer do not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have power to make such appointment.

Should any written instrument from the Issuer or the Co-Issuer be required by any co-trustee, so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer or the Co-Issuer, as the case may be. The Issuer agrees to pay (but only from and to the extent of the Assets) to the extent funds are available therefor under subclauses (2), (3) and (19) of Section 11.1(a)(i), for any reasonable fees and expenses in connection with such appointment.

Every co-trustee, shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Secured Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly in the case of the appointment of a co-trustee as shall be provided in the instrument appointing such co-trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by a co-trustee;

(c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer and the Co-Issuer evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Issuer or the Co-Issuer. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d) no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e) the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f) any Act of Noteholders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

Section 6.13. Certain Duties of Trustee Related to Delayed Payment of Proceeds.

In the event that in any month the Trustee shall not have received a Scheduled Distribution, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Trustee, or the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(a), the Trustee shall request the obligor of such Pledged Obligation, the trustee under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment as soon as practicable after such request but in no event later than three Business Days after the date of such request. In the event that such payment is not made within such time period, the Trustee, subject to the provisions of clause (iv) of Section 6.1(d), shall take such action as the Collateral Manager reasonably shall direct in writing. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. In the event that the Issuer or the Collateral Manager requests a release of a Pledged Obligation in connection with any such action under the Collateral Management Agreement, such release shall be subject to Section 10.8 and Article 12 of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Pledged Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.

Section 6.14. Representations and Warranties of the Trustee.

The Trustee represents and warrants that:

(a) the Trustee is a national banking association with trust powers, duly and validly existing under the laws of the United States of America, with corporate power and authority to execute, deliver and perform its obligations under this Indenture, and is duly eligible and qualified to act as trustee under this Indenture;

(b) this Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms except (i) as limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles, regardless of whether considered in a proceeding in equity or at law and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(c) neither the execution or delivery by the Trustee of this Indenture nor the performance by the Trustee of its obligations under this Indenture requires the consent or approval of, the giving of notice to or the registration or filing with, any governmental authority or agency under any existing law of the United States of America governing the banking or trust powers of the Trustee;

(d) neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Trustee to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, or any judgment, order, writ, injunction or decree that is binding upon the Trustee or any of its properties or assets, (ii) will violate the provisions of the Articles of Association or Bylaws of the Trustee or (iii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Trustee is a party or by which it or any of its property is bound, the violation of which would have a material adverse effect on the Trustee or its property; and

(e) there are no proceedings pending or, to the best knowledge of the Trustee, threatened against the Trustee before any Federal, state or other governmental agency, authority, administrator or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which could have a material adverse effect on the Pledged Obligations or the performance by the Trustee of its obligations under this Indenture.

Section 6.15. Requests for Consents.

In the event that the Trustee receives written notice of any proposed amendment, consent or waiver under the Underlying Instruments of any Collateral Security (before or after any default) or in the event any action is required to be taken in respect to an Underlying Instrument, the Trustee shall promptly contact the Issuer and the Collateral Manager. The Collateral Manager may, on behalf of the Issuer, instruct the Trustee pursuant to an Issuer Order to, and the Trustee shall, with respect to which a Collateral Security as to which a consent or wavier under the Underlying Instruments of such Collateral Security (before or after any default) has been proposed or with respect to action required to be taken in respect of an Underlying Instrument, give consent, grant a waiver, vote or exercise any or all other rights or remedies with respect to any such Collateral Security in accordance with such Issuer Order. In the absence of any instruction from the Collateral Manager, the Trustee shall not engage in any vote or take any action with respect to such a Collateral Security.

ARTICLE 7

COVENANTS

Section 7.1. Payment of Principal and Interest.

The Issuer and Co-Issuer shall duly and punctually pay the principal of and interest on each Class of Secured Notes in accordance with the terms of such Secured Notes and this Indenture. The Issuer shall duly and punctually make payments on the Preferred Shares in accordance with the terms thereof, this Indenture and the Paying and Transfer Agency Agreement. Amounts properly withheld under the Code or other applicable law by any Person from a payment to any Noteholder of interest and/or principal shall be considered as having been paid by the Issuer and the Co-Issuer to such Noteholder for all purposes of this Indenture.

The Trustee shall, unless prevented from doing so for reasons beyond its reasonable control, give notice to each Noteholder of any such withholding requirement no later than ten days prior to the related Payment Date from which amounts are required (as directed by the Issuer or the Collateral Manager on behalf of the Issuer) to be withheld; provided, that despite the failure of the Trustee to give such notice amounts withheld pursuant to applicable tax laws shall be considered as having been paid by the Issuer and the Co-Issuer as provided above.

Section 7.2. Maintenance of Office or Agency.

The Issuer and the Co-Issuer hereby appoint the Trustee as a Paying Agent for the payment of principal of and interest on the Secured Notes and where Secured Notes may be surrendered for registration of transfer or exchange and the Issuer and the Co-Issuer hereby appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as their agent where notices and demands to or upon the Issuer and the Co-Issuer in respect of the Secured Notes or this Indenture may be served.

The Issuer and the Co-Issuer hereby appoint the Irish Paying Agent as a Paying Agent for the payment of principal of and interest on the Secured Notes and to act as their agent where notices and demands to or upon the Issuer and the Co-Issuer in respect of the Secured Notes or this Indenture may be served and where Secured Notes may be surrendered for registration of transfer or exchange.

The Issuer or the Co-Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided, however, that the Issuer and the Co-Issuer will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuer and the Co-Issuer in respect of the Secured Notes and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Secured Notes may be presented and surrendered for payment; provided, further, that no paying agent shall be appointed in a jurisdiction which subjects payments on the Secured Notes to withholding tax. The Issuer or the Co-Issuer, as the case may be, shall give prompt written notice to the Trustee, each Rating Agency and the Noteholders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Issuer and the Co-Issuer shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Issuer and the Co-Issuer, and Secured Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office and the Issuer and the Co-Issuer hereby appoint the same as their agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3. Money for Note Payments to be Held in Trust.

All payments of amounts due and payable with respect to any Secured Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer and the Co-Issuer by the Trustee or a Paying Agent (in each case, from and to the extent of available funds in the Payment Account and subject to the Priority of Payments) with respect to payments on the Secured Notes.

When the Paying Agent is not also the Notes Registrar, the Issuer and the Co-Issuer shall furnish, or cause the Notes Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Secured Notes held by each such Holder.

Whenever the Paying Agent is not also the Trustee, the Issuer, the Co-Issuer, and such Paying Agent shall, on or before the Business Day next preceding each Payment Date or Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account, and subject to the Priority of Payments), such sum to be held for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Issuer and the Co-Issuer shall promptly notify the Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Secured Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article 11. Any such Paying Agent shall be deemed to agree by assuming such role not to cause the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for the non-payment to the Paying Agent of any amounts payable thereto until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Secured Notes issued under this Indenture.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order of the Issuer and Issuer Order of the Co-Issuer with written notice thereof to the Trustee; provided, however, that so long as any Class of the Secured Notes are rated by a Rating Agency and with respect to any additional or successor Paying Agent for the Secured Notes, either (i) such Paying Agent has a long-term debt rating of “Aa3” or higher by Moody’s and “AA-” or higher by S&P or a short-term debt rating of “P-1” by Moody’s and “A1+” by S&P or (ii) each Rating Agency confirms that employing such Paying Agent shall not adversely affect the then-current ratings of the Secured Notes. In the event that such successor Paying Agent ceases to have a long-term debt rating of “Aa3” or higher by Moody’s and “AA-” or higher by S&P or a short-term debt rating of at least “P-1” by Moody’s and “A-1+” by S&P, the Issuer and the Co-Issuer shall promptly remove such Paying Agent and appoint a successor Paying Agent. The Issuer and the Co-Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a U.S. depository institution or U.S. trust company subject to supervision and examination by federal and/or state and/or national banking authorities. The Issuer and the Co-Issuer shall cause the Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee (and if the Trustee acts as Paying Agent, it hereby so agrees), subject to the provisions of this Section 7.3, that such Paying Agent will:

(a) allocate all sums received for payment to the Holders of Secured Notes for which it acts as Paying Agent on each Payment Date and Redemption Date among such Holders in the proportion specified in the applicable report or Redemption Date Statement, as the case may be, in each case to the extent permitted by applicable law;

(b) hold all sums held by it for the payment of amounts due with respect to the Secured Notes for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it for the payment of Secured Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d) if such Paying Agent is not the Trustee, immediately give the Trustee notice of any Default by the Issuer or the Co-Issuer (or any other obligor upon the Secured Notes) in the making of any payment required to be made; and

(e) if such Paying Agent is not the Trustee at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held by such Paying Agent.

The Issuer or the Co-Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct the Paying Agent to pay, to the Trustee all sums held by the Issuer or the Co-Issuer or held by the Paying Agent for payment of the Secured Notes, such sums to be held by the Trustee in trust for the same Noteholders as those upon which such sums were held by the Issuer, the Co-Issuer or the Paying Agent; and, upon such payment by the Paying Agent to the Trustee, the Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Trustee in trust or deposited with the Paying Agent for the payment of the principal of or interest on any Secured Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer; and the Holder of such Secured Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts and all liability of the Trustee or the Paying Agent with respect to such Money (but only to the extent of the amounts so paid to the Issuer or the Co-Issuer, as applicable) shall thereupon cease; provided, however, that the Irish Paying Agent, before being required to make any such payment, shall at the expense of the Issuer cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in Dublin, Ireland, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer. The Trustee or the Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer or the Co-Issuer, as the case may be, any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Secured Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of the Paying Agent, at the last address of record of each such Holder.

Section 7.4. Existence of the Issuer and Co-Issuer.

(a) The Issuer shall maintain in full force and effect its existence and rights as an exempted company incorporated with limited liability under the laws of the Cayman Islands and shall obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Secured Notes or any of the Assets; provided, however, that the Issuer shall be entitled to change its jurisdiction of registration from the Cayman Islands to any other jurisdiction reasonably selected by the Issuer so long as (i) such change is not disadvantageous in any material respect to the Holders, to the holders of the Preferred Shares or any Hedge Counterparty, (ii) written notice of such change shall have been given by the Trustee to the Holders, the holders of the Preferred Shares, each Hedge Counterparty and each Rating Agency fifteen Business Days prior to such change and (iii) on or prior to the 15th Business Day following such notice the Trustee shall not have received written notice from a Majority of the Controlling Class or a Majority of the Preferred Shares objecting to such change. The Issuer will maintain at all times at least one director who is Independent of the Collateral Manager and its Affiliates.

(b) The Co-Issuer shall maintain in full force and effect its existence and rights as a company organized under the laws of Delaware and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture or the Secured Notes; provided, however, that the Co-Issuer shall be entitled to change its jurisdiction of incorporation from Delaware to any other jurisdiction reasonably selected by the Co-Issuer so long as (i) no Secured Notes remain Outstanding or (ii) (A) such change is not disadvantageous in any material respect to the Holders or to the holders of the Preferred Shares, (B) written notice of such change shall have been given by the Trustee to the Holders, the holders of the Preferred Shares and each Rating Agency fifteen Business Days prior to such change and (C) on or prior to the 15th Business Day following such notice the Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change. The Co-Issuer shall maintain at all times at least one director who is Independent of the Collateral Manager and its Affiliates.

(c) The Issuer shall ensure that all corporate or other formalities regarding its existence are followed (including correcting any known misunderstanding regarding its separate existence). The Issuer shall not take any action or conduct its affairs in a manner that is likely to result in its separate existence being ignored or its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. The Issuer shall maintain and implement administrative and operating procedures reasonably necessary in the performance of the Issuer's obligations hereunder, and the Issuer shall at all times keep and maintain, or cause to be kept and maintained, separate books, records, accounts and other information customarily maintained for the performance of the Issuer's obligations hereunder. Without limiting the foregoing, (i) the Issuer shall (A) pay its own liabilities only out of its own funds and (B) use separate stationery, invoices and checks, (ii) the Issuer shall not have any subsidiaries and (iii) the Issuer shall not (A) have any employees, (B) engage in any transaction with any shareholder that would constitute a conflict of interest (it being acknowledged and agreed that none of the Transaction Documents nor any transactions between the Issuer and any shareholder permitted under the Transaction Documents shall be deemed to constitute a conflict of interest), (C) pay dividends other than in accordance with the terms of this Indenture, and with regard to its Preferred Shares, its organizational documents and the Paying and Transfer Agency Agreement or (D) conduct business under an assumed name (i.e. no DBAs).

(d) The Co-Issuer shall ensure that all corporate or other formalities regarding its existence (including holding regular board of directors’ and shareholders’ meetings) are followed, as well as correcting any known misunderstanding regarding its separate existence. The Co-Issuer shall not take any action or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. The Co-Issuer shall maintain and implement administrative and operating procedures reasonably necessary in the performance of the Co-Issuer's obligations hereunder, and the Co-Issuer shall at all times keep and maintain, or cause to be kept and maintained, books, records, accounts and other information customarily maintained for the performance of the Co-Issuer's obligations hereunder. Without limiting the foregoing, (i) the Co-Issuer shall not have any subsidiaries and (ii) the Co-Issuer shall not (A) have any employees (other than its directors), (B) join in any transaction with any shareholder that would constitute a conflict of interest or (C) pay dividends other than in accordance with the terms of this Indenture.

Section 7.5. Protection of Assets.

(a) The Trustee, on behalf of the Issuer, pursuant to any Opinion of Counsel received pursuant to Section 7.5(d), shall execute and deliver all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders hereunder and to:

(i) Grant more effectively all or any portion of the Assets;

(ii) maintain or preserve the lien (and the priority thereof) of this Indenture or to carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Pledged Obligations or other instruments or property included in the Assets;

(v) preserve and defend title to the Assets and the rights of the Trustee, the Holders of the Secured Notes and each Hedge Counterparty in the Assets against the claims of all persons and parties; and

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer hereby designates the Trustee, its agent and attorney-in-fact to execute any Financing Statement, continuation statement or other instrument required pursuant to this Section 7.5. The Trustee agrees that it will from time to time execute and cause to be filed Financing Statements and continuation statements (it being understood that the Trustee shall be entitled to obtain and rely upon an Opinion of Counsel described in Section 7.5(d), at the expense of the Issuer, as to the need to file such Financing Statements and continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(b) The Trustee shall not (i) except in accordance with Section 10.8(a), (b) or (c) and except for payments, deliveries and distributions otherwise expressly permitted under this Indenture, remove any portion of the Assets that consists of Cash or is evidenced by an instrument, certificate or other writing (A) from the jurisdiction in which it was held at the date as described in the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(d) or (B) from the possession of the Person who held it on such date or (ii) cause or permit the Securities Account or the Custodial Securities Intermediary to be located in a different jurisdiction from the jurisdiction in which such securities accounts and Custodial Securities Intermediary were located on the Closing Date, unless the Trustee shall have first received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property will continue to be maintained after giving effect to such action or actions.

(c) The Issuer shall pay or cause to be paid taxes, if any, levied on account of the beneficial ownership by the Issuer of any Pledged Obligations that secure the Secured Notes.

(d) For so long as the Secured Notes are Outstanding, (i) on January 1, 2010 and (ii) every 60 months after such date, the Issuer (or the Collateral Manager on behalf of the Issuer) shall deliver to the Trustee for the benefit of the Trustee, the Collateral Manager, each Hedge Counterparty and each Rating Agency, at the expense of the Issuer, an Opinion of Counsel stating what is required, in the opinion of such counsel, as of the date of such opinion, to maintain the lien and security interest created by this Indenture with respect to the Assets, and confirming the matters set forth in the Opinion of Counsel, furnished pursuant to Section 3.1(d), with regard to the perfection and priority of such security interest (and such Opinion may likewise be subject to qualifications and assumptions similar to those set forth in the Opinion delivered pursuant to Section 3.1(d)).

Section 7.6. Notice of Any Amendments.

Each of the Issuer and the Co-Issuer shall give notice to the Rating Agencies of, and satisfy the Rating Agency Condition with respect to, any amendments to its Governing Documents.

Section 7.7. Performance of Obligations.

(a) Each of the Issuer and the Co-Issuer shall not take any action, and will use its best effort not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Assets, except in the case of enforcement action taken with respect to any Defaulted Security in accordance with the provisions hereof and as otherwise required hereby.

(b) The Issuer or the Co-Issuer may, with the prior written consent of the Majority of the Secured Notes (other than in the case of the Collateral Management Agreement), contract with other Persons, including the Collateral Manager or the Trustee, for the performance of actions and obligations to be performed by the Issuer or the Co-Issuer, as the case may be, hereunder by such Persons and the performance of the actions and other obligations with respect to the Assets of the nature set forth in the Collateral Management Agreement by the Collateral Manager. Notwithstanding any such arrangement, the Issuer or the Co-Issuer, as the case may be, shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Issuer or the Co-Issuer; and the Issuer or the Co-Issuer shall punctually perform, and use its best efforts to cause the Collateral Manager or such other Person to perform, all of their obligations and agreements contained in the Collateral Management Agreement or such other agreement.

Section 7.8. Negative Covenants.

(a) The Issuer and Co-Issuer shall not:

(i) sell, assign, participate, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(ii) claim any credit on, make any deduction from, or dispute the enforceability of, the payment of the principal or interest payable in respect of the Secured Notes (other than amounts required to be paid, deducted or withheld in accordance with any applicable law or regulation of any governmental authority) or assert any claim against any present or future Noteholder, by reason of the payment of any taxes levied or assessed upon any part of the Assets;

(iii) (A) incur or assume any indebtedness other than pursuant to this Indenture, or incur or assume or guarantee any indebtedness, other than the Secured Notes or each Hedge Agreement or (B)(1) issue any additional Class of Secured Notes, (2) issue any additional Preferred Shares or (3) issue any additional shares or classes of stock other than the ordinary shares of the Issuer or the Co-Issuer, as applicable;

(iv) (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Secured Notes, except as may be expressly permitted hereby, or by the Collateral Management Agreement, (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden the Assets or any part thereof, any interest therein or the proceeds thereof, except as may be expressly permitted hereby; or (C) take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets, except as may be expressly permitted hereby;

(v) commingle its funds with the funds of any other Person, except as expressly permitted by this Indenture;

(vi) exercise any warrant received by the Issuer (it being understood that the Issuer may sell such warrant in accordance with Article 12);

(vii) amend the Collateral Management Agreement except pursuant to Article 15;

(viii) dissolve or liquidate in whole or in part, except as permitted hereunder;

(ix) make or incur any capital expenditures, except as reasonably required to perform its functions in accordance with the terms of this Indenture;

(x) become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, hire any employees or pay any dividends to its shareholders (other than in accordance with the Priority of Payments);

(xi) maintain any bank accounts other than the Accounts and the bank account in the Cayman Islands in which (inter alia) the proceeds of the Issuer’s issued share capital and the transaction fees paid to the Issuer for agreeing to issue the Securities will be kept;

(xii) conduct business under an assumed name, or change its name without first delivering at least 30 days’ prior written notice to the Trustee, the Noteholders and the Rating Agencies and an Opinion of Counsel to the effect that such name change will not adversely affect the security interest hereunder of the Trustee;

(xiii) for so long as any of the Secured Notes are Outstanding, register any transfer of ordinary shares of the Issuer to U.S. Persons that are not Qualified Purchasers;

(xiv) if it is neither a REIT nor one or more of its Affiliates that are qualified REIT subsidiaries (within the meaning of Section 856(i)(2) of the Code), establish or maintain an office or fixed place of business in the United States or engage in any activity that would cause the Issuer to be subject to U.S. Federal, state or local income or franchise tax;

(xv) except for any agreements involving the purchase and sale of Collateral Securities having customary purchases or sale terms and documented with customary loan trading documentation, enter into any agreements unless such agreements contain “non-petition” and “limited recourse” provisions; and

(xvi) fail to maintain an arm’s length relationship with its Affiliates or the Collateral Manager.

(b) Neither the Issuer nor the Trustee shall sell, transfer, exchange or otherwise dispose of Assets, or enter into or engage in any business with respect to any part of the Assets except as expressly permitted or required by this Indenture and the Collateral Management Agreement.

(c) The Co-Issuer shall not invest any of its assets in “securities” (as such term is defined in the Investment Company Act) and shall keep all of the Co-Issuer’s assets in Cash.

(d) For so long as any of the Secured Notes are Outstanding, neither of the Co-Issuers shall issue, or permit the transfer of, any Preferred Shares, ordinary shares of the Issuer or capital stock of the Co-Issuer, as applicable, to any Person other than a REIT or a qualified REIT subsidiary (within the meaning of Section 856(i)(2) of the Code) thereof, as evidenced by a representation therefrom; provided, that any transfer of ordinary shares of the Issuer permitted under this Section 7.8(d) shall be subject to satisfaction of the Rating Agency Condition.

(e) The Issuer shall not enter into any material new agreements (other than any Hedge Agreement, Collateral Security, Collateral Security Purchase Agreement or other agreement specifically contemplated by this Indenture) without the prior written consent of Holders of a Majority of the Secured Notes and a Majority of the par value of the Preferred Shares and shall provide notice of all new agreements (other than any Hedge Agreement, Collateral Security, Collateral Security Purchase Agreement or other agreement specifically contemplated by this Indenture) to the Holders of the Secured Notes. The foregoing notwithstanding, the Issuer may agree to any new agreements; provided that (i) the Issuer, or the Collateral Manager on behalf of the Issuer, determines that such new agreements would not, upon or after becoming effective, adversely affect the rights or interests of any Class or Classes of Noteholders or the Preferred Shareholders and (ii) subject to satisfaction of the Rating Agency Condition.

(f) Notwithstanding anything to the contrary contained herein, the Collateral Manager shall not cause the Issuer to purchase or acquire (whether in exchange for a Collateral Security, or otherwise) a security which it has knowledge is a Prohibited Obligation.

Section 7.9. Statement as to Compliance.

On or before January 31, in each calendar year, commencing in 2006 or immediately if there has been a Default in the fulfillment of an obligation under this Indenture, the Issuer shall deliver to the Trustee (which will deliver a copy to each Hedge Counterparty and each Rating Agency) an Officer’s Certificate given on behalf of the Issuer and without personal liability stating, as to each signer thereof, that, since the date of the last certificate or, in the case of the first certificate, the Closing Date, to the best of the knowledge, information and belief of such Officer, the Issuer has fulfilled all of its obligations under this Indenture or, if there has been a Default in the fulfillment of any such obligation, specifying each such Default known to them and the nature and status thereof.

Section 7.10. Issuer and Co-Issuer May Consolidate or Merge Only on Certain Terms.

(a) The Issuer shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by the Governing Documents and Cayman Islands law and unless:

(i) the Issuer shall be the surviving entity, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the assets of the Issuer are transferred shall be an entity organized and existing under the laws of the Cayman Islands or such other jurisdiction approved by a Majority of (A) each Class of the Secured Notes (each voting as a separate Class), (B) the holders of the Preferred Shares and (C) each Hedge Counterparty; provided, that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of registration pursuant to Section 7.4 hereof; and provided, further, that the surviving entity shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the Preferred Share Paying and Transfer Agent, each Noteholder and each holder of a Preferred Share, the due and punctual payment of the principal of and interest on all Secured Notes, the due and punctual payment with respect to the Preferred Shares and other amounts payable hereunder and under each Hedge Agreement, the Servicing Agreement and the Collateral Management Agreement and the performance and observance of every covenant of this Indenture and under each Hedge Agreement, the Servicing Agreement and the Collateral Management Agreement on the part of the Issuer to be performed or observed, all as provided herein;

(ii) each Rating Agency shall have been notified in writing of each proposed consolidation or merger of the Issuer and the Trustee shall have received written confirmation from each Rating Agency that the ratings issued with respect to each Class of Secured Notes and the Preferred Shares, as applicable, shall not be reduced or withdrawn as a result of the consummation of such transaction;

(iii) if the Issuer is not the surviving entity, the Person formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the assets of the Issuer are transferred shall have agreed with the Trustee (A) to observe the same legal requirements for the recognition of such formed or surviving entity as a legal entity separate and apart from any of its Affiliates as are applicable to the Issuer with respect to its Affiliates and (B) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(iv) if the Issuer is not the surviving entity, the Person formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the assets of the Issuer are transferred shall have delivered to the Trustee, the Preferred Share Paying and Transfer Agent, each Hedge Counterparty, the Collateral Manager and each Rating Agency an Officer’s Certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subsection (i) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); that, immediately following the event which causes such Person to become the successor to the Issuer, (A) such Person has good and marketable title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Assets securing, in the case of a consolidation or merger of the Issuer, all of the Secured Notes or, in the case of any transfer or conveyance of the Assets securing any of the Secured Notes, such Secured Notes, (B) the Trustee continues to have a valid perfected first priority security interest in the Assets securing, in the case of a consolidation or merger of the Issuer, all of the Secured Notes, or, in the case of any transfer or conveyance of the Assets securing any of the Secured Notes, such Secured Notes and (C) such other matters as the Trustee, each Hedge Counterparty, the Collateral Manager or any Noteholder may reasonably require;

(v) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(vi) the Issuer shall have delivered to the Trustee, the Preferred Share Paying and Transfer Agent, each Hedge Counterparty, the Collateral Manager each Noteholder and each holder of the Preferred Shares, an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article 7 and that all conditions precedent in this Article 7 provided for relating to such transaction have been complied with and that no adverse tax consequences will result therefrom to the Holders of the Secured Notes or the holders of the Preferred Shares;

(vii) after giving effect to such transaction, the Issuer shall not be required to register as an investment company under the Investment Company Act; and

(viii) after giving effect to such transaction, the outstanding common stock of the Issuer shall not be beneficially owned within the meaning of the Investment Company Act by any U.S. Person that is not a Qualified Purchaser.

(b) The Co-Issuer shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless no Secured Notes remain Outstanding or:

(i) the Co-Issuer shall be the surviving corporation, or the Person (if other than the Co-Issuer) formed by such consolidation or into which the Co-Issuer is merged or to which all or substantially all of the assets of the Co-Issuer are transferred shall be a company organized and existing under the laws of Delaware or such other jurisdiction approved by a Majority of the Controlling Class; provided, that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of incorporation pursuant to Section 7.4; and provided, further, that the surviving corporation shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the Preferred Share Paying and Transfer Agent, each Noteholder and each holder of the Preferred Shares, the due and punctual payment of the principal of and interest on all Secured Notes and the performance and observance of every covenant of this Indenture on the part of the Co-Issuer to be performed or observed, all as provided herein;

(ii) each Rating Agency shall have been notified in writing of each proposed consolidation or merger of the Co-Issuer and the Trustee shall have received written confirmation from each Rating Agency that the ratings issued with respect to each Class of Secured Notes and the Preferred Shares, as applicable, shall not be reduced or withdrawn as a result of the consummation of such transaction;

(iii) if the Co-Issuer is not the surviving corporation, the Person formed by such consolidation or into which the Co-Issuer is merged or to which all or substantially all of the assets of the Co-Issuer are transferred shall have agreed with the Trustee (A) to observe the same legal requirements for the recognition of such formed or surviving corporation as a legal entity separate and apart from any of its Affiliates as are applicable to the Co-Issuer with respect to its Affiliates and (B) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(iv) if the Co-Issuer is not the surviving corporation, the Person formed by such consolidation or into which the Co-Issuer is merged or to which all or substantially all of the assets of the Co-Issuer are transferred shall have delivered to the Trustee and each Rating Agency an Officer’s Certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subsection (i) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); such other matters as the Trustee or any Noteholder may reasonably require;

(v) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(vi) the Co-Issuer shall have delivered to the Trustee and each Noteholder an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article 7 and that all conditions precedent in this Article 7 provided for relating to such transaction have been complied with and that no adverse tax consequences will result therefrom to the Holders of the Secured Notes or the holders of the Preferred Shares;

(vii) after giving effect to such transaction, the Co-Issuer shall not be required to register as an investment company under the Investment Company Act; and

(viii) after giving effect to such transaction, the outstanding stock of the Co-Issuer shall not be beneficially owned within the meaning of the Investment Company Act by any U.S. Person that is not a Qualified Purchaser.

Section 7.11. Successor Substituted.

Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer or the Co-Issuer, in accordance with Section 7.10 hereof, the Person formed by or surviving such consolidation or merger (if other than the Issuer or the Co-Issuer), or the Person to which such consolidation, merger, transfer or conveyance is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Co-Issuer, as the case may be, under this Indenture with the same effect as if such Person had been named as the Issuer or the Co-Issuer, as the case may be, herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” or the “Co-Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article 7 may be dissolved, wound-up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Secured Notes and from its obligations under this Indenture.

Section 7.12. No Other Business.

The Issuer shall not engage in any business or activity other than issuing and selling the Secured Notes pursuant to this Indenture and any supplements thereto, issuing the Preferred Shares pursuant to its Governing Documents, entering into any Hedge Agreement, the Collateral Management Agreement and acquiring, owning, holding and pledging the Assets in connection with the Secured Notes and such other activities which are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith. The Co-Issuer shall not engage in any business or activity other than issuing and selling the Secured Notes pursuant to this Indenture and any supplements thereto and such other activities which are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith. The Issuer and the Co-Issuer shall not amend their respective Governing Documents without prior confirmation that such amendment would not result in the rating of any Class of Secured Notes or Preferred Shares, as applicable, being reduced, qualified or withdrawn by any Rating Agency, which confirmation from S&P will be in writing.

Section 7.13. Reporting.

At any time when the Issuer and/or the Co-Issuer is not subject to Section 13 or 15(d) of the Exchange Act and is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Secured Note, the Issuer and/or the Co-Issuer shall promptly furnish or cause to be furnished “Rule 144A Information” (as defined below) to such holder or beneficial owner, to a prospective purchaser of such Security designated by such holder or beneficial owner or to the Trustee for delivery to such holder or beneficial owner or a prospective purchaser designated by such holder or beneficial owner, as the case may be, in order to permit compliance by such holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Security by such holder or beneficial owner. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto). The Trustee shall reasonably cooperate with the Issuer and/or the Co-Issuer in mailing or otherwise distributing (at the Issuer’s expense) to such Noteholders or prospective purchasers, at and pursuant to the Issuer’s and/or the Co-Issuer’s written direction the foregoing materials prepared by or on behalf of the Issuer and/or the Co-Issuer; provided, however, that the Trustee shall be entitled to prepare and affix thereto or enclose therewith reasonable disclaimers to the effect that such Rule 144A Information was not assembled by the Trustee, that the Trustee has not reviewed or verified the accuracy thereof, and that it makes no representation as to such accuracy or as to the sufficiency of such information under the requirements of Rule 144A or for any other purpose.

Section 7.14. Certain Tax Matters.

(a) The Issuer will not elect to be treated as a partnership for U.S. federal income tax purposes.

(b) The Issuer will provide, upon request of any Holder of any other Class of Notes deemed equity for U.S. federal income tax purposes, any information that such Holder with regard to any filing requirements such Holder may have as a result of the Issuer being classified as a “passive foreign investment company” or a “controlled foreign corporation” (as applicable) for U.S. federal income tax purposes.

(c) If a REIT or one or more of its Affiliates that are qualified REIT subsidiaries (within the meaning of Section 856(i)(2) of the Code) no longer is the registered owner of 100% of the Preferred Shares or 100% of the ordinary shares of the Issuer, (i) the Issuer shall not become the owner of any asset if the ownership or disposition of such asset (without regard to the other activities of the Issuer) would cause the Issuer to be engaged, or be deemed to be engaged, in a trade or business within the United States for U.S. federal income tax purposes and (ii) the Issuer shall not engage in any other activity if such activity would cause the Issuer to be engaged, or be deemed to be engaged, in a trade or business within the United States for U.S. federal income tax purposes.

Section 7.15. Maintenance of Listing.

For so long as any of the Secured Notes remain Outstanding, the Issuer and Co-Issuer shall use all reasonable efforts to arrange and maintain the listing of the Secured Notes on the Irish Stock Exchange.

Section 7.16. Ratings.

So long as any of the Secured Notes remain Outstanding, on or before the Payment Date occurring in January of each year commencing in 2006, the Issuer (or the Collateral Manager on behalf of the Issuer) shall obtain and the Issuer shall pay for an annual review of the ratings of the Secured Notes by S&P and Moody’s. The Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly notify the Trustee (which shall promptly notify the Noteholders in its next Notes Valuation Report or Monthly Report) and any Hedge Counterparty if at any time the applicable ratings on any of the Secured Notes have been, or are known to be, changed or withdrawn.

Section 7.17. Calculation Agent.

(a) The Issuer and the Co-Issuer hereby agree that for so long as any Senior Collateral Management Fee shall be paid pursuant to the Collateral Management Agreement or the Issuer is party to any Interest Rate Swap Agreement there shall at all times be an agent appointed to calculate LIBOR in respect of each Interest Accrual Period in accordance with the terms of Schedule 2 hereto (the “Calculation Agent”). The Issuer and the Co-Issuer have initially appointed the Trustee as Calculation Agent for purposes of determining LIBOR for each Interest Accrual Period. The Calculation Agent may be removed by the Issuer and the Co-Issuer at any time. The Calculation Agent may resign at any time by giving written notice thereof to the Issuer, the Co-Issuer, the Collateral Manager, each Hedge Counterparty, the Noteholders and each Rating Agency. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer and the Co-Issuer in respect of any Interest Accrual Period, the Issuer and the Co-Issuer shall, with the prior written consent of each Hedge Counterparty, promptly appoint as a replacement Calculation Agent a leading bank which is engaged in transactions in Eurodollar deposits in the international Eurodollar market and which does not control or is not controlled by or under common control with the Issuer or the Co-Issuer. The Calculation Agent may not resign its duties without a successor having been duly appointed, and shall promptly inform each Hedge Counterparty of any such appointment. If no successor Calculation Agent shall have been appointed within 30 days after giving of a notice of resignation, the resigning Calculation Agent, each Hedge Counterparty, a Majority of the Secured Notes or any Holder of a Secured Note, on behalf of himself and all others similarly situated, may petition a court of competent jurisdiction for the appointment of a successor Calculation Agent.

(b) The Calculation Agent agrees that, as soon as practicable after 11:00 a.m. (London time) on each LIBOR Determination Date (as defined in Schedule 2 hereto), but in no event later than 11:00 a.m. (New York time) on the London Banking Day immediately following each LIBOR Determination Date, the Calculation Agent shall calculate LIBOR for the next Interest Accrual Period and will communicate such rates and amounts to the Issuer, the Co-Issuer, the Trustee, the Collateral Manager, the Paying Agent, each Hedge Counterparty. The Calculation Agent shall also specify to the Issuer and the Co-Issuer the quotations upon which LIBOR is based, and in any event the Calculation Agent shall notify the Issuer and the Co-Issuer before 5:00 p.m. (New York time) on each LIBOR Determination Date if it has not determined and is not in the process of determining LIBOR, together with the reasons therefor.

ARTICLE 8

SUPPLEMENTAL INDENTURES

Section 8.1. Supplemental Indentures Without Consent of Noteholders.

Without the consent of the Holders of any Secured Notes, the Issuer, the Co-Issuer, when authorized by Board Resolutions, and the Trustee, with the written consent of each Hedge Counterparty delivered to the Issuer, the Co-Issuer and the Trustee, and, in the case of Sections 8.1(b) and (i) below, with written notice to the holders of the Preferred Shares, at any time and from time to time subject to the requirement provided below in this Section 8.1 with respect to the ratings of the Secured Notes, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to evidence the succession of another Person to the Issuer or the Co-Issuer and the assumption by any such successor Person of the covenants of the Issuer or the Co-Issuer herein and in the Secured Notes;

(b) to add to the covenants of the Issuer, the Co-Issuer or the Trustee for the benefit of the Holders of the Secured Notes and each Hedge Counterparty or to surrender any right or power herein conferred upon the Issuer or the Co-Issuer;

(c) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Secured Notes;

(d) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12 hereof;

(e) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations) or to subject to the lien of this Indenture any additional property;

(f) to modify the restrictions on and procedures for resales and other transfers of Secured Notes to reflect any changes in applicable law or regulation (or the interpretation thereof) or to enable the Issuer and the Co-Issuer to rely upon any exemption from registration under the Securities Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder;

(g) to accommodate the issuance, if any, of Secured Notes in global or book-entry form through the facilities of the Depository Trust Company or otherwise;

(h) enable the Issuer and the Trustee to rely upon any exemption from registration under the Exchange Act or the Investment Company Act or to remove certain existing restrictions to the extent not required under such exemption;

(i) otherwise to correct any inconsistency or cure any ambiguity or mistake;

(j) to take any action commercially reasonably necessary or advisable to prevent the Issuer, the Co-Issuer or the Trustee from being subject to withholding or other taxes, fees or assessments or to prevent the Issuer from being treated as engaged in a U.S. trade or business or otherwise subject to U.S. federal, state or local income or franchise tax on a net income tax basis; and

(k) conform this Indenture to the provisions described in the Offering Memorandum dated as of March 9, 2005 (or any supplement thereto).

The Trustee is hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

If any Class of Secured Notes is Outstanding and rated by a Rating Agency, the Trustee shall not enter into any such supplemental indenture if, as a result of such supplemental indenture, such Rating Agency would cause the rating of any such Secured Notes to be reduced or withdrawn. At the cost of the Issuer, the Trustee shall provide to the Noteholders and each Hedge Counterparty a copy of any proposed supplemental indenture at least 15 days prior to the execution thereof by the Trustee and a copy of the executed supplemental indenture after its execution. At the cost of the Issuer, for so long as any Class of Secured Notes shall remain Outstanding and is rated by a Rating Agency, the Trustee shall provide to such Rating Agency a copy of any proposed supplemental indenture (including without limitation any amendment to Section 3.3(f)) at least 15 days prior to the execution thereof by the Trustee, and, for so long as such Secured Notes are Outstanding and so rated, request written confirmation that such Rating Agency will not, as a result of such supplemental indenture, cause the rating of any such Class of Secured Notes to be reduced or withdrawn, and, as soon as practicable after the execution by the Trustee, the Issuer and the Co-Issuer of any such supplemental indenture, provide to such Rating Agency a copy of the executed supplemental indenture.

Section 8.2. Supplemental Indentures with Consent of Noteholders.

With the written consent of each Hedge Counterparty and a Majority of each Class of Secured Notes adversely affected thereby, by Act of said Holders of Secured Notes delivered to the Trustee, the Issuer and the Co-Issuer, the Trustee, the Issuer and the Co-Issuer may enter into one or more indentures supplemental hereto to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Secured Notes of such Class under this Indenture; provided, however, that notwithstanding anything in this Indenture to the contrary, no such supplemental indenture shall, without the consent of each Holder of each Outstanding Secured Note of each Class adversely affected thereby to:

(a) change the Stated Maturity of the principal of or the due date of any installment of interest on any Secured Note, reduce the principal amount thereof or the Note Interest Rate thereon or the Redemption Price with respect to any Secured Note, or change the earliest date on which any Secured Note may be redeemed at the option of the Issuer, change the provisions of this Indenture that apply the proceeds of any Assets to the payment of principal of or interest on Secured Notes or change any place where, or the coin or currency in which, any Secured Note or the principal thereof or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(b) reduce the percentage of the Aggregate Outstanding Amount of Holders of Secured Notes of each Class whose consent is required for the authorization of any such supplemental indenture or for any waiver of compliance with certain provisions of this Indenture or certain Defaults hereunder or their consequences provided for in this Indenture;

(c) impair or adversely affect the Assets except as otherwise permitted in this Indenture;

(d) permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Secured Note of the security afforded to such Holder by the lien of this Indenture;

(e) reduce the percentage of the Aggregate Outstanding Amount of Holders of Secured Notes of each Class whose consent is required to request the Trustee to preserve the Assets or rescind the Trustee’s election to preserve the Assets pursuant to Section 5.5 or to sell or liquidate the Assets pursuant to Section 5.4 or 5.5 hereof;

(f) modify any of the provisions of this Section 8.2, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Secured Note affected thereby;

(g) modify the definition of the term “Outstanding” or the provisions of Section 13.1 hereof;

(h) modify the Priority of Payments set forth in Section 11.1(a);

(i) modify or amend any of the non-petition and non-recourse provisions set forth herein or in any of the related Transaction Documents; or

(j) modify any of the provisions of this Indenture in such a manner as to affect the calculation of the amount of any payment of interest or principal on any Secured Note on any Payment Date or to affect the rights of the Holders of Secured Notes to the benefit of any provisions for the redemption of such Secured Notes contained herein;

provided, however, that no supplemental indenture may reduce the permitted minimum denominations of the Secured Notes or modify any provisions regarding limited recourse or non-petition covenants with respect to the Issuer and the Co-Issuer; and provided, further, that the Issuer shall comply with the provisions of Section 16(d) of the Paying and Transfer Agency Agreement.

If any Class of Secured Notes are Outstanding and rated by a Rating Agency, the Trustee shall not enter into any such supplemental indenture if, as a result of such supplemental indenture, such Rating Agency would cause the rating of any such Secured Notes to be immediately reduced or withdrawn (unless 100% of the Holders of the Outstanding Secured Notes of each Class of Secured Notes consent in writing to such supplemental indenture). At the cost of the Issuer, for so long as any Class of Secured Notes shall remain Outstanding and is rated by a Rating Agency, the Trustee shall provide to such Rating Agency a copy of any proposed supplemental indenture at least 15 days prior to the execution thereof by the Trustee, and, for so long as such Secured Notes are Outstanding and so rated, request written confirmation that such Rating Agency will not, as a result of such supplemental indenture, cause the rating of any such Class of Secured Notes to be reduced or withdrawn. Notwithstanding anything herein to the contrary, if 100% of the Holders of all of the Outstanding Secured Note of each Class consent in writing to any such supplemental indenture then such written confirmation from such Rating Agency shall not be required.

The Trustee shall be entitled to rely upon an Opinion of Counsel provided by and at the expense of the party requesting such supplemental indenture in determining whether or not the Holders of Secured Notes would be adversely affected by such change (after giving notice of such change to the Holders of Secured Notes) or whether or not the Issuer has complied with the provisions of Section 16(d) of the Paying and Transfer Agency Agreement and provide notice of such determination to the Preferred Share Paying and Transfer Agent and all the holders of the Preferred Shares. Such determination shall be conclusive and binding on all present and future Holders. The Trustee shall not be liable for any such determination made in good faith and in reliance upon an Opinion of Counsel delivered to the Trustee as described in Section 8.3 hereof.

It shall not be necessary for any Act of Noteholders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Promptly after the execution by the Issuer, the Co-Issuer and the Trustee of any supplemental indenture pursuant to this Section 8.2, the Trustee, at the expense of the Issuer, shall mail to the Holders, the holders of the Preferred Shares, each Hedge Counterparty, the Preferred Share Paying and Transfer Agent, the Collateral Manager, and, so long as the Secured Notes are Outstanding and so rated, each Rating Agency a copy thereof based on an outstanding rating. Any failure of the Trustee to publish or mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 8.3. Execution of Supplemental Indentures.

In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article 8 or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been satisfied. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise. The Collateral Manager will be bound to follow any amendment or supplement to this Indenture of which it has received written notice at least ten Business Days prior to the execution and delivery of such amendment or supplement; provided, however, that with respect to any amendment or supplement to this Indenture which may, in the judgment of the Collateral Manager, adversely affect the Collateral Manager, the Collateral Manager shall not be bound (and the Issuer agrees that it will not permit any such amendment to become effective) unless the Collateral Manager gives written consent to the Trustee and the Issuer to such amendment. The Issuer and the Trustee shall give written notice to the Collateral Manager of any amendment made to this Indenture pursuant to its terms. In addition, the Collateral Manager’s written consent shall be required prior to any amendment to this Indenture by which it is affected.

Section 8.4. Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture under this Article 8, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Secured Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.5. Reference in Secured Notes to Supplemental Indentures.

Secured Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article 8 may, and if required by the Trustee shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer and the Co-Issuer shall so determine, new Secured Notes, so modified as to conform in the opinion of the Trustee and the Issuer and the Co-Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and the Co-Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Secured Notes.

Section 8.6. Delivery of Supplemental Indentures to Repository.

As promptly as possible following the execution of any supplemental indenture or other modification under this Article 8, the Trustee shall deliver or make available on its website a copy of such supplemental indenture or other modification to the Repository for posting on the Repository in the manner described in Section 10.12.

ARTICLE 9

REDEMPTION OF SECURED NOTES; REDEMPTION PROCEDURES

Section 9.1. Clean-up Call; Tax Redemption and Optional Redemption.

(a) The Secured Notes may be redeemed at the option of and at the direction of the Collateral Manager, in whole but not in part, on any Payment Date (the “Clean-up Call Date”), on or after the Payment Date on which the Aggregate Outstanding Amount of the Secured Notes has been reduced to 10% of the Aggregate Outstanding Amount of the Secured Notes on the Closing Date, at a price equal to the applicable Redemption Price (such redemption, a “Clean-up Call”); provided, that any payments due and payable upon a termination of each Hedge Agreement will be made on the Clean-up Call Date in accordance with the terms thereof and this Indenture; and provided further, the funds available to be used for such Clean-up Call will be sufficient to pay the Total Redemption Price. Upon a Clean-up Call, the Preferred Shares shall be redeemed at their Redemption Price subject to the terms of the Preferred Share Paying and Transfer Agency Agreement.

(b) The Secured Notes shall be redeemable, in whole but not in part, at the direction of holders of at least a Majority of the Preferred Shares on the Payment Date (the “Tax Redemption Date”) following the occurrence of a Withholding Tax Event and satisfaction of the Tax Materiality Condition at a price equal to the applicable Redemption Price (such redemption, a “Tax Redemption”); provided, that any payments due and payable upon a termination of each Hedge Agreement will be made in accordance with the terms thereof and this Indenture; and provided further, the funds available to be used for such Tax Redemption will be sufficient to pay the Total Redemption Price. Upon a Tax Redemption, the Preferred Shares shall be redeemed at their Redemption Price subject to the terms of the Preferred Share Paying and Transfer Agency Agreement. Upon the occurrence of a Withholding Tax Event, the Issuer and the Co-Issuer, at the direction of the Collateral Manager shall provide written notice thereof to the Trustee, the Irish Paying Agent (for so long as any Secured Notes are listed on the Irish Stock Exchange), each Hedge Counterparty, the holders of the Preferred Shares and each Rating Agency.

(c) The Secured Notes shall be redeemed, in whole but not in part, at a price equal to the applicable Redemption Price, on any Payment Date on or after the Payment Date occurring in January 2008 (such redemption, an “Optional Redemption”) at the direction of holders of at least a Majority of the Preferred Shares delivered to the Trustee; provided, however, that any payments due and payable upon a termination of each Hedge Agreement will be made in accordance with the terms thereof and this Indenture; and provided further, the funds available to be used for such Optional Redemption will be sufficient to pay the Total Redemption Price. Upon an Optional Redemption, the Preferred Shares shall be redeemed at their Redemption Price subject to the terms of the Preferred Share Paying and Transfer Agency Agreement.

(d) The election by the Collateral Manager to redeem the Securities pursuant to a Clean-up Call shall be evidenced by an Officer’s Certificate from the Collateral Manager directing the Trustee to make the payment to the Paying Agent of the applicable Redemption Price of all of the Securities to be redeemed from funds in the Payment Account in accordance with the Priority of Payments. In connection with a Tax Redemption, the occurrence of a Withholding Tax Event and satisfaction of the Tax Materiality Condition shall be evidenced by an Issuer Order from the Issuer or from the Collateral Manager on behalf of the Issuer certifying that the conditions for a Tax Redemption have occurred. The Trustee on behalf of the Issuer and the Co-Issuer (or, in the case of the Preferred Shares, on behalf of the Issuer) shall set the applicable Redemption Date and give notice thereof to the Collateral Manager pursuant to Section 9.3 hereof.

(e) A redemption pursuant to Sections 9.1(a), 9.1(b) or 9.1(c) shall not occur unless (1) (i) at least six Business Days before the scheduled Redemption Date, the Collateral Manager shall have certified to the Trustee that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements, with one or more financial institutions whose long-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a person other than such institution) have a credit rating from each Rating Agency of at least equal to the highest rating of any Securities then Outstanding or whose short-term unsecured debt obligations have a credit rating of “P-1” by Moody’s as long as the term of such agreement is ninety (90) day or less and “A-1” by S&P, to sell all or part of the Pledged Obligations, not later than the Business Day immediately preceding the scheduled Redemption Date or (ii) the Trustee shall have received written confirmation that the method of redemption satisfies the Rating Agency Condition and (2) the related Sale Proceeds (in immediately available funds), together with all other available funds (including proceeds from the sale of the Assets, Eligible Investments maturing on or prior to the scheduled Redemption Date, all amounts in the Collection Accounts and available Cash), shall be an aggregate amount sufficient to pay all amounts, payments, fees and expenses in accordance with the Priority of Payments due and owing on such Redemption Date.

Section 9.2. Auction Call Redemption.

(a) During the period from and including the Payment Date occurring in January 2015 and to but not including the first Payment Date on which the Clean-up Call may be exercised (the “Auction Call Period”), the Secured Notes will be redeemed in whole but not in part, if a Successful Auction is completed (such redemption, an “Auction Call Redemption”), at their applicable Redemption Prices; provided, that any payments due and payable upon a termination of each Hedge Agreement will be made on the Auction Call Redemption Date in accordance with the terms thereof and this Indenture; and provided, further, the funds available to be used for such Auction Call Redemption will be sufficient to pay the Total Redemption Price. An Auction Call Redemption may only occur on a Payment Date occurring in January or July during the Auction Call Period (such Payment Date, the “Auction Call Redemption Date”). Upon an Auction Call Redemption, the Preferred Shares shall be redeemed at their Redemption Price subject to the terms of the Preferred Share Paying and Transfer Agency Agreement.

(b) The Trustee shall sell and transfer the Collateral Securities to the highest bidder (or to the highest bidder for each Subpool), at the Auction, as long as:

(i) the Auction has been conducted in accordance with the Auction Procedures, as evidenced by a certification of the Auction Agent;

(ii) at least one bidder delivers to the Auction Agent a bid (which bid may be based upon a fixed spread above or below a generally recognized price index) for (x) the purchase of the Collateral Securities or (y) the purchase of each Subpool;

(iii) based on the Auction Agent’s certification to the Trustee of the amount of the cash purchase price of each bid, the Trustee, in consultation with the Collateral Manager, determines that the Highest Auction Price would result in a cash purchase price for the Collateral Securities which, together with the balance of all Eligible Investments and Cash in the Collection Accounts, the Payment Account and the Expense Account, will be at least equal to the Total Redemption Price; and

(iv) each bidder who offered the Highest Auction Price for the Collateral Securities or for one or more of the Subpools enters into a written agreement with the Issuer (which the Issuer shall execute if the conditions set forth in clauses (i) through (iii) above are satisfied) obligating the highest bidder (or the highest bidder for each Subpool) to purchase all of the Collateral Securities with the closing of such purchase (and full payment in Cash to the Trustee) to occur on or before the tenth Business Day prior to the scheduled Redemption Date.

(c) If any of the foregoing conditions is not met with respect to any Auction, or if the highest bidder or the Collateral Manager, as the case may be, fails to pay the purchase price on or before the sixth Business Day following the relevant Auction Date, (a) the Auction Call Redemption shall not occur on the Payment Date following the relevant Auction Date, (b) the Trustee shall give notice of the withdrawal pursuant to Section 9.3(c), (c) subject to clause (d) below, the Trustee shall decline to consummate such sale and shall not solicit any further bids or otherwise negotiate any further sale of Collateral Securities in relation to such Auction and (d) unless the Secured Notes are redeemed in full prior to the next succeeding Auction Date, or the Collateral Manager notifies the Trustee that market conditions are such that such Auction is not likely to be successful, the Trustee shall conduct another Auction on the next succeeding Auction Date.

Section 9.3. Notice of Redemption.

(a) Upon the occurrence of a Withholding Tax Event, the Issuer and the Co-Issuer or, in the case of the Preferred Shares, the Issuer, at the direction of the Collateral Manager shall provide written notice thereof to the Trustee, the Preferred Share Paying and Transfer Agent, the Irish Paying Agent (for so long as any Secured Notes are listed on the Irish Stock Exchange), each Hedge Counterparty and each Rating Agency.

(b) In connection with an Optional Redemption, a Clean-up Call or a Tax Redemption pursuant to Section 9.1 or an Auction Call Redemption pursuant to Section 9.2, the Trustee on behalf of the Issuer and the Co-Issuer shall, at least 45 days prior to the proposed Redemption Date, notify the Collateral Manager, the Preferred Share Paying and Transfer Agent, each Hedge Counterparty and the Rating Agencies of such proposed Redemption Date, the applicable Record Date, the principal amount of Securities to be redeemed on such Redemption Date and the Redemption Price of such Securities in accordance with Section 9.1 or Section 9.2. The Redemption Price shall be determined no earlier than 60 days prior to the proposed Redemption Date.

(c) Any such notice of an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption may be withdrawn by the Issuer and the Co-Issuer (or, in the case of the Preferred Shares, by the Issuer) at the direction of the Collateral Manager (i) up to the fourth Business Day prior to the scheduled Redemption Date by written notice to the Trustee, the Preferred Share Paying and Transfer Agent, the Irish Paying Agent (for so long as any Secured Notes are listed on the Irish Stock Exchange), each Hedge Counterparty, to each Holder of Secured Notes to be redeemed, each holder of the Preferred Shares and the Collateral Manager only if (A) in the case of an Optional Redemption, a Clean-up Call or a Tax Redemption the Collateral Manager is unable to deliver the sale agreement or agreements or certifications referred to in Section 9.1(e), as the case may be or (B) in the case of an Auction Call Redemption, the Auction is unable to be consummated pursuant to the Auction Procedures or (ii) up to the fifth Business Day prior to the scheduled Redemption Date by written notice to the Trustee, the Preferred Share Paying and Transfer Agent, the Irish Paying Agent (for so long as any Secured Notes are listed on the Irish Stock Exchange), each Hedge Counterparty and the Collateral Manager only if the Issuer or the Co-Issuer receives written direction to withdraw the notice of such redemption from the Collateral Manager and, in the case of an Optional Redemption, the Collateral Manager has directed such Optional Redemption. The Collateral Manager shall not have the right to withdraw a Tax Redemption. No such withdrawal of an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption shall occur if any Hedge Agreement has been reduced or terminated, in either case, in anticipation of such redemptions, unless the Issuer has satisfied the Rating Agency Condition with respect to such withdrawal and in no event will such a withdrawal affect any Hedge Agreement if it has been reduced or terminated in accordance with its terms, as applicable.

Section 9.4. Notice of Redemption or Maturity by the Issuer.

Notice of redemption pursuant to Section 9.1, Section 9.2 or the Maturity of any Securities shall be given by first class mail, postage prepaid, mailed not less than ten Business Days (or four Business Days where the notice of an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption is withdrawn pursuant to clause (i) or (ii) of Section 9.3(c)) prior to the applicable Redemption Date or Maturity, to each Holder of Securities to be redeemed, at its address in the Notes Register.

All notices of redemption shall state:

(a) the applicable Redemption Date;

(b) the applicable Redemption Price;

(c) that all the Securities are being paid in full, and that interest on the Secured Notes shall cease to accrue on the Redemption Date specified in the notice; and

(d) the place or places where such Securities to be redeemed in whole are to be surrendered for payment of the Redemption Price which shall be the office or agency of the Paying Agent as provided in Section 7.2.

Notice of redemption shall be given by the Issuer and Co-Issuer (or, in the case of the Preferred Shares, by the Issuer), or at their request, by the Trustee in their names and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Security shall not impair or affect the validity of the redemption of any other Securities.

Section 9.5. Securities Payable on Redemption Date.

Notice of redemption having been given as aforesaid, the Securities to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after the Redemption Date (unless the Issuer shall Default in the payment of the Redemption Price and accrued interest) the Secured Notes shall cease to bear interest on the Redemption Date. Upon final payment on a Security to be redeemed, the Holder shall present and surrender such Security at the place specified in the notice of redemption on or prior to such Redemption Date; provided, however, that if there is delivered to the Issuer, the Co-Issuer and the Trustee such security or indemnity as may be required by them to save each of them harmless (an unsecured indemnity agreement delivered to the Issuer, the Co-Issuer and the Trustee by an institutional investor with a net worth of at least $200,000,000 being deemed to satisfy such security or indemnity requirement) and an undertaking thereafter to surrender such Security, then, in the absence of notice to the Issuer, the Co-Issuer and the Trustee that the applicable Security has been acquired by a bona fide purchaser, such final payment shall be made without presentation or surrender. Payments of interest on Secured Notes of a Class so to be redeemed whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Secured Notes, or one or more predecessor Secured Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(i).

If any Secured Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Note Interest Rate for each successive Interest Accrual Period the Secured Note remains Outstanding.

Section 9.6. Mandatory Redemption.

On any Payment Date on which any of the Coverage Tests applicable to any Class of Secured Notes is not met on the most recent Measurement Date, the Secured Notes shall be redeemed (a “Mandatory Redemption”), first from Interest Proceeds, net of amounts set forth in Section 11.1(a)(i)(1) through (7), and then from Principal Proceeds, net of amounts set forth in clause (1) of Section 11.1(a)(ii), in an amount necessary, and only to the extent necessary, to cause each of the Coverage Tests to be satisfied. Further, each Hedge Agreement will be terminated in part in accordance with the terms thereof and any payments due and payable on the Hedge Agreement in connection with the termination of the Hedge Agreement will be made on such Payment Date in accordance with the terms thereof and this Indenture, including satisfaction of the Rating Agency Condition. Such Principal Proceeds and Interest Proceeds shall be applied to each of the outstanding Classes of Secured Notes in accordance with its relative seniority in accordance with the Priority of Payments. On or promptly after such Mandatory Redemption, the Issuer and the Co-Issuer shall certify or cause to be certified to each of the Rating Agencies and the Trustee that the Coverage Tests have been met.

Section 9.7. Special Amortization.

The Secured Notes may be amortized in part by the Issuer and the Co-Issuer if, at any time during the Reinvestment Period, the Collateral Manager has been unable to identify Substitute Collateral Securities that it determines would be appropriate and would meet the Eligibility Criteria in sufficient amounts to permit the reinvestment of all or a portion of the Principal Proceeds then on deposit in the Principal Collection Account. Further, each Hedge Agreement will be terminated in part in accordance with the terms thereof and any payments due and payable on the Hedge Agreement in connection with the termination of the Hedge Agreement will be made on such Payment Date in accordance with the terms thereof and this Indenture, including satisfaction of the Rating Agency Condition. The Collateral Manager shall notify the Trustee and each Hedge Counterparty of such event (a “Special Amortization”) and the amount to be amortized (such amount, the “Special Amortization Amount.”). On the first Payment Date following the date on which such notice is given, the Special Amortization Amount will be applied as Principal Proceeds to the extent available in accordance with the Priority of Payments to redeem the Secured Notes, and may be applied pro rata among the Secured Notes if the Special Amortization Pro Rata Condition is met.

ARTICLE 10

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1. Collection of Money.

Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Pledged Obligations in accordance with the terms and conditions of such Pledged Obligations. The Trustee shall segregate and hold all such Money and property received by it in trust for the Holders of the Secured Notes and each Hedge Counterparty, and shall apply it as provided in this Indenture.

Section 10.2. Collection Accounts.

(a) The Trustee shall, prior to the Closing Date, establish a segregated trust account which shall be designated as the “Collection Account” and will consist of two subaccounts, the “Interest Collection Account” and the “Principal Collection Account” (collectively, the “Collection Accounts”), which shall be held in trust in the name of the Trustee for the benefit of the Noteholders and each Hedge Counterparty, into which Collection Accounts, as applicable, the Trustee shall from time to time deposit (i) all amounts, if any, received by the Issuer pursuant to the Hedge Agreements (other than amounts received by the Issuer by reason of an event of default or termination event (each as defined in the related Hedge Agreement) or other comparable events that are required, pursuant to Section 16.1(g) to be used for the purchase by the Issuer of a replacement Hedge Agreement and amounts held in each Hedge Termination Account pursuant to Section 16.1(g)), (ii) all Sale Proceeds (unless simultaneously reinvested in Substitute Collateral Securities, subject to the Reinvestment Criteria) and (iii) all Interest Proceeds and all Principal Proceeds. In addition, the Issuer may, but under no circumstances shall be required to, deposit from time to time such Monies in the Collection Accounts as it deems, in its sole discretion, to be advisable. All Monies deposited from time to time in the Collection Accounts pursuant to this Indenture shall be held by the Trustee as part of the Assets and shall be applied to the purposes herein provided. The Collection Accounts shall remain at all times with the Corporate Trust Office or a Qualified Financial Institution.

(b) All distributions of principal or interest received in respect of the Assets, and any Sale Proceeds from the sale or disposition of a Collateral Security or other Assets received by the Trustee in Dollars shall be immediately deposited into the Interest Collection Account or the Principal Collection Account, as Interest Proceeds or Principal Proceeds, respectively (unless, in the case of proceeds received from the sale or disposition of any Assets, such proceeds are simultaneously reinvested pursuant to Section 10.2(d) in Substitute Collateral Securities, subject to the Reinvestment Criteria, or in Eligible Investments). Subject to Sections 10.2(d), 10.2(e) and 11.2, all such property, together with any securities in which funds included in such property are or will be invested or reinvested during the term of this Indenture, and any income or other gain realized from such investments, shall be held by the Trustee in the Collection Accounts as part of the Assets subject to disbursement and withdrawal as provided in this Section 10.2. Subject to Section 10.2(d), by Issuer Order (which may be in the form of standing instructions), the Issuer or the Collateral Manager, on behalf of the Issuer, shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds received into the Collection Accounts during a Collection Period, and amounts received in prior Collection Periods and retained in the Collection Accounts, as so directed in Eligible Investments having stated maturities no later than the Business Day immediately preceding the next Payment Date. The Trustee, within one Business Day after receipt of any Scheduled Distribution or other proceeds in respect of the Assets which is not Cash, shall so notify the Issuer and the Collateral Manager and the Issuer, or the Collateral Manager on behalf of the Issuer, shall, within five Business Days of receipt of such notice from the Trustee, sell such Scheduled Distribution or other non-Cash proceeds for Cash in an arm’s length transaction to a Person which is not an Affiliate of the Issuer or the Collateral Manager and deposit the proceeds thereof in the applicable Collection Account for investment pursuant to this Section 10.2; provided, however, that the Issuer, or the Collateral Manager on behalf of the Issuer, need not sell such Scheduled Distributions or other non-Cash proceeds if it delivers an Officer’s Certificate to the Trustee certifying that such Scheduled Distributions or other proceeds constitute Collateral Securities or Eligible Investments.

(c) If prior to the occurrence of an Event of Default, the Issuer, or the Collateral Manager on behalf of the Issuer, shall not have given any investment directions pursuant to Section 10.2(b), the Trustee shall seek instructions from the Issuer, or the Collateral Manager on behalf of the Issuer, within three Business Days after transfer of such funds to the applicable Collection Account. If the Trustee does not thereupon receive written instructions from the Issuer, or the Collateral Manager on behalf of the Issuer, within five Business Days after transfer of such funds to the applicable Collection Account, it shall invest and reinvest the funds held in the applicable Collection Account in one or more Eligible Investments described in clause (b) of the definition of Eligible Investments maturing no later than the Business Day immediately preceding the next Payment Date. If after the occurrence of an Event of Default, the Issuer, or the Collateral Manager on behalf of the Issuer, shall not have given investment directions to the Trustee pursuant to Section 10.2(b) for three consecutive days, the Trustee shall invest and reinvest such Monies as fully as practicable in Eligible Investments described in clause (b) of the definition of Eligible Investments maturing not later than the earlier of (i) 30 days after the date of such investment or (ii) the Business Day immediately preceding the next Payment Date. All interest and other income from such investments shall be deposited in the applicable Collection Account, any gain realized from such investments shall be credited to the applicable Collection Account, and any loss resulting from such investments shall be charged to the applicable Collection Account. The Trustee shall not in any way be held liable (except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of such applicable Collection Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Trustee or any Affiliate thereof.

(d) During the Reinvestment Period (and thereafter to the extent necessary to acquire Collateral Securities pursuant to contracts entered into during the Reinvestment Period), the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, reinvest Principal Proceeds in Collateral Securities selected by the Collateral Manager as permitted under and in accordance with the requirements of Article 12 and such Issuer Order.

(e) The Trustee shall transfer to the Payment Account for application pursuant to Section 11.1(a) and in accordance with the calculations and the instructions contained in the Notes Valuation Report prepared by the Trustee on behalf of the Issuer pursuant to this Section 10.7(e), on or prior to the Business Day prior to each Payment Date, any amounts then held in the Collection Accounts other than (i) Interest Proceeds or Principal Proceeds received after the end of the Collection Period with respect to such Payment Date and (ii) amounts that the Issuer is entitled to reinvest in accordance with Section 12.2 and which the Issuer so elects to reinvest in accordance with the terms of this Indenture.

Section 10.3. Payment Account.

The Trustee shall, prior to the Closing Date, establish a single, segregated trust account which shall be designated as the “Payment Account,” which shall be held in trust for the benefit of the Noteholders and each Hedge Counterparty and over which the Trustee shall have exclusive control and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Trustee for the benefit of the Noteholders. Except as provided in Sections 11.1 and 11.2, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be (i) to pay the interest on and the principal of the Secured Notes, make payments in respect of the Preferred Shares and make other payments in respect of the Secured Notes in accordance with their terms and the provisions of this Indenture, (ii) upon Issuer Order, to pay other amounts specified therein and (iii) otherwise to pay amounts payable pursuant to and in accordance with the terms of this Indenture, each in accordance with the Priority of Payments. The Trustee agrees to give the Issuer and the Co-Issuer immediate notice if it becomes aware that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. Neither the Issuer nor the Co-Issuer shall have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with the Corporate Trust Office or a Qualified Financial Institution. Amounts in the Payment Account shall not be invested.

Section 10.4. Expense Account.

(a) The Trustee shall prior to the Closing Date establish a single, segregated trust account which shall be designated as the “Expense Account” which shall be held in trust in the name of the Trustee for the benefit of the Noteholders and each Hedge Counterparty. The only permitted withdrawal from or application of funds on deposit in, or otherwise standing to the credit of, the Expense Account shall be to pay (on any day other than a Payment Date) accrued and unpaid Company Administrative Expenses of the Issuer and the Co-Issuer (other than accrued and unpaid expenses and indemnities payable to the Collateral Manager under the Collateral Management Agreement). On the Closing Date, the Trustee shall deposit the amount received from the Issuer pursuant to Section 3.2(f) into the Expense Account, which amounts shall be used for the payment of fees and expenses of the Issuer related to the offering of the Securities accrued as of the Closing Date. Amounts on deposit in the Expense Account may be applied on or prior to the Determination Date preceding the first Payment Date to pay amounts due in connection with the offering of the Secured Notes from amounts deposited in accordance with Section 3.2(f). Funds in the Expense Account shall be replenished on each Payment Date to the extent available and subject to the Priority of Payments. If on any Determination Date, the amount on deposit in the Expense Account exceeds $100,000, the amount of such excess, may, at the option of the Collateral Manager, be designated as Interest Proceeds and applied in accordance with the Priority of Payments. On the date on which substantially all of the Issuer’s assets have been sold or otherwise disposed of, the Issuer by Issuer Order executed by an Authorized Officer of the Collateral Manager shall direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, transfer all amounts on deposit in the Expense Account to the Interest Collection Account for application pursuant to Section 11.1(a)(i) as Interest Proceeds.

(b) The Trustee agrees to give the Issuer immediate notice if it becomes aware that the Expense Account or any funds on deposit therein, or otherwise to the credit of the Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall not have any legal, equitable or beneficial interest in the Expense Account. The Expense Account shall remain at all times with the Corporate Trust Office or a Qualified Financial Institution.

(c) The Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon such direction the Trustee shall, invest all funds in the Expense Account in Eligible Investments designated by the Collateral Manager. All interest and other income from such investments shall be deposited in the Expense Account, any gain realized from such investments shall be credited to the Expense Account, and any loss resulting from such investments shall be charged to the Expense Account. The Trustee shall not in any way be held liable (except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of such Expense Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Trustee or any Affiliate thereof. If the Trustee does not receive investment instructions from an Authorized Officer of the Collateral Manager, the Trustee may invest funds received in the Expense Account in Eligible Investments of the type described in clause (ii) of the definition thereto.

Section 10.5. Interest Advances.

(a) With respect to each Determination Date for which (i) the sum of Interest Proceeds (not including Interest Advances) and Principal Proceeds collected during the related Due Period are insufficient to remit the interest due and payable with respect to the Class A Notes and the Class B Notes on the following Payment Date (the amount of such insufficiency, an “Interest Shortfall”) and (ii) such Interest Shortfall results in whole or in part from shortfalls in interest collections on the Advance Collateral Securities, the Trustee shall provide the Advancing Agent with written notice of such Interest Shortfall and the amount of interest shortfalls on the Advance Collateral Securities no later than the close of business on the Business Day following such Determination Date. The Trustee shall provide the Advancing Agent with written notice in an electronic format, prior to any funding of an Interest Advance by the Advancing Agent, of any additional interest remittances received by the Trustee after delivery of such initial notice that reduce such Interest Shortfall specifying the amount of any such reductions that result from interest collections on the Advance Collateral Securities. No later than 5:00 p.m. (New York time) on the Business Day immediately preceding the related Payment Date (but in any event no earlier than one Business Day following the Advancing Agent’s receipt of notice of such Interest Shortfall), the Advancing Agent shall advance the lesser of (i) the updated Interest Shortfall and (ii) the updated shortfall in interest collections on the Advance Collateral Securities (each such advance, an “Interest Advance”) by remitting to the Trustee for deposit of an amount equal to such Interest Advance in the Payment Account, subject to a determination of recoverability by the Advancing Agent as described in Section 10.5(b). Shortfalls in interest collections on the Advance Collateral Securities shall not include shortfalls resulting from any reduced scheduled payments in connection with a bankruptcy or similar proceeding or a modification, waiver or amendment granted or agreed to by the related servicer under the Underlying Instrument. Any Interest Advance made by the Advancing Agent with respect to a Payment Date that is in excess of the actual Interest Shortfall for such Payment Date shall be refunded to the Advancing Agent by the Trustee on the same Business Day that such Interest Advance was made (or, if such Interest Advance is made prior to final determination by the Trustee of such Interest Shortfall, on the Business Day of such final determination). The Advancing Agent shall provide the Trustee written notice of a determination by the Advancing Agent that a proposed Interest Advance would constitute a Nonrecoverable Interest Advance no later than the close of business on the Business Day immediately preceding the related Payment Date (or, in the event that the Advancing Agent did not receive notice of the related Interest Shortfall on the Business Day following the related Determination Date, no later than the close of business on the Business Day immediately following the Advancing Agent’s receipt of notice of such Interest Shortfall). If the Advancing Agent shall fail to make any required Interest Advance at or prior to the time at which distributions are to be made pursuant to Section 11.1(a), the Trustee shall be required to make such Interest Advance, subject to a determination of recoverability by the Trustee as described in Section 10.5(b). The Trustee shall be entitled to conclusively rely on any determination by the Advancing Agent that an Interest Advance, if made, would constitute a Nonrecoverable Interest Advance. Based upon available information at the time, the Advancing Agent will provide fifteen (15) days prior notice to each Rating Agency if recovery of a Nonrecoverable Interest Advance would result in an Interest Shortfall on the next succeeding Payment Date. No later than the close of business on the Determination Date related to a Payment Date on which the recovery of a Nonrecoverable Interest Advance would result in an Interest Shortfall, the Trustee will provide each Rating Agency notice of such recovery.

(b) Notwithstanding anything herein to the contrary, (a) neither the Advancing Agent nor the Trustee shall be required to make any Interest Advance if such Interest Advance would constitute a Nonrecoverable Interest Advance or the Advancing Agent or the Trustee, as applicable, has determined in its reasonable judgment that the recovery of any Interest Advance would result in an Interest Shortfall and (b) neither the Advancing Agent nor the Trustee may make any Interest Advance if as of the most recent Measurement Date, the Aggregate Collateral Balance is less than the Aggregate Outstanding Amount of the Class A and Class B Notes. In determining whether any proposed Interest Advance will be, or whether any Interest Advance previously made is, a Nonrecoverable Interest Advance, the Advancing Agent or the Trustee, as applicable, will take into account, among other things, with respect to Loans:

(i) amounts that may be realized on each Underlying Mortgage Property in its “as is” or then current condition and occupancy;

(ii) that the related Senior Interests of any Collateral Security may be required to be fully paid and any advances (and interest thereon) made in respect of such Senior Interests may be required to be fully reimbursed, prior to any amounts recovered in respect of the Underlying Mortgage Properties are allocated or otherwise made available to the Collateral Securities;

(iii) the possibility and effects of future adverse change with respect to the Underlying Mortgage Properties, the potential length of time before such Interest Advance may be reimbursed and the resulting degree of uncertainty with respect to such reimbursement; and

(iv) the fact that Interest Advances are intended to provide liquidity only and not credit support to the Class A Noteholders and the Class B Noteholders.

For purposes of any such determination of whether an Interest Advance constitutes or would constitute a Nonrecoverable Interest Advance, an Interest Advance will be deemed to be nonrecoverable if the Advancing Agent or the Trustee, as applicable, determines that future Interest Proceeds and Principal Proceeds may be insufficient to fully reimburse such Interest Advance, plus Reimbursement Interest within a reasonable period of time. Absent bad faith, the determination by the Advancing Agent or the Trustee, as applicable, as to the nonrecoverability of any Interest Advance shall be conclusive and binding on the Holders. If the Advancing Agent has determined that an Interest Advance would constitute a Nonrecoverable Interest Advance, the Trustee will not be required to make a further determination of non-recoverability.

(c) The Advancing Agent and the Trustee will be each entitled to recover any previously unreimbursed Interest Advance made by it (including any Nonrecoverable Interest Advance), together with Reimbursement Interest, in accordance with the priorities set forth in Section 11.1(a)(i) and Section 11.1(a)(ii) from the date made, to but not including the date of reimbursement of such Interest Advance; provided, that unless the Advancing Agent or the Trustee, as applicable, has determined that an unreimbursed Interest Advance is a Nonrecoverable Interest Advance, such unreimbursed Interest Advance may only be reimbursed from late collections on the related Advanced Collateral Security.

(d) The Advancing Agent and the Trustee will be each entitled with respect to any Interest Advance made by it (including Nonrecoverable Interest Advances) to Reimbursement Interest.

(e) The Advancing Agent and the Trustee’s obligations to make Interest Advances in respect of the Collateral Securities will continue through the Stated Maturity of the Class A Notes and the Class B Notes, unless the Class A Notes and the Class B Notes are previously redeemed or repaid in full.

(f) In no event will the Advancing Agent or the Trustee be required to advance (i) any payments in respect of principal, (ii) any amounts with respect to any Class of Notes other than the Class A Notes and the Class B Notes or (iii) any amounts with respect to any other Collateral Securities other than the Advance Collateral Securities.

(g) In consideration of the performance of its obligations hereunder, the Advancing Agent shall be entitled to receive, at the times set forth herein and subject to the conditions and the priority of distribution provisions hereof, to the extent funds are available therefor, the Advancing Agent Fee.

(h) The determination by the Advancing Agent or the Trustee, as applicable, (i) that it has made a Nonrecoverable Interest Advance or (ii) that any proposed Interest Advance, if made, would constitute a Nonrecoverable Interest Advance, shall be evidenced by an Officer’s Certificate delivered as soon as reasonably practicable after making such determination to the Trustee (or, if applicable, retained thereby), the Issuer, S&P and Moody’s, setting forth the basis for such determination; provided, that failure to give such notice, or any defect therein, shall not impair or affect the validity of, or the Advancing Agent or the Trustee’s entitlement to reimbursement with respect to, any Interest Advance.

If a Scheduled Distribution on any Advance Collateral Security is not paid to the Trustee on the Due Date therefore, the Trustee shall provide the Advancing Agent with notice of such default on the Business Day immediately following such default. In addition, upon request, the Trustee shall provide the Advancing Agent (either electronically or in hard-copy format), with copies of all reports received from any trustee, trust administrator, master servicer or similar administrative entity with respect to such Advance Collateral Securities and the Trustee shall promptly make available to the Advancing Agent any other information reasonably available to the Trustee by reason of its acting as Trustee hereunder to permit the Advancing Agent to make a determination of recoverability with respect to any Interest Advance and to otherwise perform its advancing functions under this Indenture.

Section 10.6. Reports by Parties.

The Trustee shall supply, in a timely fashion, to the Issuer, the Co-Issuer and the Collateral Manager any information regularly maintained by the Trustee that the Issuer, the Co-Issuer or the Collateral Manager may from time to time request with respect to the Pledged Obligations or the Accounts and provide any other information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.7 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement. The Trustee shall forward to the Advancing Agent, the Collateral Manager and each Hedge Counterparty copies of notices and other writings received by it from the issuer of any Collateral Security or from any Clearing Agency with respect to any Collateral Security advising the holders of such security of any rights that the holders might have with respect thereto (including, without limitation, notices of calls and redemptions of securities) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such issuer. Each of the Issuer and Collateral Manager shall promptly forward to the Trustee any information in their possession or reasonably available to them concerning any of the Pledged Obligations that the Trustee reasonably may request or that reasonably may be necessary to enable the Trustee to prepare any report or perform any duty or function on its part to be performed under the terms of this Indenture.

Section 10.7. Reports; Accountings.

(a) The Trustee shall monitor the Assets on an ongoing basis to the extent provided in Section 10.7(b) below and provide access to the information maintained by the Trustee to, and upon reasonable request of the Collateral Manager, shall assist the Collateral Manager in performing its duties under the Collateral Management Agreement, each in accordance with this Indenture.

(b) The Trustee shall perform the following functions during the term of this Agreement:

(i) Create and maintain a database with respect to the Collateral Securities (the “Database”) tracking the following information for each Pledged Collateral Security: the initial and current Principal Balance; the coupon rate or spread; the Stated Maturity and the initial and current rating from Moody’s or S&P, as applicable;

(ii) Permit access to the information contained in the Database by the Collateral Manager and the Issuer;

(iii) On a monthly basis monitor and update the Database for ratings changes;

(iv) Update the Database for Collateral Securities or Eligible Investments acquired or sold or otherwise disposed of;

(v) Prepare and make available to each Rating Agency, the Collateral Manager, the Preferred Share Paying and Transfer Agent, each Hedge Counterparty, the Initial Purchaser, and upon request therefor, any Holder of a Note shown on the Note Registrar, and, for so long as any Secured Notes are listed on the Irish Stock Exchange, the Irish Paying Agent of the Monthly Reports;

(vi) Prepare and make available to the Collateral Manager, each Hedge Counterparty, any Noteholder or any holder of the Preferred Shares that has submitted a written request therefor, the firm of Independent certified public accountants appointed pursuant to Section 10.9(a) hereof, each Rating Agency, the Depository (with instructions to forward it to each of its participants who are holders of any Secured Notes) and, for so long as any Secured Notes are listed on the Irish Stock Exchange, the Irish Paying Agent, of the Notes Valuation Report;

(vii) Assist in preparation and arrange for the delivery to the Collateral Manager and each Hedge Counterparty of the Redemption Date Statement;

(viii) Arrange for the delivery to each Rating Agency of all information or reports required under this Indenture, including, but not limited to, providing S&P and Moody’s with (A) written notice of (1) any breaches under any of the Transaction Documents and (2) the termination or change of any parties to the Transaction Documents, in each case, for which the Trustee has received prior written notice pursuant to the terms of the Transaction Document and (B) the information contained in each Monthly Report in Excel spreadsheet format; and

(ix) Assist the Independent certified public accountants in the preparation of those reports required under Section 10.9 hereof by providing access to the information contained in the Database.

(c) The Trustee, on behalf of the Issuer, shall compile and provide or make available on its website initially located at www.cdotrustee.net to each Rating Agency, the Collateral Manager, each Hedge Counterparty, the Initial Purchaser, the Advancing Agent, for so long as any Secured Notes are listed on the Irish Stock Exchange, the Irish Stock Exchange, and upon request therefor, any Holder of a Note shown on the Note Registrar, not later than the fifth Business Day after the first day of each month (other than a month in which a Note Valuation Report is required to be delivered pursuant to Section 10.7(e)) commencing in April 2005 (or solely in the case of the first Monthly Report, the fifteenth Business Day), determined as of the last Business Day of the preceding month, a monthly report (the “Monthly Report”). The Monthly Report shall contain the following information and instructions with respect to the Pledged Obligations included in the Assets based in part on information provided by the Collateral Manager:

(i)(1) (x) the Aggregate Principal Balance of all Collateral Securities, together with a calculation, in reasonable detail, of the sum of (A) the Aggregate Principal Balance of all Collateral Securities (other than Defaulted Securities and Written Down Securities) plus (B) the Principal Balance of each Pledged Obligation which is Written Down Security and (C) the Principal Balance of each Pledged Obligation which is a Defaulted Security;

(ii) the balance of all Eligible Investments and Cash in each of the Interest Collection Account, the Principal Collection Account and the Expense Account;

(iii) the nature, source and amount of any proceeds in the Collection Accounts, including Interest Proceeds, Principal Proceeds, Unscheduled Principal Payments and Sale Proceeds, received since the date of determination of the last Monthly Report;

(iv) with respect to each Collateral Security and each Eligible Investment that is part of the Assets, its Principal Balance, annual interest rate, average life, issuer, Moody’s Rating and S&P Rating;

(v) the identity of each Collateral Security that was sold or disposed of pursuant to Section 12.1 (indicating whether such Collateral Security is a Defaulted Security, Credit Risk Security, Credit Improved Security or otherwise (in each case, as reported in writing to the Issuer by the Collateral Manager) and whether such Collateral Security was sold pursuant to Section 12.1(a)(i), (ii), (iii) or (iv)) or Granted to the Collateral Agent since the date of determination of the most recent Monthly Report;

(vi) the identity of each Collateral Security which became a Defaulted Security, Credit Risk Security, Credit Improved Security or a Written Down Security since the date of determination of the last Monthly Report;

(vii) the identity of each Collateral Security that has been upgraded or downgraded by one or more Rating Agencies;

(viii) the Aggregate Principal Balance of all Fixed Rate Securities;

(ix) the Aggregate Principal Balance of all Floating Rate Securities;

(x) based on information provided by the Collateral Manager, the Aggregate Principal Balance of all Fixed Rate Securities that are Covered Floating Rate Securities;

(xi) the Aggregate Principal Balance of all Collateral Securities that are guaranteed as to ultimate or timely payment of principal or interest;

(xii) with respect to each Specified Type of Collateral Security, the Aggregate Principal Balance of all Collateral Securities consisting of such Specified Type of Collateral Securities;

(xiii) the Aggregate Principal Balance of all Collateral Securities with a Moody’s Rating lower than “Ba3”;

(xiv) the Aggregate Principal Balance of all Collateral Securities with a Moody’s Rating of “B2” or below;

(xv) the Aggregate Principal Balance of all Collateral Securities with an S&P rating of “CCC+” or below;

(xvi) the Aggregate Principal Balance of all Collateral Securities consisting of CMBS Securities or REIT Debt Securities that are not rated or shadow rated by Moody’s;

(xvii) the Aggregate Principal Balance of all Collateral Securities consisting of CMBS Securities or REIT Debt Securities that are not rated or shadow rated by S&P;

(xviii) based on information provided by the Collateral Manager, the identity of, and the Aggregate Principal Balance of all Collateral Securities whose Moody’s Rating is determined as provided in each clause of the definition of “Moody’s Rating” and the identity of, and the Aggregate Principal Balance of all Collateral Securities whose S&P Rating is determined as provided in each of clauses of the definition of “S&P Rating,” based on information provided by the Collateral Manager;

(xix) with respect to each Collateral Security, the Aggregate Principal Balance of all Collateral Securities that are part of the same issuance;

(xx) the Aggregate Principal Balance of all Collateral Securities that are securities that provide for periodic payments of interest less frequently than quarterly;

(xxi) based upon the information supplied by the Collateral Manager, the Aggregate Principal Balance of all Collateral Securities issued by any single issuer or guaranteed by any single guarantor;

(xxii) based upon the information supplied by the Collateral Manager, the Aggregate Collateral Balance of the Collateral Securities that are CMBS Securities issued, originated or entered into in any single calendar year (for the purposes of the foregoing, Participations shall be deemed to have been entered into in the year in which the commercial mortgage loan underlying such Participation was originated);

(xxiii) the Aggregate Principal Balance of all Collateral Securities backed by each single Property Type based on information provided by the Collateral Manager;

(xxiv) the Aggregate Principal Balance of all Collateral Securities that are backed or otherwise invested in properties located in any single U.S. State (for each such U.S. State) based on information provided by the Collateral Manager;

(xxv) the Aggregate Principal Balance and the accreted cost of all Collateral Securities that are Principal Only Securities;

(xxvi) the Aggregate Principal Balance and the Aggregate Amortized Cost of all Collateral Securities that are Interest-Only Securities;

(xxvii) the Class A/B Overcollateralization Ratio, the Class A/B Interest Coverage Ratio, the Class C Overcollateralization Ratio, the Class C Interest Coverage Ratio, the Class D Overcollateralization Ratio, the Class D Interest Coverage Ratio, the Class E Overcollateralization Ratio and the Class E Interest Coverage Ratio, and a statement as to whether the Interest Coverage Test is satisfied;

(xxviii) the Weighted Average Moody’s Rating Factor and a statement as to whether the Maximum Moody’s Rating Factor Test is satisfied;

(xxix) the Diversity Score and a statement as to whether the Diversity Test is satisfied;

(xxx) the Weighted Average Coupon and a statement as to whether the Minimum Weighted Average Coupon Test is satisfied;

(xxxi) the Weighted Average Spread and a statement as to whether the Minimum Weighted Average Spread Test is satisfied;

(xxxii) based upon information supplied by the Collateral Manager, the Average Life of each Collateral Security, the Weighted Average Life and a statement as to whether the Weighted Average Life Test is satisfied;

(xxxiii) the Class A Loss Differential, the Class B Loss Differential, the Class C Loss Differential, the Class D Loss Differential and the Class E Loss Differential of the Current Portfolio and a statement as to whether the S&P CDO Monitor Test is satisfied;

(xxxiv) the Moody’s Weighted Average Recovery Rate and a statement as to whether the Moody’s Recovery Test is satisfied;

(xxxv) the S&P Weighted Average Recovery Rate and a statement as to whether the S&P Recovery Test is satisfied;

(xxxvi) a calculation in reasonable detail necessary to determine compliance with each of the other Collateral Quality Tests;

(xxxvii) the Principal Balance of each Collateral Security that is on credit watch with negative implications;

(xxxviii) the Principal Balance of each Collateral Security that is on credit watch with positive implications;

(xxxix) the amount of the current portion and the unpaid portion, if any, of the Senior Collateral Management Fee and the Subordinated Collateral Management Fee with respect to the related Payment Date;

(xl) based upon information supplied by the Collateral Manager, the current ratings of any Hedge Counterparty and the credit support provider of any Hedge Counterparty; and

(xli) such other information as the Collateral Manager, the Trustee or any Hedge Counterparty may reasonably request.

(d) The Trustee, on behalf of the Issuer, shall perform the following functions and report to the Issuer, the Co-Issuer, the Preferred Share Paying and Transfer Agent and the Collateral Manager on each Measurement Date:

(i) Calculate the Class A/B Overcollateralization Ratio and the Class A/B Interest Coverage Ratio and indicate whether the Class A/B Overcollateralization Test and the Class A/B Interest Coverage Test are met;

(ii) Calculate the Class C Overcollateralization Ratio and the Class C Interest Coverage Ratio and indicate whether the Class C Overcollateralization Test and the Class C Interest Coverage Test are met;

(iii) Calculate the Class D Overcollateralization Ratio and the Class D Interest Coverage Ratio and indicate whether the Class D Overcollateralization Test and the Class D Interest Coverage Test are met; and

(iv) Calculate the Class E Overcollateralization Ratio and the Class E Interest Coverage Ratio and indicate whether the Class E Overcollateralization Test and the Class E Interest Coverage Test are met.

(e) The Trustee, on behalf of the Issuer, shall perform the following functions and prepare a report thereof relating to the most recently ended Collection Period determined as of each Determination Date not later than the Payment Date (the “Notes Valuation Report”), which shall contain the information set forth under Section 10.7(c), determined as of such Determination Date, and the following information, based in part on information provided by the Collateral Manager:

(i) Calculate the percentage (based on the outstanding Aggregate Principal Balances of the Pledged Collateral Securities) of the Pledged Collateral Securities which have a Stated Maturity occurring on or prior to each Payment Date;

(ii) Identify the Principal Proceeds and Interest Proceeds;

(iii) Determine the Net Outstanding Portfolio Balance and the Quarterly Asset Amount as of the close of business on the last Business Day of each Collection Period after giving effect to the Principal Proceeds as of the last Business Day of such Collection Period, principal collections received from Collateral Securities in the related Collection Period, the reinvestment of such proceeds in Eligible Investments during such Collection Period and the Collateral Securities that were released during such Collection Period;

(iv) Determine the Aggregate Outstanding Amount of the Secured Notes of each Class at the beginning of the Collection Period and such Aggregate Outstanding Amount as a percentage of the original Aggregate Outstanding Amount of the Secured Notes of such Class, the amount of principal payments to be made on the Secured Notes of each Class on the next Payment Date, the amount of any Class C Capitalized Interest on the Class C Notes, the amount of any Class D Capitalized Interest on the Class D Notes, the amount of any Class E Capitalized Interest on the Class E Notes, the Aggregate Outstanding Amount of the Secured Notes of each Class after giving effect to the payment of principal (and with respect to the Class C Notes, the Class D Notes and the Class E Notes, Class C Capitalized Interest, Class D Capitalized Interest or Class E Capitalized Interest, as applicable), on the related Payment Date and such Aggregate Outstanding Amount as a percentage of the original Aggregate Outstanding Amount of the Secured Notes of such Class;

(v) Calculate the Class A Interest Distribution Amount, the Class B Interest Distribution Amount, the Class C Interest Distribution, the Class D Interest Distribution Amount and the Class E Interest Distribution Amount for the related Payment Date and any payments to be made from the Interest Proceeds and the Principal Proceeds in respect of Excess Cash Flow payable to the Preferred Shares for the related Payment Date and the aggregate amount paid for all prior Payment Dates in respect of such amounts;

(vi) With the assistance of the Collateral Manager, the Preferred Share Paying and Transfer Agent, determine the Company Administrative Expenses, the Senior Collateral Management Fee and the Subordinate Collateral Management Fee, if any, payable by the Issuer on the related Payment Date on an itemized basis;

(vii) With the assistance of the Collateral Manager as set forth in Section 10.7(f), determine (A) the balance on deposit in the Interest Collection Account and the Principal Collection Account at the end of the related Collection Period, (B) the amounts payable from the Collection Accounts to the Payment Account in order to make payments pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii) on the related Payment Date (the amounts payable pursuant to such clause to be set forth and identified separately) and (C) the balance of Principal Proceeds and the balance of Interest Proceeds remaining in the Collection Accounts immediately after all payments and deposits to be made on the related Payment Date;

(viii) Calculate the amount to be paid to each Hedge Counterparty and the amount to be paid by each Hedge Counterparty in each case, specifying (a) the amount to be paid under each Hedge Agreement (other than any payments due and payable upon a termination of the related Hedge Agreement) and (b) the amount owing as a result of a termination with respect to each Hedge Agreement;

(ix) Calculate the amount to be paid to the Advancing Agent as reimbursement of Interest Advances and Reimbursement Interest and calculate the amount of the Nonrecoverable Interest Advances to be paid to the Advancing Agent;

(x) Calculate the amount on deposit in the Expense Account, any Hedge Collateral Account and any Hedge Termination Account;

(xi) Identify the nature, source and amount of any proceeds in the Collection Accounts, including Interest Proceeds, Principal Proceeds, Unscheduled Principal Payments and Sale Proceeds, received since the date of determination of the last Monthly Report;

(xii) With respect to each Collateral Security and each Eligible Investment that is part of the Assets, identify its Principal Balance, annual interest rate, average life, issuer, Moody’s Rating and S&P Rating;

(xiii) Identify each Collateral Security that was sold or disposed of pursuant to Section 12.1 (indicating whether such Collateral Security is a Defaulted Security, Credit Risk Security or otherwise (in each case, as reported in writing to the Issuer by the Collateral Manager) and whether such Collateral Security was sold pursuant to Section 12.1(a)(i), (ii), (iii) or (iv), or otherwise) or Granted to the Collateral Agent since the date of determination of the most recent Monthly Report;

(xiv) Identify each Collateral Security and the related Principal Balance and Market Value thereof, based upon information provided by the Collateral Manager, that has become, during any previous Collection Period, a Defaulted Security, Credit Risk Security or a Written Down Security; and

(xv) Calculate the Aggregate Outstanding Amount of the Preferred Shares.

(f) Upon receipt of each Monthly Report, each Notes Valuation Report and each Redemption Date Statement, the Collateral Manager shall compare the information contained in its records with respect to the Pledged Obligations and shall, within one Business Day after receipt of each such Monthly Report, such Notes Valuation Report or such Redemption Date Statement, notify the Issuer and the Trustee whether such information contained in the Monthly Report, the Notes Valuation Report or the Redemption Date Statement, as the case may be, conforms to the information maintained by the Collateral Manager with respect to the Pledged Obligations, or detail any discrepancies. If any discrepancy exists, the Issuer and the Collateral Manager shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall cause the firm of Independent certified public accountants appointed by the Issuer pursuant to Section 10.7(f) hereof to review such Monthly Report, Notes Valuation Report or Redemption Date Statement, as the case may be, and the Collateral Manager’s records and the Trustee’s records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report, Notes Valuation Report or Redemption Date Statement, as the case may be, or the records, the Monthly Report, Notes Valuation Report or Redemption Date Statement, as the case may be, or the Trustee’s or the Collateral Manager’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture. Each Rating Agency (in each case only so long as any Class of Secured Notes is rated), the Initial Purchaser and the Collateral Manager shall be notified in writing of any such revisions by the Trustee on behalf of the Issuer.

(g) The Trustee shall prepare the Notes Valuation Report and shall deliver or make available on its website initially located at www.cdotrustee.net such Notes Valuation Report to the Collateral Manager, each Hedge Counterparty, the Preferred Share Paying and Transfer Agent, the Advancing Agent, any Noteholder or holder of the Preferred Shares which has submitted a written request therefor, the firm of Independent certified public accountants appointed pursuant to Section 10.7(f) hereof, each Rating Agency, the Depository (with instructions to forward it to each of its participants who are holders of any Secured Notes) and, for so long as any Secured Notes are listed on the Irish Stock Exchange, the Irish Paying Agent not later than the related Payment Date. The Notes Valuation Report shall have attached to it (with the exception of the first Notes Valuation Report) the most recent Monthly Report.

The Notes Valuation Report shall also contain the following statements:

“Instruction to Participant: Please send this to the beneficial owners of the Secured Notes

Reminder to Owners of each Class of Secured Notes:

Each owner or beneficial owner of Secured Notes must be either a U.S. Person who is a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933 and a Qualified Purchaser as defined by the Investment Company Act of 1940 or not a U.S. Person, and if a U.S. Person, can represent as follows:

(i) it is not a broker-dealer which owns and invests on a discretionary basis less than $25 million in securities of unaffiliated issuers;

(ii) it is not a participant-directed employee plan such as a 401(k) plan;

(iii) it is acting for its own account or for the account of another who is a qualified institutional buyer and a qualified purchaser that is not included in (i) or (ii) above;

(iv) it is not formed for the purpose of investing in the Secured Notes;

(v) it, and each account for which it holds the Secured Notes, shall hold at least the minimum denomination therefor; and

(vi) it will provide notice of these transfer restrictions to any transferee from it.”

(h) S&P Private Ratings. Reports prepared by the Trustee shall not include the S&P Rating of any Collateral Security for which the S&P Rating is not a public rating.

(i) Payment Date Instructions. Each Notes Valuation Report shall constitute instructions from the Collateral Manager, on behalf of the Issuer, to the Trustee to transfer funds from the Collection Accounts to the Payment Account pursuant to Section 10.2(e) and to withdraw on the related Payment Date from the Payment Account and pay or transfer the amounts set forth in the Notes Valuation Report, as applicable, in the manner specified, and in accordance with the priorities established, in Section 11.1 hereof. Notwithstanding the foregoing, the Collateral Manager shall have no obligations with respect to such Notes Valuation Report except as set forth in Section 10.7(f) hereof and such obligations shall in any event be subject to the standard of care and limits on limits on liability set forth in the Collateral Management Agreement.

(j) Redemption Date Instructions. Not more than five Business Days after receiving an Issuer Request requesting information regarding a redemption of the Secured Notes of a Class as of a proposed Redemption Date set forth in such Issuer Request, the Trustee shall compute the following information and provide such information in a statement (the “Redemption Date Statement”) delivered to the Collateral Manager (which shall review such statement in the manner provided for in Section 10.7(f)) and each Hedge Counterparty:

(i) the Aggregate Outstanding Amount of the Secured Notes of the Class or Classes to be redeemed as of such Redemption Date;

(ii) the amount of accrued interest due on such Secured Notes as of the last day of the Interest Accrual Period immediately preceding such Redemption Date;

(iii) the Redemption Price;

(iv)the sum of all amounts due and unpaid under Sections 11.1(a) (other than amounts payable on the Secured Notes being redeemed or to the Noteholders thereof);

(v) the amount due and payable to each Hedge Counterparty pursuant to the applicable Hedge Agreement; and

(vi) the amount in the Accounts, available for application to the redemption of such Secured Notes.

Notwithstanding the foregoing, the Collateral Manager shall have no obligations with respect to such Redemption Date Statement except as set forth in Section 10.7(f) hereof and such obligations shall in any event be subject to the standard of care and limits on limits on liability set forth in the Collateral Management Agreement.

(k) The Trustee shall make available on its website, initially located at www.cdotrustee.net, to S&P, together with each Monthly Report, any reports received by the Trustee with respect to the Loans no later than five Business Days prior to the delivery of such Monthly Report and not previously delivered to S&P.

Section 10.8. Release of Pledged Collateral Securities; Release of Assets.

(a) If no Event of Default has occurred and is continuing and subject to Article 12 hereof, the Issuer may, by Issuer Order delivered to the Trustee at least two Business Days prior to the settlement date for any sale of a Pledged Collateral Security certifying that (i) it has sold such Pledged Collateral Security pursuant to and in compliance with Article 12 or (ii) in the case of a redemption pursuant to Section 9.1 or Section 9.2 the proceeds from any such sale of Pledged Collateral Securities are sufficient to redeem the Secured Notes pursuant to Section 9.1 or Section 9.2, direct the Trustee to release such Pledged Collateral Security and, upon receipt of such Issuer Order, the Trustee shall deliver any such Pledged Collateral Security, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or, if such Pledged Collateral Security is represented by a Security Entitlement, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as set forth in such Issuer Order; provided, however, that the Trustee may deliver any such Pledged Collateral Security in physical form for examination (prior to receipt of the sales proceeds) in accordance with street delivery custom.

(b) The Issuer may, by Issuer Order, delivered to the Trustee at least three Business Days prior to the date set for redemption or payment in full of a Pledged Collateral Security, certifying that such Pledged Collateral Security is being redeemed or paid in full, direct the Trustee, or at the Trustee’s instructions, the Custodial Securities Intermediary, to deliver such Pledged Collateral Security, if in physical form, duly endorsed, or, if such Pledged Collateral Security is a Clearing Corporation Security, to cause it to be presented, to the appropriate paying agent therefor on or before the date set for redemption or payment, in each case against receipt of the applicable redemption price or payment in full thereof.

(c) If no Event of Default has occurred and is continuing and subject to Article 12, the Issuer may, by Issuer Order delivered to the Trustee at least two Business Days prior to the date set for an exchange, tender or sale, certifying that a Collateral Security is subject to an Offer and setting forth in reasonable detail the procedure for response to such Offer, direct the Trustee or at the Trustee’s instructions, the Custodial Securities Intermediary, to deliver such security, if in physical form, duly endorsed, or, if such security is a Clearing Corporation Security, to cause it to be delivered, in accordance with such Issuer Order, in each case against receipt of payment therefor.

(d) The Trustee shall deposit any proceeds received by it from the disposition of a Pledged Collateral Security in the Principal Collection Account unless simultaneously applied to the purchase of Substitute Collateral Securities, subject to the Reinvestment Criteria, or Eligible Investments or payment of principal of the Secured Notes as permitted under and in accordance with the requirements of Article 11, Article 12 and this Article 10. Neither the Trustee nor the Custodial Securities Intermediary shall be responsible for any loss resulting from delivery or transfer of any security prior to receipt of payment in accordance herewith.

(e) The Trustee shall, upon receipt of an Issuer Order at such time as there are no Secured Notes Outstanding and all obligations of the Issuer hereunder have been satisfied, release the Assets from the lien of this Indenture.

Section 10.9. Reports by Independent Accountants.

(a) On or about the Closing Date, the Issuer shall appoint a firm of Independent certified public accountants of recognized national reputation for the purpose of preparing and delivering the reports or certificates of such accountants required by this Indenture. The Collateral Manager, on behalf of the Issuer, shall have the right to remove such firm or any successor firm. Upon any resignation by or removal of such firm, the Collateral Manager, on behalf of the Issuer, shall promptly appoint, by Issuer Order delivered to the Trustee, the Preferred Share Paying and Transfer Agent, each Hedge Counterparty and each Rating Agency, a successor thereto that shall also be a firm of Independent certified public accountants of recognized national reputation. If the Collateral Manager, on behalf of the Issuer, shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned or been removed, within 30 days after such resignation or removal, the Issuer shall promptly notify the Trustee of such failure in writing. If the Collateral Manager, on behalf of the Issuer, shall not have appointed a successor within ten days thereafter, the Trustee shall promptly appoint a successor firm of Independent certified public accountants of recognized national reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer as provided in the Priority of Payments.

(b) Within 60 days after December 31 of each year (commencing with December 31, 2005), the Issuer shall cause to be delivered to the Trustee, the Collateral Manager, the Preferred Share Paying and Transfer Agent and each Rating Agency an Accountants’ Report specifying the procedures applied and the associated findings with respect to the Notes Valuation Reports and any Redemption Date Statements prepared in the year ending on such date. At least 60 days prior to the Payment Date in January 2006 (and, if at any time a successor firm of Independent certified public accountants is appointed, to the Payment Date following the date of such appointment), the Issuer shall deliver to the Trustee an Accountant’s Report specifying in advance the procedures that such firm will apply in making the aforementioned findings throughout the term of its service as accountants to the Issuer. The Trustee shall promptly make available a copy of such Accountant’s Report to the Collateral Manager and each Holder of Secured Notes of the Controlling Class, at the address shown on the Note Register. The Issuer shall not approve the institution of such procedures if a Majority of the Aggregate Outstanding Amount of Secured Notes of the Controlling Class, by written notice to the Issuer and the Trustee within 30 days after the date of the related notice to the Trustee, object thereto.

(c) If any Hedge Counterparty is required to post collateral pursuant to the related Hedge Agreement during any Collection Period, then on or prior to the Payment Date following such Collection Period and on or prior to each anniversary of such Payment Date the Issuer shall cause a firm of Independent certified public accountants to review and verify that the value of collateral posted is in accordance with the applicable provisions of the related Hedge Agreement.

(d) With respect to each Payment Date, the Issuer shall cause to be delivered to the Trustee and the Collateral Manager an Accountants' Report specifying the procedures applied and associated findings with respect to the application pursuant to the Priority of Payments of the Principal Proceeds and Interest Proceeds reported in the related Notes Valuation Report.

Section 10.10. Reports to Rating Agencies.

(a) In addition to the information and reports specifically required to be provided to each Rating Agency pursuant to the terms of this Indenture, the Trustee shall provide each Rating Agency and each Hedge Counterparty with all information or reports delivered by the Trustee hereunder, and such additional information as each Rating Agency may from time to time reasonably request and the Trustee determines in its sole discretion may be obtained and provided without unreasonable burden or expense. The Issuer shall promptly notify the Trustee and each Hedge Counterparty if a Rating Agency’s rating of any Class of Secured Notes has been, or it is known by the Issuer that such rating will be, reduced, or qualified or withdrawn.

(b) All additional reports to be sent to the Rating Agencies pursuant to clause (b) above shall be reviewed prior to such transmission by the Collateral Manager and the Initial Purchaser.

(c) The Trustee shall provide the Preferred Share Paying and Transfer Agent with copies of all reports the Trustee is required to provide under this Section 10.10.

Section 10.11. United States Federal Income Tax Reporting.

(a) If any Secured Notes are deemed equity for U.S. federal income tax purposes, the Trustee shall provide information as it may possess necessary for a Holder of such Secured Notes to make an election to treat the Issuer as a Qualified Electing Fund under Section 1295 of the Code, and for such Holder to file returns consistent with such election.

(b) The Issuer shall provide the Trustee with such information as is required for the Trustee to perform its obligations under this Section 10.11.

Section 10.12. Posting of Reports on Repository.

Each of the Issuer and the Trustee acknowledges and agrees that each Monthly Report and Notes Valuation Report shall be posted to the Repository for use in the manner provided in the Repository. In connection therewith, the Trustee agrees to deliver or otherwise make available each Monthly Report and Notes Valuation Report to the operator of the Repository for posting on the Repository.

Section 10.13. Posting of Documents on Repository.

(a) Any document required to be delivered to the Repository by the Trustee pursuant to this Indenture shall be delivered to the Repository by electronic mail as a pdf (portable document format) file to the following address (or such other address as may be provided in writing from time to time by the operator of the Repository to the Trustee):

CDO Library
c/o The Bond Market Association
360 Madison Avenue (18th Floor)
New York, NY 10017
Electronic mail address: admin@cdolibrary.com

The Trustee shall identify the full legal name of Issuer in the electronic mail message that accompanies the delivery of any document. The Trustee shall also follow the following instructions in converting the document to a pdf file:

(i) the pdf file shall be made from the original document by printing directly from the application in which the document was created (Microsoft Word, Crystal Reports, Quark Xpress, etc.) or by using Adobe Acrobat Distiller;

(ii) all fonts shall be embedded when converting the original document to a pdf file; and

(iii) the pdf file shall not be made from scanned pages (because making the pdf file from a scanned page would result in a much larger file size than printing directly from the application in which the original document was created).

(b) Any document required to be made available to the operator of the Repository by the Trustee shall be made available by providing the operator of the Repository with access to a website containing such report in a format that permits the user to download the document as a pdf file.

Section 10.14. Consent to Posting of Documents on Repository.

The Issuer hereby consents to (a) the posting of the final offering document, the Transaction Documents and the periodic reports to be delivered pursuant to the Transaction Documents and any amendments or other modifications thereto on the Repository for use in the manner provided in the Repository and (b) the display of its name on the Repository in connection therewith.

Section 10.15. Certain Procedures.

(a) For so long as the Secured Notes may be transferred only in accordance with Rule 144A or another exemption from registration under the Securities Act, the Issuer (or the Collateral Manager on behalf of the Issuer) will ensure that any Bloomberg screen containing information about the Rule 144A Global Notes includes the following (or similar) language:

(i)the “Note Box” on the bottom of the “Security Display” page describing the Rule 144A Global Notes will state: “Iss’d Under 144A/3c7”;

(ii)the “Security Display” page will have the flashing red indicator “See Other Available Information”; and

(iii)the indicator will link to the “Additional Security Information” page, which will state that the Secured Notes “are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act to persons who are both (i) qualified institutional buyers (as defined in Rule 144A under the Securities Act) and (ii) qualified purchasers (as defined under Section 3(c)(7) under the Investment Company Act of 1940).

(b) For so long as the Rule 144A Global Notes are registered in the name of DTC or its nominee, the Issuer (or the Collateral Manager on behalf of the Issuer) will instruct DTC to take these or similar steps with respect to the Rule 144A Global Notes:

(i)the DTC 20-character security descriptor and 48-character additional descriptor will indicate with marker “3c7” that sales are limited to (i) QIBs and (ii) Qualified Purchasers;

(ii)where the DTC deliver order ticket sent to purchasers by DTC after settlement is physical, it will have the 20-character security descriptor printed on it. Where the DTC deliver order ticket is electronic, it will have a “3c7” indicator and a related user manual for participants, which will contain a description of the relevant restriction; and

(iii) DTC will send an “Important Notice” outlining the 3(c)(7) restrictions applicable to the Rule 144A Global Notes to all DTC participants in connection with the initial offering of Secured Notes by the issuers.

ARTICLE 11

APPLICATION OF MONIES

Section 11.1. Disbursements of Monies from Payment Account.

(a) Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 and Section 13.1 hereof, on each Payment Date, or Redemption Date the Trustee shall disburse amounts transferred to the Payment Account from the Interest Collection Account and the Principal Collection Account pursuant to Section 10.2 hereof in accordance with the following priorities (the “Priority of Payments”):

(i) Interest Proceeds. On each Payment Date or Redemption Date, (except otherwise provided in Section 11.1(f)) Interest Proceeds with respect to the related Collection Period shall be distributed in the following order of priority:

(1)	to the payment of taxes and filing fees (including any registered office fees) owed by the Issuer, if any;

(2)
to (a) first, to the extent not previously reimbursed, to the Advancing Agent or the Trustee, as applicable, the aggregate amount of any Nonrecoverable Interest Advances due and payable, (b) second, to the Advancing Agent, the Advancing Agent Fee and any previously due but unpaid Advancing Agent Fees, (c) third, to the Advancing Agent or the Trustee, as applicable, (i) to the extent due and payable to such party, Reimbursement Interest and (ii) subject to Section 10.5(c), reimbursement of any outstanding Interest Advances not (in the case of this clause (ii) only) to exceed an amount that would result in an Interest Shortfall with respect to such Payment Date, (d) fourth, to the payment, of accrued and unpaid fees of the Trustee (including accrued and unpaid fees to the Trustee as back-up advancing agent), the Preferred Share Paying and Transfer Agent, the Calculation Agent, the Paying Agent and the Custodian, in an amount not to exceed the greater of 0.02% per annum of the Aggregate Collateral Balance and U.S. $25,000 per annum and the payment of accrued and unpaid fees of the Trustee as back-up advancing agent and (e) fifth, to the payment of any other accrued and unpaid Company Administrative Expenses of the Trustee, the Preferred Share Paying and Transfer Agent, the Calculation Agent, the Paying Agent and the Custodian, all such amounts in this clause (e) in an amount not to exceed U.S.$10,000 per annum;

(3)
first, pro rata, to the persons entitled thereto, (x) to the payment of any remaining accrued and unpaid Company Administrative Expenses (other than indemnity payments included in the definition of Company Administrative Expenses) and to the Collateral Manager, the payment of ordinary expenses, if any, incurred by the Collateral Manager on behalf of the Issuer under the Collateral Management Agreement, and (y) to the payment of any indemnity payments included in the definition of Company Administrative Expenses, in such order and priority, all such amounts included in clauses (x) and (y) above not to exceed the greater of 0.036% per annum of the Aggregate Collateral Balance and $100,000 per annum (the “Expense Cap Amount”);

(4)
pro rata on the basis of amounts payable to each Hedge Counterparty, to the payment of any amounts scheduled to be paid to each Hedge Counterparty, if any, pursuant to each Hedge Agreement, along with any payments (however described) due and payable by the Issuer under each Hedge Agreement in connection with a termination (in whole or in part) of any Hedge Agreement (including any interest that may accrue thereon), other than by reason of an Event of Default (as defined in the related Hedge Agreement) or Termination Event (other than Illegality or Tax Event) (each, as defined in the related Hedge Agreement) in each case, with respect to which the related Hedge Counterparty is the Defaulting Party or the sole Affected Party (as defined in the related Hedge Agreement);

(5)	to the payment of the Senior Collateral Management Fee, any previously due but unpaid Senior Collateral Management Fees and any accrued interest thereon;

(6)	to the payment of the Class A Interest Distribution Amount, plus, if applicable, any Class A Defaulted Interest Amount;

(7)	to the payment of the Class B Interest Distribution Amount, plus, if applicable, any Class B Defaulted Interest Amount;

(8)	as long as any of the Class A Notes or Class B Notes are Outstanding, to the payment of the following amounts:

(A) in the event that the Class A Notes become due and payable (x) as a result of an acceleration following an Event of Default, to the payment in full of principal of the Class A Notes; (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption, to the payment in full of principal of the Class A Notes; and (z) upon the Stated Maturity of the Class A Notes, to the payment in full of principal of the Class A Notes; or

(B) in the event that the Class B Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Stated Maturity of the Class B Notes, to the payment in full of principal of first, the Class A Notes, and second, the Class B Notes; or

(C) in the event of a Mandatory Redemption of the Class A Notes or the Class B Notes, first, to the payment of principal of the Class A Notes, and second, to the payment of principal of the Class B Notes, to the extent necessary to cause each of the Class A/B Coverage Tests to be satisfied;

(9)	to the payment of the Class C Interest Distribution Amount, plus, if applicable, any Class C Defaulted Interest Amount;

(10)	to the payment of the Class C Capitalized Interest (if any);

(11)	as long as any of the Class C Notes are Outstanding, to the payment of the following amounts:

(A) in the event that the Class C Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Stated Maturity of the Class C Notes, to the payment in full of principal of first, the Class A Notes, second, the Class B Notes, and third, the Class C Notes; or

(B) in the event of a Mandatory Redemption of the Class C Notes, first, to the payment of principal of the Class A Notes, second, to the payment of principal of the Class B Notes, and third, to the payment of principal of the Class C Notes, to the extent necessary to cause each of the Class C Coverage Tests to be satisfied;

(12)	to the payment of the Class D Interest Distribution Amount, plus, if applicable, any Class D Defaulted Interest Amount;

(13)	to the payment of the Class D Capitalized Interest (if any);

(14)	as long as any of the Class D Notes are Outstanding, to the payment of the following amounts:

(A) in the event that the Class D Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Stated Maturity of the Class D Notes, to the payment in full of principal of first, the Class A Notes, second, the Class B Notes, third, the Class C Notes, and fourth, the Class D Notes; or

(B) in the event of a Mandatory Redemption of the Class D Notes, first to the payment of principal of the Class A Notes, second, to the payment of principal of the Class B Notes, third, to the payment of principal of the Class C Notes, and fourth, to the payment of principal of the Class D Notes, to the extent necessary to cause each of the Class D Coverage Tests to be satisfied;

(15)	to the payment of the Class E Interest Distribution Amount, plus, if applicable, any Class E Defaulted Interest Amount;

(16)	to the payment of the Class E Capitalized Interest (if any);

(17)	as long as any of the Class E Notes are Outstanding, to the payment of the following amounts:

(A) in the event that the Class E Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Stated Maturity of the Class E Notes, to the payment in full of principal of first, the Class A Notes, second, the Class B Notes, third, the Class C Notes, fourth, the Class D Notes, and fifth, the Class E Notes;

(B) in the event of a Mandatory Redemption of the Class E Notes, first, to the payment of principal of the Class A Notes, second, to the payment of principal of the Class B Notes, third, to the payment of principal of the Class C Notes, fourth, to the payment of principal of the Class D Notes, and fifth, to the payment of principal of the Class E Notes, to the extent necessary to cause each of the Class E Coverage Tests to be satisfied;

(18)
to the payment of any Company Administrative Expenses not paid pursuant to paragraphs (2) and (3) above and any indemnity payments included in the definition of Company Administrative Expenses and not paid pursuant to paragraphs (2) and (3) above, in that order;

(19)	pro rata, (a) to the Expense Account in the amount necessary to maintain $75,000 on deposit therein and (b) the payment of the Subordinate Collateral Management Fee;

(20)	to the payment of any previously due but unpaid Subordinate Collateral Management Fees and any accrued interest thereon;

(21)
pro rata on the basis of amounts payable to each Hedge Counterparty, to the payment of any amounts (including any interest accrued thereon) payable by the Issuer to the related Hedge Counterparty under the related Hedge Agreement following an Event of Default or Termination Event (other than Illegality or Tax Event) (each, as defined in the related Hedge Agreement) with respect to which such Hedge Counterparty is the Defaulting Party or the sole Affected Party (as defined in the related Hedge Agreement);

(22)
if such Payment Date is on or prior to the last day of the Reinvestment Period, pro rata to the payment of principal of each of the Class C Notes, Class D Notes and Class E Notes in an aggregate amount equal to the lesser of (i) the amount set forth in Schedule 5 hereof for such Payment Date and (ii) any remaining Interest Proceeds;

(23)
if such Payment Date is in or after January 2018, to the payment of principal of (i) first, the Class A Notes until the Class A Notes have been paid in full, (ii) second, the Class B Notes until the Class B Notes have been paid in full, (iii) third, the Class C Notes until the Class C Notes have been paid in full, (iv) fourth, the Class D Notes until the Class D Notes have been paid in full, and (v) fifth, the Class E Notes until the Class E Notes have been paid in full; and

(24)
to the payment of any remaining Interest Proceeds to the Preferred Share Paying and Transfer Agent for deposit to the Preferred Shares Collection Account for distribution to the holders of the Preferred Shares pursuant to the Paying and Transfer Agency Agreement.

(ii) Principal Proceeds. On each Payment Date or Redemption Date, Principal Proceeds with respect to the related Collection Period shall be distributed in the following order of priority:

(1)	to the payment of the amounts referred to in sub-clauses (1) through (7) of Section 11.1(a)(i) in the same order of priority specified therein, but only to the extent not paid in full thereunder;

(2)
to the extent that the amounts paid pursuant to sub-clause (8) of Section 11.1(a)(i) are insufficient to pay such amounts in full thereunder and any Class A Notes or Class B Notes are Outstanding, to the payment of the following amounts:

(A) in the event that the Class A Notes become due and payable (x) as a result of an acceleration following an Event of Default, to the payment in full of principal of the Class A Notes; (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption, to the payment in full of principal of the Class A Notes; and (z) upon the Stated Maturity of the Class A Notes, to the payment in full of principal of the Class A Notes;

(B) in the event that the Class B Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Stated Maturity of the Class B Notes, to the payment in full of principal of first, the Class A Notes, and second, the Class B Notes; or

(C) in the event of a Mandatory Redemption of the Class A Notes or the Class B Notes, first, to the payment of principal of the Class A Notes, and second, to the payment of principal of the Class B Notes, to the extent necessary to cause each of the Class A/B Coverage Tests to be satisfied;

(3)
if the Class A Notes and the Class B Notes are no longer outstanding, to the payment of first, the amounts referred to in sub-clause (9) of Section 11.1(a)(i) and second, the amounts referred to in sub-clause (10) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(4)
to the extent that the amounts paid pursuant to sub-clause (11) of Section 11.1(a)(i) are insufficient to pay such amounts in full thereunder and any Class C Notes are Outstanding, to the payment of the following amounts:

(A) in the event that the Class C Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Stated Maturity of the Class C Notes, to the payment in full of principal of first, the Class A Notes, second, the Class B Notes, and third, the Class C Notes; or

(B) in the event of a Mandatory Redemption of the Class C Notes, first, to the payment of principal of the Class A Notes, second, to the payment of principal of the Class B Notes, and third, to the payment of principal of the Class C Notes, to the extent necessary to cause each of the Class C Coverage Tests to be satisfied;

(5)
if the Class A Notes, Class B Notes and Class C Notes are no longer outstanding, to the payment of first, the amounts referred to in sub-clause (12) of Section 11.1(a)(i) and second, the amounts referred to in sub-clause (13) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(6)
to the extent that the amounts paid pursuant to sub-clause (14) of Section 11.1(a)(i) above are insufficient to pay such amounts in full thereunder and any Class D Notes are Outstanding, to the payment of the following amounts:

(A) in the event that the Class D Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Stated Maturity of the Class D Notes, to the payment in full of principal of first, the Class A Notes, second, the Class B Notes, third, the Class C Notes, and fourth, the Class D Notes; or

(B) in the event of a Mandatory Redemption of the Class D Notes, first, to the payment of principal of the Class A Notes, second, to the payment of principal of the Class B Notes, third, to the payment of principal of the Class C Notes, and fourth, to the payment of principal of the Class D Notes, to the extent necessary to cause each of the Class D Coverage Tests to be satisfied;

(7)
if the Class A Notes, the Class B Notes, Class C Notes and Class D Notes are no longer Outstanding, to the payment of first, the amounts referred to in sub-clause (15) of Section 11.1(a)(i) and second, the amounts referred to in sub-clause (16) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(8)
to the extent that the amounts paid pursuant to sub-clause (17) of Section 11.1(a)(i) are insufficient to pay such amounts in full thereunder and any Class E Notes are Outstanding, to the payment of the following amounts:

(A) in the event that the Class E Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Stated Maturity of the Class E Notes, to the payment in full of principal of first, the Class A Notes, second, the Class B Notes, third, the Class C Notes, fourth, the Class D Notes, and fifth, the Class E Notes; or

(B) in the event of a Mandatory Redemption of the Class E Notes, first, to the payment of principal of the Class A Notes, second, to the payment of principal of the Class B Notes, third, to the payment of principal of the Class C Notes, fourth, to the payment of principal of the Class D Notes, and fifth, to the payment of principal of the Class E Notes, to the extent necessary to cause each of the Class E Coverage Tests to be satisfied;

(9)
on or prior to the last day of the Reinvestment Period, (a) to investment in Eligible Investments and reinvestment in Substitute Collateral Securities subject to the Reinvestment Criteria or, (b) if determined by the Collateral Manager, to pay the Special Amortization Amount to each Class of Secured Notes, (i) if the Special Amortization Pro Rata Condition has been met, pro rata, until each Class of Secured Notes has been paid in full; or (ii) otherwise, first, to the Class A Notes until the Class A Notes have been paid in full, second, to the Class B Notes until the Class B Notes have been paid in full, third, to the Class C Notes until the Class C Notes have been paid in full, fourth, to the Class D Notes until the Class D Notes have been paid in full, and fifth, to the Class E Notes until the Class E Notes have been paid in full;

(10)
after the Reinvestment Period (X) on each Payment Date that is not also a Redemption Date or the Stated Maturity and (Y) in the absence of an acceleration following an Event of Default, to the payment of principal of (i) first, the Class A Notes until the Class A Notes have been paid in full, (ii) second, the Class B Notes until the Class B Notes have been paid in full, (iii) third, the Class C Notes until the Class C Notes have been paid in full, (iv) fourth, the Class D Notes until the Class D Notes have been paid in full and (v) fifth, the Class E Notes until the Class E Notes have been paid in full;

(11)	to the payment of amounts referred to in sub-clause (18) of Section 11.1(a)(i) to the extent not paid thereunder;

(12)	to the payment of amounts referred to in sub-clause (19) of Section 11.1(a)(i) to the extent not paid thereunder;

(13)	to the payment of amounts referred to in sub-clause (20) of Section 11.1(a)(i) to the extent not paid thereunder;

(14)	to the payment of amounts referred to in sub-clause (21) of Section 11.1(a)(i) to the extent not paid thereunder; and

(15)
any remaining Principal Proceeds to the Preferred Share Paying and Transfer Agent for deposit to the Preferred Shares Collection Account for distribution to the holders of the Preferred Shares pursuant to the Paying and Transfer Agency Agreement as a redemption of the Preferred Shares.

(b) No later than 11:00 a.m. (New York City) on the Determination Date, the Collateral Manager shall notify the Trustee of (i) the extent to which amounts that would otherwise constitute Principal Proceeds under clause (9) of the definition of Principal Proceeds are distributed as Interest Proceeds and (ii) the amount of the Special Amortization Amount to be applied pursuant to Section 11.1(a)(ii)(9).

(c) On or before the Business Day prior to each Payment Date, the Issuer shall, pursuant to Section 10.2(e), remit or cause to be remitted to the Trustee for deposit in the Payment Account an amount of Cash sufficient to pay the amounts described in Section 11.1(a) required to be paid on such Payment Date.

(d) If on any Payment Date the amount available in the Payment Account from amounts received in the related Collection Period is insufficient to make the full amount of the disbursements required by the statements furnished by the Trustee pursuant to Section 10.7(c) hereof, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) above, subject to Section 13.1 hereof, to the extent funds are available therefor.

(e) In connection with the application of funds to pay Company Administrative Expenses of the Issuer, in accordance with sub-clauses (2), (3) and (18) of clause (i) of Section 11.1(a) and sub-clauses (1) and (11) of clause (ii) of Section 11.1(a), the Trustee shall remit such funds, to the extent available, to the Issuer (or as the Issuer may otherwise direct), as directed by the Issuer to the Trustee or otherwise set forth in the written instructions delivered to the Trustee by the Issuer (net of amounts payable to the Trustee) no later than the Business Day prior to the applicable Payment Date. All such payments shall be made pursuant to the Priority of Payments.

(f) In connection with the payment to each Hedge Counterparty pursuant to each Hedge Agreement of any amount scheduled to be paid from time to time between Payment Dates from amounts received with respect to the Collateral Securities, such amounts shall be distributed to each Hedge Counterparty pursuant to the related Hedge Agreement.

Section 11.2. Trust Accounts.

All Monies held by, or deposited with the Trustee in the Collection Accounts, the Payment Account or the Expense Account pursuant to the provisions of this Indenture, and not invested in Eligible Investments as herein provided, shall be deposited in one or more trust accounts, maintained at the Corporate Trust Office or at a Qualified Financial Institution to be held in trust for the benefit of the Noteholders. Except with respect to amounts on deposit in the Payment Account, to the extent Monies deposited in such trust account exceed amounts insured by the Bank Insurance Fund or Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation, or any agencies succeeding to the insurance functions thereof, and are not fully collateralized by direct obligations of the United States of America, such excess shall be invested in Eligible Investments as directed by Issuer Order.

ARTICLE 12

SALE OF COLLATERAL SECURITIES; REPURCHASE OF COLLATERAL SECURITIES

Section 12.1. Sales of Collateral Securities.

(a) Except as otherwise expressly permitted or required by this Indenture, the Issuer shall not sell or otherwise dispose of any Collateral Security, provided that, subject to satisfaction of any applicable conditions in Section 10.8, so long as (A) no Event of Default has occurred and is continuing and (B) on or prior to the trade date for such sale the Collateral Manager has certified to the Trustee that each of the conditions applicable to such sale set forth below has been satisfied, the Collateral Manager on behalf of the Issuer acting pursuant to the Collateral Management Agreement may direct the Trustee in writing to sell, and the Trustee shall sell in the manner directed by the Collateral Manager in writing (which writing shall specify whether such security is a Defaulted Security, Credit Risk Security or Credit Improved Security, if applicable, or whether such security is otherwise permitted to be sold pursuant to this Section 12.1(a)):

(i)any Defaulted Security at any time;

(ii)any Credit Risk Security at any time; provided, that the Collateral Manager may not direct the Trustee to sell a Credit Risk Security during the Reinvestment Period unless the Collateral Manager uses commercially reasonable efforts to, no later than 15 Business Days after the sale of such Credit Risk Security, purchase one or more Substitute Collateral Securities having an Aggregate Principal Balance no less than the Sale Proceeds (excluding accrued interest) from such sale, and after giving effect to such sale and to the purchase of Substitute Collateral Securities with Sale Proceeds therefrom, the Reinvestment Criteria will be met.

(iii)a Credit Improved Security at any time during the Reinvestment Period; provided, that the Collateral Manager may not direct the Trustee to sell a Credit Improved Security unless, in the reasonable commercial judgment of the Collateral Manager, the Collateral Manager believes such security constitutes a Credit Improved Security, and in the reasonable commercial judgment of the Collateral Manager, Sale Proceeds of such Credit Improved Security can be reinvested within 15 Business Days of the sale of such Credit Improved Security in one or more Substitute Collateral Securities having an Aggregate Principal Balance at least equal to 100% of the Principal Balance of such Credit Improved Security in compliance with the Reinvestment Criteria.

(iv)without limiting the foregoing, provided each of the Coverage Tests are satisfied, any Collateral Security that is a CMBS Security, a REIT Debt Security or a CRE CDO Security and is not a Defaulted Security, a Credit Risk Security or Credit Improved Security may be sold during the Reinvestment Period, if (a) the Aggregate Principal Balance of Collateral Securities sold pursuant to this paragraph for a given calendar year does not exceed 10% of the Aggregate Collateral Balance at the beginning of that year, (b) the Collateral Manager believes in good faith that proceeds from the sale of such Collateral Security can be reinvested after the trade date on which such Collateral Security is sold in one or more Substitute Collateral Securities having an Aggregate Principal Balance of not less than 100% of the Principal Balance of the Collateral Security being sold and (c) after giving effect to such sale and to the purchase of Substitute Collateral with the Sale Proceeds thereof, the Reinvestment Criteria will be met.

(b) If a Collateral Security that is a Defaulted Security is not sold within three (3) years of such Collateral Security becoming a Defaulted Security, the Collateral Manager, on behalf of the Issuer, shall use commercially reasonable efforts to sell such Collateral Security as soon as commercially practicable thereafter.

(c) After the Issuer has notified the Trustee of an Optional Redemption, a Clean-Up Call or a Tax Redemption in accordance with Section 9.1 or an Auction Call Redemption in accordance with Section 9.2, the Collateral Manager on behalf of the Issuer acting pursuant to the Collateral Management Agreement may at any time direct the Trustee in writing to sell, and the Trustee shall sell in the manner directed by the Collateral Manager in writing, any Collateral Security without regard to the foregoing limitations in clause (a) of this Section 12.1, provided that:

(i)the Sale Proceeds therefrom must be used to pay certain expenses and redeem all of the Secured Notes in whole but not in part pursuant to Sections 9.1 and 9.2, and upon any such sale the Trustee shall release such Collateral Security pursuant to Section 10.8;

(ii)the Issuer may not direct the Trustee to sell (and the Trustee shall not be required to release) a Collateral Security pursuant to this Section 12.1(c) unless:

(1)the Collateral Manager provides an Officer’s Certificate to the Trustee stating that (x) in the Collateral Manager’s reasonable business judgment based on calculations included in the certification (which shall include the sales prices of the Collateral Securities), the Sale Proceeds from the sale of one or more of the Collateral Securities and all Cash and proceeds from Eligible Investments will be at least equal to the Total Redemption Price and (y) an Independent bond pricing service (which shall be one or more broker-dealers selected by the Collateral Manager which are rated at least “P-1” by Moody’s and at least “A-1” by Standard & Poor’s and which make a market in the applicable Collateral Securities) has confirmed (which confirmation may be in the form of a firm bid) the sales prices contained in the certification in clause (x) above (and attaching a copy of such confirmation); and

(2)the Independent accountants appointed by the Issuer pursuant to Section 10.9 shall confirm in writing the calculations made in clause (1)(x) above;

(iii)in connection with an Optional Redemption, an Auction Call Redemption, a Clean-up Call or a Tax Redemption, all the Collateral Securities to be sold pursuant to this Section 12.1(c) must be sold in accordance with the requirements set forth in Section 9.1(e) and Section 9.2, as applicable.

(d) In the event that any Collateral Security becomes the subject of a conversion, exchange, redemption or offer, whether voluntary or involuntary, the Issuer (or the Collateral Manager acting on behalf of the Issuer) shall take no action to acquire the asset or instrument into which such Collateral Security is convertible or exchangeable unless such asset or instrument would qualify as a Substitute Collateral Security. In the event of an involuntary exchange or conversion of a Collateral Security, if the resulting asset or instrument would not qualify as a Substitute Collateral Security, the Issuer (or the Collateral Manager acting on behalf of the Issuer) shall use its best efforts to sell such Collateral Security prior to conversion or exchange and, in any event, shall refuse to accept, and shall not acquire or hold, the asset or instrument offered in exchange.

(e) In the event that any Secured Notes remain Outstanding as of the Payment Date occurring six months prior to the Stated Maturity of the Class A Notes, the Collateral Manager will be required to determine whether the expected proceeds of the Assets to be received prior to the Stated Maturity of the Class A Notes will be sufficient to pay in full the principal amount of (and accrued interest on) the Secured Notes on the Stated Maturity of the Class A Notes. If the Collateral Manager determines, in its sole discretion, that such proceeds will not be sufficient to pay the outstanding principal amount of and accrued interest on the Secured Notes on the Stated Maturity of the Class A Notes (a “Secured Note Liquidation Event”), the Issuer will, at the direction of the Collateral Manager, be obligated to liquidate the portion of Collateral Securities sufficient to pay the remaining principal amount of and interest on the Secured Notes on or before the Stated Maturity of the Class A Notes. The Collateral Securities to be liquidated by the Issuer will be selected by the Collateral Manager.

Section 12.2. Reinvestment Criteria and Trading Restrictions.

(a) Except as provided in Section 12.3(c), during the Reinvestment Period, Unscheduled Principal Payments, Sale Proceeds and other Principal Proceeds will be reinvested in Substitute Collateral Securities (which shall be, and hereby are, Granted to the Trustee pursuant to the Granting Clause of this Agreement) meeting the Eligibility Criteria (“Eligible Substitute Collateral Securities”) only if after giving effect to such reinvestment, the following criteria (the “Reinvestment Criteria”) are satisfied, as evidenced by an Officer’s Certificate of the Issuer or the Collateral Manager delivered to the Trustee, as of the date of the commitment to purchase Eligible Substitute Collateral Securities:

(i)the Collateral Quality Tests are satisfied, or, if any Collateral Quality Test was not satisfied immediately prior to such investments, such Collateral Quality Test will be maintained or improved following such reinvestment;

(ii)the Coverage Tests are satisfied or if any Coverage Test was not satisfied immediately prior to such investment, such Coverage Test will be maintained or improved following such reinvestment; and

(iii)no Event of Default has occurred and is continuing.

(b) If the Issuer has previously entered into a commitment to acquire an obligation or security to be Granted to the Trustee for inclusion in the Assets as a Collateral Security, then the Issuer need not comply with any of the Reinvestment Criteria on the date of such Grant if the Issuer complied with each of the Reinvestment Criteria on the date on which the Issuer entered into such commitment. Notwithstanding the foregoing, the Issuer may only enter into commitments to acquire securities for inclusion in the Assets as Collateral Securities if such commitments to acquire securities do not extend beyond a 45-day period.

(c) Notwithstanding the foregoing provisions, (i) Cash on deposit in the Collection Accounts may be invested in Eligible Investments, pending investment in Eligible Substitute Collateral Securities and (ii) if an Event of Default shall have occurred and be continuing, no Eligible Substitute Collateral Security may be acquired unless it was the subject of a commitment entered into by the Issuer prior to the occurrence of such Event of Default.

Section 12.3. Conditions Applicable to all Transactions Involving Sale or Grant.

(a) Any transaction effected after the Closing Date under this Article 12 or Section 10.8 shall be conducted on an arm’s-length basis based on fair market value and in accordance with the requirements of the Collateral Management Agreement and, if effected with the Collateral Manager, the Trustee or any Affiliate of any of the foregoing, shall be effected in a secondary market transaction on terms at least as favorable to the Issuer as would be the case if such Person were not so Affiliated, provided that, (1) the Collateral Manager shall not direct the Trustee to acquire any Eligible Substitute Collateral Security for inclusion in the Assets from the Collateral Manager or any of its Affiliates as principal or to sell any Collateral Security from the Assets to the Collateral Manager or any of its Affiliates as principal unless the transaction is effected in accordance with the Collateral Management Agreement and (2) the Collateral Manager shall not direct the Trustee to acquire any Eligible Substitute Collateral Security for inclusion in the Assets from any account or portfolio for which the Collateral Manager serves as investment adviser or direct the Trustee to sell any Collateral Security to any account or portfolio for which the Collateral Manager serves as investment adviser unless such transactions comply with the requirements of any applicable laws. The Trustee shall have no responsibility to oversee compliance with this clause by the other parties, provided, further, that the Issuer may not purchase any collateralized debt obligations, collateralized loan obligations or similar securities issued by a single issuer, the Assets securing which is managed by the Collateral Manager or an Affiliate of the Collateral Manager, unless (i) in the case of the purchase of such securities in a primary offering (x) the securities to be purchased do not constitute the entire class of which such securities are a part and (y) such securities will be purchased at a price at or below the offering price or (ii) in all other cases, (x) the Collateral Manager shall obtain at least two bid quotations from persons that are not Affiliates of the Collateral Manager for an amount of such securities equal to the amount of such securities to be purchased and (y) such securities will be purchased at a price equal to or less than the highest of such quotations.

(b) Upon any Grant pursuant to this Article 12, all of the Issuer’s right, title and interest to the Pledged Obligation shall be Granted to the Trustee pursuant to this Indenture, such Pledged Obligation shall be registered in the name of the Trustee, and, if applicable, the Trustee shall receive such Pledged Collateral Security. The Trustee shall also receive, not later than the date of delivery of any Collateral Security delivered after the Closing Date, an Officer’s Certificate of the Collateral Manager certifying that, as of the date of such Grant, such Grant complies with the applicable conditions of and is permitted by this Article 12 (and setting forth, to the extent appropriate, calculations in reasonable detail necessary to determine such compliance) and containing the statements set forth in Section 3.1(l).

(c) Notwithstanding anything contained in this Article 12 to the contrary, the Issuer shall, subject to this Section 12.3(c), have the right to effect any transaction which has been consented to by the Holders of Secured Notes evidencing 100% of the Aggregate Outstanding Amount of each Class of Secured Notes, the holders of 100% of the Preferred Shares and each Hedge Counterparty and of which each Rating Agency has been notified.

Section 12.4. Purchase and Sale of Collateral Securities.

(a) Upon discovery or receipt of written notice from the Collateral Manager of a breach by the Seller of any representation, warranty or covenant under Section 4(b), 4(f) or 4(g) of the Collateral Purchase Agreement (or, with respect to any Substitute Collateral Security, such similar warranty, representation or covenant in the related Substitute Collateral Securities Purchase Agreement) which materially and adversely affects the value of any Collateral Security, or of the interest therein of the Noteholders or any Hedge Counterparty, the Trustee shall promptly notify the Seller and the Issuer in writing of such breach and request that the Seller cure such breach within 90 days from the date the Seller was notified of such breach, and if the Seller does not cure such breach in all material respects during such period, the Trustee shall cause the Seller to repurchase such Collateral Security from the Issuer at the Repurchase Price on or prior to the Payment Date following the expiration of such 90-day period. The Repurchase Price for the repurchased Collateral Security shall be deposited in the Principal Collection Account and the Interest Collection Account, as applicable, and the Trustee, upon receipt of written certification from the Seller of such deposit, shall release to the Seller the related Collateral Security and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Seller shall furnish to it and as shall be necessary to vest in the Seller any Collateral Security released pursuant hereto and the Trustee shall have no further responsibility with regard to such Collateral Security.

(b) Notwithstanding anything to the contrary contained herein, no recourse shall be had, whether by levy or execution or otherwise, for the payment of the principal of or interest or premium (if any) on the Collateral Securities, or for any claim based on payments due thereon, against the Seller or any of its affiliates, stockholders, directors, officers, agents or employees under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty, or otherwise, nor shall any defenses or judgment based thereon or with respect thereto; provided, that it is understood and agreed that the obligation of such Seller to cure or to repurchase any Collateral Security as to which a breach has occurred and is continuing shall constitute the sole remedy against such Seller respecting such breach available to the Trustee on behalf of the Noteholders.

Section 12.5. Sale of Collateral Securities with respect to an Auction Call Redemption.

(a) Pre-Auction Process.

(i) Each Auction will occur on the Business Day that is at least 13 Business Days prior to the proposed Auction Call Redemption Date (such date, the “Auction Date”).

(ii) The Auction Agent will initiate the Auction Procedures at least 24 Business Days before the proposed Auction Call Redemption Date by: (a) preparing a list of Collateral Securities (including CUSIP Number, if any, par amount and issuer name for each Collateral Security), and placing each Collateral Security into up to six subpools of Collateral Securities for which bidders may tender a separate bid in the Auction (each a “Subpool” of Collateral Securities); (b) deriving a list of not less than three qualified bidders (the “Listed Bidders”) and requesting from each Listed Bidder bids by the applicable Auction Date; and (c) notifying the Trustee of the list of Listed Bidders (the “List”) and the Subpools.

(iii) The Auction Agent will deliver a general solicitation package to the Listed Bidders consisting of: (a) a form of a purchase agreement (“Auction Purchase Agreement”) provided to the Trustee by the Auction Agent (which shall provide that (I) upon satisfaction of all conditions precedent therein, the purchaser is irrevocably obligated to purchase, and the Issuer is irrevocably obligated to sell, the Collateral Securities on the date and on the terms stated therein, (II) each bidder may tender a separate bid for each Subpool in an Auction, (III) if the Subpools are to be sold to different bidders, that the consummation of the purchase of all Subpools must occur simultaneously and that the closing of each purchase is conditional on the closing of the other purchases, (IV) if for any reason whatsoever the Trustee has not received, by a specified Business Day (which shall be more than ten Business Days before the proposed Auction Call Redemption Date), payment in full in immediately available funds of the purchase price for all Subpools, the obligations of the parties shall terminate and the Issuer shall have no obligation or liability whatsoever and (V) any prospective purchasers will be subject to the “limited recourse” and “non-petition” provisions set forth in this Indenture), (b) the minimum aggregate Cash purchase price (which shall be determined by the Auction Agent as the Total Redemption Price less the balance of all Eligible Investments and Cash in the Collection Accounts, the Payment Account, each Hedge Termination Account and the Expense Account); (c) the list of Collateral Securities in each Subpool; (d) a formal bid sheet (which will permit a bidder to bid for all of the Collateral Securities or separately for any of the Subpools and will include a representation from the bidder that it is eligible to purchase all of the Collateral Securities or any of the Subpools) to be provided to the Trustee by the Auction Agent; (e) a detailed timetable; and (f) copies of all transfer documents provided to the Trustee by the Collateral Manager (including transfer certificates and subscription agreements which a bidder must execute pursuant to the underlying instruments and a list of the requirements which the bidder must satisfy under the underlying instruments (i.e., Qualified Institutional Buyer status, Qualified Purchaser status, etc.)).

(iv) The Auction Agent will send solicitation packages to all Listed Bidders on the List at least 20 Business Days before the proposed Auction Call Redemption Date. The Listed Bidders will be required to submit any due diligence questions (or comments on the draft purchase agreement) in writing to the Auction Agent by a date specified in the solicitation package. The Collateral Manager will be required to answer all reasonable and relevant questions by the date specified in the solicitation package and the Auction Agent will distribute the questions and answers and the revised final Auction Purchase Agreement to all Listed Bidders (with a copy to the Issuer and the Trustee).

(b) Auction Process.

(i) LaSalle Bank National Association or its Affiliates may, but shall not be required to, bid at the Auction.

(ii) On the Second Business Day prior to the Auction Date (the “Auction Bid Date”), all bids will be due by facsimile at the offices of the Trustee by 11:00 a.m. New York City time, with the winning bidder or bidders to be notified by 2:00 p.m. New York City time. All bids from Listed Bidders on the List will be due on the bid sheet contained in the solicitation package. Each bid shall be for the purchase and delivery to one purchaser (i) of all (but not less than all) of the Collateral Securities or (ii) of all (but not less than all) of one or more Subpools.

(iii) Unless the Trustee receives at least one bid from a Listed Bidder to purchase all of the Collateral Securities or receives bids from one or more Listed Bidders to purchase each Subpool, the Trustee will decline to consummate the sale.

(iv) Subject to clause (iii) above, with the advice of the Auction Agent, the Trustee shall select the bid or bids which result in the Highest Auction Price from one or more Listed Bidders (in excess of the specified minimum purchase price). “Highest Auction Price” means the higher of (i) the highest price bid by any Listed Bidder for all of the Collateral Securities or (ii) the sum of the highest prices bid by one or more Listed Bidders for each Subpool. In each case, the price bid by a Listed Bidder will be the dollar amount which the Auction Agent certifies to the Trustee based on the Auction Agent’s review of the bids, which certification shall be binding and conclusive.

(v) Upon notification to the winning bidder or bidders, the winning bidder (or, if the Highest Auction Price requires the sale of the Subpools to more than one bidder, each winning bidder) will be required to deliver to the Trustee a signed counterpart of the Auction Purchase Agreement no later than 4:00 p.m. New York City time on the Auction Date. The winning bidder (or, if the Highest Auction Price requires the sale of the Subpools to more than one bidder, each winning bidder) will make payment in full of the purchase price on the Business Day (the “Auction Purchase Closing Date”) specified in the general solicitation package (which will be no later than ten Business Days prior to the proposed Auction Call Redemption Date). If a winning bidder so requests, the Trustee and the Issuer will enter into a bailee letter in the form agreed upon by the Trustee and the Collateral Manager to this Indenture (a “Bailee Letter”) with each winning bidder and its designated bank (which bank will be subject to approval by the Issuer or the Collateral Manager on behalf of the Issuer), provided that such bank enters into an account control agreement with the Trustee and the Issuer and has a long term debt rating of at least “BBB+” by Standard & Poor’s and (if rated by Moody’s) at least “Baa1” by Moody’s. If the above requirements are satisfied, the Trustee will deliver the Collateral Securities (to be sold to such bidder) pursuant thereto to the bailee bank at least one Business Day prior to the closing on the sale of the Collateral Securities and accept payment of the purchase price pursuant thereto. If payment in full of the purchase price is not made by the Auction Purchase Closing Date for any reason whatsoever (or, if the Subpools are to be sold to more than one bidder, if any bidder fails to make payment in full of the purchase price by the Auction Purchase Closing Date for any reason whatsoever), the Issuer will decline to consummate the sale of all Collateral Securities, the Trustee and the Issuer will direct the bailee bank to return the Collateral Securities to the Trustee, and (if notice of redemption has been given by the Trustee) the Trustee will give notice (in accordance with the terms of this Indenture) that the Auction Call Redemption will not occur.

ARTICLE 13

NOTEHOLDERS’ RELATIONS

Section 13.1. Subordination.

(a) Anything in this Indenture or the Secured Notes to the contrary notwithstanding, the Issuer and the Holders of the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes agree for the benefit of the Holders of the Class A Notes and each Hedge Counterparty that the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Issuer’s rights in and to the Assets (the “Class B Subordinate Interests”) shall be subordinate and junior to the Class A Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(f) or (g), the Class A Notes shall be paid in full before any further payment or distribution is made on account of the Class B Subordinate Interests. The Holders of the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes agree, for the benefit of the Holders of the Class A Notes and each Hedge Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes or hereunder until the payment in full of the Class A Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, has elapsed since such payment.

(b) Anything in this Indenture or the Secured Notes to the contrary notwithstanding, the Issuer and the Holders of the Class C Notes, the Class D Notes and the Class E Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes and each Hedge Counterparty that the Class C Notes, the Class D Notes, the Class E Notes and the Issuer’s rights in and to the Assets (the “Class C Subordinate Interests”) shall be subordinate and junior to the Class A Notes and the Class B Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(f) or (g), the Class A Notes and the Class B Notes shall be paid in full before any further payment or distribution is made on account of the Class C Subordinate Interests. The Holders of the Class C Notes, the Class D Notes and the Class E Notes agree, for the benefit of the Holders of the Class A Notes and the Class B Notes and each Hedge Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class C Notes, the Class D Notes and the Class E Notes hereunder until the payment in full of the Class A Notes and the Class B Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, have elapsed since such payment.

(c) Anything in this Indenture or the Secured Notes to the contrary notwithstanding, the Issuer and the Holders of the Class D Notes and the Class E Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes and each Hedge Counterparty that the Class D Notes, the Class E Notes and the Issuer’s rights in and to the Assets (the “Class D Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes and the Class C Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(f) or (g), the Class A Notes, Class B Notes and Class C Notes shall be paid in full before any further payment or distribution is made on account of the Class D Subordinate Interests. The Holders of the Class D Notes and the Class E Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, and the Class C Notes and each Hedge Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class D Notes and the Class E Notes hereunder until the payment in full of the Class A Notes, the Class B Notes and the Class C Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, have elapsed since such payment.

(d) Anything in this Indenture or the Secured Notes to the contrary notwithstanding, the Issuer and the Holders of the Class E Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and each Hedge Counterparty that the Class E Notes and the Issuer’s rights in and to the Assets (the “Class E Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(f) or (g), the Class A Notes, Class B Notes, Class C Notes and the Class D Notes shall be paid in full before any further payment or distribution is made on account of the Class E Subordinate Interests. The Holders of the Class E Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and each Hedge Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class E Notes hereunder until the payment in full of the Class A Notes, the Class B Notes, the Class C Notes and Class D Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, have elapsed since such payment.

(e) In the event that notwithstanding the provisions of this Indenture, any holder of any Subordinate Interests shall have received any payment or distribution in respect of such Subordinate Interests contrary to the provisions of this Indenture, then, unless and until the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes, as the case may be, shall have been paid in full in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Trustee, which shall pay and deliver the same to the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes, as the case may be, in accordance with this Indenture.

(f) Each Holder of Subordinate Interests agrees with all Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes or the Class E Notes, as the case may be, that such Holder of Subordinate Interests shall not demand, accept, or receive any payment or distribution in respect of such Subordinate Interests in violation of the provisions of this Indenture including this Section 13.1; provided, however, that after the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes or the Class E Notes, as the case may be, have been paid in full, the Holders of Subordinate Interests shall be fully subrogated to the rights of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes or the Class E Notes, as the case may be. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of Subordinate Interests.

Section 13.2. Standard of Conduct.

In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Noteholder under this Indenture, subject to the terms and conditions of this Indenture, including, without limitation, Section 5.9, a Noteholder or Noteholders or a Preferred Shareholder or Preferred Shareholders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Noteholder, the Issuer, or any other Person, except for any liability to which such Noteholder may be subject to the extent the same results from such Noteholder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

ARTICLE 14

MISCELLANEOUS

Section 14.1. Form of Documents Delivered to the Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Authorized Officer of the Issuer or the Co-Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Authorized Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer of the Issuer or the Co-Issuer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Co-Issuer, the Collateral Manager or any other Person, stating that the information with respect to such factual matters is in the possession of the Issuer, the Co-Issuer, the Collateral Manager or such other Person, unless such Authorized Officer of the Issuer or the Co-Issuer or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Authorized Officer of the Issuer or the Co-Issuer, stating that the information with respect to such matters is in the possession of the Issuer or the Co-Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer or the Co-Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer's or the Co-Issuer’s rights to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 5.1(e).

Section 14.2. Acts of Noteholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer and/or the Co-Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee, the Issuer and the Co-Issuer, if made in the manner provided in this Section 14.2.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c) The principal amount and registered numbers of Secured Notes held by any Person, and the date of his holding the same, shall be proved by the Notes Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Secured Notes shall bind the Holder (and any transferee thereof) of such Secured Note and of every Secured Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee, the Issuer or the Co-Issuer in reliance thereon, whether or not notation of such action is made upon such Secured Note.

Section 14.3. Notices, etc., to the Trustee, the Issuer, the Co-Issuer, the Collateral Manager, the Preferred Share Paying and Transfer Agent, the Initial Purchaser, each Hedge Counterparty and each Rating Agency.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Noteholder or by the Issuer or the Co-Issuer shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by electronic mail, sent by overnight courier service guaranteeing next day delivery or by telecopy in legible form, to the Trustee addressed to it at 135 South LaSalle Street, Suite 1511, Chicago, Illinois 60603, Attention: CDO Trust Services Group - CapLease CDO 2005-1, Facsimile Number: (312) 904-0524, email address: jose.manuel.rodriguez@abnamro.com, or at any other address previously furnished in writing to the Issuer, the Co-Issuer or Noteholders by the Trustee;

(b) the Issuer by the Trustee or by any Noteholder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, to the Issuer addressed to it c/o CapLease CDO 2005-1, Ltd. at M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, telecopy no. (345) 949-8080, Attention: The Directors, or at any other address previously furnished in writing to the Trustee by the Issuer with a copy to the Collateral Manager at its address set forth below;

(c) the Co-Issuer by the Trustee or by any Noteholder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, to the Co-Issuer addressed to it in c/o CT Corporation, 1209 Orange Street, Wilmington, DE 19801, Attention: The Directors, or at any other address previously furnished in writing to the Trustee by the Co-Issuer;

(d) the Collateral Manager by the Issuer, the Co-Issuer or the Trustee shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, to the Collateral Manager addressed to it at 110 Maiden Lane, 36th Floor, New York, New York 10005, telecopy no.: (212) 217-6301, Attention: Paul C. Hughes, Esquire, or at any other address previously furnished in writing to the Issuer, the Co-Issuer or the Trustee;

(e) each Rating Agency, as applicable, by the Issuer, the Co-Issuer, the Collateral Manager or the Trustee shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, to each Rating Agency addressed to it at Standard & Poor’s, Structured Finance Ratings, 55 Water Street, 41st Floor, New York, New York 10041-0003, telecopy no. (212) 438-2664, Attention: CBO/CLO Surveillance (and by electronic mail at cdosurveillance@standardandpoors.com; provided, that all reports and notices required to be submitted to S&P pursuant to this Indenture shall be provided in electronic form to such e-mail address); and Moody’s Investor Services, Inc., 99 Church Street, New York, New York 10007, telecopy no.: (212) 553-4170, Attention: CBO/CLO Monitoring (or by electronic mail at cdomonitoring@moodys.com) or such other address that a Rating Agency shall designate in the future; reports made available via the Trustee’s website initially located at www.cdotrustee.net pursuant to Sections 10.7(c), 10.7(g), 10.7(k) shall also be e-mailed to the foregoing e-mail addresses;

(f) each Hedge Counterparty by the Issuer, the Co-Issuer, the Collateral Manager or the Trustee shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, to each Hedge Counterparty addressed to it at the address specified in the related Hedge Agreement or at any other address previously furnished in writing to the Issuer, the Co-Issuer, the Collateral Manager and the Trustee by each Hedge Counterparty;

(g) the Initial Purchaser by the Issuer, the Co-Issuer, the Trustee or the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form to the Initial Purchaser at 12 East 49th Street, 45th Floor, New York, New York 10017, Attention: Dash Robinson, facsimile no.: (212) 909-0047; and

(h) the Preferred Share Paying and Transfer Agent by the Issuer, the Co-Issuer, the Trustee or the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, to the Preferred Share Paying and Transfer Agent addressed to it at its Corporate Trust Office, 135 South LaSalle Street, Suite 1511, Chicago, Illinois 60603, Attention: CDO Trust Services Group - CapLease CDO 2005-1, Facsimile Number: (312) 904-0524, or at any other address previously furnished in writing to the Issuer, the Co-Issuer, the Trustee or the Collateral Manager.

(i) Advancing Agent by the Issuer, the Co-Issuer, the Collateral Manager or the Trustee, shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, CapLease Investment Management, LLC, 110 Maiden Lane, 36th Floor, New York, New York 10005, Attention: Paul C. Hughes, Esquire, Telecopy (212) 217-6301.

Section 14.4. Notices to Noteholders; Waiver.

Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of Secured Notes of any event:

(a) such notice shall be sufficiently given to Holders of Secured Notes if in writing and mailed, first class postage prepaid, to each Holder of a Security affected by such event, at the Address of such Holder as it appears in the Notes Register, not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice;

(b) such notice shall be in the English language; and

(c) such notice shall also be provided to the Irish Paying Agent (for so long as any Secured Notes are listed on the Irish Stock Exchange).

Notwithstanding clause (a) above, a Holder of Secured Notes may give the Trustee a written notice that it is requesting that notices to it be given by facsimile transmissions and stating the telecopy number for such transmission. Thereafter, the Trustee shall give notices to such Holder by facsimile transmission; provided, that if such notice also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above.

The Trustee shall deliver to the Holders of the Secured Notes any information or notice requested to be so delivered by at least 25% of the Holders of any Class of Secured Notes.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder of a Security shall affect the sufficiency of such notice with respect to other Holders of Secured Notes. In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification to Holders of Secured Notes as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In the event that, by reason of the suspension of the regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

For so long as any Secured Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, all notices to Noteholders of such Secured Notes will be published in the Daily Official List of the Irish Stock Exchange.

Section 14.5. Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6. Successors and Assigns.

All covenants and agreements in this Indenture by the Issuer and the Co-Issuer shall bind their respective successors and assigns, whether so expressed or not.

Section 14.7. Separability.

In case any provision in this Indenture or in the Secured Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.8. Benefits of Indenture.

Nothing in this Indenture or in the Secured Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, each Hedge Counterparty (which shall be an express third party beneficiary hereunder) and the Noteholders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9. Governing Law.

THIS INDENTURE AND EACH SECURED NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 14.10. Submission to Jurisdiction.

Each of the Issuer and the Co-Issuer hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Secured Notes or this Indenture, and each of the Issuer and the Co-Issuer hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. Each of the Issuer and the Co-Issuer hereby irrevocably waives, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Issuer and the Co-Issuer irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of the Issuer’s and the Co-Issuer’s agent set forth in Section 7.2. Each of the Issuer and the Co-Issuer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 14.11. Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 14.12. Liability of Co-Issuers.

Notwithstanding any other terms of this Indenture, the Secured Notes or any other agreement entered into between, inter alia, the Issuer and the Co-Issuer or otherwise, neither the Issuer nor the Co-Issuer shall have any liability whatsoever to the Co-Issuer or the Issuer, respectively, under this Indenture, the Secured Notes, any such agreement or otherwise and, without prejudice to the generality of the foregoing, neither the Issuer nor the Co-Issuer shall be entitled to take any steps to enforce, or bring any action or proceeding, in respect of this Indenture, the Secured Notes, any such agreement or otherwise against the other Co-Issuer or the Issuer, respectively. In particular, neither the Issuer nor the Co-Issuer shall be entitled to petition or take any other steps for the winding up or bankruptcy of the Co-Issuer or the Issuer, respectively or shall have any claim in respect of any assets of the Co-Issuer or the Issuer, respectively.

ARTICLE 15

ASSIGNMENT OF CERTAIN AGREEMENTS

Section 15.1. Assignment of Certain Agreements.

(a) The Issuer, in furtherance of the covenants of this Indenture and as security for the Secured Notes and amounts payable to the Noteholders hereunder and the performance and observance of the provisions hereof, hereby collaterally assigns, transfers, conveys and sets over to the Trustee, for the benefit of the Noteholders and each Hedge Counterparty, all of the Issuer’s estate, right, title and interest in, to and under the Collateral Purchase Agreement, any Substitute Collateral Securities Purchase Agreement (now or hereafter entered into), the Servicing Agreement, the Custodial Agreement and the Collateral Management Agreement (each, an “Article 15 Agreement”), including, without limitation, (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Seller, seller of Substitute Collateral Securities, Servicer, Custodian or Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided, however, the Trustee hereby grants the Issuer a license to exercise all of the Issuer’s rights pursuant to the Article 15 Agreements without notice to or the consent of the Trustee (except as otherwise expressly required by this Indenture, including, without limitation, as set forth in subsection (f) of this Section 15.1) which license shall be and is hereby deemed to be automatically revoked upon the occurrence of an Event of Default hereunder until such time, if any, as such Event of Default is cured or waived.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of each of the Article 15 Agreements, nor shall any of the obligations contained in each of the Article 15 Agreements be imposed on the Trustee.

(c) Upon the retirement of the Secured Notes, the payment by the Issuer of all amounts payable under each Hedge Agreement and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Noteholders and each Hedge Counterparty shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under each of the Article 15 Agreements shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Issuer represents that it has not executed any assignment of any of the Article 15 Agreements other than this collateral assignment.

(e) The Issuer agrees that this assignment is irrevocable, and that it shall not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer shall, from time to time upon the request of the Trustee, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Trustee may specify.

(f) The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Seller, the seller of Substitute Collateral Securities, the Servicer, the Custodian and the Collateral Manager, as applicable, in the Collateral Purchase Agreement, the Substitute Collateral Securities Purchase Agreements, the Servicing Agreement, the Custodial Agreement and the Collateral Management Agreement, as applicable, to the following:

(i) each of the Seller, the seller of Substitute Collateral Securities, the Servicer, the Custodian and the Collateral Manager consents to the provisions of this collateral assignment and agrees to perform any provisions of this Indenture made expressly applicable to each of the Seller, the Servicer and the Collateral Manager pursuant to the applicable Article 15 Agreement.

(ii) each of the Seller, the seller of Substitute Collateral Securities, the Servicer, the Custodian and the Collateral Manager, as applicable, acknowledges that the Issuer is collaterally assigning all of its right, title and interest in, to and under the Collateral Purchase Agreement, the Substitute Collateral Securities Agreements, the Servicing Agreement, the Custodial Agreement and the Collateral Management Agreement, as applicable, to the Trustee for the benefit of the Noteholders and each Hedge Counterparty, and each of the Seller, the seller of Substitute Collateral Securities, the Servicer, the Custodian and the Collateral Manager, as applicable, agrees that all of the representations, covenants and agreements made by each of the Seller, the seller of Substitute Collateral Securities, the Servicer, the Custodian and the Collateral Manager, as applicable, in the applicable Article 15 Agreement are also for the benefit of, and enforceable by, the Trustee, the Noteholders and each Hedge Counterparty.

(iii) each of the Seller, the seller of Substitute Collateral Securities, the Servicer, the Custodian and the Collateral Manager, as applicable, shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer pursuant to the applicable Article 15 Agreement.

(iv) none of the Issuer, the Seller, the seller of Substitute Collateral Securities, the Servicer, the Custodian or the Collateral Manager shall enter into any agreement amending, modifying or terminating the applicable Article 15 Agreement, (other than in respect of an amendment or modification to cure any inconsistency, ambiguity or manifest error) or selecting or consenting to a successor manager, without notifying each Rating Agency and without the prior written consent and written confirmation of each Rating Agency that such amendment, modification or termination will not cause the rating of the Secured Notes to be reduced.

(v) except as otherwise set forth herein and therein (including, without limitation, pursuant to Sections 12 and 13 of the Collateral Management Agreement and Section 7.06 of the Servicing Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts pursuant to the Priority of Payments. The Collateral Manager, the Servicer and the Custodian each agrees not to cause the filing of a petition in bankruptcy against the Issuer for the nonpayment of the fees or other amounts payable to the Collateral Manager, the Servicer and the Custodian, as applicable, under the Collateral Management Agreement, the Servicing Agreement and the Custodial Agreement, as applicable, until one year and one day, or, if longer, the applicable preference period then in effect after the payment in full of all Secured Notes.

(vi) each of the Collateral Manager, the Servicer and the Custodian irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Secured Notes or this Indenture, and each of the Collateral Manager, the Servicer and Custodian irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. Each of the Collateral Manager, the Servicer and Custodian irrevocably waives, to the fullest extent it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Collateral Manager, the Servicer and Custodian irrevocably consents to the service of any and all process in any action or Proceeding by the mailing by certified mail, return receipt requested, or delivery requiring signature and proof of delivery of copies of such initial process to it at (A) CapLease Investment Management, LLC, 110 Maiden Lane, 36th Floor, New York, New York 10005, Attention: Paul C. Hughes, Esquire, (B) Wachovia Bank, National Association, NC 1075, 8739 Research Drive URP4, Charlotte, North Carolina 28288-1075, Attention:  CapLease CDO 2005-1 Servicing Agreement, and (C) LaSalle Bank National Association, 135 South LaSalle, Suite 1640, Chicago, Illinois 60603, Attention: Marcia Moore-Allen. Each of the Collateral Manager, the Servicer and Custodian agrees that a final and non-appealable judgment by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

ARTICLE 16
HEDGE AGREEMENT

Section 16.1. Issuer’s Obligations under Hedge Agreement.

(a) On the Closing Date and thereafter, and on and after any date on which the Issuer enters into any additional or replacement Hedge Agreements (including any related Hedge Counterparty Credit Support), the Issuer as directed by the Collateral Manager shall (i) require that each Hedge Counterparty thereto (or each third party that (A) shall have absolutely and unconditionally guaranteed the obligations of the Hedge Counterparty under the related Hedge Agreement (with such form of guaranty satisfactory to each Rating Agency, for so long as the Secured Notes are Outstanding hereunder and are rated by each Rating Agency), (B) shall have entered into credit intermediation arrangements in respect of the obligations of the Hedge Counterparty under the related Hedge Agreement in a form which, at the time of entering into such credit support, meets the then current criteria with respect to such type of credit support of each Rating Agency then rating any of the Secured Notes and for which each such Rating Agency confirms in writing that such credit support will not cause the reduction or withdrawal of its then current rating of any outstanding class of Secured Notes, (C) shall be the issuing bank on one or more letters of credit supporting the obligations of the Hedge Counterparty under the related Hedge Agreement in a form which, at the time of entering into such credit support, meets the then current criteria with respect to such type of credit support of each Rating Agency then rating any of the Secured Notes and for which each such Rating Agency confirms in writing that such credit support will not cause the reduction or withdrawal of its then current rating of any outstanding class of Secured Notes or (D) shall have provided any other additional credit support and such inclusion of additional credit support shall have satisfied the Rating Agency Condition (any such third party, a “Hedge Counterparty Credit Support Provider”)), maintain (at the Hedge Counterparty’s or the Hedge Counterparty’s Credit Support Provider’s expense), with respect to itself as an issuer or with respect to its indebtedness, credit ratings at least equal to the Hedge Counterparty Required Ratings, if any, by each relevant Rating Agency, (ii) except with respect to a Form-Approved Interest Rate Swap Agreement and a Form-Approved Cash Flow Swap Agreement, obtain a written confirmation from each Rating Agency that any additional or replacement Hedge Agreement and the related Hedge Counterparty would not cause such Rating Agency’s then-current rating on any Class of Secured Notes to be adversely qualified, reduced, suspended or withdrawn and (iii) assign and grant a security interest in such Hedge Agreement to the Trustee pursuant to this Indenture. An “additional or replacement Hedge Agreement” shall be a hedge agreement similar to the Closing Date Swap Agreement, an Interest Rate Swap Agreement or a Cash Flow Swap Agreement which pertains to the same type of risk contemplated under the Closing Date Swap Agreement, an Interest Rate Swap Agreement or a Cash Flow Swap Agreement. Each Hedge Agreement will provide that, no amendment, modification, or waiver in respect of such will be effective unless (A) evidenced by a writing executed by each party thereto, (B) the Trustee has acknowledged its consent thereto in writing and (C) each Rating Agency confirms that the amendment, modification or waiver will not cause the reduction or withdrawal of its then current rating on any Class of Secured Notes.

(b) The Trustee shall, on behalf of the Issuer, pay amounts due to each Hedge Counterparty under the related Hedge Agreements in accordance with the Priority of Payments and Section 16.1(g) hereof.

(c) The notional amount of each Hedge Agreement providing for fixed rate payments to the Issuer with respect to a Floating Rate Security will be calculated as a percentage of the principal amount of such Floating Rate Security originally anticipated to be outstanding from time to time based on certain assumptions. In accordance with the terms of each Hedge Agreement, such notional amount will be reduced by the Issuer (or the Collateral Manager on behalf of the Issuer) or each Hedge Counterparty from time to time to the extent that the outstanding principal amount of such Floating Rate Security is less than the scheduled aggregate notional amount of the related Hedge Agreements at such time; provided, that if any Secured Notes are then Outstanding, the Trustee shall first have received written evidence that the Rating Agency Condition has been satisfied with respect to such reduction other than as scheduled. Additionally, subject to satisfaction of the Rating Agency Condition, a termination in part of a Hedge Agreement and a corresponding reduction in the notional amount of the Hedge Agreement may occur in the event of a Mandatory Redemption or Special Amortization of the Secured Notes. The Issuer’s remaining obligations in accordance with the Priority of Payments will not be affected by any such reduction. Notwithstanding any right of the Issuer to terminate each Hedge Agreement or related Hedge Counterparty Credit Support upon the occurrence of a Termination Event or an Event of Default (each as defined in each Hedge Agreement) or otherwise pursuant to a Hedge Agreement, the Issuer shall not terminate any Hedge Agreement or Hedge Counterparty Credit Support unless the Issuer obtains a written confirmation from each relevant Rating Agency that such termination would not cause such Rating Agency’s then-current rating on any Class of Secured Notes, as applicable, to be adversely qualified, reduced, suspended or withdrawn.

(d) Each Hedge Agreement shall provide for termination, and (i) shall be capable of being terminated by or on behalf of the Issuer upon the failure of the related Hedge Counterparty to post collateral under a Hedge Counterparty Credit Support within the time period specified in the related Hedge Agreement, provide other alternate credit enhancement in accordance with the related Hedge Agreement, or upon the failure of the related Hedge Counterparty to transfer (at the Hedge Counterparty’s sole cost and expense) all of its rights and obligations under the related Hedge Agreement to a Qualified Hedge Party within the time period specified in the related Hedge Agreement, after the failure of the related Hedge Counterparty (or any Hedge Counterparty Credit Support Provider) to have the Hedge Counterparty Threshold Ratings, (ii) shall be capable of being terminated by or on behalf of the Issuer upon the failure of the related Hedge Counterparty to transfer (at the related Hedge Counterparty’s sole cost and expense) all of its rights and obligations under the related Hedge Agreement to a Qualified Hedge Party within the time period specified in the related Hedge Agreement after the failure of the related Hedge Counterparty (or any Hedge Counterparty Credit Support Provider) to have the Hedge Counterparty Required Ratings (provided, however, that the related Hedge Counterparty shall continue to post collateral and use its best efforts to find a replacement pursuant to the related Hedge Agreement until the earlier to occur of termination of the related Hedge Agreement by or on behalf of the Issuer or consummation of a Permitted Transfer (as defined in and in accordance with the terms of the related Hedge Agreement)) unless the Issuer has received written confirmation from each Rating Agency that such failure would not cause such Rating Agency’s then-current rating on any Class of Secured Notes to be adversely qualified, reduced, suspended or withdrawn, (iii) shall be capable of being terminated by the related Hedge Counterparty, upon the failure of the Issuer to make, when due, any scheduled periodic payments under the related Hedge Agreement, (iv) shall be capable of being terminated, in whole or in part as provided in the related Hedge Agreement, upon the final sale of the Assets, an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption, (v) shall be capable of being terminated, in part as provided in the related Hedge Agreement, subject to satisfaction of the Rating Agency Condition, upon a Mandatory Redemption or a Special Amortization, (vi) shall be capable of being terminated by the related Hedge Counterparty upon any declaration by the Trustee that the Secured Notes have become due and payable for any reason and such declaration is (or becomes) unrescindable or irrevocable or (vii) as otherwise expressly provided for in the related Hedge Agreement. Each Hedge Agreement will further require a Hedge Counterparty, under the conditions described in clause (ii) of the preceding sentence, to provide Hedge Counterparty Credit Support, although the provision of Hedge Counterparty Credit Support will not satisfy or discharge each Hedge Counterparty’s obligation to transfer all of its rights and obligations under the related Hedge Agreement to a Qualified Hedge Party.

(e) The Trustee shall, prior to the Closing Date, establish a single, segregated trust account in the name of the Trustee, which shall be designated as the “Hedge Collateral Account,” (with subaccounts for each Hedge Counterparty) which shall be held in trust for the benefit of the Noteholders, over which the Trustee shall have exclusive control and the sole right of withdrawal, and in which no Person other than the Trustee and the Noteholders and the applicable Hedge Counterparty shall have any legal or beneficial interest. The Trustee shall deposit all collateral received from the applicable Hedge Counterparty under the related Hedge Agreement in the Hedge Collateral Account. Any and all funds at any time on deposit in, or otherwise to the credit of, the Hedge Collateral Account shall be held in trust by the Trustee for the benefit of the Noteholders. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Hedge Collateral Account shall be (i) for application to obligations of the applicable Hedge Counterparty to the Issuer under the related Hedge Agreement in accordance with the terms of such Hedge Agreement or (ii) to return collateral to the applicable Hedge Counterparty when and as required by the related Hedge Agreement, which the Trustee shall return to the applicable Hedge Counterparty in accordance with the related Hedge Agreement. The Hedge Collateral Account shall remain at all times with the Corporate Trust Office or a Qualified Financial Institution.

(f) Upon the default by a Hedge Counterparty in the payment when due of its obligations to the Issuer under the related Hedge Agreement (following the expiration of any applicable grace period), the Trustee or the Collateral Manager shall forthwith provide facsimile notice thereof to the Issuer, each of the Rating Agencies and, if applicable, any Hedge Counterparty Credit Support Provider. When the Trustee becomes aware of such default, the Trustee shall make a demand on the applicable Hedge Counterparty, or any Hedge Counterparty Credit Support Provider, if applicable, demanding payment forthwith. The Trustee shall give notice to the Noteholders and further notice to the Collateral Manager upon the continuing failure by such Hedge Counterparty or any Hedge Counterparty Credit Support Provider to perform its obligations during the two Business Days following a demand made by the Trustee on such Hedge Counterparty or any such Hedge Counterparty Credit Support Provider.

(g) Upon the termination or partial termination of each Hedge Agreement, the Issuer at the direction of the Collateral Manager and the Trustee shall take such commercially reasonable actions (following the expiration of any applicable grace period and after the expiration of the applicable time period set forth in the related Hedge Agreement) to enforce the rights of the Issuer and the Trustee thereunder as may be permitted by the terms of the related Hedge Agreement and consistent with the terms hereof, and shall apply the proceeds of any such actions (including, without limitation, the proceeds of the liquidation of any collateral pledged by or on behalf of each Hedge Counterparty) to enter into an additional or replacement Hedge Agreements within 30 days of the expiration of any such grace period and such applicable time period as set forth in the related Hedge Agreement on substantially similar terms or on such other terms as required by the related Hedge Counterparty to any such additional or replacement Hedge Agreement as each Rating Agency may confirm in writing would not cause such Rating Agency’s then-current rating of any Class of Secured Notes, as applicable, to be adversely qualified, reduced, suspended or withdrawn. The Trustee will, promptly after the Closing Date, establish a single segregated trust account in the name of the Trustee, designated the “Hedge Termination Account,” with respect to each Hedge Agreement, which shall be held in trust for the benefit of the Noteholders and the related Hedge Counterparty and over which the Trustee will have exclusive control and the sole right of withdrawal, and in which no person other than the Trustee, the Noteholders and the Hedge Counterparty will have any legal or beneficial interest. The Hedge Termination Account shall remain at all times with the Corporate Trust Office or a Qualified Financial Institution. Notwithstanding anything contained herein to the contrary, any payments (other than payments relating to past-due scheduled payments on a Hedge Agreement) received by the Issuer or Trustee in connection with either (x) the termination (in whole or in part) of any Hedge Agreement or (y) the execution of any additional or replacement Hedge Agreements shall be immediately transferred to the Trustee for deposit into the related Hedge Termination Account. Any costs attributable to entering into an additional or replacement Hedge Agreements (other than in connection with a Permitted Transfer as provided for and defined in the related Hedge Agreement) shall be paid from the Hedge Termination Account, and any such amounts which are payable but exceed the balance in such Hedge Termination Account shall be borne solely by the Issuer and shall constitute expenses payable under subclause (4) of Section 11.1(a)(i) hereof. Additionally, any amounts that are due and payable to a Hedge Counterparty upon a termination of a Hedge Agreement shall be paid from any amounts on deposit in the related Hedge Termination Account, and, to the extent the amounts on deposit in the related Hedge Termination Account are insufficient to pay all such amounts, then such amounts will be payable to the Hedge Counterparty in accordance with Sections 11.1(a)(i) and (ii) hereof. Any amounts remaining on deposit following payment of the related Hedge Counterparty shall be transferred to the Principal Collection Account and shall constitute Principal Proceeds. If determining the amount payable under the terminated Hedge Agreement, the Issuer or the Collateral Manager on behalf of the Issuer shall seek quotations in accordance with the terms of the related Hedge Agreement from reference market-makers who satisfy the definition of Qualified Hedge Party herein. Each Hedge Agreement may provide that the applicable Hedge Counterparty is responsible for determining the amounts payable in certain circumstances. In addition, the Issuer or the Collateral Manager on behalf of the Issuer shall use commercially reasonable efforts to cause the termination of the related Hedge Agreement to become effective simultaneously with the effectiveness of a replacement thereto, described as aforesaid.

ARTICLE 17

REPRESENTATIONS AND WARRANTIES

Section 17.1. Collateral Purchase Agreements.

Following the Closing Date, unless the Collateral Purchase Agreement is necessary to comply with the provisions of this Indenture, the Issuer may acquire Collateral Securities in accordance with customary settlement procedures in the relevant markets. In any event, the Issuer shall obtain from any seller of a Loan, all Underlying Instruments with respect to each Collateral Security, and all Underlying Instruments related to any related Senior Interest that govern, directly or indirectly, the rights and obligations of the owner of the Collateral Security with respect to the Underlying Term Loan, the Underlying Mortgage Property and the Collateral Security and any certificate evidencing the Collateral Security.

Section 17.2. Cure Rights.

(a) If the Issuer, as holder of a Corporate Credit Note, B-Note or any other Loan, in each case not subject to the Servicing Agreement, has the right pursuant to the related Underlying Instruments to cure an event of default on the Underlying Term Loan, the Collateral Manager may, in accordance with the Collateral Manager Servicing Standard, but is not obligated to, advance from its own funds with respect to such Corporate Credit Note, B-Note or other Loan as a reimbursable Cure Advance, all such amounts as are necessary to effect the timely cure of such event of default pursuant to the terms of the related Underlying Instruments; provided, that the particular advance would not, if made, constitute a Nonrecoverable Cure Advance. Neither the Collateral Manager nor any of its Affiliates, is obligated to make any such Cure Advance, and no Cure Advance will be made with respect to any Collateral Security owned by the Issuer (including without limitation any default in payments of interest and principal on the Collateral Securities owned by the Issuer). The determination by the Collateral Manager that it has made a Nonrecoverable Cure Advance or that any proposed Cure Advance, if made, would constitute a Nonrecoverable Cure Advance shall be made by the Collateral Manager in its reasonable, good faith judgment in accordance with the Collateral Manager Servicing Standard and shall be evidenced by an Officer's Certificate delivered promptly to the Trustee, setting forth the basis for such determination, accompanied by an appraisal, if available, or an independent broker’s opinion of the value of the Underlying Mortgage Property and any information that the Collateral Manager may have obtained and that supports such determination. All such advances shall be reimbursable only from subsequent collections from the specific Collateral Security (the “Cure Collateral Security”) with respect to which the Cure Advance was made, in the manner specified in Section 17.2(b).

(b) No later than 11:00 a.m. on the Business Day preceding each Determination Date, the Collateral Manager may request by Officer’s Certificate delivered to the Trustee, reimbursement for any Cure Advance made pursuant to Section 17.2(a), from amounts received with respect to the related Collateral Security as follows: (i) amounts that represent payments made by the underlying obligor to cover the item for which such Cure Advance was made to the extent allocable to such Collateral Security; (ii) amounts that represent payments received with respect to such Collateral Security that represent liquidation proceeds (including any insurance proceeds to the extent allocable to such Collateral Security) and (iii) to the extent the Collateral Manager has determined that such Cure Advance is a Nonrecoverable Cure Advance in accordance with Section 17.2(a), from general collections on such Collateral Security. No later than the Payment Date related to the Determination Date for which the Collateral Manager has delivered an Officer’s Certificate requesting reimbursement of a Cure Advance, the Trustee shall transfer to Collateral Manager, by wire transfer to an account identified to the Trustee in writing, the amount of such Cure Advance.

Section 17.3. Purchase Right; Majority Shareholders.

If the Issuer, as holder of a Loan, has the right pursuant to the related Underlying Instruments to purchase any related Senior Interest(s), at the request of and on behalf of the Majority Shareholder, the Issuer may exercise such right, if the Collateral Manager determines based on the Collateral Manager Servicing Standard that the exercise of the option would be in the best interest of the Securityholders, but may not exercise such right if the Collateral Manager determines otherwise. The Collateral Manager shall deliver to the Trustee an Officer’s Certificate certifying such determination, accompanied by an Act of the Majority Shareholder directing the Issuer to exercise such right. In connection with the purchase of any such Senior Interest(s), the Issuer shall assign to the Majority Shareholder or its designee all of its right, title and interest in such Senior Interest(s) in exchange for a purchase price of the Senior Interest(s), which amount shall be delivered by the Majority Shareholder from its own funds to or upon the instruction of the Collateral Manager in accordance with terms of the Underlying Instruments related to the acquisition of such Senior Interest(s). The Trustee or the Issuer shall execute and deliver at the Majority Shareholder’s direction such instruments of transfer or assignment prepared by the Majority Shareholder, in each case without recourse, as shall be necessary to transfer title to the Majority Shareholder or its designee of the Senior Interest(s) and the Trustee shall have no responsibility with regard to such Senior Interest(s).

Section 17.4. Representations and Warranties Related to Loans.

(a) If a Collateral Security is an Initial Loan, the representations and warranties with respect to such Loan shall be contained in the Collateral Purchase Agreement.

(b) If the Collateral Security is a Subsequent Loan, upon the acquisition of such Subsequent Loan by the Issuer, the Loan seller shall have made, pursuant to a collateral purchase agreement, the following:

(i) representations and warranties in form and substance substantially similar to the “representations and warranties” contained in the Collateral Purchase Agreement;

(ii) representations and warranties regarding good title, no liens, no modifications, no defaults and valid assignment with respect to the Loan itself; and

(iii) with respect to any Subsequent Loan that is a B Note, representations and warranties in form and substance substantially similar to the “mortgage loan representations and warranties” in the S&P U.S. CMBS Legal and Structured Finance Criteria with respect to the Underlying Term Loan and the Underlying Mortgage Property.

(c) The representations and warranties in Section 17.4(b) with respect to the acquisition of a Subsequent Loan may be subject to any modification, exception, limitation or qualification that the Collateral Manager determines to be acceptable in accordance with the Collateral Manager Servicing Standard; provided that the Collateral Manager will provide each Rating Agency with a report attached to each Monthly Report including all representations and warranties and any related exceptions, limitations or qualifications received with respect to the acquisition of any Subsequent Loan during the period covered by the Monthly Report, which report may contain explanations by the Collateral Manager as to its determinations.

(d) If the representations and warranties received with respect to this Section 17.4 were made more than one month prior to the date such Loan is transferred to the Issuer, the Collateral Manager shall obtain from the Person making such representations and warranties or an intervening owner of such Loan, bring-down representations and warranties made as of the date such Loan is transferred to the Issuer pursuant to the terms hereof or, in its capacity as Collateral Manager, shall make as of the date such Loan is transferred to the Issuer pursuant to the terms hereof, representations and warranties to the effect that it has no actual knowledge that the representations and warranties are inaccurate.

(e) Pursuant to the Collateral Purchase Agreement or any Substitute Collateral Securities Purchase Agreement, the Issuer shall obtain a covenant from the Person making any representation or warranty to the Issuer pursuant to Section 17.4(a), 17.4(b) or 17.4(d) of the Collateral Purchase Agreement (or such similar representation or warranty in the applicable Substitute Collateral Securities Purchase Agreement) that such Person shall substitute another Loan meeting the Eligibility Criteria (and subject to the Reinvestment Criteria and the terms and provisions of the Collateral Purchase Agreement or such Substitute Collateral Securities Purchase Agreement, as applicable) or repurchase the related Loan if the breach of such representation or warranty (after expiration of any cure periods) or any defect related to the Underlying Instruments required to be delivered to the Issuer, materially and adversely affects the value of the Loan, or interest of the Issuer in such Loan; provided that notwithstanding the foregoing, with respect to B-Notes and Corporate Credit Notes, the Issuer will not be required to obtain such a covenant if the Rating Agencies no longer require such covenants with respect to similar CDO transactions as evidenced by satisfaction of the Rating Agency Condition from S&P. The Collateral Purchase Agreement or the applicable Substitute Collateral Securities Purchase Agreement, will provide that the purchase price for any Loan repurchased shall be a price equal to the repurchase price specified in such agreement, together with accrued and unpaid interest on such Loan, any unreimbursed advances, accrued and unpaid interest on advances on the Loan and any reasonable costs and expenses, including, but not limited to, the cost of any enforcement action, incurred by the Issuer or the Trustee in connection with any such purchase by a seller. In connection with any substitution of a Loan, the Reinvestment Criteria must be maintained after giving effect to the substitution. The Person making such representations and warranties shall agree that such repurchase may be exercised directly by the Issuer or the Collateral Manager on its behalf.

Section 17.5. Opinions Related to Certain Sales by the Collateral Manager and any Affiliates.

Following the Closing Date, neither the Collateral Manager nor any of its Affiliates shall transfer any Collateral Security to the Issuer if the Collateral Manager or any of its Affiliates has held such Collateral Security on its balance sheet for a period in excess of three months, unless the Collateral Manager or such Affiliate provides to the Issuer and the Trustee a “true sale” opinion with respect to such transfer in a form and substance substantially similar to the opinion provided under Section 3.1(j); provided, that such a “true sale” opinion shall be required with respect to all sales of Credit Tenant Lease Loans regardless of how long such Credit Tenant Lease Loan has been held on the balance sheet of any Person.

Section 17.6. Operating Advisor; Additional Debt.

If the Issuer, as holder of a Corporate Credit Note or B-Note has the right pursuant to the related Underlying Instruments to appoint the operating advisor, directing holder or Person serving a similar function under the Underlying Instruments, each of the Issuer, the Trustee and the Collateral Manager shall take such actions as are reasonably necessary to appoint the Collateral Manager to such position, or such other Person as the Collateral Manager may appoint, provided, that such Person regularly invests in Corporate Credit Notes or B-Notes in the CMBS market. If the Issuer, as holder of a Corporate Credit Note or B-Note has the right pursuant to the related Underlying Instruments to consent to the related borrower incurring any additional debt, the Collateral Manager will exercise such right in accordance with the Collateral Manager Servicing Standard and such consent will be subject to satisfaction of the Rating Agency Condition; except that if such consent relates to (x) refinancing senior debt to protect the Corporate Credit Note or B-Note in a manner that does not increase the principal balance of or aggregate debt service on such senior debt or (y) subordinate debt used to improve the property, then such consent will not be subject to satisfaction of the Rating Agency Condition but the Collateral Manager will provide each Rating Agency notice thereof.

ARTICLE 18
ADVANCING AGENT

Section 18.1. Liability of the Advancing Agent.

(a) The Advancing Agent shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Advancing Agent. In consideration of the performance of its obligations hereunder, the Advancing Agent shall be entitled to receive, at the times set forth herein and subject to the conditions and the priority of distribution provisions hereof, to the extent funds are available therefor, the Advancing Agent Fee.

Section 18.2. Merger or Consolidation of the Advancing Agent.

(a) The Advancing Agent will keep in full effect its existence, rights and franchises as a national banking association under the laws of the jurisdiction in which it was formed, and will obtain and preserve its qualification to do business as a national banking association in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Indenture to perform its duties under this Indenture.

(b) Any Person into which the Advancing Agent may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Advancing Agent shall be a party, or any Person succeeding to the business of the Advancing Agent shall be the successor of the Advancing Agent, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that the Trustee’s obligations under Section 10.5 are not affected thereby.

Section 18.3. Limitation on Liability of the Advancing Agent and Others.

None of the Advancing Agent or any of its affiliates, directors, officers, employees or agents shall be under any liability for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture, or for errors in judgment; provided, however, that this provision shall not protect the Advancing Agent or any such person against liability to the Issuer or Securityholders for any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Advancing Agent and any director, officer, employee or agent of the Advancing Agent may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Advancing Agent and any director, officer, employee or agent of the Advancing Agent shall be indemnified by the Issuer pursuant to the priorities set forth in Section 11.1(a) and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Indenture or the Secured Notes, other than any loss, liability or expense (i) specifically required to be borne thereby pursuant to the terms hereof or otherwise incidental to the performance of obligations and duties hereunder (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Indenture) or (ii) incurred by reason of any breach of a representation, warranty or covenant made herein, any misfeasance, bad faith or negligence in the performance of or negligent disregard of, obligations or duties hereunder or any violation of any state or federal securities law.

Section 18.4. Representations and Warranties of the Advancing Agent.

The Advancing Agent represents and warrants that:

(a) the Advancing Agent (i) has been duly organized, is validly existing and is in compliance with the laws of the United States of America, (ii) has full power and authority to own the Advancing Agent’s assets and to transact the business in which it is currently engaged, and (iii) is duly qualified and in good standing under the laws of each jurisdiction where the Advancing Agent’s ownership or lease of property or the conduct of the Advancing Agent’s business requires, or the performance of this Indenture would require, such qualification, except for failures to be so qualified that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Advancing Agent or the ability of the Advancing Agent to perform its obligations under, or on the validity or enforceability of, the provisions of this Indenture applicable to the Advancing Agent;

(b) the Advancing Agent has full power and authority to execute, deliver and perform this Indenture; this Indenture has been duly authorized, executed and delivered by the Advancing Agent and constitutes a legal, valid and binding agreement of the Advancing Agent, enforceable against it in accordance with the terms hereof, except that the enforceability hereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c) neither the execution and delivery of this Indenture nor the performance by the Advancing Agent of its duties hereunder conflicts with or will violate or result in a breach or violation of any of the terms or provisions of, or constitutes a default under: (i) the articles of association or by-laws of the Advancing Agent, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Advancing Agent is a party or is bound or (iii) any law, decree, order, rule or regulation applicable to the Advancing Agent of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having jurisdiction over the Advancing Agent or its properties, and which would have, in the case of any of (i), (ii) or (iii) of this subsection (c), either individually or in the aggregate, a material adverse effect on the business, operations, assets or financial condition of the Advancing Agent or the ability of the Advancing Agent to perform its obligations under this Indenture;

(d) no litigation is pending or, to the best of the Advancing Agent’s knowledge, threatened, against the Advancing Agent that would materially and adversely affect the execution, delivery or enforceability of this Indenture or the ability of the Advancing Agent to perform any of its obligations under this Indenture in accordance with the terms hereof; and

(e) no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by the Advancing Agent of its duties hereunder, except such as have been duly made or obtained.

Section 18.5. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Advancing Agent and no appointment of a successor Advancing Agent pursuant to this Article 18 shall become effective until the acceptance of appointment by the successor Advancing Agent under Section 18.6.

(b) The Advancing Agent may resign at any time by giving written notice thereof to the Issuer, the Co-Issuer, the Trustee, the Collateral Manager, each Hedge Counterparty, the Securityholders and each Rating Agency.

(c) The Advancing Agent may be removed at any time by holders of 66-2/3% of the par value of the Preferred Shares upon written notice delivered to the Trustee, the Advancing Agent and to the Issuer and the Co-Issuer, and must be removed by the Collateral Manager if at any time the long term debt obligations of both the Advancing Agent and the Trustee is rated less than “A” by S&P; provided, that if an entity rated at least “A” by S&P agrees to assume the obligations of the back-up advancing agent hereunder, then the Collateral Manager shall not be obligated to remove the Advancing Agent. In addition, the Advancing Agent may be removed at any time by the Trustee if the Advancing Agent fails to make any Interest Advance it is required to make pursuant to Section 10.5 hereof.

(d) If the Advancing Agent shall resign or be removed, upon receiving such notice of resignation or removal, the Issuer and the Co-Issuer shall promptly appoint a successor advancing agent by written instrument, in duplicate, executed by an Authorized Officer of the Issuer and an Authorized Officer of the Co-Issuer, one copy of which shall be delivered to the Advancing Agent so resigning and one copy to the successor Advancing Agent, together with a copy to each Securityholder, the Trustee, each Hedge Counterparty and the Collateral Manager; provided, that such successor Advancing Agent shall be appointed only subject to satisfaction of the Rating Agency Condition and upon the written consent of a Majority of the Preferred Shares. If no successor Advancing Agent shall have been appointed and an instrument of acceptance by a successor Advancing Agent shall not have been delivered to the Advancing Agent within 30 days after the giving of such notice of resignation, the resigning Advancing Agent, the Trustee or any Holder of a Preferred Share, on behalf of himself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Advancing Agent. Notwithstanding the foregoing, if the Advancing Agent is removed by the Trustee pursuant to the last sentence of Section 18.5(c) above, the Trustee shall promptly appoint a successor advancing agent; provided, that such successor Advancing Agent shall be appointed subject to the satisfaction of the Rating Agency Condition.

(e) The Issuer and the Co-Issuer shall give prompt notice of each resignation and each removal of the Advancing Agent and each appointment of a successor Advancing Agent by mailing written notice of such event by first class mail, postage prepaid, to each Rating Agency, each Hedge Counterparty and to the Holders of the Secured Notes as their names and addresses appear in the Notes Register.

(f) No resignation or removal of the Advancing Agent and no appointment of a Successor Advancing Agent shall become effective until the acceptance of appointment by the Successor Advancing Agent.

Section 18.6. Acceptance of Appointment by Successor Advancing Agent.

(a) Every successor Advancing Agent appointed hereunder shall execute, acknowledge and deliver to the Issuer, the Co-Issuer, each Hedge Counterparty, the Collateral Manager, the Trustee and the retiring Advancing Agent an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Advancing Agent shall become effective and such successor Advancing Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Advancing Agent.

(b) No appointment of a successor Advancing Agent shall become effective unless each Rating Agency has confirmed in writing that the employment of such successor would not adversely affect the rating on the Secured Notes.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Indenture as of the day and year first above written.

Executed as a Deed

CAPLEASE CDO 2005-1, LTD., as Issuer

By     /s/Michael J. Heneghan
Name: Michael J. Heneghan
Title: Senior Vice President

Witness:

/s/ Todd Gately

CAPLEASE CDO 2005-1 CORP.,
as Co-Issuer

By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: President

CAPLEASE INVESTMENT MANAGEMENT, LLC,
as Advancing Agent

By: /s/ Michael J. Heneghan
Name: Michael J. Heneghan
Title: Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION,

solely as Trustee, Paying Agent, Calculation Agent, Transfer Agent, Custodial Securities Intermediary and Notes Registrar and not in its individual capacity

By: /s/ Koren Sumser
Name: Koren Sumser
Title: First Vice President